As filed with the Securities and Exchange Commission on June 13, 2007

Registration No. 333-141572

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BCSB Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	6035	To Be Applied For
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

4111 East Joppa Road, Suite 300

Baltimore, Maryland 21236

(410) 256-5000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Joseph J. Bouffard

President and Chief Executive Officer

BCSB Bancorp, Inc.

4111 East Joppa Road, Suite 300

Baltimore, Maryland 21236

(410) 256-5000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Gary R. Bronstein, Esquire	Robert Pomerenk, Esquire
Joel E. Rappoport, Esquire	Luse Gorman Pomerenck & Schick, P.C.
Muldoon Murphy & Aguggia LLP	5335 Wisconsin Avenue, NW
5101 Wisconsin Avenue, NW	Suite 4000
Washington, DC 20016	Washington, DC 20015
(202) 362-0840	(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Calculation of Registration Fee
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock no par value	9,789,278 Shares	$10.00	$97,892,780	(2)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	The registration fee of $3,198 was previously paid upon the initial filing of the Form S-1 on March 26, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

[LOGO]

BCSB Bancorp, Inc.

Up to 5,405,000 Shares of Common Stock

BCSB Bancorp, Inc. is offering common stock for sale in connection with the conversion of Baltimore County Savings Bank, M.H.C. into the stock form. The shares we are offering represent the ownership interest in BCSB Bankcorp, Inc. now owned by Baltimore County Savings Bank, M.H.C. The existing publicly held shares of BCSB Bankcorp representing the remaining interest in BCSB Bankcorp will be exchanged for shares of common stock of BCSB Bancorp. We intend to have our common stock listed for trading on the Nasdaq Global Market under the symbol “BCSB.” We cannot complete the conversion and the related offering unless we receive Office of Thrift Supervision approval of the conversion and offering and our plan of conversion and reorganization is approved by BCSB Bankcorp, Inc.’s stockholders and the members of Baltimore County Savings Bank, M.H.C.

If you are or were a depositor or a borrower of Baltimore County Savings Bank, F.S.B.:

•	You may have priority rights to purchase shares of common stock.

If you are currently a stockholder of BCSB Bankcorp and remain a stockholder on the closing date of the conversion:

•	Each of your shares will be exchanged for between 1.0632 and 1.4384 shares of BCSB Bancorp.
•	Your percentage ownership interest will be nearly equivalent to your current percentage ownership interest in BCSB Bankcorp.

If you fit neither of the categories above, but are interested in purchasing shares of our common stock:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

We are offering up to 5,405,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 3,995,000 shares to complete the offering. If, as a result of regulatory conditions, demand for the shares or changes in market conditions, the independent appraiser determines that our market value has increased, we may sell up to 6,215,750 shares without giving you further notice or the opportunity to change or cancel your order. The offering is expected to terminate at     :                     .m., Eastern time, on [EXPIRATION DATE]. We may extend this termination date without notice to you until [EXTENSION DATE], unless the Office of Thrift Supervision approves a later date, which will not be beyond [EXPIRATION DATE].

Sandler O’Neill & Partners, L.P. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.

The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [EXTENSION DATE]. If the offering is extended beyond [EXTENSION DATE], subscribers will have the right to modify or rescind their purchase orders. All subscriptions received will be held in an escrow account at Baltimore County Savings Bank, F.S.B. or, in our discretion, at another insured depository institution, and will earn interest at our passbook rate, which is currently .50% per annum. If we terminate the offering, or if we extend the offering beyond [EXTENSION DATE] and you do not confirm your order, we will return your funds promptly, in full and with interest at our passbook rate.

We expect our directors and executive officers, together with their associates, to subscribe for 51,500 shares, which equals 1.1% of the shares offered at the midpoint of the offering range. Our directors and executive officers are purchasing shares for investment and not resale. Following the conversion, our directors and executive officers, together with their associates, are expected to beneficially own 390,599 shares of common stock, including 92,871 exercisable options, as adjusted for the exchange ratio, or 5.2%, of our outstanding common stock if shares are sold at the midpoint of the offering range and all options are exercised.

This investment involves a degree of risk, including the possible loss of principal.

Please read “ Risk Factors” beginning on page     .

OFFERING SUMMARY

Price	Per Share: $10.00

	Minimum	Maximum	Maximum, As Adjusted
Number of shares	3,995,000	5,405,000	6,215,750
Gross offering proceeds	$39,950,000	$54,050,000	$62,157,500
Estimated offering expenses, excluding selling agent fees and expenses	$1,000,000	$1,000,000	$1,000,000
Selling agent fees and expenses (1)	$1,682,000	$2,277,000	$2,620,000
Estimated net proceeds	$37,268,000	$50,773,000	$58,538,000
Estimated net proceeds per share	$9.33	$9.39	$9.42

(1)	See “The Conversion—Plan of Distribution and Marketing Arrangements” at page for a discussion of Sandler O’Neill & Partners, L.P.’s compensation for this offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2007.

[Map of Maryland showing office locations of

Baltimore County Savings Bank, F.S.B. appears here]

Summary

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the conversion fully, you should read this entire document carefully. In certain instances where appropriate, the terms “we,” “us” and “our” refer to BCSB Bancorp, Inc., BCSB Bankcorp, Inc., Baltimore County Savings Bank, M.H.C. and/or Baltimore County Savings Bank, F.S.B., as appropriate. For assistance, please contact our conversion center at (410) 248-1196.

The Companies

Baltimore County Savings Bank, M.H.C.

4111 E. Joppa Road

Baltimore, Maryland 21236

(410) 256-5000

Baltimore County Savings Bank, M.H.C. is the federally chartered mutual holding company parent of Baltimore County Savings Bank, F.S.B. Baltimore County Savings Bank, M.H.C.’s principal activity is the ownership of 3,754,960 shares of the common stock of BCSB Bankcorp, Inc. At the conclusion of the conversion, Baltimore County Savings Bank, M.H.C. will no longer exist.

BCSB Bancorp, Inc.

4111 E. Joppa Road

Baltimore, Maryland 21236

(410) 256-5000

This offering is made by BCSB Bancorp. BCSB Bancorp is a new Maryland-chartered corporation. Baltimore County Savings Bank recently formed BCSB Bancorp to be its new stock holding company. To date, BCSB Bancorp has only conducted organizational activities. After the conversion, BCSB Bancorp will own all of Baltimore County Savings Bank’s capital stock and will direct, plan and coordinate Baltimore County Savings Bank’s business activities. In the future, BCSB Bancorp might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

BCSB Bankcorp, Inc.

4111 E. Joppa Road

Baltimore, Maryland 21236

(410) 256-5000

BCSB Bankcorp is a federally chartered mid-tier stock holding company that was formed in 1998. Currently BCSB Bankcorp owns all of Baltimore County Savings Bank’s capital stock and directs, plans and coordinates Baltimore County Savings Bank’s business activities. BCSB Bankcorp has 5,915,243 issued and outstanding shares of common stock. Baltimore County Savings Bank, M.H.C. owns 3,754,960 shares, representing 63.5% of the outstanding common stock, and the remaining 2,160,283 shares are held by the public. At March 31, 2007, BCSB Bankcorp had total assets of $726.4 million, deposits of $591.7 million and total stockholders’ equity of $34.4 million.

Our net income has decreased in recent years. Net income was $1.7 million, $1.3 million, $885,000 and $601,000 for the years ended September 30, 2002, 2003, 2004 and 2005, respectively. We had a net loss of $7.4 million for the year ended September 30, 2006 and net losses of $5,000 and $3.2 million for the six months ended March 31, 2006 and 2007, respectively. At March 31, 2007, we had net loans receivable of $455.4 million, which included single-family residential loans, single-family rental property loans, commercial real estate loans, construction loans and commercial lines of credit, totaling $210.1 million, $31.8 million, $114.1 million, $35.7 million and $14.3 million, respectively, representing 44.5%, 6.7%, 24.2%, 7.6% and 3.0%, respectively, of our gross loan portfolio. Our deposits consist primarily of certificates of deposit, passbook savings deposits, NOW accounts and money market deposit accounts, which totaled $421.1 million, $90.4 million, $62.1 million and $18.0 million, respectively, at March 31, 2007 representing 71.2%, 15.3%, 10.5% and 3.0%, respectively, of total deposits at that date. At March 31, 2007, $127.7 million of our certificates of deposit, representing 21.6% of total deposits, had balances of more than $100,000.

Baltimore County Savings Bank, F.S.B.

4111 E. Joppa Road

Baltimore, Maryland 21236

(410) 256-5000

Baltimore County Savings Bank, F.S.B. is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area, which consists of the Baltimore Metropolitan Area. Baltimore County Savings Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, its primary federal regulator, and the Federal Deposit Insurance Corporation, its deposit insurer. We attract deposits from the general public and invest these funds in loans secured by first mortgages on owner-occupied, single-family residences in our market area and other real estate loans consisting of commercial real estate loans, construction loans and single-family rental property loans. To a lesser extent, we originate consumer loans and commercial loans. We derive our income primarily from interest earned on these loans, and to a lesser extent, interest earned on investment securities and mortgage-backed securities. We operate out of our main office in Baltimore County, Maryland and 18 branch offices in Baltimore County, Harford County and Howard County and Baltimore City in Maryland.

Supervisory Agreement and Other Commitments (page         )

The Office of Thrift Supervision had developed concerns with the Bank’s record of compliance with the Bank Secrecy Act with regard to the implantation of systems for an internal risk assessment and upgraded monitoring as proscribed by Interagency guidance issued on April 26, 2005. The Office of Thrift Supervision also expressed concern with regard to Baltimore County Savings Bank’s methodology to confirm adequate flood insurance for complex condominium units covered by blanket insurance policies, written guidelines as to what factors are to be used when determining whether to grant an exception to Baltimore County Savings Bank’s underwriting criteria for approving motor vehicle loans obtained through dealer referrals and, the need to develop a comprehensive three-year business plan to address the need to improve weak operating performance, manage growth, maintain a satisfactory capital position and mitigate the erosion of cash resources.

On December 8, 2005, Baltimore County Savings Bank entered into a Supervisory Agreement with the Office of Thrift Supervision. Pursuant to the terms of the Supervisory Agreement, we agreed as follows:

•	To take all necessary and appropriate actions to comply with the Bank Secrecy Act and the Flood Disaster Protection Act and applicable regulations under these acts.

•

Within 60 days, to prepare, adopt and submit for review and approval by the Office of Thrift Supervision a comprehensive three year business plan that considers our existing operations, business strategies, current market conditions, local demographics, earnings, available resources and existing capital levels. We must implement the business plan as approved by the Office of Thrift Supervision, and any material modifications to the business plan must be submitted to the Office of Thrift Supervision 45 days prior to implementation.

•

To review and revise as necessary our written policy for compliance with the Bank Secrecy Act laws and regulations. In amending the Bank Secrecy Act compliance program, the Board of Directors must: (i) review and revise as necessary our written methodology for assigning risk levels; (ii) strengthen our customer identification program; (iii) review and revise as necessary our written internal controls, due diligence processes and oversight and monitoring procedures; (iv) strengthen our currency transaction reporting procedures; (v) review and revise as necessary our specific review procedures to ensure the accurate completion and timely filing of all currency transaction reports; and (vi) strengthen Baltimore County Savings Bank’s independent testing of Bank Secrecy Act compliance. The Board also must review our Bank Secrecy Act compliance program on an annual basis to assess its adequacy and compliance with applicable Bank Secrecy Act laws and regulations and, within 60 days, review and revise our policies and procedures for conducting annual independent testing of our Bank Secrecy Act compliance program.

•

To review and amend as necessary our Flood Disaster Protection Act policy and procedures to ensure that appropriate flood insurance, if required, is obtained and maintained for all properties securing a loan from us. We also must ensure that our personnel receive appropriate training and periodically review our compliance with the Flood Disaster Protection Act policy.

•	To review and revise as necessary our written indirect automobile loan underwriting policies and procedures to strengthen and improve our automobile underwriting and approval process.

The Supervisory Agreement will remain in effect until terminated, modified, or suspended in writing by the Office of Thrift Supervision. We believe we have fully adopted and implemented the various plans, policies and procedures required by the Supervisory Agreement.

Given the declining yield on the indirect automobile lending program and the required loss reserves, in 2005 we made the decision to end our indirect automobile lending program. The portfolio balances for the indirect automobile lending program have decreased from $65.9 million at December 31, 2005 to $30.9 million at March 31, 2007, since this measure. As part of our application for conversion, we filed an amended business plan with the Office of Thrift Supervision on March 27, 2007 to take into account the conversion, the suspension of dividends, a balance sheet restructuring and certain losses from a check-kiting scheme that made the original business plan obsolete. The Office of Thrift Supervision approved our application for conversion on                         , 2007 and raised no objection to our amended business plan.

In addition to the Supervisory Agreement, we have made certain other commitments to the Office of Thrift Supervision. These commitments are as follows:

•	Baltimore County Savings Bank will not pay any dividend to BCSB Bankcorp or to Baltimore County Savings Bank, M.H.C. without the prior written approval of the Office of Thrift Supervision.

•	BCSB Bankcorp will not declare or pay any dividends, nor will it incur any debt, without the prior written approval of the Office of Thrift Supervision.

•	Our Board of Directors will revise our internal control policies and procedures related to higher risk accounts in accordance with our Bank Secrecy Act compliance program.

While we believe we are in compliance with the terms of the Supervisory Agreement and our additional commitments, a failure to comply with the Supervisory Agreement and our additional commitments could result in the initiation of further enforcement action by the Office of Thrift Supervision, including the imposition of civil monetary penalties. We have incurred significant additional regulatory compliance expense in connection with the Supervisory Agreement and our additional commitments. Through March 31, 2007, we estimate that we have incurred approximately $190,000 in costs as a result of addressing issues included in the Supervisory Agreement. However, regulatory compliance expense attributable to the Supervisory Agreement and our additional commitments is not anticipated to have a material financial impact on us in the future, except that, if we are unable to complete this offering, BCSB Bankcorp’s commitment not to incur debt, and Baltimore County Savings Bank’s commitment not to pay a dividend to BCSB Bankcorp, without prior Office of Thrift Supervision approval, could adversely affect our ability to meet our obligations under our trust preferred securities. For further information, see “Risk Factors—Risks Related to Our Business—We are subject to the restrictions and conditions of a Supervisory Agreement with, and other commitments have made to, the Office of Thrift Supervision. Failure to comply with the Supervisory Agreement could result in additional enforcement action against us, including the imposition of monetary penalties, and could adversely affect our ability to meet our obligations under our trust preferred securities. “ and “Regulation and Supervision.”

Our Business Strategy (page         )

Our President resigned in July 2006, at which time Mr. David M. Meadows, our current Executive Vice President, General Counsel and Secretary, was named President and Chief Executive Officer on an interim basis while the Board of Directors conducted a search for a permanent President and Chief Executive Officer. Effective November 27, 2006, Mr. Joseph J. Bouffard was named President and Chief Executive Officer of BCSB Bankcorp and Baltimore County Savings Bank. Under Mr. Bouffard’s leadership, we identified several operational challenges and a business strategy to address those challenges.

We are currently faced with several operational challenges that, if not addressed, will hinder our ability to generate competitive returns. These challenges consist of the following:

•

Supervisory Agreement - Presently, we are operating under a Supervisory Agreement with the Office of Thrift Supervision. While we believe we have complied with the provisions of the Supervisory Agreement, we continue to devote significant management resources to ensuring that we comply with all the substantive and procedural requirements of the Agreement and we cannot predict whether the Office of Thrift Supervision will terminate the Supervisory Agreement.

•

Limited cash at our holding company - As of March 31, 2007, we had $23.2 million in outstanding trust preferred securities obligations. $12.9 million of these securities carried an adjustable interest rate equal to the London Interbank Offered Rate, known as LIBOR, plus a margin of 365 basis points, and the remaining $10.3 million of these securities carried an adjustable interest rate equal to LIBOR plus a margin of 300 basis points, which amounted to 9.0% and 8.4%, respectively, at March 31, 2007 Pursuant to these instruments, BCSB Bankcorp makes quarterly interest payments, which payments totaled $1.0 million during the six months ended March 31, 2007 We anticipate that we will use $12.5 million of the net proceeds retained by BCSB Bancorp in this offering to redeem an issuance of trust preferred securities.

At March 31, 2007, BCSB Bankcorp had cash and other liquid assets totaling $4.3 million at the holding company level. Assuming that (i) interest rates remain stable and (ii) there are no other changes in BCSB Bankcorp’s ongoing holding company level expenses, we estimate that, absent cash dividends from Baltimore County Savings Bank or the completion of the conversion, BCSB Bankcorp would deplete its liquid assets in early 2009. BCSB Bankcorp would deplete its liquid assets even sooner should LIBOR increase, thereby increasing the interest rate on BCSB Bankcorp’s trust preferred securities obligations. In order to conserve liquid assets at the holding company level, at its November 29, 2006 meeting, the Board of Directors voted to suspend BCSB Bankcorp’s cash dividend payments to its stockholders and agreed with the Office of Thrift Supervision not to make further dividend payments without prior Office of Thrift Supervision approval. Nevertheless, if Baltimore County Savings Bank is unable to generate earnings to support future dividend payments to BCSB Bankcorp, or if Baltimore County Savings Bank is otherwise limited in its ability to pay dividends to BCSB Bankcorp, in amounts sufficient to meet BCSB Bankcorp’s debt service obligations, and BCSB Bankcorp is unable to raise additional capital, BCSB Bankcorp could at some point in the future default on its trust preferred securities obligations. In such event, the holders of the trust preferred securities could require immediate redemption of such securities, which could cause BCSB Bankcorp to suffer a significant decline in capital.

If the offering is completed, we expect to use $12.5 million of the net proceeds retained by BCSB Bancorp to redeem an outstanding issuance of trust preferred securities, thereby reducing our annual interest payments on junior subordinated debentures to $861,000 based on the rate paid on those securities at March 31, 2007. In addition, the cash we maintain at BCSB Bancorp will increase by between $4.1 million and $13.6 million as a result of the offering, after repayment of $12.5 million of trust preferred securities. As a result, if the offering is completed, and assuming that interest rates remain stable and there are no other changes in BCSB Bancorp’s ongoing holding company level expenses, we estimate that, absent cash dividends from Baltimore County Savings Bank, BCSB Bancorp would not deplete its liquid assets for at least five years.

•

Low Interest Rate Spread - For the six months ended March 31, 2007 and the year ended September 30, 2006, our interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, was 1.69% and 1.96%, respectively. Our low interest rate spread reflects the composition of our balance sheet and the fact that in recent years, short-term market interest rates, which are used as a guide to price our deposits, have increased, while longer-term market interest rates, which are used as a guide to price our longer-term loans, have not increased as rapidly. At March 31, 2007, we had total mortgage-backed securities of $57.5 million, of which $57.5 million were available for sale and carried an average yield of 5.33%. In addition, at March 31, 2007 we had $50.0 million in Federal Home Loan Bank advances with an average cost of 4.71%.

With the addition of a new President and Chief Executive Officer, we have identified three long-term goals we will seek to achieve. These goals are intended to allow us to overcome the challenges outlined above, and are as follows:

•

Work to Achieve Office of Thrift Supervision Termination of the Supervisory Agreement - We will seek to demonstrate to the Office of Thrift Supervision that we have fully complied with the requirements of the Supervisory Agreement and that the Office of Thrift Supervision may terminate the Supervisory Agreement, although we cannot predict whether or when the Office of Thrift Supervision will terminate the Supervisory Agreement. If we are successful, we can return to a more typical level of regulatory oversight and redirect management resources from Supervisory Agreement compliance to operational matters.

•

Raise Capital - We believe that the additional capital we raise in the conversion will provide us with a sound financial foundation that will help us to achieve our first strategic goal of seeking Office of Thrift Supervision termination of the Supervisory Agreement and our third strategic goal, described below, of improving income. In addition, additional capital will eliminate the existing risk of our potential inability to meet our obligations under our outstanding trust preferred securities.

•

Improve Income - We had net losses of $3.2 and $7.4 million during the six months ended March 31, 2007 and the year ended September 30, 2006, respectively. We had net income of $601,000 and $885,000 during the years ended September 30, 2005 and 2004, respectively. Significantly contributing to our operating loss during the year ended September 30, 2006 was a $6.9 million loss, after taxes, we incurred in a check-kiting scheme. For further information regarding the check-kiting scheme, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Check-Kiting Losses” and “Risk Factors—Risks Related to Our Business—We do not expect to recover all of our losses from a recent check kiting scheme, and our recovery efforts are expected to take a long period of time and may result in further expenses or litigation.” We have developed a long-term strategic plan to increase income. Our strategic plan consists of the following initiatives:

•

Transformation of the Balance Sheet – We are in the process of transforming our balance sheet by emphasizing assets and liabilities that allow us to increase our net interest margin while reducing exposure to risk from interest rate fluctuations. We will accomplish this transformation with short-term and long-term initiatives.

In the short-term, we recently announced and began executing an initiative to restructure our balance sheet as follows:

•

We sold approximately $174 million of mortgage-backed securities and investment securities with an average yield of 3.51%. We used $73.0 million of the proceeds from these sales to prepay Federal Home Loan Bank advances with an average cost of 4.97%. The remainder of the proceeds from the sale of mortgage-backed securities and investment securities initially will be invested in overnight deposits with the Federal Home Loan Bank of Atlanta and used, over time, to fund outflows of certificate of deposit accounts we expect to occur as we reduce our rates on certificates of deposit in an effort to reduce our use of certificates of deposit as a funding source.

•

We sold $35.3 million of mutual funds and plan to sell 47.7 million fixed-rate, performing single-family mortgage loans with a weighted average yield of 5.11% and a weighted average remaining term to maturity of 119 months. Approximately 75% of the proceeds from these sales were used to purchase investment securities with an anticipated approximate yield of 5.55%. We will use the remaining proceeds from the sale of single-family mortgage loans to originate commercial mortgage loans as opportunities to do so become available.

As a result of this balance sheet restructuring, we expect to increase our interest rate spread, reduce our exposure to risks of interest rate fluctuations and increase our capital ratios. In connection with this balance sheet restructuring, we incurred an after-tax charge to income of $4.9 million during the three months ending March 31, 2007. At March 31, 2007, we had $421.1 million in certificates of deposit, representing 71.2% of total deposits at that date. Of that amount, $127.7 million, representing 21.6% of total deposits, had balances of more than $100,000, known as jumbo certificates of deposit. With an average cost of 4.88%, these jumbo certificates of deposit were our highest cost deposits. $79.3 million of our jumbo certificates of deposit mature within 12 months of March 31, 2007. Our experience has been that many of our customers that hold large balance certificates of deposit have no other customer relationships with us and are not among our most profitable customers. As we reduce our rates on certificates of deposit, we believe we will reduce our outstanding balance of high cost certificates of deposit as these customers move their certificates of deposit to other banks offering higher rates and thereby reduce our average cost of funds.

This balance sheet restructuring will reduce our assets and liabilities by approximately $174 million. Pursuant to the restructuring we decreased and will continue to decrease assets and liabilities where the cost of the liabilities exceeded the yield on the assets. We presently do not contemplate any further balance sheet reduction, unless we ultimately decide to sell or close one or more branches in connection with our branch review process described below.

The restructuring of our balance sheet is intended to reduce interest rate risk, improve interest rate margins and enhance our capital ratios. There were no known credit issues with any of the assets that were sold. The losses associated with the assets sold as a result of the restructuring were generally a reflection of the assets’ yield in the current interest rate environment. Our recent analysis indicated that without taking this action, net interest margins and net income would decline in future periods. We believe that the balance sheet restructuring, combined with the proceeds from the offering discussed in this prospectus, will improve profitability going forward, although we may not be successful in achieving improved earnings. The decision to execute the restructuring occurred on March 21, 2007 and was only considered after our Board of Directors approved the Plan of Conversion and Reorganization on February 14, 2007.

In addition to the balance sheet restructuring, over the long term, we will seek to gradually increase our investment in high quality, commercial real estate loans and commercial business loans, while reducing our current concentrations in single-family mortgage loans and mortgage-backed securities. Commercial real estate loans and commercial business loans generally have higher yields than single-family mortgage loans and mortgage-backed securities and tend to have shorter terms to maturity or adjustable interest rates. In the short term, we will fund commercial real estate and commercial business loan originations from the cash flow from our investment and mortgage-backed securities portfolio.

At March 31, 2007, single-family residential loans, single-family rental property loans, commercial real estate loans, construction loans and commercial lines of credit represented 44.5%, 6.7%, 24.2%, 7.6% and 3.0%, respectively, of our gross loan portfolio. Gradually over the next few years, we will seek to gradually increase commercial real estate loans and commercial business loans.

Commercial real estate and commercial business loans provide us with the opportunity to earn more income because they tend to have higher interest rates than residential mortgage loans. In addition, these loans are beneficial for interest rate risk management because they typically have shorter terms and adjustable interest rates. There are many commercial properties and businesses located in our market area, and with the additional capital raised in the offering we intend to pursue the larger lending relationships associated with these opportunities. To assist us in our efforts to increase commercial real estate and commercial business lending, we will seek to add expertise in our commercial loan department through the hiring of experienced personnel, although we may not be able to attract qualified loan personnel.

We expect to receive net proceeds from our offering of between $39.7 million and $62.3 million, of which between $19.9 million and $31.2 million will be contributed to Baltimore County Savings Bank. We expect to use $12.5 million of the net proceeds retained by BCSB Bancorp to redeem an issuance of outstanding trust preferred securities. Initially, we will invest the remaining net proceeds from the offering in US government and agency securities, which generally earn yields below those available on loans. We originated $129.5 million in loans during the year ended September 30, 2006, and we anticipate that within the first year following the offering we will be able to reinvest the proceeds we contribute to Baltimore County Savings Bank into loans.

With respect to liabilities, our strategy is to emphasize transaction and money market accounts, while decreasing our reliance on certificates of deposit. We value transaction and money market accounts because they represent longer-term customer relationships and a lower cost of funding compared to longer-term certificates of deposit that we have traditionally relied on for our funding. We will seek transaction and money market deposits through competitive products and pricing and targeted advertising. In addition, we intend to expand our current line of business-related accounts for our commercial customers. We also hope to increase core deposits by better utilizing our branch network.

•

Increase Noninterest Income – Our Board of Directors has directed management to identify opportunities within the organization to generate increased noninterest income. We will seek to capitalize on our existing branch network by developing additional products and/or services to offer our existing customers, although, with the exception of overdraft privileges on checking accounts, no specific new products or services have been made available to customers at this time.

•

Top to Bottom Review of Branch Network – We believe that our extensive network of 18 branches in Baltimore, Harford and Howard Counties and Baltimore City is a strength of our institution. We are in the process of undertaking a complete review of all of our branches to ensure that we maximize the potential profitability we can generate from this network. We are considering whether any of our facilities need structural improvements and determining whether we have the appropriate personnel in each branch to best take advantage of our opportunities. We are also analyzing whether any branches should be sold, closed or relocated.

•

Continued Expense Control – In recent years, management has achieved success in reducing our noninterest expenses such as decreases in personnel cost. Our Board of Directors will continue to make it a management priority to identify cost savings opportunities throughout all phases of our operations.

The Conversion

Description of the Conversion (page         )

In June 1998, Baltimore County Savings Bank reorganized into a stock savings bank with a mutual holding company structure. As a part of that reorganization, BCSB Bankcorp, Baltimore County Savings Bank’s parent, sold 37.4% of its common stock in a subscription offering and issued 1.6% of its common stock to the Baltimore County Savings Bank Foundation, Inc. The majority of BCSB Bankcorp’s outstanding shares were retained by Baltimore County Savings Bank, M.H.C. Our current ownership structure is as follows:

The “second-step” conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of Baltimore County Savings Bank’s stock will be owned by BCSB Bancorp, and all of BCSB Bancorp’s stock will be owned by the public and our employee stock ownership plan. Upon completion of the conversion and offering, BCSB Bankcorp and Baltimore County Savings Bank, M.H.C. will cease to exist.

After the conversion, our ownership structure will be as follows:

As part of the conversion, we are offering for sale common stock representing the majority ownership interest of BCSB Bankcorp that is currently held by Baltimore County Savings Bank, M.H.C. At the conclusion of the conversion, existing public stockholders of BCSB Bankcorp will receive new shares of common stock of the new Maryland-chartered holding company in exchange for their existing shares of common stock of BCSB Bankcorp.

The normal business operations of Baltimore County Savings Bank will continue without interruption during the conversion, and the same officers and directors who currently serve Baltimore County Savings Bank in the mutual holding company structure will serve the new holding company and Baltimore County Savings Bank in the fully converted stock form.

Conditions to Completing the Conversion

We are conducting the conversion under the terms of our plan of conversion and reorganization. We cannot complete the conversion and related offering unless:

•

the plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of Baltimore County Savings Bank, M.H.C. (depositors and certain borrowers of Baltimore County Savings Bank);

•	the plan of conversion and reorganization is approved by at least two-thirds of the outstanding shares of BCSB Bankcorp, including shares held by Baltimore County Savings Bank, M.H.C.;

•	the plan of conversion and reorganization is approved by at least a majority of the outstanding shares of BCSB Bankcorp common stock held by persons other than Baltimore County Savings Bank, M.H.C.;

•	we sell at least the minimum number of shares offered; and

•	we receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

Reasons for the Conversion (page         )

Our primary reasons for the conversion are to:

•	increase our capital, which will make us stronger, help increase income and ensure that we meet out obligations under our outstanding trust preferred securities;

•	support future lending and operational growth and/or the acquisition of other financial institutions or financial services companies or their assets;

•	structure our business in a form that will provide access to the capital markets;

•	enhance our ability to attract and retain qualified directors and management through stock-based compensation plans; and

•	create a more liquid and active market than currently exists for BCSB Bankcorp’s common stock.

We do not currently have any specific plans or arrangements for further expansion or any specific acquisition plans.

The Exchange of Existing Shares of BCSB Bankcorp Common Stock (page         )

As a stockholder of BCSB Bankcorp, your existing shares will be cancelled and exchanged for shares of BCSB Bancorp. The number of shares you will receive will be based on an exchange ratio determined as of the closing of the conversion, which will depend upon the final appraised value of BCSB Bancorp. The exchange ratio will be determined based on the number of shares sold in the offering and will be calculated so that the stockholders of

BCSB Bankcorp will own the same percentage of BCSB Bancorp’s outstanding common stock as they currently own of BCSB Bankcorp’s outstanding common stock. The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of 100 shares of BCSB Bankcorp common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering		Shares to be Exchanged for Existing Shares of BCSB Bankcorp		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Shares to be Received for 100 Existing BCSB Bankcorp Shares (1)
	Amount	Percent	Amount	Percent
Minimum	3,995,000	63.5%	2,296,786	36.5%	6,291,786	1.0632	106
Midpoint	4,700,000	63.5	2,702,101	36.5	7,402,101	1.2508	125
Maximum	5,405,000	63.5	3,107,416	36.5	8,512,416	1.4384	144
15% Above Maximum	6,215,750	63.5	3,573,528	36.5	9,789,278	1.6542	165

(1)	Cash will be paid instead of issuing any fractional shares.

If you hold shares of BCSB Bankcorp with a bank or broker in “street name,” you do not need to take any action to exchange the shares. If you are the record holder of BCSB Bankcorp shares, you will receive a transmittal form with instructions to surrender stock certificates after the conversion and offering are completed. New certificates of common stock will be mailed to you after the exchange agent receives a properly executed transmittal form and certificates.

No fractional shares of BCSB Bancorp common stock will be issued in the conversion. For each fractional share that would otherwise be issued, we will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price.

Reduced Stockholder Rights (page         )

As a result of the conversion, existing stockholders of BCSB Bankcorp will become stockholders of BCSB Bancorp. The rights of stockholders of BCSB Bancorp will be less than the rights stockholders currently have. The decrease in stockholder rights results from differences between the articles of incorporation and bylaws of BCSB Bancorp and the charter and bylaws of BCSB Bankcorp and from distinctions between Maryland and federal law. The differences in stockholder rights under the articles of incorporation and bylaws of BCSB Bancorp are not mandated by Maryland law but have been chosen by management as being in the best interests of the corporation and all of its stockholders. However, the provisions in BCSB Bancorp’s articles of incorporation and bylaws may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult.

The differences in stockholder rights include the following:

•	approval by at least 80% of outstanding shares required to remove a director for cause;

•	a majority of stockholders required to call special meetings of stockholders;

•	only the directors being able to amend the bylaws;

•	greater lead time required for stockholders to submit business proposals or director nominations;

•	director qualifications;

•	approval by at least 80% of the outstanding shares required to amend certain provisions of the articles of incorporation; and

•	approval by at least 80% of the outstanding shares required to approve business combinations involving an interested stockholder.

Benefits of the Conversion to Management (page         )

We intend to implement the following benefit plans and employment and change in control agreements in connection with the conversion:

•

Employee Stock Ownership Plan. Our employee stock ownership plan intends to purchase in the offering a number of shares equal to 8% of the shares that will be outstanding following the conversion, less the 182,930 shares, to be adjusted for the exchange ratio, that our employee stock ownership plan purchased historically. The purchase will be funded with the proceeds of a loan from BCSB Bancorp. We expect the loan to have a 15-year term. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of participants. Allocations will be based on a participant’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The employee stock ownership plan will comply with all applicable Office of Thrift Supervision regulations.

•

Equity Incentive Plan. We intend to implement an equity incentive plan no earlier than six months after the conversion. The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. Under Office of Thrift Supervision regulations, if we implement the plan within one year following the conversion, the plan must be approved by the stockholders of BCSB Bancorp by a majority of the votes eligible to be cast. Under this plan, we may award to our employees and directors a number of stock options equal to 10% of the shares of BCSB Bancorp common stock that will be outstanding following the conversion, less the 228,660 shares, to be adjusted for the exchange ratio, that were authorized for option awards under our 1999 stock option plan. In addition, we may award to our employees and directors a number of shares of restricted stock equal to 4.0% of the shares of BCSB Bancorp common stock that will be outstanding following the conversion, less the 91,464 shares, to be adjusted for the exchange ratio, of restricted stock authorized for award under our existing management recognition plan. In the event Baltimore County Savings Bank is unable to attain a level of tangible capital of at least 10% of adjusted total assets by the time we submit our future equity incentive plan to our stockholders, we would be required to reduce the amount of shares available for awards of restricted stock under our future equity incentive plan by an amount equal to 2% of the shares of BCSB Bancorp common stock that will be outstanding immediately upon consummation of the conversion. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense if we adopt this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•

Employment and Change in Control Agreements. Baltimore County Savings Bank has entered into a three-year employment agreement with Joseph J. Bouffard, our President and Chief Executive Officer. Baltimore County Savings Bank also entered into three-year severance agreements with each of William M. Loughran, our Executive Vice President, David M. Meadows, our Executive Vice President, General Counsel and Secretary, and Bonnie M. Klein, our Senior Vice President and Treasurer, and with two other officers who are not considered executive officers. These agreements provide for severance benefits if the executive is terminated following a change in control of BCSB Bankcorp or Baltimore County Savings Bank. The conversion does not constitute a change in control under these agreements. We also intend to enter amendments to the agreements to reflect the new holding company structure and to have the holding company guarantee payments due under the agreement, if those payments are not made by Baltimore County Savings Bank. Under the agreements, if a change in control of BCSB Bancorp or Baltimore County Savings Bank occurred on January 1, 2007 and Messrs. Bouffard, Loughran and Meadows and Ms. Klein?s employment were terminated, the total cash payments due (excluding certain continuing benefit obligations) would equal approximately $1.8 million.

The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the equity incentive plan.

	Number of Shares to be Granted or			Total Estimated Value Of Grants at Maximum of Offering Range
	At Maximum of Offering Range	As a % of Common Stock to Be Issued in the Offering	As a % of Common Stock Outstanding After Conversion
				(Dollars in thousands)
Employee stock ownership plan (1)	417,866	7.73%	4.91%	$4,179
Restricted stock awards (1)	208,935	3.87	2.45	2,089
Stock options (2)	522,337	9.66	6.14	2,241

Total	1,149,138	21.26%	13.50%	$8,509

(1)	Assumes the value of BCSB Bancorp’s common stock is $10.00 per share for purposes of determining the total estimated value of the grants.
(2)	Assumes the value of a stock option is $4.29, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

Tax Consequences (page         )

As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Existing stockholders of BCSB Bankcorp who receive cash in lieu of fractional share interests in shares of BCSB Bancorp will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. Our special counsel, Muldoon Murphy & Aguggia LLP, has issued us an opinion to this effect as to federal income taxes, and our independent registered public accounting firm, Stegman & Company, has issued us an opinion to this effect as to state income taxes, which opinions are summarized on pages          through          of this prospectus.

The Offering

Purchase Price

The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering.

Number of Shares to be Sold

We are offering for sale between 3,995,000 and 5,405,000 shares of BCSB Bancorp common stock in this offering. With regulatory approval, we may increase the number of shares to be sold to 6,215,750 shares without giving you further notice or the opportunity to change or cancel your order. The Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions in connection with a request to increase the offering size.

How We Determined the Offering Range (page         )

We decided to offer between 3,995,000 and 5,405,000 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by Feldman Financial Advisors, Inc., an appraisal firm experienced in appraisals of financial institutions. Feldman Financial Advisors, Inc. will receive fees totaling $55,000 for its initial and final appraisal and, if necessary, $5,000 for any appraisal updates, plus reasonable out-of-pocket and travel expenses. Feldman Financial Advisors, Inc. estimates that as of June 1, 2007, our pro forma market value was between $62.9 million and $85.1 million, with a midpoint of $74.0 million.

In preparing its appraisal, Feldman Financial Advisors, Inc. considered the information in this prospectus, including our financial statements. Feldman Financial Advisors, Inc. also considered the following factors, among others:

•	our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area;

•	a comparative evaluation of our operating and financial statistics with those of other similarly situated publicly traded thrift holding companies;

•	the effect of the capital raised in this offering on our equity and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “tangible book value” and the ratio of the offering price to the issuer’s annual net income. Feldman Financial Advisors, Inc. considered these ratios in preparing its appraisal, among other factors. Tangible book value is the same as tangible equity and represents the difference between the issuer’s tangible assets and liabilities. Feldman Financial Advisors, Inc.’s appraisal also incorporates an analysis of a peer group of publicly traded holding companies that Feldman Financial Advisors, Inc. considered to be comparable to us. The following table presents a summary of selected pricing ratios for the peer group companies and the pricing ratios for us as presented in “Pro Forma Data” beginning on page                 .

	Pro Forma Price to Earnings Multiple	Pro Forma Price to Book Value Ratio	Pro Forma Price to Tangible Book Value Ratio
BCSB Bankcorp(1):
Minimum	N.M.	93.46	97.09
Midpoint	N.M.	101.11	104.71
Maximum	N.M.	107.53	110.99
Maximum, as adjusted	N.M.	113.90	117.23
Valuation of peer group companies as of June 1, 2007(2):
Average	28.3	116.40	126.58
Median	23.2	114.27	125.77

(1)	Based on BCSB Bankcorp’s financial data as of and for the 12 months ended March 31, 2007.
(2)	Reflects earnings for the most recent 12-month period for which data was publicly available.

The Company reported negative core earnings for the most recent twelve month period ended March 31, 2007. Thus, comparisons to peer group ratios related to core earnings are not meaningful. Compared to the median pricing ratios of the peer group, at the maximum of the offering range our stock would be priced at a discount of 5.9% to the peer group on a price-to-book basis and a discount of 11.8% to the peer group on a price-to-tangible-book basis. This means that, at the maximum of the offering range, a share of our common stock would be less expensive than the peer group based on a book value per share basis.

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the conversion.

Possible Change in Offering Range (page         )

Feldman Financial Advisors, Inc. will update its appraisal before we complete the stock offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Feldman Financial Advisors, Inc. determines that our pro forma market value has increased, we may sell up to 6,215,750 shares without further notice to you. If the pro forma market value of the common stock to be sold in the offering at that time is either below $40.0 million or above $54.1 million, then, after consulting with the Office of Thrift Supervision, we may either: (1) terminate the stock offering and promptly return all funds; (2) set a new offering range, notify all subscribers and give them the opportunity to confirm, change or cancel their orders; or (3) take such other actions as may be permitted by the Office of Thrift Supervision.

After-Market Performance of Second-Step Conversion Offerings

The following table provides information regarding the after-market performance of the “second-step” conversion offerings completed between January 1, 2003 and June 1, 2007. A “second step” conversion is a stock offering by a stock-form savings institution or its holding company that is majority-owned by a mutual holding company where the mutual holding company structure will terminate in connection with the offering. As part of its appraisal of our pro forma market value, Feldman Financial Advisors, Inc. considered the after-market performance of “second step” conversions completed between 2003 and 2007. Of the companies listed on the table below, 17 are listed on the Nasdaq, three are listed on the OTC Bulletin Board and one is listed on the American Stock Exchange.

	Appreciation From Initial Offering Price
Issuer	Date of IPO	1 Day	1 Week	1 Month	To June 1, 2007
Peoples United Financial, Inc.	04/16/07	3.8%	3.7%	(0.1)%	1.4%
Osage Bancshares, Inc.	01/18/07	(0.5)	0.0	(6.8)	(6.1)
Westfield Financial, Inc.	01/04/07	7.0	7.2	9.0	2.8
Citizens Community Bancorp, Inc.	11/01/06	(2.5)	(1.0)	(2.6)	(7.7)
Liberty Bancorp, Inc.	07/24/06	2.5	0.7	0.9	8.4
First Clover Leaf Financial Corp.	07/11/06	3.9	7.0	10.2	10.0
Monadnock Bancorp, Inc.	06/29/06	0.0	0.0	(13.8)	(15.6)
New England Bancshares, Inc.	12/29/05	6.6	7.0	7.0	27.4
American Bancorp of New Jersey, Inc.	10/06/05	1.6	(2.0)	0.1	6.8
Hudson City Bancorp, Inc.	06/07/05	9.6	10.7	15.5	31.9
First Federal of Northern Michigan Bancorp	04/01/05	(1.2)	(7.5)	(14.8)	(9.4)
Rome Bancorp, Inc.	03/30/05	3.2	(1.8)	(5.6)	24.4
Roebling Financial Corp, Inc.	10/01/04	0.0	0.0	(7.0)	22.4
DSA Financial Corporation	07/30/04	(2.0)	(5.0)	(7.0)	30.0
Partners Trust Financial Group, Inc.	07/15/04	(0.1)	(0.5)	(1.9)	10.9
Synergy Financial Group, Inc.	01/21/04	9.0	8.8	7.9	37.5
Provident New York Bancorp	01/15/04	15.0	13.8	15.1	37.6
Bank Mutual Corporation	10/30/03	17.8	19.4	15.4	19.4
Jefferson Bancshares, Inc.	07/02/03	23.9	25.0	40.0	19.4
First Niagara Financial Group, Inc.	01/21/03	12.7	13.4	12.6	39.5
Wayne Savings Bancshares, Inc.	01/09/03	12.0	12.1	11.5	35.5
Average	N/A	6.2	5.3	4.1	15.5
Median	N/A	3.9	3.7	0.9	19.4

This table is not intended to be indicative of how our stock may perform. Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies. Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; an active and liquid trading market for the stock; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of our assets, and our market area. The companies listed in the table above may not be similar to BCSB Bancorp, the pricing ratios for their stock offerings may be different from the pricing ratios for BCSB Bancorp’s common stock and the market conditions in which these offerings were completed may be different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings. Our stock price could trade below $10.00 per share. As noted in the above table, four of the 20 offerings since January 1, 2003 referenced in the table traded below their initial offering price as of June 1, 2007. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the Risk Factors beginning on page         .

Persons Who Can Order Stock in the Offering (page         )

Note: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.

We have granted rights to subscribe for shares of our common stock in a “subscription offering” to the following persons in the following order of priority:

1.	Eligible account holders, who are persons with $50 or more on deposit at Baltimore County Savings Bank as of December 31, 2005.

2.	Our employee stock ownership plan, which provides retirement benefits to our employees.

3.	Supplemental eligible account holders, who are persons, other than directors or officers, with $50 or more on deposit at Baltimore County Savings Bank as of [SUPPLEMENTAL ERD].

4.	Other members, who are Baltimore County Savings Bank’s depositors as of [RECORD DATE] and borrowers of Baltimore County Savings Bank as of June 16, 1987 who continue to be borrowers as of [RECORD DATE] and who are not eligible account holders or supplemental eligible account holders.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion and reorganization. If we increase the number of shares to be sold above 5,750,000 shares, our employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Conversion—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

If we determine that the demand for shares in the subscription offering is insufficient to sell the minimum amount of shares in the offering range, we may offer shares not sold in the subscription offering to the general public in a community offering. People and trusts for the benefit of people who are residents of Baltimore, Harford and Howard Counties and Baltimore City in Maryland will have first preference to purchase shares in the community offering. The community offering, if held, may begin at any time during or immediately following the subscription offering.

If at least the minimum amount of shares in the offering range is not sold in the subscription and community offerings, the remaining shares may be sold to the public in a syndicated community offering or in an underwritten public offering. The determination of whether a syndicated community offering or underwritten public offering will be held will occur during or immediately after the completion of the subscription and community offerings and the determination will depend on the perceived demand for our stock.

Subscription Rights

It is illegal to transfer your subscription rights and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person involving the transfer of the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights.

Deadline for Ordering Stock (page         )

The subscription offering will end at     :             .m., Eastern time, on [EXPIRATION DATE]. We expect that the community offering will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if regulators approve a later date. No single extension may be for more than 90 days. If we extend the offering beyond [EXTENSION DATE] or if we intend to sell fewer than 3,995,000 shares or more than 6,215,750 shares, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly with interest, at our passbook rate.

Purchase Limitations (page         )

Our plan of conversion and reorganization establishes limitations on the purchase of stock in the offering. These limitations include the following:

•	The minimum purchase is 25 shares.

•	No eligible account holder, supplemental eligible account holder or other voting member may purchase more than $500,000 of common stock (which equals 50,000 shares) in the subscription offering.

•	No individual, no individual together with any associates, and no group of persons acting in concert may purchase more than $500,000 of common stock (which equals 50,000 shares) in the offering.

•	The maximum purchase of common stock in the offerings by a person, through one or more individual and/or joint deposit accounts, is $500,000. The maximum purchase of common stock in the subscription offering by a group of persons through a single deposit account is $500,000.

Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase and ownership limitations at any time.

How to Purchase Common Stock (page         )

If you want to place an order for shares in the offering, you must complete an original stock order form and send it to us with full payment. You must sign the certification that is on the reverse side of the stock order form. We must receive your stock order form before the end of the subscription offering or the end of the community offering, as appropriate. Once we receive your order, it cannot be canceled or changed.

To ensure that we properly identify your subscription rights, you must list all of your accounts as of the eligibility dates on the stock order form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed. To preserve your purchase priority, you must register the shares only in the name or names of eligible purchasers at the applicable date of eligibility. You may not add the names of others who were ineligible to purchase common stock in the offering on the applicable date of eligibility.

We may, in our sole discretion, reject orders received in the community offering or syndicated community offering either in whole or in part. For example, we may reject an order submitted by a person who we believe is making false representations or who we believe is attempting to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization. If your order is rejected in part, you cannot cancel the remainder of your order.

You may pay for shares in the subscription offering or the community offering in any of the following ways:

•	By check or money order made payable to BCSB Bancorp.

•	By authorizing a withdrawal from an account at Baltimore County Savings Bank. To use funds in an Individual Retirement Account at Baltimore County Savings Bank, you must transfer your account to an unaffiliated institution or broker. Please contact the conversion center as soon as possible for assistance.

We will pay interest on your subscription funds at the rate we pay on passbook accounts, which is currently .50%, from the date we receive your funds until the conversion is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our passbook rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock.

How We Will Use the Proceeds of this Offering (page         )

The following table summarizes how the proceeds of this offering will be used, based on the sale of shares at the minimum and maximum of the offering range.

	3,995,000 Shares at $10.00 Per Share	5,405,000 Shares at $10.00 Per Share
	(In thousands)
Offering proceeds	$39,950	$54,050
Less: offering expenses	(2,682)	(3,277)

Net offering proceeds	37,268	50,773
Less:
Proceeds contributed to Baltimore County Savings Bank (1)	(18,634)	(25,387)
Proceeds used for loan to employee stock ownership plan	(3,089)	(4,179)

Proceeds remaining for BCSB Bancorp	$15,545	$21,208

(1)	We will contribute one-half of the net proceeds from the offering to Baltimore County Savings Bank. If we receive sufficient net proceeds from the offering, we may contribute a greater percentage of the net proceeds to ensure that at the closing of the conversion Baltimore County Savings Bank has tangible capital of at least 10.0% of adjusted total assets; provided, however, that we will retain at least $12.0 million of net proceeds at BCSB Bancorp to ensure that BCSB Bancorp has sufficient cash to allow it to redeem a $12.5 million issuance of outstanding trust preferred securities. The exact amount of the net proceeds that we would have to contribute to Baltimore County Savings Bank to cause tangible capital to exceed 10% of adjusted total assets will be determined at the closing of the offering based on the actual net proceeds of the offering and our capital and adjusted total assets at that time. The amount of the net proceeds we would contribute to Baltimore County Savings Bank at the maximum and maximum, as adjusted of the offering range had we completed the offering on March 31, 2007 would have been approximately $34.5 million and $35.5 million, respectively. Had we completed the offering on March 31, 2007 at the minimum or midpoint of the offering range, after redeeming $12.5 million of trust preferred securities, we would not have sufficient net proceeds from the offering so as to be able to contribute enough to Baltimore County Savings Bank to cause it to have tangible capital of at least 10.0% of adjusted total assets. In such event, we would have increased our contribution to Baltimore County Savings Bank to $22.2 million and $28.4 million at the minimum and midpoint, respectively, of the offering range, which would result in tangible capital $10.7 million and $5.3 million, respectively, below the amount that would be 10% of adjusted total assets. In that event, and if Baltimore County Savings Bank is unable to attain that tangible capital level by the time we submit our future equity incentive plan to our stockholders, we would be required to reduce the amount of shares available for awards of restricted stock under our future equity incentive plan by an amount equal to 2% of the shares of BCSB Bancorp common stock that will be outstanding immediately upon consummation of the conversion.

BCSB Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, make interest payments on trust preferred securities that will remain outstanding following the completion of the conversion, pay dividends to stockholders, repurchase shares of its common stock, subject to regulatory restrictions, finance the possible acquisition of financial institutions or other businesses that are related to banking or for general corporate purposes. In addition, BCSB Bancorp will likely use $12.5 million of the net proceeds that it retains to redeem outstanding trust preferred securities issued by a trust wholly owned by BCSB Banckcorp. Baltimore County Savings Bank may use the portion of the proceeds that it receives to fund new loans, primarily commercial real estate and commercial business loans, invest in securities, finance the possible expansion of its business activities or for general corporate purposes. However, we do not have any specific acquisition plans.

Purchases by Directors and Executive Officers (page         )

We expect that our directors and executive officers, together with their associates, will subscribe for 51,500 shares, which equals 1.1% of the shares that would be sold at the midpoint of the offering range. Directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to beneficially own 390,599 shares of common stock (including 92,871 exercisable options, as adjusted for the exchange ratio), or 5.2% of our outstanding common stock if shares are sold at the midpoint of the offering range and all options are exercised.

Market for BCSB Bancorp Common Stock (page         )

BCSB Bankcorp common stock is quoted on the Nasdaq Global Market under the symbol “BCSB.” We expect that shares of BCSB Bancorp common stock will also be quoted for trading on the Nasdaq Global Market. We expect that the BCSB Bancorp common stock will trade under the symbol “BCSBD” for a period of 20 trading days after completion of the offering. Thereafter, BCSB Bancorp’s trading symbol will revert to “BCSB.” Sandler O’Neill & Partners, L.P. currently intends to become a market maker in the common stock, but is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stockbroker to buy or sell shares.

BCSB Bancorp’s Dividend Policy (page         )

BCSB Bankcorp has suspended its dividend program, and following the conversion, we initially do not intend to pay dividends. Our ability to pay dividends in the future will depend on a number of factors, including capital requirements, our financial condition and results of operations, including our ability to generate sufficient income to warrant the payment of dividends, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will pay dividends.

Conversion Center

If you have any questions regarding the offering or our conversion, please call the conversion center at (410) 248-1196.

The conversion center is open Monday through Friday, except bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern time.

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.

RISK FACTORS

You should consider carefully the following risk factors before purchasing BCSB Bancorp common stock.

Risks Related to Our Business

We are subject to the restrictions and conditions of a Supervisory Agreement with, and other commitments we have made to, the Office of Thrift Supervision. Failure to comply with the Supervisory Agreement could result in additional enforcement action against us, including the imposition of monetary penalties, and could adversely affect our ability to meet our obligations under our trust preferred securities.

We entered into a Supervisory Agreement with the Office of Thrift Supervision on December 8, 2005, which requires us to take certain actions, including complying with the Bank Secrecy Act and the Flood Disaster Protection Act and submitting a business plan to the Office of Thrift Supervision for review and approval. In addition, we have made certain other commitments to the Office of Thrift Supervision, whereby we agreed, among other things, that Baltimore County Savings Bank will not pay any dividend to BCSB Bankcorp or to Baltimore County Savings Bank, M.H.C. without the prior written approval of the Office of Thrift Supervision and that BCSB Bankcorp will not incur any debt without the prior written approval of the Office of Thrift Supervision. For a description of the terms of the Supervisory Agreement and our other commitments, see “Regulation and Supervision—Supervisory Agreement.” While we believe we have complied with the terms of the Supervisory Agreement and our other commitments, if we fail to comply with the terms and conditions of the Supervisory Agreement, the Office of Thrift Supervision could take additional enforcement action against us, including the imposition of monetary penalties or the issuance of a cease and desist order requiring further corrective action. We have incurred significant additional regulatory compliance expense in connection with the Supervisory Agreement and our additional commitments, and although we do not expect it, it is possible regulatory compliance expenses related to the Supervisory Agreement and our other commitments could have a material adverse impact on us in the future. In addition, the Office of Thrift Supervision must approve any deviation from our business plan, which could limit our ability to make any changes to our business, which could negatively impact the scope and flexibility of our business activities. Moreover, if we are unable to complete this offering, BCSB Bankcorp’s commitment not to incur debt, and Baltimore County Savings Bank’s commitment not to pay a dividend to BCSB Bankcorp, without prior Office of Thrift Supervision approval, could adversely affect our ability to meet our obligations under our trust preferred securities. While we believe that we have taken actions that will result in the Supervisory Agreement and our other commitments being terminated in the near future, such actions may not result in the Office of Thrift Supervision terminating the Supervisory Agreement.

We have had losses and low earnings in recent years, and if we cannot generate and increase our income to competitive levels our stock price may be adversely affected.

Our net income has decreased in recent years. Net income was $1.7 million, $1.3 million, $885,000 and $601,000 for the years ended September 30, 2002, 2003, 2004 and 2005, respectively. We had a net loss of $7.4 million for the year ended September 30, 2006 and net losses of $5,000 and $3.2 million for the six months ended March 31, 2006 and 2007, respectively. Our return on average assets was (0.84)% (annualized), (.92)%, .08%, .12%, .21% and .37% for the six months ended March 31, 2007 (annualized) and for the years ended September 30, 2006, 2005, 2004, 2003 and 2002, respectively, and our return on average equity was (19.00)% (annualized), (19.86)%, 1.40%, 2.03%, 2.94% and 4.01% for the six months ended March 31, 2007 (annualized) and for the years ended September 30, 2006, 2005, 2004, 2003 and 2002, respectively. These returns compared to a median return on average assets of .41% and a median return on average equity of 4.70% for the 12 months ended March 31, 2007 for the peer group of comparable institutions utilized by Feldman Financial Advisors, Inc. in preparing our appraisal. We face significant challenges that will hinder our ability to generate competitive returns. These challenges include the fact that we operate under a Supervisory Agreement with the Office of Thrift Supervision, we have limited cash at our holding company and we have a low interest rate spread. Our interest rate spread, which is the difference between the average yield earned on our interest-earning assets and the average rate paid on our interest rate spread, declined from 2.94% for the year ended September 30, 2002 to 2.81% for the year ended September 30, 2003 to 2.43% for the year ended September 30, 2004 to 2.16% for the year ended September 30, 2005 to 1.96% for the year ended September 30, 2006 and from 2.02% for the six months ended March 31, 2006 to 1.69% for the six months ended March 31, 2007. While we have identified various strategic initiatives we will pursue in our efforts to overcome these challenges and improve earnings, our strategic initiatives my not succeed in generating and increasing income. If we are unable to generate or increase income, our stock price may be adversely affected. For a description of our strategic initiatives to improve earnings, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Strategic Overview.”

Our increased emphasis on commercial real estate and commercial lending may expose us to increased lending risks.

In recent years we have significantly increased our emphasis on commercial real estate lending. Commercial real estate loans increased from $57.3 million, or 13.8% of our total loans, at September 30, 2002 to $114.1 million, or 24.2% of our total loans, at March 31, 2007. Moreover, as part of our strategy to increase earnings, we will seek to continue to increase commercial real estate lending, as well as commercial lending, and intend to add commercial lending personnel to assist us in these efforts. These types of loans generally expose a lender to greater risk of non-payment and loss than single-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers and, for construction loans, the accuracy of the estimate of the property’s value at completion of construction and the estimated cost of construction. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to single-family residential mortgage loans. Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by non-real estate collateral that may depreciate over time. In addition, since such loans generally entail greater risk than single-family residential mortgage loans, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with the growth of such loans. Also, many of our commercial and construction borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a single-family residential mortgage loan.

The costs associated with our recently announced balance sheet restructuring may be more than we anticipate.

In March 2007, we announced and began executing an initiative to restructure our balance sheet by selling certain mortgage-backed securities, investment securities and loans and using the proceeds from the sales to prepay Federal Home Loan Bank advances, fund certificate of deposit outflows, purchase investment securities and originate commercial mortgage loans. In connection with this balance sheet restructuring, we announced that we will incur an after-tax charge to income of $4.8 million during the three months ending March 31, 2007. That charge was based on the market prices of the assets to be sold on the date we announced the restructuring. However, it may take some period of time for us to sell the mortgage-backed securities, investment securities and loans we intend to sell, and during that time, the value of the assets to be sold are expected to fluctuate. Actual losses on such sales will depend on the price we actually obtain for the assets we sell, and, if necessary, as we sell assets we will record adjustments to our income statement to reflect the actual losses we incur. If interest rates rise before we can sell the designated assets, we could incur additional losses in excess of those we have announced.

Certain interest rate movements may decrease income and asset value.

Since June 30, 2004, the U.S. Federal Reserve has increased its target for the federal funds rate from 1.00% to 5.25%. While these short-term market interest rates, which we use as a guide to price our deposits, have increased, longer-term market interest rates, which we use as a guide to price our longer-term loans, have not increased to the same degree. As a result, we currently are in an interest rate environment known as an “inverted yield curve,” where short-term market interest rates exceed long-term market interest rates. This inversion of the market yield curve has had a negative impact on our interest rate spread and net interest margin to date, and if short-term interest rates continue to rise, and if rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments, we would experience further compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability.

Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of fixed-rate securities fluctuates inversely with changes in interest rates. Unrealized gains and losses on securities available for sale are reported as a separate component of equity, net of tax. Decreases in the fair value of securities available for sale resulting from increases in interest rates could have an adverse effect on stockholders’ equity.

We do not expect to recover all of our losses from a recent check kiting scheme, and our recovery efforts are expected to take a long period of time and may result in further expenses or litigation.

During the year ended September 30, 2006, we became aware of a check kiting scheme perpetrated by a single commercial deposit customer. As a result of this check-kiting scheme, we incurred an after-tax loss of $6.9 million. During the quarter ended March 31, 2007, we reached a settlement with our insurance provider, pursuant to which we received a recovery of $3.35 million, or $2.2 million net of taxes, in settlement of all our claims under our insurance policy with respect to our check kiting losses. We are aggressively pursuing collection of the remaining check kiting losses from the customer, but the customer has filed for bankruptcy and one of the two principals of the customer has committed suicide. It does not appear that the customer, the surviving principal or the estate of the deceased principal has material assets from which we could make any recovery, particularly after payment of bankruptcy expenses by the bankruptcy estate of the customer. Moreover, there are other secured and unsecured creditors who are asserting additional and competing claims against the bankruptcy estate of the customer and certain principals of the customer. The recovery process is uncertain and is expected to require an extended period of time to resolve. Further, we will incur expenses in pursuing our recovery efforts, and it is possible that we may be involved in litigation with other creditors as we seek to recover limited available assets. In addition, the negative publicity from the check kiting scheme adversely affected our ability in the short term to attract and retain deposits. We have examined all deposit accounts with more than a minimal negative balance and believe we do not have a risk of additional material check kiting losses at this time. We believe our policies and procedures regarding prevention and detection of check kiting have met industry standards. We also have developed and implemented additional procedures to detect check kiting that we believe will reduce the risk of future check kiting losses.

We currently do not pay dividends and may not resume the payment of dividends.

We currently do not pay dividends and do not expect to resume the payment of dividends after the offering. On December 1, 2006, we suspended our dividend program and agreed with the Office of Thrift Supervision that we will not issue a dividend to stockholders going forward without Office of Thrift Supervision consent. We have also made an additional commitment to the Office of Thrift Supervision not to pay a dividend to stockholders without the prior written approval of the Office of Thrift Supervision. Following the conversion, we anticipate that we will retain between $15.5 million and $21.2 million at BCSB Bancorp. Besides the Office of Thrift Supervision limitations to which we are subject, our ability to pay dividends will depend on a number of factors, including capital requirements, our financial condition and results of operations, including our ability to generate sufficient earnings to warrant the payment of dividends, tax considerations, statutory and regulatory limitations and general economic conditions. In addition, our ability to pay dividends may depend, in part, on our receipt of dividends from Baltimore County Savings Bank because BCSB Bancorp initially will have no source of income other than earnings from the investment of the net proceeds from the offering that it retains. We have made a commitment to the Office of Thrift Supervision that Baltimore County Savings Bank will not pay any dividend to BCSB Bankcorp or to Baltimore County Savings Bank, M.H.C. without the prior written approval of the Office of Thrift Supervision. In addition to the specific commitment we made, Office of Thrift Supervision regulations limit distributions from Baltimore County Savings Bank to BCSB Bancorp. For further information, see “Our Dividend Policy” and “Regulation and Supervision – Dividend Restrictions.”

A downturn in the local economy or a decline in real estate values could hurt our profits.

Nearly all of our real estate loans are secured by real estate in Baltimore, Harford and Howard Counties and Baltimore City in Maryland. As a result, a downturn in the local economy, and, particularly, a downturn in the residential construction industry, could cause significant increases in non-performing loans, which would adversely affect our profits. Additionally, a decrease in asset quality could require additions to our allowance for loan losses through increased provisions for loan losses, which would negatively affect our profits. A decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss. For a discussion of our market area, see “Our Business—Market Area.”

Strong competition within Baltimore County Savings Bank’s market area could adversely affect profits and slow growth.

We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and at times has forced us to offer higher deposit rates. Price competition for loans and deposits might result in our earning less on loans and paying more on deposits, which would reduce net interest income. Competition also makes it more difficult for us to grow loans and deposits and to hire and retain experienced employees. Competition also makes it more difficult to hire and retain experienced employees. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our primary federal regulator, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Baltimore County Savings Bank rather than holders of BCSB Bankcorp’s common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on operations, the classification of our assets and determination of the level of allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Risks Related to this Offering

Our stock price may decline when trading commences.

If you purchase shares in the offering, you may not be able to sell them at or above the $10.00 per share purchase price. The shares of several recent offerings in connection with second-step conversions have traded below the initial offering price after completion of the offering. After the shares of our common stock begin trading, the trading price of the common stock will fluctuate and will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analysts reports and general industry, geopolitical and economic conditions.

Additional expenses following the conversion from the compensation and benefit expenses associated with the implementation of the new stock-based benefit plans will adversely affect our profitability.

Following the conversion, our noninterest expenses are likely to increase as we will incur additional annual employee compensation and benefit expenses stemming from the shares granted to employees and executives under our new benefit plans. We cannot predict the actual amount of these new stock-related compensation and benefit expenses because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. However, we expect these expenses to be material. We would incur expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and would incur expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. These expenses in the first year following the conversion have been estimated to be approximately $908,000, after-tax, at the maximum of the offering range, as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price is the fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Our Management—Benefit Plans.”

Our low return on equity after the conversion may negatively impact the value of our common stock.

Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular financial institution holding company with other similar companies. For the six months ended March 31, 2007, our annualized return on average equity was (9.23)%, while our pro forma return on equity for the same period is estimated to be (7.44)%, assuming the sale of shares at the maximum of the offering range at the beginning of that period. Our peers used in the valuation of BCSB Bancorp had a median return on average equity of 4.70% for the 12 months ended March 31, 2007, while all publicly traded fully converted thrifts had a median return on average equity of 5.97% for the most recent 12-month period. Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share by supporting increased assets and liabilities, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly held companies. This goal could take a number of years to achieve, and it is possible that we will not attain this goal. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering.

We have broad discretion in allocating the proceeds of the offering. Our failure to utilize effectively such proceeds would reduce our profitability.

BCSB Bancorp intends to contribute approximately 50% of the net proceeds of the offering to Baltimore County Savings Bank. BCSB Bancorp expects to use a portion of the net proceeds to fund the purchase by our employee stock ownership plan of shares in the offering. BCSB Bancorp may use the remaining net proceeds to repurchase common stock, purchase investment securities, finance the acquisition of other financial institutions or other businesses that are related to banking, or for other general corporate purposes. In addition, BCSB Bancorp may use $12.5 million of the net proceeds that it retains to redeem outstanding trust preferred securities issued by a trust wholly owned by BCSB Bankcorp. Baltimore County Savings Bank may use the proceeds it receives to fund new loans, purchase investment securities, establish or acquire new branches, acquire financial institutions or other businesses that are related to banking, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs will dilute your ownership interest.

We intend to adopt an equity incentive plan following the conversion. If stockholders approve the new equity incentive plan, we intend to issue shares to our officers and directors through this plan. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest could be diluted by up to approximately 2.40%, assuming we make awards of common stock under the plan equal to 4.0% of the shares that will be outstanding following the conversion, less the 91,464 shares, to be adjusted for the exchange ratio, of restricted stock that were available for award under our historical restricted stock plan. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 5.58%, assuming we grant stock options under the plan equal to 10.0% of the shares that will be outstanding following the conversion, less the 228,660 shares, to be adjusted for the exchange ratio, under the historical option plan we adopted. See “Pro Forma Data” and “Our Management—Benefit Plans.” In addition, funding option exercises under our 1999 Stock Option Plan with newly issued shares would cause dilution to stock holders of up to 3.51%. The total maximum dilution that stockholders of BCSB Bancorp could experience if newly issued shares are used to fund our future equity incentive plan, assuming the equity incentive plan is implemented within one year after the conversion, and option exercises under our 1999 stock option plan, assuming all options are granted under that plan, is 9.09%. Our existing management recognition plan will be funded with shares already purchased in the open market and held in trust.

Stockholders of BCSB Bankcorp who receive BCSB Bancorp common stock in exchange for their stock in the conversion will receive lesser rights as stockholders than they currently have.

As a result of the conversion, existing stockholders of BCSB Bankcorp will become stockholders of BCSB Bancorp. The rights of stockholders of BCSB Bancorp will be less than the rights BCSB Bankcorp stockholders currently have. The decrease in stockholder rights results from differences between the articles of incorporation and bylaws of BCSB Bancorp and the charter and bylaws of BCSB Bankcorp and from distinctions between Maryland and federal law. The differences in stockholder rights under the articles of incorporation and bylaws of BCSB Bancorp are not mandated by Maryland law but have been chosen by management as being in the best interests of the corporation and all of its stockholders. However, the provisions in BCSB Bancorp’s articles of incorporation and bylaws may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the Board of Directors or management, or the appointment of new directors, more difficult. The differences in stockholder rights include the following:

•	approval by at least 80% of outstanding shares required to remove a director for cause;

•	a majority of stockholders required to call special meetings of stockholders;

•	only the directors being able to amend the bylaws;

•	greater lead time required for stockholders to submit business proposals or director nominations;

•	director qualifications;

•	approval by at least 80% of the outstanding shares required to amend certain provisions of the articles of incorporation; and

•	approval by at least 80% of the outstanding shares required to approve business combinations involving an interested shareholder.

Office of Thrift Supervision regulations and anti-takeover provisions in our articles of incorporation restrict the accumulation of our common stock, which may adversely affect our stock price.

Office of Thrift Supervision regulations provide that, for a period of three years following the date of completion of the conversion, no person, acting alone, together with associates or in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. In addition, BCSB Bancorp’s articles of incorporation provide that in the event a person acquires directly or indirectly the beneficial ownership of more than 10% of any class of any equity security of BCSB Bancorp, all shares beneficially owned by such person in excess of 10% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the stockholders for a vote. These factors may make it more difficult and less attractive for stockholders to acquire a significant amount of our common stock, which may adversely affect our stock price.

There may be a limited market for our common stock, which may lower our stock price.

Although BCSB Bancorp’s stock will be listed on the Nasdaq Global Market, this does not ensure that the shares of BCSB Bancorp will be actively traded. If an active trading market for our common stock does not develop, the sale of a large number of shares at one time could depress the market price. There also may be a wide spread between the bid and ask price for our common stock. When there is a wide spread between the bid and ask price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

A Warning About Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations to Baltimore County Savings Bank;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board; and

•	our ability to implement successfully our branch expansion strategy.

Any of the forward-looking statements made in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or because of other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Selected Consolidated Financial and Other Data

The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at September 30, 2006 and 2005 and for the years ended September 30, 2006, 2005 and 2004 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at September 30, 2003 and 2002 and for the years then ended is derived in part from audited consolidated financial statements that do not appear in this prospectus. The operating data at March 31, 2007 and for the six months ended March 31, 2007 and 2006 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the six months ended March 31, 2007 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At March 31, 2007	At September 30,
		2006	2005	2004	2003	2002
	(In thousands)
Financial Condition Data:
Total assets	$726,426	$785,857	$812,745	$773,618	$668,198	$587,065
Loans receivable, net	455,415	463,776	454,347	386,136	365,055	396,617
Investment securities:
Available for sale	6,443	143,068	151,386	158,948	121,290	45,083
Held to maturity	—	4,496	1,995	2,497	2,500	4,496
Mortgage-backed securities:
Available for sale	57,548	86,801	112,120	144,260	116,204	60,411
Held to maturity	—	28,675	26,470	26,631	18,394	33,691
Federal Home Loan Bank stock	3,620	6,972	8,060	6,105	3,305	3,940
Deposits	591,699	604,845	597,669	580,622	551,929	498,785
FHLB advances	50,000	118,473	144,796	120,920	32,268	26,968
Trust Preferred Securities	—	—	—	—	22,500	12,500
Junior Subordinated Debentures	23,197	23,197	23,197	23,197	—	—
Stockholders’ equity	34,435	33,421	42,040	44,129	44,768	45,306

	For the Six Months Ended March 31,			For the Years Ended September 30,
	2007	2006		2006	2005	2004	2003	2002
	(In thousands, except per share data)
Operating Data:
Interest income	$20,205		$19,477	$39,995	$36,223	$32,234	$33,166	$28,480
Interest expense	14,016		12,105	25,776	20,384	16,362	16,107	14,946

Net interest income	6,189		7,372	14,219	15,839	15,872	17,059	13,534
(Reversal) provision for loan losses	—		(109)	(109)	168	487	1,359	509

Net interest income after (reversal) provision for loan losses	6,189		7,481	14,328	15,671	15,385	15,700	13,025
Other income	(6,758)		521	1,198	1,855	1,379	1,588	1,053
Noninterest expenses	4,417		8,168	26,968	16,814	15,735	15,336	11,363

Income (loss) income before income taxes	(4,986)		(163)	(11,442)	712	1,029	1,952	2,715
Income tax (benefit) provision	(1,772)		(158)	(4,049)	111	144	655	984

Net (loss) income	$(3,214)		$(5)	$(7,393)	$601	$885	$1,297	$1,731

Net income (loss) per share of Common Stock:
Basic	$(.55)	.$	.00	$(1.26)	$0.10	$0.15	$0.23	$0.31

Diluted	$(.55)		$.00	$(1.26)	$0.10	$0.15	$0.22	$0.30

Cash dividend declared per share	$—		$.25	$0.50	$0.50	$0.50	$0.50	$0.50

Key Operating Ratios:

	At or for the Six Months Ended March 31,			At or for the Year Ended September 30,
	2007	2006		2006	2005	2004	2003	2002
Performance Ratios (1):
Return on average assets (net (loss) income divided by average total assets)	(0.84)%	(0.00	) %	(0.92)%	0.08%	0.12%	0.21%	0.37%
Return on average equity (net (loss) income divided by average equity)	(19.00)	(.01)		(19.86)	1.40	2.03	2.94	4.01
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	1.69	2.02		1.96	2.16	2.43	2.81	2.94
Net interest margin (net interest income divided by average interest-earning assets)(3)	1.71	1.97		1.89	2.15	2.41	2.90	3.15
Ratio of average interest-earning assets to average interest-bearing liabilities	100.42	98.16		98.30	99.68	99.48	103.38	105.92
Ratio of non-interest expense to average total assets	1.16	2.01		3.35	2.12	2.20	2.46	2.46
Efficiency ratio (4)	776.27	103.44		173.69	95.94	93.86	88.71	80.71
Dividend payout ratio (dividend declared per share divided by net income per share) (5)	—	N.M.		N.M.	500.00	333.33	217.39	161.29
Asset Quality Ratios:
Nonperforming assets to total assets at end of period	0.37	0.04		0.32	0.09	0.11	0.09	0.28
Nonperforming loans to gross loans at end of period	0.49	0.06		0.51	0.15	0.21	0.08	0.33
Allowance for loan losses to gross loans at end of period	0.60	0.58		0.56	0.57	0.63	0.70	0.55
Allowance for loan losses to nonperforming loans at end of period	106.53	954.80		109.30	372.09	296.67	899.33	158.09
(Reversal) provision for loan losses to gross loans	(0.02)	(0.01)		(0.02)	0.03	0.12	0.12	0.12
Net charge-offs to average loans outstanding	—	—		—	—	0.16	0.22	0.09
Capital Ratios:
Equity to total assets at end of period	4.74	4.92		4.25	5.17	5.70	6.70	7.72
Average equity to average assets	4.46	5.00		4.63	5.42	6.08	7.09	8.61
Other Data:
Number of full-service offices	18	17		18	17	15	16	16

(1)	Performance ratios for the six months ended March 31, 2007 and 2006 are annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities. No tax equivalent adjustments were made.
(3)	Represents net interest income as a percent of average interest-earning assets. No tax equivalent adjustments were made.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income.
(5)	Represents dividends paid to minority shareholders only as a percent of net earnings. Does not include dividends waived by Baltimore County Savings Bank, M.H.C.

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Baltimore County Savings Bank will reduce Baltimore County Savings Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	3,995,000 Shares at $10.00 Per Share	Percentage of Gross Proceeds of $39,950,000	4,700,000 Shares at $10.00 Per Share	Percentage of Gross Proceeds of $47,000,000	5,405,000 Shares at $10.00 Per Share	Percentage of Gross Proceeds of $54,050,000	6,215,750 Shares at $10.00 Per Share	Percentage of Gross Proceeds of $62,157,500
	(Dollars in thousands)
Offering proceeds	$39,950	100.00%	$47,000	100.00%	$54,050	100.00%	$62,158	100.00%
Less: offering expenses	(2,682)	(6.71)	(2,980)	(6.34)	(3,277)	(6.06)	(3,620)	(5.82)

Net offering proceeds	37,268	93.29	44,020	93.66	50,773	93.94	58,538	94.18
Less:
Proceeds contributed to Baltimore County Savings Bank (1)	(18,634)	(46.64)	(22,010)	(46.83)	(25,387)	(46.97)	(29,269)	(47.09)
Proceeds used for loan to employee stock ownership plan	(3,089)	(7.73)	(3,634)	(7.73)	(4,179)	(7.73)	(4,805)	(7.73)

Proceeds remaining for BCSB Bancorp	$15,545	38.91%	$18,376	39.10%	$21,208	39.24%	$24,464	39.36%

(1)	We will contribute one-half of the net proceeds from the offering to Baltimore County Savings Bank. If we receive sufficient net proceeds from the offering, we may contribute a greater percentage of the net proceeds to ensure that at the closing of the conversion Baltimore County Savings Bank has tangible capital of at least 10.0% of adjusted total assets; provided, however, that we will retain at least $12.0 million of net proceeds at BCSB Bancorp to ensure that BCSB Bancorp has sufficient cash to allow it to redeem a $12.5 million issuance of outstanding trust preferred securities. The exact amount of the net proceeds that we would have to contribute to Baltimore County Savings Bank to cause tangible capital to exceed 10% of adjusted total assets will be determined at the closing of the offering based on the actual net proceeds of the offering and our capital and adjusted total assets at that time. The amount of the net proceeds we would contribute to Baltimore County Savings Bank at the maximum and maximum, as adjusted of the offering range had we completed the offering on March 31, 2007 would have been approximately $34.5 million and $35.5 million, respectively. Had we completed the offering on March 31, 2007 at the minimum or midpoint of the offering range, after redeeming $12.5 million of trust preferred securities, we would not have sufficient net proceeds from the offering so as to be able to contribute enough to Baltimore County Savings Bank to cause it to have tangible capital of at least 10.0% of adjusted total assets. In such event, we would have increased our contribution to Baltimore County Savings Bank to $22.2 million and $28.4 million at the minimum and midpoint, respectively, of the offering range, which would result in tangible capital $10.7 million and $5.3 million, respectively, below the amount that would be 10% of adjusted total assets. In that event, and if Baltimore County Savings Bank is unable to attain that tangible capital level by the time we submit our future equity incentive plan to our stockholders, we would be required to reduce the amount of shares available for awards of restricted stock under our future equity incentive plan by an amount equal to 2% of the shares of BCSB Bancorp common stock that will be outstanding immediately upon consummation of the conversion.

BCSB Bancorp intends to invest the proceeds it retains in the offering initially in obligations of the U.S. government and its agencies. Over time, BCSB Bancorp may use the proceeds it retains from the offering:

•	to invest in securities;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking, however we have no current plans or obligations to do so;

•	for general corporate purposes; or

•	to deposit excess funds into Baltimore County Savings Bank.

In addition, BCSB Bancorp will likely use $12.5 million of the net proceeds that it retains to redeem an issuance of outstanding trust preferred securities issued by a trust wholly owned by BCSB Banckcorp.

Under current Office of Thrift Supervision regulations, BCSB Bancorp may not repurchase shares of its common stock during the first year following the conversion, except to fund stockholder-approved stock-based benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

Baltimore County Savings Bank intends to invest the proceeds it retains in the offering initially in obligations of the U.S. government and its agencies. We also may repay some short-term Federal Home Loan Bank advances. Over time, Baltimore County Savings Bank may use the proceeds that it receives from the offering, which is shown in the table above as the proceeds contributed to Baltimore County Savings Bank:

•	to fund new loans, primarily commercial real estate and commercial business loans;

•	to invest in securities;

•	to finance the possible expansion of its business activities;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking; or

•	for general corporate purposes.

Baltimore County Savings Bank may need regulatory approval to engage in some of the activities listed above. We currently have no specific plans or agreements regarding any expansion activities or acquisitions.

Except as described above, neither BCSB Bancorp nor Baltimore County Savings Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the conversion, see “The Conversion—Reasons for the Conversion.”

Our Dividend Policy

On December 1, 2006, we suspended our dividend program and agreed with the Office of Thrift Supervision that we will not pay cash dividends to stockholders going forward without Office of Thrift Supervision consent. Prior to this date, BCSB Bankcorp had paid a cash dividend of $0.125 per quarter, which equaled $0.50 per share on an annualized basis. Baltimore County Savings Bank, M.H.C. had waived the receipt of dividends paid by BCSB Bankcorp. After the conversion we initially do not intend to pay cash dividends. In the future, in determining whether to declare or pay any dividends, whether regular or special, and in determining the size of such dividends, if any, our board of directors will take into account BCSB Bancorp’s financial condition and results of operations, including our ability to generate sufficient income to warrant the payment of dividends, tax considerations, capital requirements and alternative uses for capital, industry standards and economic conditions. The regulatory restrictions that affect the payment of dividends by Baltimore County Savings Bank to BCSB Bancorp discussed below will also be considered. In addition, BCSB Bankcorp may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the conversion. BCSB Bancorp cannot guarantee if or when it will pay dividends or that, if paid, BCSB Bancorp will not reduce or eliminate dividends in the future. For additional information, see “Risk Factors—Risks Related to Our Business— We currently do not pay dividends and do not expect to commence the payment of dividends after the offering.”

BCSB Bancorp is subject to Maryland law, which generally permits BCSB Bancorp to pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if BCSB Bancorp were to be dissolved at the time of the dissolution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution.

BCSB Bancorp’s ability to pay dividends may depend, in part, upon its receipt of dividends from Baltimore County Savings Bank because BCSB Bancorp initially will have no source of income other than earnings from the investment of the net proceeds from the offering that it retains. Baltimore County Savings Bank has made a commitment to the Office of Thrift Supervision not to pay a dividend to BCSB Bankcorp without the prior approval of the Office of Thrift Supervision. Moreover, Office of Thrift Supervision regulations limit distributions from Baltimore County Savings Bank to BCSB Bancorp. Under these regulations, at March 31, 2007, Baltimore County Savings Bank was not permitted to pay cash dividends to BCSB Bankcorp without obtaining the prior approval of the Office of Thrift Supervision. The Office of Thrift Supervision has the authority to prohibit dividend payments from Baltimore County Savings Bank to BCSB Bancorp under certain circumstances or provide its non-objection. In addition, no insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision—Prompt Corrective Regulatory Action.”

Any payment of dividends by Baltimore County Savings Bank to BCSB Bancorp that would be deemed to be drawn out of Baltimore County Savings Bank’s bad debt reserves would require the payment of federal income taxes by Baltimore County Savings Bank at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 15 of the notes to consolidated financial statements included elsewhere in this prospectus. BCSB Bancorp does not contemplate any distribution by Baltimore County Savings Bank that would result in this type of tax liability.

Market for the Common Stock

The common stock of BCSB Bankcorp is currently quoted on the Nasdaq Global Market under the symbol “BCSB.” Upon completion of the conversion, the shares of common stock of BCSB Bancorp will replace existing shares of BCSB Bankcorp and will be quoted on the Nasdaq Global Market, and BCSB Bankcorp common stock will cease trading following the closing date of the conversion. We expect that the BCSB Bancorp common stock will trade under the symbol “BCSBD” for a period of 20 trading days after completion of the offering. Thereafter, BCSB Bancorp’s trading symbol will revert to “BCSB.” Sandler O’Neill & Partners, L.P. intends to become a market maker in our common stock following the conversion, but is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained. The increased number of stockholders and shares outstanding resulting from the conversion is expected to increase the liquidity for BCSB Bancorp common stock compared to the liquidity for BCSB Bankcorp common stock.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. If you purchase our common stock in the offering you may not be able to sell your shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment and that there may be a limited trading market in the common stock.

The following table sets forth high and low sales prices for BCSB Bankcorp’s common stock and dividends paid per share for the periods indicated. Baltimore County Savings Bank, M.H.C. waived the receipt of all dividends paid by BCSB Bankcorp during the periods covered in this table.

	High		Low	Dividend Paid Per Share
Fiscal Year Ending September 30, 2007:
Third Quarter (through May , 2007)	$			$—
Second Quarter		17.25	14.63	—
First Quarter		15.40	12.20	—

Fiscal Year Ended September 30, 2006:
Fourth Quarter		$13.00	10.55	0.125
Third Quarter		13.35	12.01	0.125
Second Quarter		13.50	12.10	0.125
First Quarter		14.08	12.50	0.125

Fiscal Year Ended September 30, 2005:
Fourth Quarter		14.00	12.45	0.125
Third Quarter		14.89	12.60	0.125
Second Quarter		17.99	14.47	0.125
First Quarter		17.39	15.80	0.125

On February 13, 2007, which was the day of the most recent trade preceding the public announcement of the conversion, the closing price of BCSB Bankcorp common stock as reported on the Nasdaq Global Market was $14.80. On                     , 2007, which was the date of the most recent trade before the date of this prospectus, the closing price of BCSB Bankcorp common stock as reported on the Nasdaq Global Market was $             per share. At                     , 2007, BCSB Bankcorp had approximately              stockholders of record, not including those who hold shares in “street name.” On the effective date of the conversion, all publicly held shares of BCSB Bankcorp common stock, including shares held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of BCSB Bancorp common stock determined pursuant to the exchange ratio. See “The Conversion—Share Exchange Ratio.” Options to purchase shares of BCSB Bankcorp common stock will be converted into options to purchase a number of shares of BCSB Bancorp common stock determined pursuant to the exchange ratio, for the same aggregate exercise price.

Capitalization

The following table presents the historical capitalization of BCSB Bankcorp at March 31, 2007 and the capitalization of BCSB Bancorp reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. BCSB Bancorp is offering its common stock on a best efforts basis. BCSB Bancorp must sell a minimum of 3,995,000 shares to complete the offering.

	BCSB Bankcorp Capitalization as of March 31, 2007	BCSB Bancorp Pro Forma Capitalization Based Upon the Sale of
		3,995,000 Shares at $10.00 Per Share	4,700,000 Shares at $10.00 Per Share	5,405,000 Shares at $10.00 Per Share	6,215,750 Shares at $10.00 Per Share
	(Dollars in thousands)
Deposits (1)	$591,699	$591,699	$591,699	$591,699	$591,699
Advances from Federal Home Loan Bank	50,000	50,000	50,000	50,000	50,000
Junior Subordinated Debentures	23,197	23,197	23,197	23,197	23,197

Total deposits and borrowed funds	$664,896	$664,896	$664,896	$664,896	$664,896

Stockholders’ equity:
Preferred stock:
5,000,000 shares, $0.01 par value per share, authorized; none issued or outstanding (2)	$—	$—	$—	$—	$—

Common stock:
50,000,000 shares, $0.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding	59	63	74	85	98
Additional paid-in capital	21,474	58,738	65,479	72,221	79,973
Obligation under Rabbi Trust	1,170	1,170	1,170	1,170	1,170
Retained earnings	13,297	13,297	13,297	13,297	13,297
Mutual Holding Company capital consolidation	—	224	224	224	224

Accumulated other comprehensive loss	(304)	(304)	(304)	(304)	(304)
Less:
Common stock already acquired by existing employee stock ownership plan	(136)	(136)	(136)	(136)	(136)
Common stock acquired by existing stock-based incentive plans	(1,125)	(1,125)	(1,125)	(1,125)	(1,125)
Less:
Common stock to be acquired by employee stock ownership plan (3)	—	(3,089)	(3,634)	(4,179)	(4,805)
Common stock to be acquired by equity incentive plan (4)	—	(1,544)	(1,817)	(2,089)	(2,403)

Total stockholders’ equity	$34,435	$67,294	$73,229	$79,164	$85,989

Total stockholders’ equity as a percentage of total assets (1)	4.74%	8.86%	9.57%	10.27%	11.05%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits and assets by the amounts of the withdrawals.
(2)	Shares of preferred stock will be authorized under BCSB Bancorp’s articles of incorporation, which will become effective upon completion of the conversion. See “Description of BCSB Bancorp Capital Stock—Preferred Stock” for a discussion of the preferred stock.
(3)	Assumes that the employee stock ownership plan will acquire in the offering a number of shares equal to 8.0% of the shares of BCSB Bancorp common stock that will be outstanding following the conversion, less the 182,930 shares, to be adjusted for the exchange ratio, that our employee stock ownership plan purchased historically, and that these shares will be purchased with funds borrowed from BCSB Bancorp. Under generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital. As shares are released to plan participants’ accounts, a corresponding reduction in the charge against capital will occur. Since the funds are borrowed from BCSB Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the consolidated financial statements of BCSB Bancorp. See “Pro Forma Data” and “Our Management—Benefit Plans—Employee Stock Ownership Plan.”
(4)	Assumes the purchase in the open market at $10.00 per share, under the proposed equity incentive plan, of a number of shares equal to 4.0% of the shares of common stock that will be outstanding following the conversion, less the 91,464 shares, to be adjusted for the exchange ratio, of restricted stock authorized for awards under our historical management recognition plan. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to stockholders for approval at a meeting following the conversion. See “Risk Factors—Risks Related to this Offering—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Future Equity Incentive Plan.”

Regulatory Capital Compliance

At March 31, 2007, Baltimore County Savings Bank exceeded all regulatory capital requirements. The following table presents Baltimore County Savings Bank’s capital position relative to its regulatory capital requirements at March 31, 2007, on a historical and pro forma basis. The table reflects receipt by Baltimore County Savings Bank of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan (8.0% of the shares that will be outstanding following the conversion, less the 182,930 shares, to be adjusted for the exchange ratio, that our employee stock ownership plan purchased historically) and the cost of the shares expected to be awarded under the equity incentive plan as restricted stock (4.0% of the shares of common stock that will be outstanding following the conversion, less the 91,464 shares, to be adjusted for the exchange ratio, of restricted stock that available for awards under our historical management recognition plan) are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Baltimore County Savings Bank, see “Regulation and Supervision—Regulatory Capital Requirements.”

	Historical At March 31, 2007		Pro Forma at March 31, 2007
			Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
			3,995,000 Shares at $10.00 Per Share		4,700,000 Shares at $10.00 Per Share		5,405,000 Shares at $10.00 Per Share		6,215,750 Shares at $10.00 Per Share
	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Generally accepted accounting principles
capital	$50,182	6.97%	$64,407	8.77%	$66,965	9.09%	$69,525	9.41%	$72,467	9.77%

Tangible Capital:
Capital level (2)	$45,922	6.42%	$60,148	8.24%	$62,706	8.56%	$65,266	8.88%	$68,208	9.24%
Requirement	10,733	1.50	10,948	1.50	10,987	1.50	11,025	1.50	11,069	1.50

Excess	$35,189	4.92%	$49,200	6.74%	$51,719	7.06%	$54,241	7.38%	$57,139	7.74%

Core Capital:
Capital level (2)	$45,922	6.42%	$60,148	8.24%	$62,706	8.56%	$65,266	8.88%	$68,208	9.24%
Requirement	28,623	4.00	29,195	4.00	29,298	4.00	29,400	4.00	29,518	4.00

Excess	$17,299	2.42%	$30,953	4.24%	$33,408	4.56%	$35,866	4.88%	$38,690	5.24%

Total Risk-Based Capital:
Capital level (3)	$48,011	10.60%	$62,236	13.66%	$64,794	14.21%	$67,354	14.75%	$70,296	15.38%
Requirement	36,219	8.00	36,446	8.00	36,487	8.00	36,528	8.00	36,575	8.00

Excess	$11,792	2.60%	$25,790	5.66%	$28,307	6.21%	$30,826	6.75%	$33,721	7.38%

(1)	Tangible capital and core capital levels are shown as a percentage of adjusted total assets of $715.7 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $452.7 million.
(2)	A portion of the net unrealized gains on available-for-sale securities accounts for the difference between capital calculated under generally accepted accounting principles and each of tangible capital and core capital.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

Pro Forma Data

The following table shows information about our net income and stockholders’ equity reflecting the conversion. The information provided illustrates our pro forma net income and stockholders’ equity based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the conversion is completed. Net proceeds indicated in the table below are based upon the following assumptions:

•	40% of the shares of stock will be sold in the subscription and community offerings and 60% of the shares of stock will be sold in a syndicated community offering.

•

Our employee stock ownership plan will purchase a number of shares equal to 8.0% of the shares that will be outstanding following the conversion, less the 182,930 shares, to be adjusted for the exchange ratio, that our employee stock ownership plan purchased historically, with a loan from BCSB Bancorp that will be repaid in equal installments over a period of 15 years.

•

Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.0% of the aggregate purchase price of the shares sold in the subscription and community offerings, except that no fee will be paid with respect to shares purchased by the employee stock ownership plan or by our officers, directors and employees or members of their immediate families.

•	Sandler O’Neill & Partners, L.P. and other selected dealers will receive fees aggregating 6.5% of the actual purchase price of shares sold in the syndicated community offering.

•	Total expenses of the offering, excluding fees paid to Sandler O’Neill, will be $1,000,000.

Actual expenses may vary from this estimate, and the fees paid will depend, among other factors, upon whether a syndicate of broker-dealers or other means is necessary to sell the shares.

Pro forma net income for the six months ended March 31, 2007 and the year ended September 30, 2006 has been calculated as if the conversion was completed at the beginning of each period, and the net proceeds had been invested at 4.90%, which represented the one-year U.S. Treasury rate as of March 31, 2007. In light of current market interest rates, we believe that the one-year treasury rate represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations.

A pro forma after-tax return of 3.23% is used for both BCSB Bancorp and Baltimore County Savings Bank for the six months ended March 31, 2007 and for the year ended September 30, 2006, respectively, after giving effect to a combined federal and state income tax rate of 34%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the table.

When reviewing the following table, you should consider the following:

•

The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if Feldman Financial Advisors, Inc. increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market conditions after the offering begins. See “The Conversion—How We Determined the Offering Range and the $10.00 Purchase Price.”

•

Since funds on deposit at Baltimore County Savings Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma table does not reflect withdrawals from deposit accounts.

•

Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•

Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to stockholders in the unlikely event of liquidation. The amounts shown do not reflect the liquidation account, which will be established for the benefit of eligible depositors at December 31, 2005 and [SUPPLEMENTAL ERD], intangible assets, or the federal income tax consequences of the restoration to income of Baltimore County Savings Bank’s special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of BCSB Bancorp’s common stock.

•

The amounts shown do not account for the shares to be reserved for issuance upon the exercise of stock options that may be granted under our proposed equity incentive plan, which requires stockholder approval at a meeting following the conversion. Under the equity incentive plan, an amount equal to 10% of the common stock that will be outstanding following the conversion, less the 228,660 shares, to be adjusted for the exchange ratio, authorized for option awards under our 1999 stock option plan, will be reserved for future issuance upon the exercise of options to be granted under the equity inventive plan.

The following pro forma data, based on BCSB Bankcorp’s equity at March 31, 2007 and September 30, 2006 and net income for the six months ended March 31, 2007 and the year ended September 30, 2006, may not represent the actual financial effects of the conversion or our operating results after the conversion. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma table. The pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities or the amount of money that would be available for distribution to stockholders if we are liquidated after the conversion.

We are offering our common stock on a best efforts basis. BCSB Bancorp must sell a minimum of 3,995,000 shares to complete the offering.

	At or for the Six Months Ended March 31, 2007
	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	3,995,000 Shares at $10.00 Per Share		4,700,000 Shares at $10.00 Per Share		5,405,000 Shares at $10.00 Per Share		6,215,750 Shares at $10.00 Per Share
	(Dollars in thousands, except per share amounts)
Gross proceeds	$39,950		$47,000		$54,050		$62,158
Plus: shares issued in exchange for shares of BCSB Bankcorp	22,968		27,021		31,074		35,735

Pro forma market capitalization	$62,918		$74,021		$85,124		$97,983

Gross proceeds	$39,950		$47,000		$54,050		$62,158
Less: estimated expenses	(2,682)		(2,980)		(3,277)		(3,620)

Estimated net proceeds	37,268		44,020		50,773		58,538
Less: common stock acquired by employee stock ownership plan (1)	(3,089)		(3,634)		(4,179)		(4,805)
Less: common stock to be acquired by equity incentive plan (2)	(1,544)		(1,817)		(2,089)		(2,403)
Assets received from mutual holding company	224		224		224		224

Net investable proceeds	$32,859		$38,793		$44,729		$51,554

Pro Forma Net Income (loss):
Pro forma net income (loss):
Historical	$(3,214)		$(3,214)		$(3,214)		$(3,214)
Pro forma income on net investable proceeds	531		627		723		833
Less: pro forma employee stock ownership plan adjustments (1)	(68)		(80)		(92)		(106)
Less: pro forma equity incentive plan adjustments (2)	(102)		(120)		(138)		(159)
Less: pro forma stock option expense adjustments (3)	(166)		(195)		(224)		(258)

Pro forma net income (loss)	$(3,019)		$(2,983)		$(2.946)		($2,903)

Pro forma net income (loss) per share:
Historical	$(0.54)		$(0.46)		$(0.40)		$(0.34)
Pro forma income on net investable proceeds	0.09		0.09		0.09		0.09
Less: pro forma employee stock ownership plan adjustments (1)	(0.01)		(0.01)		(0.01)		(0.01)
Less: pro forma equity incentive plan adjustments (2)	(0.02)		(0.02)		(0.02)		(0.02)
Less: pro forma stock option expense adjustments (3)	(0.03)		(0.03)		(0.03)		(0.03)

Pro forma net income (loss) per share	$(0.50)		$(0.42)		$(0.36)		$(0.31)

Offering price as a multiple of pro forma net income (loss) per share	(9.9	)x	(11.8	)x	(13.8	)x	(16.1	)x
Number of shares used to calculate pro forma net income (loss) per share (4)	5,993,229		7,050,854		8,108,479		9,324,757
Pro Forma Stockholders’ Equity:
Pro forma stockholders’ equity (book value):
Historical	$34,435		$34,435		$34,435		$34,435
Estimated net proceeds	37,268		44,020		50,773		58,538
Mutual holding company capital consolidation	224		224		224		224
Less: common stock acquired by employee stock ownership plan (1)	(3,089)		(3,634)		(4,179)		(4,805)
Less: common stock to be acquired by equity incentive plan (2)	(1,544)		(1,817)		(2,089)		(2,403)

Pro forma stockholders’ equity	$67,294		$73,228		$79,164		$85,989

Pro forma stockholders’ equity per share:
Historical	$5.47		$4.65		$4.05		$3.52
Estimated net proceeds	5.92		5.95		5.96		5.98
Mutual holding company capital consolidation	0.04		0.03		0.03		0.02
Less: common stock acquired by employee stock ownership plan (1)	(0.49)		(0.49)		(0.49)		(0.49)
Less: common stock to be acquired by equity incentive plan (2)	(0.25)		(0.25)		(0.25)		(0.25)

Pro forma stockholders’ equity per share	$10.70		$9.89		$9.30		$8.78

Offering price as a percentage of pro forma stockholders’ equity per share	93.5%		101.1%		107.5%		113.8%
Number of shares used to calculate pro forma stockholders’ equity per share	6,291,786		7,402,101		8,512,416		9,789,278

(footnotes on page         )

	At or for the Year Ended September 30, 2006
	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	3,995,000 Shares at $10.00 Per Share		4,700,000 Shares at $10.00 Per Share		5,405,000 Shares at $10.00 Per Share		6,215,750 Shares at $10.00 Per Share
	(Dollars in thousands, except per share amounts)
Gross proceeds	$39,950		$47,000		$54,050		$62,158
Plus: shares issued in exchange for shares of BCSB Bankcorp	22,968		27,021		31,074		35,735

Pro forma market capitalization	$62,918		$74,021		$85,124		$97,983

Gross proceeds	$39,950		$47,000		$54,050		$62,158
Less: estimated expenses	(2,682)		(2,980)		(3,277)		(3,620)

Estimated net proceeds	37,268		44,020		50,773		58,538
Less: common stock acquired by employee stock ownership plan (1)	(3,089)		(3,634)		(4,179)		(4,805)
Less: common stock to be acquired by equity incentive plan (2)	(1,544)		(1,817)		(2,089)		(2,403)
Assets received from mutual holding company	224		224		224		224

Net investable proceeds	$32,859		$38,793		$44,729		$51,554

Pro Forma Net Income (loss):

Pro forma net income (loss):
Historical	$(7,393)		$(7,393)		$(7,393)		$(7,393)
Pro forma income on net investable proceeds	1,061		1,253		1,445		1,665
Less: pro forma employee stock ownership plan adjustments (1)	(136)		(160)		(184)		(211)
Less: pro forma equity incentive plan adjustments (2)	(204)		(240)		(276)		(317)
Less: pro forma stock option expense adjustments (3)	(331)		(390)		(448)		(515)

Pro forma net income (loss)	$(7,003)		$(6,930)		$(6,856)		$(6,771)

Pro forma net income (loss) per share:
Historical	$(1.23)		$(1.05)		$(0.91)		$(0.79)
Pro forma income on net investable proceeds	0.18		0.18		0.18		0.18
Less: pro forma employee stock ownership plan adjustments (1)	(0.02)		(0.02)		(0.02)		(0.02)
Less: pro forma equity incentive plan adjustments (2)	(0.03)		(0.03)		(0.03)		(0.03)
Less: pro forma stock option expense adjustments (3)	(0.06)		(0.06)		(0.06)		(0.06)

Pro forma net income (loss) per share	$(1.17)		$(0.98)		$(0.84)		$(0.72)

Offering price as a multiple of pro forma net income (loss) per share	(8.6	)x	(10.2	)x	(11.8	)x	(13.8	)x
Number of shares used to calculate pro forma net income per share (4)	6,003,524		7,062,966		8,122,408		9,340,775
Pro Forma Stockholders’ Equity:

Pro forma stockholders’ equity (book value):
Historical	$33,421		$33,421		$33,421		$33,421
Estimated net proceeds	37,268		44,020		50,773		58,538
Mutual holding company capital consolidation	224		224		224		224
Less: common stock acquired by employee stock ownership plan (1)	(3,089)		(3,634)		(4,179)		(4,805)
Less: common stock to be acquired by equity incentive plan (2)	(1,544)		(1,817)		(2,089)		(2,403)

Pro forma stockholders’ equity	$66,280		$72,214		$78,150		$84,975

Pro forma stockholders’ equity per share:
Historical	$5.31		$4.52		$3.93		$3.41
Estimated net proceeds	5.92		5.95		5.96		5.98
Mutual holding company capital consolidation	0.04		0.03		0.03		0.02
Less: common stock acquired by employee stock ownership plan (1)	(0.49)		(0.49)		(0.49)		(0.49)
Less: common stock to be acquired by equity incentive plan (2)	(0.25)		(0.25)		(0.25)		(0.25)

Pro forma stockholders’ equity per share	$10.53		$9.76		$9.18		$8.68

Offering price as a percentage of pro forma stockholders’ equity per share	93.5%		101.1%		107.5%		113.8%
Number of shares used to calculate pro forma stockholders’ equity per share	6,291,786		7,402,101		8,512,416		9,789,278

(1)

Assumes that the employee stock ownership plan will acquire an amount of stock equal to 8.0% of the shares that will be outstanding following the conversion, less the 182,930 shares, to be adjusted for the exchange ratio, that our employee stock ownership plan purchased historically (308,852, 363,359, 417,866 and 480,539 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds used to acquire these shares from the net proceeds from the offering retained by BCSB Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 8.25%, and a term of 15 years. Baltimore County Savings Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that BCSB Bancorp will earn on the loan will offset the interest paid on the loan by Baltimore County Savings Bank. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/15 of the total, based on a 15-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released will be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(2)	Assumes that BCSB Bancorp will purchase in the open market a number of shares equal to 4.0% of the shares that will be outstanding following the conversion with proceeds from the offering, less the 91,464 shares, to be adjusted for the exchange ratio, that were authorized for award under our historical management recognition plan (154,426, 181,681, 208,935 and 240,271 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under our existing management recognition plan and/or an equity incentive plan to be adopted following the conversion. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 2.40%.

The adjustment to pro forma net income for the management recognition plan and/or equity incentive plan reflects the after-tax compensation expense associated with the restricted stock awards. It is assumed that the fair market value of a share of BCSB Bankcorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the management recognition plan and/or equity incentive plan, total equity incentive plan expense would be greater.

(3)	The adjustment to pro forma net income for stock options reflects the compensation expense associated with the stock options that may be granted under our existing stock option plan and/or the equity incentive plan to be adopted following the offering. If the equity incentive plan is approved by stockholders, a number of shares equal to 10.0% of the number of shares that will be outstanding following the conversion, less the 228,660 shares, to be adjusted for the exchange ratio, authorized for option awards under our historical option plan (386,068, 454,202, 522,337 and 600,679 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively) will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $4.29 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 19.67%; and risk-free interest rate, 4.50%. It is assumed that stock options granted under our existing option plan and/or the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded was an amortized expense during each year. If the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 5.58%.

(4)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the conversion, less the number of shares purchased by the employee stock ownership plan not committed to be released within three months or one year following the conversion. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

Our Business

General

BCSB Bankcorp serves as the holding company for its wholly owned subsidiaries, Baltimore County Savings Bank, F.S.B., BCSB Bankcorp Capital Trust I and BCSB Bankcorp Capital Trust II. Baltimore County Savings Bank, M.H.C., a federal mutual holding company, owns 63.5% of BCSB Bankcorp’s outstanding common stock. BCSB Bankcorp’s assets consist of its investment in Baltimore County Savings Bank and its portfolio of investment securities.

BCSB Bankcorp’s sole business activity is the ownership of all of Baltimore County Savings Bank’s capital stock and the common shares of its two trust subsidiaries. BCSB Bankcorp has no significant liabilities other than $23.2 million in subordinated debentures it issued to trust subsidiaries in connection with the issuance of trust preferred securities. BCSB Bankcorp does not transact any material business other than through its subsidiary, Baltimore County Savings Bank. Accordingly, information set forth in this prospectus, including the consolidated financial statements and related financial data, relates primarily to Baltimore County Savings Bank. BCSB Bankcorp is subject to the regulation, supervision and examination of the Office of Thrift Supervision.

BCSB Bankcorp does not own or lease any property but instead uses the premises and equipment of Baltimore County Savings Bank with the payment of appropriate rental fees, as required by applicable law and regulations and under the terms of an expense allocation agreement. BCSB Bancorp will enter into a similar arrangement with Baltimore County Savings Bank upon the completion of the conversion.

Baltimore County Savings Bank, F.S.B. is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area, which consists of the Baltimore Metropolitan Area. Baltimore County Savings Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, its primary federal regulator, and the Federal Deposit Insurance Corporation, its deposit insurer. We attract deposits from the general public and invest these funds in loans secured by first mortgages on owner-occupied, single-family residences in our market area and other real estate loans consisting of commercial real estate loans, construction loans and single-family rental property loans. To a lesser extent, we originate consumer loans and commercial loans. We derive our income primarily from interest earned on these loans, and to a lesser extent, interest earned on investment securities and mortgage-backed securities. We operate out of our main office in Baltimore, Maryland and 18 branch offices in Baltimore County, Harford County and Baltimore City in Maryland. Our Internet website is www.baltcosavings.com.

Baltimore County Savings Bank was chartered by the State of Maryland in 1955 under the name Baltimore County Building and Loan Association. Baltimore County Savings Bank received federal insurance of its deposit accounts in 1985 and received a federal charter in 1987, at which time it adopted its present name of Baltimore County Savings Bank, F.S.B. On July 24, 2002, we acquired WHG Bancshares Corporation and its subsidiary, Heritage Savings Bank, FSB for $18.3 million in cash. At the time of the acquisition, Heritage Savings Bank, FSB operated five branch office locations and had $157 million in assets.

To partially capitalize branch expansion and the WHG Bancshares acquisition, we raised supplemental capital through two issuances of pooled trust preferred securities. Specifically, BCSB Bankcorp Capital Trust I issued $12.9 million in trust preferred securities on June 27, 2002, with a rate equal to 3.65% over the three-month LIBOR rate that resets quarterly, and is redeemable quarterly after September 30, 2007, and BCSB Bankcorp Capital Trust II issued $10.3 million in trust preferred securities on September 29, 2003, with a rate equal to 3.00% over the three-month LIBOR that resets quarterly, and is redeemable quarterly after October 7, 2008.

Market Area

Our market area consists of the Baltimore metropolitan area. At March 31, 2007, we estimate that more than 95% of deposits and 95% of all lending came from our market area.

The economy of our market area is a diverse cross section of employment sectors, with a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities and finance related employment. This partially mitigates the risk associated with a decline in any particular economic sector. Once the backbone of the regional economy, the manufacturing industry is relatively stable following a long period of decline. Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of our market area. Baltimore County has the largest population at 768,000, followed by Baltimore City at 633,000, Anne Arundel County at 512,000, Howard County at 270,200 and Harford County at 238,750. Located adjacent to major transportation corridors and Washington, DC, the Baltimore metropolitan area provides a diversified broad economic base. According to Baltimore County Department of Economic Development 78% of Baltimore County’s employees work in the private sector with approximately 7% in manufacturing, 20% in trade, transportation and utilities, 12.0% in professional business services, 22.0% in education and health services, and 8% in leisure and hospitality. Government provides 17.5% of Baltimore County’s jobs, with self-employed providing the remaining employment.

Harford County continues to experience strong economic growth while maintaining a strong government presence of approximately 12,486 employed in the Aberdeen Proving Grounds both in the military and in civilian capacity. The Maryland Department of Labor and Licensing Regulation estimates 61,323 work in Harford County’s private sector with 23% working in retail trade, transportation, and utilities, 12.7% in professional or business services, 10.59% in local government and 10.0% in education and health services. Going forward, Harford County and the entire Baltimore metropolitan area will benefit from the proposed recommendations by the U.S. Army for the realignment and closure of military bases which could add approximately 20,000 jobs in both military and related private sector employment.

Based on data provided by Environmental Systems Research Institute, Inc. from 2000 to 2006, Baltimore City experienced a decline in population at a rate of 0.5% annually, while Baltimore County’s population increased at a 0.9% annual rate over the same period. Comparatively, over the same time period, annual population growth rates for Harford County and Howard County equaled 1.8% and 1.7%, respectively, which exceeded the comparable Maryland growth rate of 1.2% and the U.S. growth rate of 1.3%.

Income levels in the market area tend to reflect the nature of the markets served, with higher income levels in the faster growing suburban markets. Based on data provided by Environmental Systems Research Institute, Inc. from 2000 to 2006 Baltimore City’s median income increased at an annual rate of 2.9%, while Baltimore County’s median income increased 3.2% over the same period. Comparatively, over the same time period, annual median income growth rates for Howard County and Harford County equaled 3.7% and 3.4%, respectively, outpacing the Maryland and U.S. median income growth rate of 3.4%.

Following the median income growth rate pattern, based on data provided by Environmental Systems Research Institute, Inc., the annual rate of growth of per capita income for Baltimore City was 3.1%, while Baltimore County’s was 3.5% from 2000 to 2006. Comparatively, over the same time period, annual per capita income for Howard County increased 5.0%, while Harford County’s increased 4.0%, exceeding the comparable Maryland per capita growth rate of 4.0% and the U.S. per capita growth rate of 3.9%.

Competition

We face strong competition both in originating real estate and consumer loans and in attracting deposits. We compete for real estate and other loans principally on the basis of interest rates, the types of loans we originate, the deposit products we offer and the quality of service we provide to borrowers. We also compete by offering products which are tailored to the local community. Our competition in originating real estate loans comes primarily from other savings institutions, commercial banks and mortgage bankers. Commercial banks, credit unions and finance companies provide vigorous competition in consumer lending. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

We attract deposits through our offices primarily from the local community. Consequently, competition for deposits is principally from other savings institutions, commercial banks, credit unions and brokers in the local community. We compete for deposits and loans by offering what we believe to be a variety of deposit accounts at competitive rates, convenient business hours, a commitment to outstanding customer service and a well-trained staff. We believe we have developed strong relationships with local realtors and the community in general.

As of June 30, 2006, the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 1.4% of all deposits in the Baltimore metropolitan area, which ranked us 14th out of 90 financial institutions in the Baltimore metropolitan area. In

Baltimore County and Harford County we held 3.4% and 4.2%, respectively, of deposits held by all banks and savings institutions. The Baltimore metropolitan area has a high concentration of financial institutions and financial service providers, many of which are branches of large money center, super-regional and regional banks that have greater resources than we do and may offer products or services that we do not provide.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

General. Our gross loan portfolio totaled $472.3 million at March 31, 2007, representing 65.0% of total assets at that date. At March 31, 2007, $210.1 million, or 44.50% of our gross loan portfolio, consisted of single-family, residential mortgage loans. Other loans secured by real estate include commercial real estate loans, construction loans and single-family rental property loans, which amounted to $114.1 million, $35.7 million and $31.8 million, respectively, or 24.2%, 7.6% and 6.7%, respectively, of our gross loan portfolio at March 31, 2007. We also originate consumer loans, consisting primarily of automobile loans and home equity lines of credit, which totaled $40.3 million and $18.0 million, respectively, or 8.5% and 3.8% respectively, of our gross loan portfolio. Other lending activities include commercial lines of credit, which totaled $14.3 million, or 3.0% of our gross loan portfolio.

Loan Portfolio Composition. The following table sets forth selected data relating to the composition of Baltimore County Savings Bank’s loan portfolio by type of loan at the dates indicated. At the dates indicated, Baltimore County Savings Bank had no concentrations of loans exceeding 10% of gross loans other than as disclosed below.

	At March 31, 2007		At September 30,
			2006		2005		2004		2003		2002
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Real estate loans:

Single-family residential (1)	$210,143	44.50	$214,724	44.50%	$195,203	40.44%	$179,010	43.47%	$179,552	46.32%	$221,062	53.09%
Single-family rental property	31,816	6.73	29,131	6.04	26,914	5.58	19,257	4.68	14,348	3.70	8,306	2.00
Commercial	114,117	24.16	110,179	22.83	75,034	15.55	64,615	15.69	53,675	13.85	57,356	13.77
Construction (2)	35,703	7.56	39,021	8.09	53,755	11.14	23,225	5.64	16,411	4.23	11,734	2.82
Commercial lines of credit	14,295	3.03	9,606	2.00	16,463	3.41	16,038	3.89	6,410	1.65	4,208	1.01

Commercial leases	4,483.95		4,749.98		3,300.68		1,300.32		820.21		1,170.28
Commercial loans secured	0	—	365.08		1,869.39		800.20		133.03		1,595.38

Commercial loans unsecured	406.09		409.08		538.11		545.13		678.17		—	—

Consumer Loans:
Automobile	40,300	8.53	53,530	11.09	88,287	18.29	88,122	21.40	98,168	25.33	93,161	22.38
Home equity lines of credit	18,038	3.82	17,942	3.72	17,901	3.71	15,629	3.79	13,943	3.60	13,864	3.33
Other	2,975.63		2,849.59		3,377.70		3,265.79		3,474.90		3,897.94

Total	472,276	100.00	482,505	100.00%	482,641	100.00%	411,806	100.00%	387,612	100.00%	416,353	100.00%

Add:
Purchase accounting premium (net)	363		451		665		950		1,320		1,990
Less:
Undisbursed portion of loans in process	11,349		12,014		16,874		13,764		7,753		4,902
Deferred loan origination fees	478		355		272		267		429		661
Unearned interest	2,623		4,132		9,067		10,002		12,750		13,964
Allowance for loan losses	2,774		2,679		2,746		2,587		2,698		2,199

Total	$455,415		$463,776		$454,347		$386,136		$365,302		$396,617

(1)	Includes fixed-rate second mortgage loans.
(2)	Includes acquisition and development loans.

Loan Maturity Schedules. The following table sets forth certain information at September 30, 2006 regarding the dollar amount of loans maturing in our portfolio based on their contractual terms to maturity, including scheduled repayments of principal. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The table does not include any estimate of prepayments which significantly shorten the average life of mortgage loans and may cause Baltimore County Savings Bank’s repayment experience to differ from that shown below.

	Due During the Year Ending September 30,			Due After Three Through Five Years After September 30, 2006	Due After Five Through Ten Years After September 30, 2006	Due After 10 Through 15 Years After September 30, 2006	Due After 15 Years After September 30, 2006	Total
	2007	2008	2009
	(In thousands)
Real estate loans:
Single-family residential(1)	$1,971	$4,472	$1,648	$8,639	$43,503	$63,842	$90,649	$214,724
Single-family rental
Property	425	187	10	398	2,871	5,982	19,258	29,131
Commercial	5,573	4,939	1,221	5,033	12,178	11,981	69,254	110,179
Construction(2)	14,218	6,747	—	—	7,000	—	11,056	39,021
Commercial lines of credit	9,116	192	—	—	—	298	—	9,606
Commercial leases	70	710	1,623	2,096	250	—	—	4,749
Commercial loans secured	365	—	—	—	—	—	—	365
Commercial loans unsecured	409	—	—	—	—	—	—	409
Consumer:
Automobile	2,601	7,370	11,665	31,669	225	—	—	53,530
Home equity lines of credit	—	—	—	—	—	17,942	—	17,942
Other	674	432	272	188	347	474	462	2,849

Total	$35,422	$25,049	$16,439	$48,023	$66,374	$100,519	$190,679	$482,505

(1)	Includes fixed-rate second mortgage loans.
(2)	Includes acquisition and development loans.

The following table sets forth at September 30, 2006, the dollar amount of all loans due one year and one year or more after September 30, 2007 which have predetermined interest rates and have floating or adjustable interest rates.

	Predetermined Rate	Floating or Adjustable Rates	Total
	(In thousands)
Real estate loans:
Single-family residential(1)	$201,613	$13,111	$214,724
Single-family rental property	10,911	18,220	29,131
Commercial	24,767	85,412	110,179
Construction(2)	17,257	21,764	39,021
Commercial lines of credit	—	9,606	9,606
Commercial leases	4,749	—	4,749
Commercial loans secured	365	—	365
Commercial loans unsecured	409	—	409
Consumer:
Automobiles	53,530	—	53,530
Home equity lines of credit	—	17,942	17,942
Other	2,849	—	2,849

Total	$316,450	$166,055	$482,505

(1)	Includes fixed-rate second mortgage loans.
(2)	Includes acquisition and development loans.

Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give us the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.

Originations, Purchases and Sales of Loans. We generally have authority to originate and purchase loans secured by real estate located throughout the United States. Consistent with our emphasis on being a community-oriented financial institution, we concentrate our lending activities in our market area.

The following table sets forth certain information with respect to our loan origination, purchase and sale activity for the periods indicated.

	Six Months Ended March 31,		Year Ended September 30,
	2007	2006	2006	2005	2004
	(In thousands)
Loans originated:
Real estate loans:
Single-family residential(1)	$12,340	$26,289	50,160	$53,800	$41,406
Single-family rental property	4,369	5,558	5,779	10,599	7,739
Commercial	10,447	14,823	36,463	39,095	27,866
Construction(2)	8,117	2,627	14,738	18,652	6,196
Commercial lines of credit	1,112	1,600	3,275	8,174	13,570
Commercial loans secured	—	—	107	2,866	1,195
Commercial leases	805	1,396	2,745	190	872
Consumer:
Automobile	1,567	4,392	6,884	47,659	40,154
Home equity lines of credit	3,068	2,489	8,435	11,803	8,669
Other	811	201	896	1,089	927

Total loans originated	$42,636	$59,375	129,482	$193,927	$148,594

Loans purchased:
Real estate loans	$—	$—	$—	$—	—

Total loans purchased	$—	$—	$—	$—	—

Loans sold:
Whole loans	$—	$—	$—	$—	$3,449

Total loans sold	$—	$—	$—	$—	$3,449

(1)	Includes fixed-rate second mortgage loans.
(2)	Includes acquisition and development loans.

In recent periods we have not purchased whole loans. However, we have purchased loan participations, which we include on the table above under loans originated.

We derive loan originations from a number of sources, including referrals by realtors, depositors and borrowers and advertising, as well as walk-in customers. Our solicitation programs consist of advertisements in local media, in addition to occasional participation in various community organizations and events. Real estate loans are originated by our loan personnel. Automobile loans are originated by our loan personnel, and loan applications are accepted at our offices.

Loan Underwriting Policies. Our lending activities are subject to our written, nondiscriminatory underwriting standards and to loan origination procedures prescribed by our Board of Directors and management. Detailed loan applications are obtained to determine the borrower’s ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. Real estate loans up to $1.3 million may be approved by the Officers Loan Committee, which consists of our President, Executive Vice President of Lending and Treasurer, and meets weekly. All loans in excess of these amounts must be approved by the Directors Loan Committee and Board of Directors. Individual officers have been granted authority by the Board of Directors to approve loans up to varying specified dollar amounts, depending upon the type of loan. Automobile loans are approved by the, Senior Loan Officer and consumer loan underwriters and reviewed by our Executive Vice President who supervises lending operations.

Applications for single-family real estate loans generally are underwritten and closed in accordance with the standards of Fannie Mae. Upon receipt of a loan application from a prospective borrower, a credit report and verifications are ordered to verify specific information relating to the loan applicant’s employment, income and credit standing. If a proposed loan is to be secured by a deed of trust or a mortgage on real estate, an appraisal of the real estate is generally undertaken by an appraiser approved by us and licensed by the State of Maryland. In the case of single-family residential mortgage loans, except when we become aware of a particular risk of environmental contamination, we generally do not obtain a formal environmental report on the real estate at the time a loan is made. A formal environmental report may be required in connection with commercial real estate loans, and we may obtain a Phase I environmental study in connection with the underwriting of acquisition and development loans.

It is our policy to record a lien on the real estate securing a loan and to obtain title insurance or an attorney’s certification which ensures that the property is free of prior encumbrances and other possible title defects. Borrowers must also obtain hazard insurance policies prior to closing and, when the property is in a flood plain as designated by Federal Emergency Management Agency, pay flood insurance policy premiums.

With respect to single-family residential mortgage loans, we make a loan commitment of between 30 and 60 days for each loan approved. If the borrower desires a longer commitment, the commitment may be extended for good cause and upon written approval.

We are permitted to lend up to 97% of the lesser of the appraised value or the purchase price of the real property securing a mortgage loan. However, if the amount of a residential loan originated or refinanced exceeds 90% of the appraised value, our policy is to obtain private mortgage insurance at the borrower’s expense on the principal amount of the loan. We provide a first time home buyers loan program in conjunction with the Federal Home Loan Bank of Atlanta where 100% of the loan amount will be funded for qualified buyers. We will make a single-family residential mortgage loan with up to a 97% loan-to-value ratio if the required private mortgage insurance is obtained. We generally limit the loan-to-value ratio on commercial real estate mortgage loans to 80%, although the loan-to-value ratio on commercial real estate loans in limited circumstances has been as high as 90%. We limit the loan-to-value ratio on single-family rental property loans to 80%. Home equity loans are made in amounts which, when added to any senior indebtedness, do not exceed 90% of the value of the property.

Under applicable law, with certain limited exceptions, loans and extensions of credit by a savings institution to a person outstanding at one time may not exceed 15% of an institution’s unimpaired capital and surplus. Loans and extensions of credit fully secured by readily marketable collateral may comprise an additional 10% of unimpaired capital and surplus. Under these limits, our loans to one borrower were limited to $7.5 million at March 31, 2007. Applicable law additionally authorizes savings institutions to make loans to one borrower, for any purpose, in an amount not to exceed $500,000 or in an amount not to exceed the lesser of $30,000,000 or 30% of unimpaired capital and surplus to develop residential housing, provided: (i) the purchase price of each single-family dwelling in the development does not exceed $500,000; (ii) the savings institution is and continues to be in compliance with its fully phased-in regulatory capital requirements; (iii) the loans comply with applicable loan-to-value requirements; (iv) the aggregate amount of loans made under this authority does not exceed 150% of unimpaired capital and surplus; and (v) the Director of Office of Thrift Supervision, by order, permits the savings institution to avail itself of this higher limit. At March 31, 2007, we had no lending relationships in excess of the loans-to-one-borrower limit. At March 31, 2007, our largest loan customer was a residential real estate developer with a total of 11 loans aggregating $6.2 million at March 31, 2007, the largest of which was a $4.0 million residential land development loan in Prince Georges County. These loans were performing in accordance with their terms at March 31, 2007.

Interest rates we charge on loans are affected principally by competitive factors, the demand for such loans and the supply of funds available for lending purposes. These factors are, in turn, affected by general economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and government budgetary matters.

Single-Family Residential Real Estate Lending. We historically have been and continue to be an originator of single-family, residential real estate loans in our market area. At March 31, 2007, single-family, residential mortgage loans, excluding single-family rental property loans and home equity loans, totaled $210.1 million, or 44.5%, of our gross loan portfolio.

We originate fixed-rate mortgage loans at competitive interest rates. At March 31, 2007, we had $200.8 million of fixed-rate single-family mortgage loans, which amounted to 95.6% of our single-family mortgage loans.

We emphasize the origination of fixed-rate single-family residential mortgage loans with maturities of 30 years or less by offering competitive rates.

We also offer adjustable-rate single-family residential mortgage loans. As of March 31, 2007, $9.3 million, or 4.4%, of our single-family mortgage loans carried adjustable rates. After the initial term, the rate adjustments on our adjustable-rate loans are indexed to a rate which adjusts annually based upon changes in an index based on the weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity of one year, as made available by the Federal Reserve Board. The interest rates on most of our adjustable-rate mortgage loans are adjusted once a year, and we offer loans that have an initial adjustment period of one, three or five years. The maximum adjustment is 2% per adjustment period with a maximum aggregate adjustment of 6% over the life of the loan. We offer adjustable-rate mortgage loans that provide for initial rates of interest below the rates that would prevail when the index used for repricing is applied. All of our adjustable-rate loans require that any payment adjustment resulting from a change in the interest rate be sufficient to result in full amortization of the loan by the end of the loan term and, thus, do not permit any of the increased payment to be added to the principal amount of the loan, known as “negative amortization.”

The retention of adjustable-rate loans in our portfolio helps reduce our exposure to increases in prevailing market interest rates. However, there are unquantifiable credit risks resulting from potential increases in costs to borrowers in the event of upward repricing of adjustable-rate loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate loans may increase due to increases in interest costs to borrowers. Further, although adjustable-rate loans allow us to increase the sensitivity of our interest-earning assets to changes in interest rates, the extent of this interest sensitivity is limited by the initial fixed-rate period before the first adjustment and the lifetime interest rate adjustment limitations. Accordingly, there can be no assurance that yields on our adjustable-rate loans will fully adjust to compensate for increases in our cost of funds. Finally, adjustable-rate loans increase our exposure to decreases in prevailing market interest rates, although decreases in our cost of funds tend to offset this effect.

Single-Family Rental Property Loans. We also offer single-family residential mortgage loans secured by properties that are not owner-occupied. As of March 31, 2007, single-family rental property loans totaled $31.8 million, or 6.7%, of our gross loan portfolio. Originations of single-family rental property loans were $4.4 million, $5.8 million, $10.6 million and $7.7 million for the six months ended March 31, 2007 and the years ended September 30, 2006, 2005 and 2004, respectively. Single-family residential mortgage loans secured by non-owner-occupied properties are made on a fixed-rate or an adjustable-rate basis and carry interest rates generally from 0.5% to 1.0% above the rates charged on comparable loans secured by owner-occupied properties. The maximum term on such loans is 30 years.

Construction Lending. A substantial portion of our construction loans are originated for the construction of owner-occupied, single-family dwellings in our primary market area. Residential construction loans are offered primarily to individuals building their primary or secondary residence, as well as to selected local developers to build single-family dwellings. Generally, loans to owner/occupants for the construction of owner-occupied, single-family residential properties are originated in connection with the permanent loan on the property and have a construction term of up to 12 months. Such loans are offered on a fixed-rate or adjustable-rate basis. Interest rates on residential construction loans made to the owner/occupant have interest rates during the construction period equal to the same rate on the permanent loan selected by the customer. Interest rates on residential construction loans to builders are set at the prime rate plus a margin of between 0% and 1.5%. Interest rates on commercial construction loans are based on the prime rate plus a negotiated margin of between 0% and 1.5% and adjust monthly, with construction terms generally not exceeding 18 months. Advances are made on a percentage of completion basis. At March 31, 2007, $35.7 million, or 7.6%, of our gross loan portfolio consisted of commercial construction loans, acquisition and development loans, and construction loans on single family residences.

Prior to making a commitment to fund a loan, we require both an appraisal of the property by appraisers approved by the Board of Directors and a study of projected construction costs. We also review and inspect each project at the commencement of construction and as needed prior to disbursements during the term of the construction loan.

Consolidation in the building industry and the increasing presence in our market of large builders that are not locally based have limited our ability to compete for some loans to builders because our loans-to-one-borrower limitation constrains our ability to meet the volume requirements of the large builders. Our construction loans totaled $35.7 million, $39.0 million, $53.8 million and $23.2 million at March 31, 2007, September 30, 2006, 2005 and 2004, respectively, and construction loan originations were $8.1 million, $14.7 million, $18.7 million and $6.2 million during the six months ended March 31, 2007 and the years ended September 30, 2006, 2005 and 2004, respectively.

On occasion, we make acquisition and development loans to local developers to acquire and develop land for sale to builders who will construct single-family residences. Acquisition and development loans, which we consider to be construction loans, are made at rates that adjust monthly, based on the prime rate plus a negotiated margin, for terms of up to three years. Interest only is paid during the term of the loan, and the principal balance of the loan is paid down as developed lots are sold to builders. Generally, in connection with acquisition and development loans, we issue a letter of credit to secure the developer’s obligation to local governments to complete certain work. If the developer fails to complete the required work, we would be required to fund the cost of completing the work up to the amount of the letter of credit. Letters of credit generate fee income but create additional risk. At March 31, 2007, we had 18 letters of credit outstanding totaling $796,000. All acquisition and development loans were performing in accordance with their terms at such date.

Construction financing generally is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate and the borrower is unable to meet our requirements of putting up additional funds to cover extra costs or change orders, then we will demand that the loan be paid off and, if necessary, institute foreclosure proceedings, or refinance the loan. If the estimate of value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with collateral having a value which is insufficient to assure full repayment. We have sought to minimize this risk by limiting construction lending to qualified borrowers (i.e., borrowers who satisfy all credit requirements and whose loans satisfy all other underwriting standards which would apply to our permanent mortgage loan financing for the subject property) in our market area. On loans to builders, we work only with selected builders with whom we have experience and carefully monitor the creditworthiness of the builders.

Commercial Real Estate Lending. A key strategic focus in recent years has been to increase our investment in commercial real estate loans, which tend to have higher yields than single-family mortgage loans and which have shorter terms to maturity or adjustable interest rates. With the addition of several new commercial loan officers, we have increased our commercial real estate loans from $57.4 million at September 30, 2002 to $114.1 million at March 31, 2007. At March 31, 2007, our commercial real estate loans amounted to 24.2% of our gross loan portfolio. Our commercial real estate loan portfolio includes loans to finance the acquisition of small office buildings, churches, commercial condominiums, small shopping centers and small commercial and industrial buildings. Such loans generally range in size from $100,000 to $5 million, with the largest having an outstanding principal balance of $5.2 million at March 31, 2007. Our largest commercial loan at March 31, 2007 was a loan to construct a two-story commercial condominium building in the Baltimore County White Marsh area. The loan was performing in accordance with its terms at March 31, 2007.

We offer fixed-rate and adjustable-rate mortgage loans secured by income-producing commercial real estate in our market area. Commercial real estate loans are originated with terms of up to 25 years. Commercial real estate loans generally amortize over a period of from 15 to 25 years but must be paid in full or refinanced in five years. Our adjustable-rate commercial real estate loans feature an interest rate indexed to the five-year treasury bill rate plus a margin. We also offer fixed-rate commercial real estate loans with 15-year terms. Commercial real estate loans generally are made in amounts not exceeding 80% of the lesser of the appraised value or the purchase price of the property.

Commercial real estate lending entails significant additional risks as compared with single-family residential property lending. Commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers. The payment experience on such loans typically is dependent on the successful operation of the real estate project, retail establishment or business. These risks can be significantly impacted by supply and demand conditions in the market for office and retail space and, as such, may be subject to a greater extent to adverse conditions in the economy generally. To minimize these risks, we generally limit such loans to our market area or to borrowers with which we have prior experience or who are otherwise known to us. It is our policy generally to obtain annual financial statements of the business of the borrower or the project for which commercial real estate loans are made. In addition, in the case of commercial real estate loans made to a legal entity, we seek, whenever possible, to obtain personal guarantees and annual financial statements of the principals of the legal entity. See “Risk Factors—Risks Related to Our Business—Our increased emphasis on commercial real estate and commercial lending may expose us to increased lending risks.”

Commercial Lines of Credit. We provide commercial lines of credit to businesses within our market area. These loans are secured by business assets, including real property, equipment, automobiles and consumer leases. Generally, all loans are further personally guaranteed by the owners of the business. The commercial lines have adjustable interest rates tied to the prime rate and are offered at rates from prime plus 0% to prime plus 3 1/2%. As of March 31, 2007, we had $14.3 million of such loans outstanding.

Commercial Leases. When market conditions, interest rates, and credit risk warrant, we will accept, without recourse, assignments of commercial secured machinery and equipment leases from reputable commercial leasing companies in the Baltimore-Washington metropolitan area. The purpose of the commercial leasing program is to further diversity our lending portfolio by accumulating a portfolio of leases that produce a higher rate of return than other lending activities, minimize credit risk and improve interest rate sensitivity of the financial institution’s overall asset base. At March 31, 2007, commercial leases totaled $4.5 million, or .95% of our gross loan portfolio.

Consumer Lending. Our consumer loans consist of automobile loans, home equity lines of credit and loans secured by savings deposits.

Automobile loans totaled $40.3 million, or 8.5%, of our gross loan portfolio, at March 31, 2007. Automobile loans are secured by both new and used cars and, depending on the creditworthiness of the borrower, may be made for up to 110% of the “invoice price” or clean “blue book” value, whichever is lower, or, with respect to used automobiles, the loan values as published by a wholesale value listing utilized by the automobile industry. Automobile loans are made directly to the borrower-owner. New and relatively new cars (less than two years old or 20,000 miles or less) are financed for a period generally of up to six years, while used cars are financed for a period generally of up to five years, or less, depending on the age of the car. Collision insurance is required for all automobile loans. We also maintain a blanket collision insurance policy that provides insurance for any borrower who allows his insurance to lapse. When an automobile that collateralizes a loan is repossessed, we compare the published wholesale value of the particular car make and model to the loan carrying amount. Any deficiency between the automobile’s estimated value and the loan balance is charged to the allowance for loan losses and the asset is transferred to the Other Assets category on the balance sheet. Once the automobile is sold, any difference between the amount realized and the carrying value is then charged to “Loss on repossessed assets.”

We originate second mortgage loans and home equity lines of credit. As of March 31, 2007, home equity lines of credit totaled $18.0 million, or 3.8%, of our gross loan portfolio. Second mortgage loans are made at fixed rates and for terms of up to 15 years and totaled $22.3 million, or 4.7%, of our gross loans at March 31, 2007.

Our home equity lines of credit currently have adjustable interest rates tied to the prime rate and can be offered anywhere from as low as the prime rate less 0.50% up to the prime rate plus 1.0%. The interest rate may not adjust to a rate higher than 18%. The home equity lines of credit require monthly payments until the loan is paid in full, with a loan term not to exceed 30 years. The minimum monthly payment is the outstanding interest. Home equity lines of credit are secured by subordinate liens against residential real property. We require that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least sufficient to cover the loan.

We make savings account loans for up to 90% of the depositor’s savings account balance. The interest rate is normally 2.0% above the rate paid on the related savings account, and the account must be pledged as collateral to secure the loan. Interest generally is billed on a quarterly basis. At March 31, 2007, savings account loans accounts totaled $1.4 million, or .30%, of our gross loan portfolio.

As part of our loan strategy, we have diversified our lending portfolio to afford us the opportunity to earn higher yields and to provide a fuller range of banking services. These products have generally been in the consumer area and include boat loans and loans for the purchase of recreational vehicles. Such loans totaled $1.5 million at March 31, 2007.

Consumer lending usually affords us the opportunity to earn yields higher than those obtainable on single-family residential lending. However, consumer loans entail greater risk than do residential mortgage loans, particularly in the case of loans which are unsecured or secured by rapidly depreciable assets. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by events such as job loss, divorce, illness or personal bankruptcy.

Loan Fees and Servicing. We receive fees in connection with late payments and for miscellaneous services related to our loans. We also charge fees in connection with loan originations typically from 0 to 3 points (one point being equal to 1% of the loan amount) on residential and commercial loan originations. We service loans sold to Freddie Mac and Fannie Mae. We also service participation loans originated and sold by us with servicing retained, but earn minimal income from this activity.

Nonperforming Loans and Other Problem Assets. It is our policy to continually monitor our loan portfolio to anticipate and address potential and actual delinquencies. When a borrower fails to make a payment on a loan, we take immediate steps to have the delinquency cured and the loan restored to current status. Loans which are past due 15 days incur a late fee of 5% of principal and interest due. As a matter of policy, we will send a late notice to the borrower after the loan has been past due 15 days and again after 30 days. If payment is not promptly received, the borrower is contacted again, and efforts are made to formulate an affirmative plan to cure the delinquency. Generally, after any loan is delinquent 90 days or more, formal legal proceedings are commenced to collect amounts owed. In the case of automobile loans, late notices are sent after loans are ten days delinquent, and the collateral is seized after a loan is delinquent 60 days. Repossessed cars subsequently are sold at auction.

Loans generally are placed on non-accrual status if the loan becomes past due more than 90 days, except in instances where in management’s judgment there is no doubt as to full collectibility of principal and interest, or management concludes that payment in full is not likely. Consumer loans are generally charged off, or any expected loss is reserved for, after they become more than 120 days past due. All other loans are charged off when management concludes that they are uncollectible. See note 3 of the notes to the consolidated financial statements in this prospectus.

Real estate we acquire as a result of foreclosure is classified as real estate acquired through foreclosure until such time as it is sold. When such property is acquired, it is initially recorded at the lower of cost or estimated fair value and subsequently at the lower of book value or fair value less estimated costs to sell. Costs relating to holding such real estate are charged against income in the current period, while costs relating to improving such real estate are capitalized until a saleable condition is reached. Any required write-down of the loan to its fair value less estimated selling costs upon foreclosure is charged against the allowance for loan losses. See note 3 of the notes to the consolidated financial statements.

The following table sets forth information with respect to our nonperforming assets at the dates indicated. At the dates indicated, we had no restructured loans.

	At March 31, 2007	At September 30,
		2006	2005	2004	2003	2002
	(Dollars in thousands)
Loans accounted for on a non-accrual Basis: (1)
Real Estate:
Single-family residential(2)	$271	$69	$647	$266	$59	$291
Single-family rental property	—	—	—	—	—	—
Commercial	2,332	2,381	91	606	166	—
Construction(3)	—	—	—	—	—	—
Commercial lines of credit	—	—	—	—	—	—
Commercial loans secured	—	—	—	—	—	1,100
Consumer	—	42	—	—	75	—

Total	2,603	2,492	738	872	300	1,391
Accruing loans which are contractually past due 90 days or more:
Real Estate:
Single-family residential	—	—	—	—	—	—
Single-family rental property	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial lines of credit	—	—	—	—	—	—
Commercial loans secured	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total	—	—	—	—	—	—

Total nonperforming loans	$2,603	$2,492	$738	$872	$300	$1,391

Percentage of gross loans	0.57%	0.51%	0.15%	0.21%	0.08%	0.33%

Percentage of total assets	0.37%	0.32%	0.09%	0.11%	0.04%	0.24%

Other nonperforming assets (4)	$113	$130	$86	$33	$283	$229

Loans modified in troubled debt restructuring	$95	$—	$—	$—	$—	—

(1)	Non-accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management’s assessment of the collectibility of the loan.
(2)	Includes fixed-rate second mortgage loans.
(3)	Includes acquisition and development loans.
(4)	Other nonperforming assets include Baltimore County Savings Bank’s inventory of repossessed cars.

The primary reason for the increase in nonaccrual loans from $738,000 at September 30, 2005 to $2.5 million at September 30, 2006 was a single commercial real estate loan that became nonaccrual during the year ended September 30, 2006. The loan is secured by a mixed retail and office use commercial office building in Timonium, Maryland. The loan had an outstanding principal balance of $2.3 million at March 31, 2007, and the property securing the loan was appraised at $2.6 million. The borrower is in bankruptcy. The property securing the loan is approximately 70% leased, the tenant makes rental payments directly to us, and we use these payments to reduce the principal outstanding balance of the loan.

During the six months ended March 31, 2007 and the year ended September 30, 2006, gross interest income of $32,000 and $152,000, respectively, would have been recorded on loans accounted for on a non-accrual basis if the loans had been current throughout the year. Interest on such loans included in income during the six months ended March 31, 2007 and the year ended September 30, 2006 amounted to $21,000 and $139,000, respectively.

At March 31, 2007 and September 30, 2006, we had no loans which were not classified as non-accrual, 90 days past due or restructured but where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as non-accrual, 90 days past due or restructured.

At March 31, 2007, non-accrual loans consisted of 3 single-family residential mortgage loans aggregating $271,000, one commercial loan with an outstanding principal balance of $2.3 million and $0 consumer loans aggregating $0.

Real estate acquired through foreclosure is initially recorded at the lower of cost or estimated fair value and subsequently at the lower of book value or fair value less estimated costs to sell. Fair value is defined as the amount in cash or cash-equivalent value of other consideration that a real estate parcel would yield in a current sale between a willing buyer and a willing seller, as measured by market transactions. If a market does not exist, fair value of the item is estimated based on selling prices of similar items in active markets or, if there are no active markets for similar items, by discounting a forecast of expected cash flows at a rate commensurate with the risk involved. Fair value is generally determined through an appraisal at the time of foreclosure. We record a valuation allowance for estimated selling costs of the property immediately after foreclosure. Subsequent to foreclosure, real estate acquired through foreclosure is periodically evaluated by management and an allowance for loss is established if the estimated fair value of the property, less estimated costs to sell, declines. At March 31, 2007, we had real estate owned valued at $101,000. We had $12,400 of other nonperforming assets, which consisted of our inventory of repossessed cars.

Federal regulations require savings institutions to classify their assets on the basis of quality on a regular basis. An asset meeting one of the classification definitions set forth below may be classified and still be a performing loan. An asset is classified as substandard if it is determined to be inadequately protected by the current retained earnings and paying capacity of the obligor or of the collateral pledged, if any. An asset is classified as doubtful if full collection is highly questionable or improbable. An asset is classified as loss if it is considered uncollectible, even if a partial recovery could be expected in the future. The regulations also provide for a special mention designation, described as assets which do not currently expose a savings institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management’s close attention. Such assets designated as special mention may include nonperforming loans consistent with the above definition. Assets classified as substandard or doubtful require a savings institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, a savings institution must either establish a specific allowance for loss in the amount of the portion of the asset classified loss, or charge off such amount. Federal examiners may disagree with a savings institution’s classifications. If a savings institution does not agree with an examiner’s classification of an asset, it may appeal this determination to the Office of Thrift Supervision Regional Director. Baltimore County Savings Bank regularly reviews its assets to determine whether any assets require classification or re-classification.

The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At March 31, 2007	At September 30,
		2006	2005	2004
	(In thousands)
Special mention assets (1)	$3,936	$2,028	$1,533	$2,986
Substandard assets (2)	2,793	2,561	850	1,014
Doubtful assets	—	—	—	—
Loss assets	—	—	—	—

Total classified assets	$6,729	$4,589	$2,383	$4,000

(1)	At March 31, 2007 and September 30, 2006, special mention assets included $413,000 and $581,000, respectively, in single-family residential mortgage loans 60 to 89 days delinquent, $58,000 and $76,000, respectively, in commercial loans and $602,000 and $1.4 million, respectively, in consumer loans 60 to 120 days delinquent. In addition, there were $2.8 million in commercial loans that are not delinquent but due to past history require additional attention and therefore were classified as special mention at March 31, 2007.
(2)	Consisted of $2.6 million and $2.6 million in non-accrual loans at March 31, 2007 and September 30, 2006, respectively.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At March 31, 2007		At September 30,
			2006		2005		2004
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Real estate – mortgage loans	$413	$71	$581	$—	$795	$30	$1,199	$277

Construction loans	—	—	—	—	—	—	—	—

Commercial loans	58	—	76	—	—	62	478	63
Consumer loans	602	24	1,372	32	655	26	968	109

Total	$1,073	$95	$2,029	$32	$1,450	$118	$2,645	$449

Allowance for Loan Losses. In originating loans, we recognize that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. It is our policy to maintain an adequate allowance for loan losses based on, among other things, our and the industry’s historical loan loss experience, evaluation of economic conditions, regular reviews of delinquencies and loan portfolio quality and evolving standards imposed by federal bank examiners. We increase our allowance for loan losses by charging provisions for loan losses against our income.

We will continue to actively monitor our asset quality and allowance for loan losses. We will charge off loans and properties acquired in settlement of loans against the allowances for losses on such loans and such properties when appropriate and will provide specific loss allowances when necessary. Although we believe we use the best information available to make determinations with respect to the allowances for losses and believe such allowances are adequate, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

Our methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific assets as well as losses that have not been identified but are expected to have occurred. We conduct regular reviews of our assets and evaluate the need to establish allowances on the basis of this review. Allowances are established by management and reviewed by the Board of Directors on a monthly basis based on an assessment of risk in our assets taking into consideration the composition and quality of the portfolio, delinquency trends, current charge-off and loss experience, loan concentrations, the state of the real estate market, regulatory reviews conducted in the regulatory examination process and economic conditions generally. Additional provisions for losses on loans are made in order to bring the allowance to a level deemed adequate. Specific reserves will be provided for individual assets, or portions of assets, when ultimate collection is considered improbable by management based on the current payment status of the assets and the fair value of the security. At the date of foreclosure or other repossession, we would transfer the property to real estate acquired in settlement of loans initially at the lower of cost or estimated fair value and subsequently at the lower of book value or fair value less estimated selling costs. Any portion of the outstanding loan balance in excess of fair value less estimated selling costs would be charged off against the allowance for loan losses. If, upon ultimate disposition of the property, net sales proceeds exceed the net carrying value of the property, a gain on sale of real estate would be recorded.

The following table sets forth an analysis of our allowance for loan losses for the periods indicated.

	For the six months ended March 31,		For the year ended September 30,
	2007	2006	2006	2005	2004	2003	2002
	(Dollars in thousands)
Balance at the beginning of the period	$2,679	$2,746	$2,746	$2,587	$2,698	$2,199	$1,563

Loans charged off:
Real estate loans:
Single-family residential	—	—	—	—	—	—	—
Multi-family residential	—	—	—	—	—	—	—
Commercial	—	—	—	—	—	—	—
Construction	—	—	—	—	—	—	—
Commercial loans secured	—	—	—	—	—	—	159
Consumer	92	117	275	392	1,021	1,239	530

Total charge-offs	92	117	275	392	1,021	1,239	689
Recoveries:
Real estate loans:
Single-family residential	—	—	—	—	—	—	—
Multi-family residential	—	—	—	—	—	—	—
Commercial	—	—	—	—	—	—	—
Construction	—	—	—	—	—	—	—
Commercial loans secured	—	—	—	—	—	—	—
Consumer	186	162	317	383	423	379	429

Total recoveries	186	162	317	383	423	379	429
Net loans recovered (charged off)	94	45	42	(9)	(598)	(860)	(260)
(Reversal) provision for loan losses	—	(109)	(109)	168	487	1,359	509
Allowance assumed in the acquisition (1)	—	—	—	—	—	—	387

Balance at the end of period	2,773	2,683	$2,679	$2,746	$2,587	$2,698	$2,199

Ratio of net (charge-offs) to averageloans outstanding during the period	.02%	.01%	0.01%	(0.01)%	(0.16)%	(0.22)%	(0.09)%

(1)	Allowance assumed in the acquisition of WHG Bancshares, Inc. and its subsidiary Heritage Savings Bank, FSB on July 24, 2002.

The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	At March 31, 2007		At September 30,
			2006		2005		2004		2003		2002
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate loans:
Single-family residential(1)	$719	44.50	$697	44.50%	$548	40.44%	$578	43.47%	$539	46.32%	$760	53.09%
Single-family rental property	70	6.73	64	6.04	40	5.58	29	4.68	22	3.70	17	2.00
Commercial	899	24.16	591	21.87	707	15.55	455	15.69	396	13.85	314	13.77
Construction(2)	94	7.56	94	8.09	14	11.14	16	5.64	107	4.23	70	2.82
Commercial lines of credit	28	3.03	42	2.91	22	3.41	10	3.89	16	1.65	46	1.01
Commercial leases	27.95		28.98		2.68		—	.32	—	—	—	.28
Commercial loans secured	0	—	1.08		72.39		52.20		—	.21	—	.38
Commercial loans unsecured	406.09		409.08		537.11		541.13		569.03		—	—
Consumer	530	12.98	753	15.45	804	22.70	906	25.98	1,049	29.83	992	26.65

Total allowance for loan losses	$2,773	100.00%	$2,679	100.00%	$2,746	100.00%	$2,587	100.00%	$2,698	100.00%	$2,199	100.00%

(1)	Includes fixed-rate second mortgage loans.
(2)	Includes acquisition and development loans.

Investment Activities

General. We are permitted under federal law to make certain investments, including investments in securities issued by various federal agencies and state and municipal governments, deposits at the Federal Home Loan Bank of Atlanta, certificates of deposit in federally insured institutions, certain bankers’ acceptances and federal funds. We may also invest, subject to certain limitations, in commercial paper rated in one of the two highest investment rating categories of a nationally recognized credit rating agency, and certain other types of corporate debt securities and mutual funds. Federal regulations require that we maintain an investment in Federal Home Loan Bank stock and a minimum amount of liquid assets which may be invested in cash and specified securities. From time to time, the Office of Thrift Supervision adjusts the percentage of liquid assets which savings associations are required to maintain. See “ – Regulation and Supervision – Regulation of Federal Savings Associations – Liquidity Requirements.”

We make investments in order to maintain the levels of liquid assets required by regulatory authorities and manage cash flow, diversify our assets, obtain yield and to satisfy certain requirements for favorable tax treatment. Our investment activities consist primarily of investments in mortgage-backed securities and other investment securities, consisting primarily of securities issued or guaranteed by the U.S. government or agencies thereof. Typical investments include federally sponsored agency mortgage pass-through and federally sponsored agency and mortgage-related securities. Investment and aggregate investment limitations and credit quality parameters of each class of investment are prescribed in our investment policy. In addition, in the past we have invested in mutual funds that invest in mortgage-backed securities and securities issued or guaranteed by the U.S. government or agencies thereof. We liquidated our $35.3 million investment in mutual funds during the quarter ended March 31, 2007. We perform analyses on mortgage-related securities prior to purchase and on an ongoing basis to determine the impact on earnings and market value under various interest rate and prepayment conditions. Under our current investment policy, securities purchases are made by our President. Our President and Treasurer have authority to sell investment securities, subject to our designation as available for sale, and purchase comparable investment securities with similar characteristics. At the end of each reporting period, management considers the guidance in both FSP 115-1 and SAB Topic 5.M. when determining if an investment is impaired. Management considers numerous factors in such evaluations, including, but not limited to, the length of time and extent to which market value has been less than cost, credit quality, current earnings or yield relative to alternative investments, and management’s ability and intent to retain the investment. The Board of Directors reviews securities transactions on a monthly basis.

Securities designated as “held to maturity” are those assets which we have the ability and intent to hold to maturity. Upon acquisition, securities are classified as to our intent, and a sale would only be effected due to deteriorating investment quality. The held to maturity investment portfolio is not used for speculative purposes and is carried at amortized cost. In the event we sell securities from this portfolio for other than credit quality reasons, all securities within the investment portfolio with matching characteristics may be reclassified as assets available for sale. Securities designated as “available for sale” are those assets which we may not hold to maturity and thus are carried at market value with unrealized gains or losses, net of tax effect, recognized in retained earnings. At September 30, 2006 our securities portfolio consists of both available for sale and held to maturity securities.

Mortgage-Backed and Related Securities. Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators through intermediaries that pool and repackage the participation interest in the form of securities to investors. Such intermediaries may include quasi-governmental agencies such as Freddie Mac, Fannie Mae and Ginnie Mae which guarantee the payment of principal and interest to investors. Mortgage-backed securities generally increase the quality of our assets by virtue of the guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations.

Mortgage-related securities typically are issued with stated principal amounts and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have similar maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable-rate mortgage loans. Mortgage-backed securities generally are referred to as mortgage participation certificates or pass-through certificates. As a result, the interest rate risk characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages.

The actual maturity of a mortgage-backed security varies, depending on when the mortgagors prepay or repay the underlying mortgages. Prepayments of the underlying mortgages may shorten the life of the investment, thereby adversely affecting its yield to maturity and the related market value of the mortgage-backed security. The yield is based upon the interest income and the amortization of the premium or accretion of the discount related to the mortgage-backed security. Premiums and discounts on mortgage-backed securities are amortized or accreted over the estimated term of the securities using a level yield method. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed security, and these assumptions are reviewed periodically to reflect the actual prepayment. The actual prepayments of the underlying mortgages depend on many factors, including the type of mortgage, the coupon rate, the age of the mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates. The difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates is an important determinant in the rate of prepayments. During periods of falling mortgage interest rates, prepayments generally increase, and, conversely, during periods of rising mortgage interest rates, prepayments generally decrease. If the coupon rate of the underlying mortgage significantly exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages. Prepayment experience is more difficult to estimate for adjustable-rate mortgage-backed securities.

Mortgage-related securities, which include collateralized mortgage obligations, are typically issued by a special purpose entity, which may be organized in a variety of legal forms, such as a trust, a corporation or a partnership. The entity aggregates pools of pass-through securities, which are used to collateralize the mortgage-related securities. Once combined, the cash flows can be divided into “tranches” or “classes” of individual securities, thereby creating more predictable average lives for each security than the underlying pass-through pools. Accordingly, under this security structure, all principal paydowns from the various mortgage pools are allocated to a mortgage-related securities’ class or classes structured to have priority until it has been paid off. These securities generally have fixed interest rates, and, as a result, changes in interest rates generally would affect the market value and possibly the prepayment rates of such securities.

Some mortgage-related securities instruments are like traditional debt instruments due to their stated principal amounts and traditionally defined interest rate terms. Purchasers of certain other mortgage-related securities instruments are entitled to the excess, if any, of the issuer’s cash flows. These mortgage-related securities instruments may include instruments designated as residual interest and are riskier in that they could result in the loss of a portion of the original investment. Cash flows from residual interests are very sensitive to prepayments and, thus, contain a high degree of interest rate risk. We do not purchase residual interests in mortgage-related securities.

Our mortgage-backed securities portfolio consists primarily of seasoned fixed-rate and adjustable rate mortgage-backed securities. We make such investments in order to manage cash flow, diversify assets, obtain yield, to satisfy certain requirements for favorable tax treatment and to satisfy the qualified thrift lender test. See “Regulation and Supervision – Regulation of Federal Savings Associations – Qualified Thrift Lender Test.”

At March 31, 2007, mortgage-backed securities with an amortized cost of $57.8 million were classified as available for sale. At March 31, 2007, our available for sale mortgage-backed securities had a weighted average yield of 5.3%. We had no mortgage-backed securities classified as held to maturity at March 31, 2007.

At March 31, 2007, collateralized mortgage obligations with an amortized cost of $5.2 million were classified as available for sale.

The following table sets forth the carrying value of our investments at the dates indicated.

	At March 31, 2007	At September 30,
		2006	2005	2004
	(In thousands)
Securities available for sale:
U.S. government and agency securities	$6,443	$110,054	$116,443	$124,790
Mortgage-backed securities	57,548	86,801	112,120	144,260
Equity investments in mutual funds	—	33,014	34,943	34,158
Federal Home Loan Bank stock	3,620	6,972	8,060	6,105
Total available for sale	67,611	236,841	271,566	309,313
Securities held to maturity:
U.S. government and agency securities	—	4,496	1,995	2,497
Mortgage-backed securities	—	28,675	26,470	26,631

Total held to maturity	—	33,171	24,865	29,128

Total	$67,611	$270,012	$300,031	$338,441

The following table sets forth information in the scheduled maturities, and average yields for our investment portfolio at September 30, 2006. For investments classified as available for sale, carrying value represents estimated fair value and for investments classified as held to maturity carrying value represents amortized cost.

	One Year or Less		One to Five Years		Five to Ten Years		More than Ten Years		Total Investment Portfolio
	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Market Value	Average Yield
	(Dollars in thousands)
Securities available for sale:
U.S. government and agency obligations	$12,004	2.95%	$80,221	3.67%	$16,494	3.97%	$3,498	5.62%	$112,217	$110,054	3.70%
Mortgage-backed securities	1	7.50	30,671	3.63	1,904	3.69	57,623	4.14	90,199	86,801	3.96
Equity investment in mutual funds	34,546	4.66	—		—		—		34,546	33,014	4.66
Federal Home Loan Bank stock	—	—	—	—	—	—	6,972	5.38	6,972	6,972	5.38
Total available for sale	46,551		110,892		18,398		68,093		243,934	236,841

Securities held to maturity:
U.S. government and agency obligations	—	—	4,000	5.23	496	4.00	—	—	4,496	4,488	5.09
Mortgage-backed securities	6	7.50	343	6.05	170	7.48	28,156	5.38	28,675	28,356	5.40
Total held to maturity	6		4,343		666		28,156		33,171	32,844

Total	$46,557		$115,235		$19,064		$96,249		$277,105	$269,685

As the company did not hold any securities which are exempt from federal taxation, there is no tax equivalency adjustment.

The following table sets forth information in the scheduled maturities, amortized cost, market value and average yields for our investment portfolio at March 31, 2007. For investments classified as available for sale, carrying value represents estimated fair value and for investments classified as held to maturity carrying value represents amortized cost.

	One Year or Less		One to Five Years		Five to Ten Years		More than Ten Years		Total Investment Portfolio
	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Market Value	Average Yield
	(Dollars in thousands)
Securities available for sale:
U.S. government and agency obligations	$2,500	3.18%	$1,000	5.13%	$2,000	4.75%	$1,000	5.55%	$6,500	$6,443	4.52%
Mortgage-backed securities	531	3.11	278	6.03	144	7.51	57,642	5.42	52,595	52,364	5.37
Collateralized mortgage obligations	—	—	—	—	—	—	5,184	4.93	5,184	5,184	4.93%
Equity investment in mutual funds	—	—	—	—	—	—	—	—	—	—	—
Federal Home Loan Bank stock			—	—	—	—	—	—	3,620	3,620	6.06
Total available for sale	3,031		1,278		2,144		57,826		67,899	67,611
Securities held to maturity:
U.S. government and agency obligations	—	—	—	—	—	—	—	—	—	—	—
Mortgage-backed securities	—	—	—	—	—	—	—	—	—	—	—

Total held to maturity	—	—	—	—	—	—	—	—	—	—	—
Total	$3,031		$1,278		$2,144		$57,826		$67,899	$67,611

Deposit Activity and Other Sources of Funds

General. Deposits are the primary source of our funds for lending, investment activities and general operational purposes. In addition to deposits, we derive funds from loan principal and interest repayments, maturities of investment securities and mortgage-backed securities and interest payments thereon. Although loan repayments are a relatively stable source of funds, deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds, or on a longer term basis for general operational purposes. We have the ability to borrow from the Federal Home Loan Bank of Atlanta.

Deposits. We attract deposits principally from within our market area by offering a variety of deposit instruments, including checking accounts, money market accounts, statement and passbook savings accounts, Individual Retirement Accounts, and certificates of deposit which range in maturity from seven days to five years. Deposit terms vary according to the minimum balance required, the length of time the funds must remain on deposit and the interest rate. We establish maturities, terms, service fees and withdrawal penalties for deposit accounts on a periodic basis. We review our deposit mix and pricing on a weekly basis. In determining the characteristics of our deposit accounts, we consider the rates offered by competing institutions, lending and liquidity requirements, growth goals and federal regulations. We believe we price our deposits comparably to rates offered by our competitors.

We attempt to compete for deposits with other institutions in our market area by offering competitively priced deposit instruments that are tailored to the needs of our customers. Additionally, we seek to meet customers’ needs by providing convenient customer service to the community, efficient staff and convenient hours of service. Substantially all of our depositors are Maryland residents. To provide additional convenience, we participate in the STAR automated teller machine network at locations throughout the mid-Atlantic and the South and the CIRRUS automated teller machine network at locations throughout the United States, through which customers can gain access to their accounts at any time. We currently have automated teller machines in all of our 18 offices. We also have remote automated teller machines at three area community colleges: Dundalk Community College, Catonsville Community College and Essex Community College. We also have an Internet-based banking system to provide additional customer convenience.

Savings deposits at March 31, 2007 were represented by the various types of savings programs described below.

Interest Rate (1)	Minimum Term	Category	Minimum Amount	Balances (in thousands)	Percentage of Total Savings
		Demand deposits:
.16%	None	NOW and Super NOW accounts	$250	$62,058	10.49%
3.16	None	Money Market	250	18,004	3.04
		Total demand deposits		80,062	13.53

		Passbook savings deposits:
.58	None	Regular passbook	25	68,240	11.53
1.18	None	Money market passbook	10,000	22,173	3.75
		Total passbook savings deposits		90,413	15.28

		Certificates of Deposit

2.74	3 months or less	Fixed-term, fixed-rate	1,000	8,441	1.45
4.60	6 months	Fixed-term, fixed-rate	1,000	27,912	4.71
5.45	12 months	Fixed-term, fixed-rate	100	108,693	18.36
4.64	18 months	Fixed-term, fixed-rate	100	14,224	2.40
4.54	24 months	Fixed-term, fixed-rate	100	30,585	5.16
3.96	30 months	Fixed-term, fixed-rate	100	2,222.37
4.37	36 months	Fixed-term, fixed-rate	100	9,277	1.56
4.71	48 months	Fixed-term, fixed-rate	100	15,001	2.53
4.36	60 months	Fixed-term, fixed-rate	100	77,089	13.02
4.88	$100,000 and over	Fixed-term, fixed-rate	N/A	127,675	21.62
		Total certificates of deposit		421,119	71.18
		Accrued interest payable		105.01

		Total deposits		$591,699	100.00%

(1)	Represents weighted average interest rate.

The following table sets forth the change in dollar amount of deposits in the various types of accounts we offer between the dates indicated.

	Balance at March 31, 2007	% of Deposits	Increase (Decrease)	Balance at September 30, 2006	% of Deposits	Increase (Decrease)	Balance at September 30, 2005	% of Deposits	Increase (Decrease)	Balance at September 30, 2004	% of Deposits
	(Dollars in thousands)
NOW	$62,058	10.49%	$3,427	$58,631	9.69%	$(4,866)	$63,497	10.62%	$7,628	$55,869	9.63%
Money market deposit	18,004	3.04	354	17,650	2.92	5,470	12,180	2.04	(3,176)	15,356	2.64
Passbook savings deposits	90,413	15.28	(5,477)	95,890	15.85	(20,803)	116,693	19.53	(686)	117,379	20.22
Certificate of deposit	293,444	49.60	(8,155)	301,776	49.90	26,442	275,334	46.07	2,065	273,269	47.07
Certificate of deposit $100,000 and over and over	127,675	21.58	(3,144)	130,642	21.60	754	129,888	21.73	11,263	118,625	20.41
Purchase accounting premiums, net	—	—		—	—	(18)	18	—	(62)	80.02
Accrued interests payable	105.01		(151)	256.04		197	59.01		15	44.01

Total	$591,699	100.00%	$(13,146)	$604,845	100.00%	$7,176	$597,669	100.00%	$17,047	$580,622	100.00%

The following tables set forth the average balances and average interest rates based on month-end balances for various types of deposits as of the dates indicated.

	For the Six Months Ended March 31,				For the Year Ended September 30,
	2007		2006		2006		2005		2004
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
NOW	$35,923	0.26%	$45,499	0.22%	$41,296	0.24%	$38,509	0.32%	$35,878	0.53%
Money market deposits	18,438	3.20	15,747	2.93	15,930	3.03	13,938	0.95	15,702	0.82
Passbook savings deposits	92,387	0.83	89,287	1.17	96,929	1.05	118,817	0.93	115,155	0.90
Noninterest-bearing demand deposits	22,450	—	18,658	—	21,786	—	23,213	—	19,662	—
Certificates of deposit	429,418	4.53	433,801	3.55	432,011	3.88	395,372	3.38	384,708	3.17

Total	$598,616	3.49	$602,992	2.81	$607,952	3.02	$589,849	2.49	$571,105	2.37

The following table sets forth our time deposits classified by rates at the dates indicated.

	At March 31, 2007	At September 30,
		2006	2005	2004
	(Dollars in thousands)
0.26 – 2.00%	$—	$226	$19,290	$97,949
2.01 – 4.00	42,617	84,540	237,946	186,991
4.01 – 6.00	378,502	347,596	138,052	62,612
6.01 – 7.25	—	56	9,934	44,342

Total	$421,119	$432,418	$405,222	$391,894

The following table sets forth the amount and maturities of time deposits at the dates indicated.

	At March 31, 2007
Rate	Less Than One Year	1 – 2 Years	2 – 3 Years	After 3 Years	Total
0.26 - 2.00%	$—	$—	$—	$—	$—
2.01 - 4.00	28,718	7,789	5,686	424	42,617
4.01 - 6.00	240,124	54,537	42,349	41,492	378,502
6.01 - 7.25	—	—	—	—	—

Total	$268,842	$62,326	$48,035	$41,916	$421,119

The following table indicates the amount of our certificates of deposit of $100,000 or more by time remaining until maturity as of March 31, 2007. At such date, such deposits represented 21.62% of total deposits and had a weighted average rate of 4.88%.

Maturity Period	Certificates of Deposit
At March 31, 2007	(In thousands)
Three months or less	$25,008
Over three through six months	29,681
Over six through 12 months	24,630
Over 12 months	48,356

Total	$127,675

The following table sets forth our savings activities for the periods indicated.

	For the Six Months Ended March 31,		For the Year Ended September 30,
	2007	2006	2006	2005	2004
	(In thousands)
Deposits	$562,109	$1,242,162	$827,491	$771,529	$579,338
Withdrawals	585,705	1,236,228	(838,694)	(769,193)	(564,198)

Net increase before interest credited	(23,596)	5,934	(11,203)	2,336	15,140
Interest credited	10,450	8,478	18,379	14,711	13,553

Net (decrease) increase in savings deposits	$(13,146)	$14,412	$7,176	$17,047	$28,693

In the unlikely event Baltimore County Savings Bank is liquidated, depositors will be entitled to full payment of their deposit accounts prior to any payment being made to the sole stockholder of Baltimore County Savings Bank.

Borrowings. Savings deposits historically have been the primary source of funds for our lending, investments and general operating activities. We are authorized, however, to use advances from the Federal Home Loan Bank of Atlanta to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The

Federal Home Loan Bank of Atlanta functions as a central reserve bank providing credit for savings institutions and certain other member financial institutions. As a member of the Federal Home Loan Bank System, we are required to own stock in the Federal Home Loan Bank of Atlanta and are authorized to apply for advances. Advances are pursuant to several different programs, each of which has its own interest rate and range of maturities. We have a Blanket Agreement for advances with the Federal Home Loan Bank under which we may borrow up to 80% of assets subject to normal collateral and underwriting requirements. Advances from the Federal Home Loan Bank of Atlanta are secured by our stock in the Federal Home Loan Bank of Atlanta and other eligible assets. At March 31, 2007, we had $50.0 million in outstanding Federal Home Loan Bank advances.

The following table sets forth certain information regarding our short-term borrowings at the end of and during the periods indicated:

	At or For the Six Months Ended March 31,		At or For the Year Ended September 30,
	2007	2006	2006	2005	2004
	(Dollars in thousands)
Outstanding advances from FHLB	$20,000	$68,560	$40,000	$81,150	$77,100
Weighted-average rate paid on advances from FHLB	4.88%	3.81%	6.21%	3.35%	2.60%
Maximum outstanding advances from FHLB at any month end	$134,700	$152,764	$143,664	$131,505	$120,100
Weighted-average rate paid on advances from FHLB (1)	5.22%	4.00%	4.181%	3.349%	2.605%
Average advances from FHLB outstanding	$35,433	$79,173	$63,457	$53,632	$23,141

(1)	The weighted-average rate paid is based on the weighted-average balances determined on a daily basis.

On June 27, 2002, BCSB Bankcorp established a Delaware business trust subsidiary, which issued and sold to private investors 12,500 preferred securities with a liquidation amount of $1,000 per security, for a total of $12.5 million of preferred securities. BCSB Bankcorp funded the trust with $387,000 in exchange for 100% of the trust’s common securities. The trust used the proceeds from these transactions to purchase $12,887,000 of floating rate junior subordinated debentures from BCSB Bankcorp. BCSB Bankcorp makes periodic interest payments on the debentures to the trust, and the trust in turn makes interest payments on the trust preferred securities to the private investors. The trust preferred securities issued by the trust and the junior subordinated debentures held by the trust are due June 30, 2032. The rate is 3.65% per annum over the three-month LIBOR rate and resets quarterly. The rate at March 31, 2007 was 9.0%. The junior subordinated debentures are the sole assets of the trust. The subordinated debt securities are unsecured and rank junior and are subordinate in right of payment to all senior debt of BCSB Bankcorp. BCSB Bankcorp has guaranteed repayment on the trust preferred securities issued by the trust. BCSB Bankcorp used the proceeds from these transactions to increase the capital of Baltimore County Savings Bank. The $12.5 million proceeds from the subordinated debt securities are includable as part of Tier 1 regulatory capital for Baltimore County Savings Bank.

On September 29, 2003, BCSB Bankcorp established a second Delaware statutory trust subsidiary, which issued and sold to private investors 10,000 preferred securities with a liquidation amount of $1,000 per security, for a total of $10.0 million of preferred securities. BCSB Bankcorp funded the trust with $310,000 in exchange for 100% of the trust’s common securities. The Statutory Trust used the proceeds from these transactions to purchase $10,310,000 of floating rate junior subordinated debentures from BCSB Bankcorp. BCSB Bankcorp makes periodic interest payments on the debentures to the trust, and the trust in turn makes interest payments on the trust preferred securities to the private investors. The trust preferred securities and junior subordinated debentures are due October 7, 2033. The rate is 3.00% per annum over the three-month LIBOR rate and resets quarterly. The rate at March 31, 2007 was 8.4%. The junior subordinated debentures are the sole assets of the trust. The subordinated debt securities are unsecured and rank junior and are subordinate in right of payment to all senior debt of BCSB Bankcorp, and BCSB Bankcorp has guaranteed repayment on the trust preferred securities issued by the trust. BCSB Bankcorp used the proceeds from these transactions to increase the capital of Baltimore County Savings Bank. The $10.3 million proceeds from the subordinated debt securities are includable as part of Tier 1 regulatory capital for Baltimore County Savings Bank.

During the six months ended March 31, 2007 and the year ended September 30, 2006, BCSB Bankcorp had a total annual interest expense of $1.0 and $1.9 million, respectively, related to its trust preferred securities. Payments to be made by the trusts on the trust preferred securities are dependent on payments that BCSB Bankcorp has undertaken to make on the debentures. Distributions on the trust preferred securities are payable quarterly at a rate of 3.65% per annum over the three-month LIBOR rate in the case of the first issuance of trust preferred securities and 3.00% per annum over the three-month LIBOR rate in the case of the second issuance of trust preferred securities. The distributions are funded by interest payments received on the debentures and are subject to deferral for up to five years under certain conditions. Distributions are included in interest expense. BCSB Bankcorp may redeem the debentures, in whole or in part, at par at any time after approximately five years from the date of issuance, or under certain conditions in whole but not in part, at any time at a redemption price equal to 103% of the principal amount plus any accrued unpaid interest.

Subsidiary Activities

As a federally chartered savings bank, Baltimore County Savings Bank is permitted to invest an amount equal to 2% of its assets in subsidiaries, with an additional investment of 1% of assets where such investment serves primarily community, inner-city and community development purposes. Under such limitations, as of March 31, 2007, Baltimore County Savings Bank was authorized to invest up to approximately $21.8 million in the stock of or loans to subsidiaries, including the additional 1% investment for community inner-city and community development purposes. Institutions meeting their applicable minimum regulatory capital requirements may invest up to 50% of their regulatory capital in conforming first mortgage loans to subsidiaries in which they own 10% or more of the capital stock.

Baltimore County Savings Bank has one subsidiary service corporation, Ebenezer Road, Inc. (“Ebenezer Road”). Ebenezer Road is an insurance agency that sells primarily vendors’ single interest insurance on automobile loans, as well as annuity products. The fees from the activities of its subsidiaries were immaterial during the six months ended March 31, 2007 and year ended September 30, 2006.

Baltimore County Savings Bank Foundation, Inc.

We established the Baltimore County Savings Bank Foundation, Inc. in 1998 in connection with the formation of our mutual holding company. At that time, we contributed to the foundation 75,000 shares of our common stock with a market value of $750,000 based on the $10.00 sale price for our common stock in our 1998 stock offering. To maintain favorable tax status, the foundation must make annual grants equal to 5% of its assets, and grants are made to charitable and educational causes in our market area. The foundation currently owns 46,300 shares of our common stock, and four of the foundation’s nine trustees are directors of Baltimore County Savings Bank. All shares of common stock owned by the foundation must be voted in the same proportion as all other shares of our common stock are voted on any matter to come before the stockholders.

Properties

The following table sets forth the location and certain additional information regarding our offices at March 31, 2007.

	Year Opened	Owned or Leased	Expiration Date (If Leased) (1)	Book Value at March 31, 2007	Approximate Square Footage	Deposits at March 31, 2007
						(In thousands)
Main Office:
Perry Hall	1955	Leased (2)	November 2018		8,000	135,892

Branch Offices:
Bel Air	1975	Leased	June 2008		2,000	48,931
Dundalk (3)	1976	Leased	June 2011		1,700	47,516
Timonium	1978	Leased	July 2013		1,250	61,460
Catonsville	2003	Leased	April 2011		3,550	49,029
Abingdon	1999	Leased (2)	October 2008	$404,927	1,800	15,409
Forest Hill	1999	Leased (2)	July 2019	351,997	1,800	26,237
Essex	1999	Leased	November 2012		3,200	17,973
Hickory	2000	Leased (2)	January 2020	405,693	1,800	13,080
White Marsh	2000	Leased (2)	January 2015	491,179	1,800	32,884
Carney	2001	Leased	July 2011		2,100	26,609
Lutherville (4)	2002	Owned			7,440	26,711
Golden Ring (4)	2002	Leased	May 2011	623,785
Hamilton (4)	2002	Owned			1,500	29,788
Ellicott City (4)	2002	Leased	August 2020	156,716
Honeygo	2005	Leased (2)	December 2025	695,739	1,800	10,009
Sparks	2005	Leased (2)	December 2025	652,961	1,800	26,135
Owings Mills	2005	Leased (2)	September 2026	796,615	1,800	8,800

Administrative Office:
4111 E. Joppa Road	1994	Owned		1,117,763	18,000	12,386
4117 E. Joppa Road	2003	Owned		171,852	2,616	3,460

(1)	All leases have at least one five-year option, except for Catonsville, Dundalk, Ellicott City and Timonium locations.
(2)	Building is owned, but the land is leased.
(3)	Baltimore County Savings Bank is also leasing a kiosk and drive-in ATM facility at this location.
(4)	Branch acquired in WHG Bancshares acquisition.

The book value of Baltimore County Savings Bank’s investment in premises and equipment totaled $10.8 million at March 31, 2007.

Employees

As of March 31, 2007, we had 155 full-time and 27 part-time employees, none of whom were represented by a collective bargaining agreement. We consider our relationships with our employees to be good.

Legal Proceedings

From time to time, we are a party to various legal proceedings incident to our business. Except as set forth below, at March 31, 2007, there were no legal proceedings to which we were a party, or to which any of our property was subject, which were expected by management to result in a material loss to Baltimore County Savings Bank, M.H.C., BCSB Bankcorp or Baltimore County Savings Bank. There are no pending regulatory proceedings to which we and our subsidiaries are a party or to which any of our properties is subject which are currently expected to result in a material loss, although Baltimore County Savings Bank has entered into a Supervisory Agreement with the Office of Thrift Supervision. For discussion of the supervisory agreement, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition – Supervisory Agreement.”

We have submitted a proof of claim and filed related claims in the pending Chapter 11 bankruptcy case of a former commercial deposit customer, Colleen, Inc., in the amount of $10,677,598, arising out of a check kiting scheme that was perpetrated against Baltimore County Savings Bank by the customer, and its principal owners, Alec C. Satisky and Brian I. Satisky. (In re Colleen, Inc., United States Bankruptcy Court for the District of Maryland, Baltimore Division, Case No.: 06-13748 NVA). Baltimore County Savings Bank has filed similar claims in the estate of Alec C. Satisky, pending before the Register of Wills of Baltimore County, Maryland (Estate No.: 140026), and in a civil action filed against Brian I. Satisky in the Circuit Court of Baltimore County, Maryland (Case No.: 03-C-06-6942). The civil action against Brian I. Satisky has been stayed by the filing of an involuntary Chapter 7 bankruptcy case against Brian I. Satisky (In re Brian I. Satisky, Case No.: 06-15796-MVA). Baltimore County Savings Bank continues to aggressively pursue collection of the check kiting loss from the customer as well as the above-referenced estate and individual.

Baltimore County Savings Bank obtained judgments on September 17, 2003 in the amount of $705,785.88 against ATG Sales, LLC T/A Auto Gallery and Robert P. and Karen R. King before the Circuit Court of Baltimore County, and filed a similar claim against Robert P. King in a pending bankruptcy case in the United States Bankruptcy Court for the District of Maryland (Baltimore) on September 3, 2004. The judgments seek to secure Baltimore County Savings Bank’s interest in connection with a delinquent commercial loan and over advance liability of the defendants. Baltimore County Savings Bank has foreclosed upon certain collateral and entered into a forbearance and repayment agreement with the Defendant.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the financial statements and notes to the financial statements that appear at the end of this prospectus.

General

BCSB Bankcorp’s net income is dependent primarily on its net interest income, which is the difference between interest income earned on its interest earning assets and interest paid on interest-bearing liabilities. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities (“interest rate spread”) and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. BCSB Bankcorp’s interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, BCSB Bankcorp’s net income also is affected by the level of other income, which primarily consists of fees and charges, and levels of non-interest expenses such as salaries and related expenses.

The operations of BCSB Bankcorp are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in BCSB Bankcorp’s market area.

Supervisory Agreement and Other Commitments

The Office of Thrift Supervision had developed concerns with the Bank’s record of compliance with the Bank Secrecy Act with regard to the implantation of systems for an internal risk assessment and upgraded monitoring as proscribed by Interagency Guidance issued on April 26, 2005. The Office of Thrift Supervision also expressed concern with regard to Baltimore County Savings Bank’s methodology to confirm adequate flood insurance for complex condominium units covered by blanket insurance policies, written guidelines as to what factors are to be used when determining whether to grant an exception to Baltimore County Savings Bank’s underwriting criteria for approving motor vehicle loans obtained through dealer referrals and, the need to develop a comprehensive three-year business plan to address the need to improve weak operating performance, manage growth, maintain a satisfactory capital position and mitigate the erosion of cash resources.

On December 8, 2005, Baltimore County Savings Bank entered into a Supervisory Agreement with the Office of Thrift Supervision. Pursuant to the terms of the Supervisory Agreement, we agreed as follows:

•	To take all necessary and appropriate actions to comply with the Bank Secrecy Act and the Flood Disaster Protection Act and applicable regulations under these acts.

•

Within 60 days, to prepare, adopt and submit for review and approval by the Office of Thrift Supervision a comprehensive three year business plan that considers our existing operations, business strategies, current market conditions, local demographics, earnings, available resources and existing capital levels. We must implement the business plan as approved by the Office of Thrift Supervision, and any material modifications to the business plan must be submitted to the Office of Thrift Supervision 45 days prior to implementation.

•

To review and revise as necessary our written policy for compliance with the Bank Secrecy Act laws and regulations. In amending the Bank Secrecy Act compliance program, the Board of Directors must: (i) review and revise as necessary our written methodology for assigning risk levels; (ii) strengthen our customer identification program; (iii) review and revise as necessary our written internal controls, due diligence processes and oversight and monitoring procedures; (iv) strengthen our currency transaction reporting procedures; (v) review and revise as necessary our specific review procedures to ensure the accurate completion and timely filing of all currency transaction reports; and (vi) strengthen Baltimore County Savings Bank’s independent testing of Bank Secrecy Act compliance. The Board also must review our Bank Secrecy Act compliance program on an annual basis to assess its adequacy and compliance with applicable Bank Secrecy Act laws and regulations and, within 60 days, review and revise our policies and procedures for conducting annual independent testing of our Bank Secrecy Act compliance program.

•

To review and amend as necessary our Flood Disaster Protection Act policy and procedures to ensure that appropriate flood insurance, if required, is obtained and maintained for all properties securing a loan from us. We also must ensure that our personnel receive appropriate training and periodically review our compliance with the Flood Disaster Protection Act policy.

•	To review and revise as necessary our written indirect automobile loan underwriting policies and procedures to strengthen and improve our automobile underwriting and approval process.

The Supervisory Agreement will remain in effect until terminated, modified, or suspended in writing by the Office of Thrift Supervision. We believe we have fully adopted and implemented the various plans, policies and procedures required by the Supervisory Agreement.

Given the declining yield on the indirect automobile lending program and the required loss reserves, in 2005 we made the decision to end our indirect automobile lending program. The portfolio balances for the indirect automobile lending program have decreased from $65.9 million at December 31, 2005 to $30.9 million at March 31, 2007, since this measure. As part of our application for conversion, we filed an amended business plan with the Office of Thrift Supervision on March 27, 2007 to take into account the conversion, the suspension of dividends, a balance sheet restructuring and certain losses from a check-kiting scheme that made the original business plan obsolete. The Office of Thrift Supervision approved our application for conversion on                     , 2007 and raised no objection to our amended business plan.

In addition to the Supervisory Agreement, we have made certain other commitments to the Office of Thrift Supervision. These commitments are as follows:

•	Baltimore County Savings Bank will not pay any dividend to BCSB Bankcorp or to Baltimore County Savings Bank, M.H.C. without the prior written approval of the Office of Thrift Supervision.

•	BCSB Bankcorp will not declare or pay any dividends, nor will it incur any debt, without the prior written approval of the Office of Thrift Supervision.

•	Our Board of Directors will revise our internal control policies and procedures related to higher risk accounts in accordance with our Bank Secrecy Act compliance program.

While we believe we are in compliance with the terms of the Supervisory Agreement and our additional commitments, a failure to comply with the Supervisory Agreement and our additional commitments could result in the initiation of further enforcement action by the Office of Thrift Supervision, including the imposition of civil monetary penalties. We have incurred significant additional regulatory compliance expense in connection with the Supervisory Agreement and our additional commitments. Through March 31, 2007, we estimate that we have incurred approximately $190,000 in costs as a result of addressing issues included in the Supervisory Agreement. However, regulatory compliance expense attributable to the Supervisory Agreement and our additional commitments is not anticipated to have a material financial impact on us in the future, except that, if we are unable to complete this offering, BCSB Bankcorp’s commitment not to incur debt, and Baltimore County Savings Bank’s commitment not to pay a dividend to BCSB Bankcorp, without prior Office of Thrift Supervision approval, could adversely affect our ability to meet our obligations under our trust preferred securities. For further information, see “Risk Factors—Risks Related to Our Business—We are subject to the restrictions and conditions of a Supervisory Agreement with, and other commitments have made to, the Office of Thrift Supervision. Failure to comply with the Supervisory Agreement could result in additional enforcement action against us, including the imposition of monetary penalties, and could adversely affect our ability to meet our obligations under our trust preferred securities. “ and “Regulation and Supervision.”

Our Business Strategy

Our President resigned in July 2006, at which time Mr. David M. Meadows, our current Executive Vice President, General Counsel and Secretary, was named President and Chief Executive Officer on an interim basis while the Board of Directors conducted a search for a permanent President and Chief Executive Officer. Effective November 27, 2006, Mr. Joseph J. Bouffard was named President and Chief Executive Officer of BCSB Bankcorp and Baltimore County Savings Bank. Under Mr. Bouffard’s leadership, we identified several operational challenges and a business strategy to address those challenges.

We are currently faced with several operational challenges that, if not addressed, will hinder our ability to generate competitive returns. These challenges consist of the following:

•

Supervisory Agreement – Presently, we are operating under a Supervisory Agreement with the Office of Thrift Supervision. While we believe we have complied with the provisions of the Supervisory Agreement, we continue to devote significant management resources to ensuring that we comply with all the substantive and procedural requirements of the Agreement and we cannot predict whether the Office of Thrift Supervision will terminate the Supervisory Agreement.

•

Limited cash at our holding company – As of March 31, 2007, we had $23.2 million in outstanding trust preferred securities obligations. $12.9 million of these securities carried an adjustable interest rate equal to the London Interbank Offered Rate, known as LIBOR, plus a margin of 365 basis points, and the remaining $10.3 million of these securities carried an adjustable interest rate equal to LIBOR plus a margin of 300 basis points, which amounted to 9.0% and 8.4%, respectively, at March 31, 2007. Pursuant to these instruments, BCSB Bankcorp makes quarterly interest payments, which payments totaled $1.0 during the six months ended March 31, 2007. We anticipate that we will use $12.5 million of the net proceeds retained by BCSB Bancorp in this offering to redeem an issuance of trust preferred securities.

At March 31, 2007, BCSB Bankcorp had cash and other liquid assets totaling $4.3 million at the holding company level. Assuming that (i) interest rates remain stable and (ii) there are no other changes in BCSB Bankcorp’s ongoing holding company level expenses, we estimate that, absent cash dividends from Baltimore County Savings Bank or the completion of the conversion, BCSB Bankcorp would deplete its liquid assets in early 2009. BCSB Bankcorp would deplete its liquid assets even sooner should LIBOR increase, thereby increasing the interest rate on BCSB Bankcorp’s trust preferred securities obligations. In order to conserve liquid assets at the holding company level, at its November 29, 2006 meeting, the Board of Directors voted to suspend BCSB Bankcorp’s cash dividend payments to its stockholders and agreed with the Office of Thrift Supervision not to make further dividend payments without prior Office of Thrift Supervision approval. Nevertheless, if Baltimore County Savings Bank is unable to generate earnings to support future dividend payments to BCSB Bankcorp, or if Baltimore County Savings Bank is otherwise limited in its ability to pay dividends to BCSB Bankcorp, in amounts sufficient to meet BCSB Bankcorp’s debt service obligations, and BCSB Bankcorp is unable to raise additional capital, BCSB Bankcorp could at some point in the future default on its trust preferred securities obligations. In such event, the holders of the trust preferred securities could require immediate redemption of such securities, which could cause BCSB Bankcorp to suffer a significant decline in capital.

If the offering is completed, we expect to use $12.5 million of the net proceeds retained by BCSB Bancorp to redeem an outstanding issuance of trust preferred securities, thereby reducing our annual interest payments on junior subordinated debentures to $861,000 based on the rate paid on those securities at March 31, 2007. In addition, the cash we maintain at BCSB Bancorp will increase by between $4.1 million and $13.6 million as a result of the offering, after repayment of $12.5 million of trust preferred securities. As a result, if the offering is completed, and assuming that interest rates remain stable and there are no other changes in BCSB Bancorp’s ongoing holding company level expenses, we estimate that, absent cash dividends from Baltimore County Savings Bank, BCSB Bancorp would not deplete its liquid assets for at least five years.

•

Low Interest Rate Spread - For the six months ended March 31, 2007 and the year ended September 30, 2006, our interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, was 1.69% and 1.96%, respectively. Our low interest rate spread reflects the composition of our balance sheet and the fact that in recent years, short-term market interest rates, which are used as a guide to price our deposits, have increased, while longer-term market interest rates, which are used as a guide to price our longer-term loans, have not increased as rapidly. At March 31, 2007, we had total mortgage-backed securities of $57.5 million, of which $57.5 million were available for sale and carried an average yield of 5.3%. In addition, at March 31, 2007, we had $50.0 million in Federal Home Loan Bank advances with an average cost of 4.7%.

With the addition of a new President and Chief Executive Officer, we have identified three long-term goals we will seek to achieve. These goals are intended to allow us to overcome the challenges outlined above, and are as follows:

•

Work to Achieve Office of Thrift Supervision Termination of the Supervisory Agreement – We will seek to demonstrate to the Office of Thrift Supervision that we have fully complied with the requirements of the Supervisory Agreement and that the Office of Thrift Supervision may terminate the Supervisory Agreement, although we cannot predict whether or when the Office of Thrift Supervision will terminate the Supervisory Agreement. If we are successful, we can return to a more typical level of regulatory oversight and redirect management resources from Supervisory Agreement compliance to operational matters.

•

Raise Capital – We believe that the additional capital we raise in the conversion will provide us with a sound financial foundation that will help us to achieve our first strategic goal of seeking Office of Thrift Supervision termination of the Supervisory Agreement and our third strategic goal, described below, of improving income. In addition, additional capital will eliminate the existing risk of our potential inability to meet our obligations under our outstanding trust preferred securities.

•

Improve Income – We had net losses of $3.2 and $7.4 million during the six months ended March 31, 2007 and the year ended September 30, 2006, respectively. We had net income of $601,000 and $885,000 during the years ended September 30, 2005 and 2004, respectively. Significantly contributing to our operating loss during the year ended September 30, 2006 was a $6.9 million loss, after taxes, we incurred in a check-kiting scheme. For further information regarding the check-kiting scheme, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Check-Kiting Losses” and “Risk Factors—Risks Related to Our Business—We do not expect to recover all of our losses from a recent check kiting scheme, and our recovery efforts are expected to take a long period of time and may result in further expenses or litigation.” We have developed a long-term strategic plan to increase income. Our strategic plan consists of the following initiatives:

•

Transformation of the Balance Sheet – We are in the process of transforming our balance sheet by emphasizing assets and liabilities that allow us to increase our net interest margin while reducing exposure to risk from interest rate fluctuations. We will accomplish this transformation with short-term and long-term initiatives.

In the short-term, we recently announced and began executing an initiative to restructure our balance sheet as follows:

•

We sold approximately $174 million of mortgage-backed securities and investment securities with an average yield of 3.51%. We used $73.0 million of the proceeds from these sales to prepay $104 million of Federal Home Loan Bank advances with an average cost of 4.97%. The remainder of the proceeds from the sale of mortgage-backed securities and investment securities initially will be invested in overnight deposits with the Federal Home Loan Bank of Atlanta and used, over time, to fund outflows of certificate of deposit accounts we expect to occur as we reduce our rates on certificates of deposit in an effort to reduce our use of certificates of deposit as a funding source.

•

We sold $35.3 million of mutual funds and plan to sell $47.7 million fixed-rate, performing single-family mortgage loans with a weighted average yield of 5.11% and a weighted average remaining term to maturity of 119 months. Approximately 75% of the proceeds from these sales were used to purchase investment securities with an approximate yield of 5.4%. We will use the remaining proceeds from the sale of single-family mortgage loans to originate commercial mortgage loans as opportunities to do so become available.

As a result of this balance sheet restructuring, we expect to increase our interest rate spread, reduce our exposure to risks of interest rate fluctuations and increase our capital ratios. In connection with this balance sheet restructuring, we incurred an after-tax charge to income of $4.9 million during the three months ending March 31, 2007. At March 31, 2007, we had $421.1 million in certificates of deposit, representing 71.2% of total deposits at that date. Of that amount, $127.7 million, representing 21.6% of total deposits, had balances of more than $100,000, known as jumbo certificates of deposit. With an average cost of 4.88%, these jumbo certificates of deposit were our highest cost deposits. $79.3 million of our jumbo certificates of deposit mature within 12 months of March 31, 2007. Our experience has been that many of our customers that hold large balance certificates of deposit have no other customer relationships with us and are not among our most profitable customers. As we reduce our rates on certificates of deposits we believe we will reduce our outstanding balance of high cost certificates of deposit as these customers move their certificates of deposit to other banks offering higher rates and thereby reduce our average cost of funds.

The balance sheet restructuring, when completed, will reduce our assets and liabilities by approximately $174 million. Pursuant to the restructuring we decreased and will continue to decrease assets and liabilities where the cost of the liabilities exceeded the yield on the assets. We presently do not contemplate any further balance sheet reduction, unless we ultimately decide to sell or close one or more branches in connection with our branch review process described below.

The restructuring of our balance sheet is intended to reduce interest rate risk, improve interest rate margins and enhance our capital ratios. There were no known credit issues with any of the assets that were sold. The losses associated with the assets sold as a result of the restructuring were generally a reflection of the assets’ yield in the current interest rate environment. Our recent analysis indicated that without taking this action, net interest margins and net income would decline in future periods. We believe that the balance sheet restructuring, combined with the proceeds from the offering discussed in this prospectus, will improve profitability going forward, although we may not be successful in achieving improved earnings. The decision to execute the restructuring occurred on March 21, 2007 and was only considered after our Board of Directors approved the Plan of Conversion and Reorganization on February 14, 2007.

In addition to the balance sheet restructuring, over the long term, we will seek to gradually increase our investment in high quality, commercial real estate loans and commercial business loans, while reducing our current concentrations in single-family mortgage loans and mortgage-backed securities. Commercial real estate loans and commercial business loans generally have higher yields than single-family mortgage loans and mortgage-backed securities and tend to have shorter terms to maturity or adjustable interest rates. In the short term, we will fund commercial real estate and commercial business loan originations from the cash flow from our investment and mortgage-backed securities portfolio.

At March 31, 2007, single-family residential loans, single-family rental property loans, commercial real estate loans, construction loans and commercial lines of credit represented 44.5%, 6.7%, 24.2%, 7.6% and 3.0%, respectively, of our gross loan portfolio. Gradually over the next few years, we will seek to gradually increase commercial real estate loans and commercial business loans.

Commercial real estate and commercial business loans provide us with the opportunity to earn more income because they tend to have higher interest rates than residential mortgage loans. In addition, these loans are beneficial for interest rate risk management because they typically have shorter terms and adjustable interest rates. There are many commercial properties and businesses located in our market area, and with the additional capital raised in the offering we intend to pursue the larger lending relationships associated with these opportunities. To assist us in our efforts to increase commercial real estate and commercial business lending, we will seek to add expertise in our commercial loan department through the hiring of experienced personnel, although we may not be able to attract qualified loan personnel.

We expect to receive net proceeds from our offering of between $39.7 million and $62.3 million, of which between $19.9 million and $31.2 million will be contributed to Baltimore County Savings Bank. We expect to use $12.5 million of the net proceeds retained by BCSB Bancorp to redeem an issuance of outstanding trust preferred securities. Initially, we will invest the remaining net proceeds from the offering in US government and agency securities, which generally earn yields below those available on loans. We originated $129.5 million in loans during the year ended September 30, 2006, and we anticipate that within the first year following the offering we will be able to reinvest the proceeds we contribute to Baltimore County Savings Bank into loans.

With respect to liabilities, our strategy is to emphasize transaction and money market accounts, while decreasing our reliance on certificates of deposit. We value transaction and money market accounts because they represent longer-term customer relationships and a lower cost of funding compared to longer-term certificates of deposit that we have traditionally relied on for our funding. We will seek transaction and money market deposits through competitive products and pricing and targeted advertising. In addition, we intend to expand our current line of business-related accounts for our commercial customers. We also hope to increase core deposits by better utilizing our branch network.

•

Increase Noninterest Income – Our Board of Directors has directed management to identify opportunities within the organization to generate increased noninterest income. We will seek to capitalize on our existing branch network by developing additional products and/or services to offer our existing customers, although, with the exception of overdraft privileges on checking accounts, no specific new products or services have been made available to customers at this time.

•

Top to Bottom Review of Branch Network – We believe that our extensive network of 18 branches in Baltimore, Harford and Howard Counties and Baltimore City is a strength of our institution. We are in the process of undertaking a complete review of all of our branches to ensure that we maximize the potential profitability we can generate from this network. We are considering whether any of our facilities need structural improvements and determining whether we have the appropriate personnel in each branch to best take advantage of our opportunities. We are also analyzing whether any branches should be sold, closed or relocated.

•

Continued Expense Control – In recent years, management has achieved success in reducing our noninterest expenses such as decreases in personnel cost. Our Board of Directors will continue to make it a management priority to identify cost savings opportunities throughout all phases of our operations.

Recent Check-Kiting Losses

During the year ended September 30, 2006, we became aware of a check kiting scheme perpetrated by a single commercial loan customer. As a result of this check-kiting scheme, we incurred an after-tax loss of $6.9 million. During the quarter ended March 31, 2007, we reached a settlement with our insurance provider, pursuant to which we received a recovery of $3.35 million, or $2.2 million net of taxes, in settlement of all our claims under our insurance policy with respect to our check kiting losses. We are aggressively pursuing collection of the remaining check kiting losses from the customer, but the customer has filed for bankruptcy and one of the two principals of the customer has committed suicide. It does not appear that the customer, the surviving principal or the estate of the deceased principal has material assets from which we could make any recovery, particularly after payment of bankruptcy expenses by the bankruptcy estate of the customer. Moreover, there are other secured and unsecured creditors who are asserting additional and competing claims against the bankruptcy estate of the customer and certain principals of the customer. The recovery process is uncertain and is expected to require an extended period of time to resolve. Further, we will incur expenses in pursuing our recovery efforts, and it is possible that we may be involved in litigation with other creditors as we seek to recover limited available assets. In addition, the negative publicity from the check kiting scheme adversely affected our ability in the short term to attract and retain deposits. We have examined all deposit accounts with more than a minimal negative balance and believe we do not have a risk of additional material check kiting losses at this time. We believe our policies and procedures regarding prevention and detection of check kiting have met industry standards. We also have developed and implemented additional procedures to detect check kiting that we believe will further reduce the risk of future check kiting losses. BCSB Bankcorp has a federal net operating carry forward loss of $11.7 million which expires in 2026. Notwithstanding this loss, Baltimore County Savings Bank continues to satisfy all regulatory capital requirements and is “well capitalized” under applicable Office of Thrift Supervision regulations.

Following the discovery of the check-kiting scheme, we took steps to reduce the risk that we could be victimized again by a similar scheme. Specifically, we ceased doing business with any money service businesses. In addition, we changed our policies and procedures with respect to payments of checks written on uncollected funds so that we will not pay checks over $250 from uncollected funds without the prior approval of a branch manager. Checks of over $2,500 on uncollected funds will not be paid unless first approved by our Support Services Manager, and checks of over $10,000 paid from uncollected funds must be approved by our President or Treasurer. Our Board of Directors is notified on a monthly basis of all customer accounts that were overdrawn during the previous month in excess of $50,000. Previously, there was no limit on the payment of checks against uncollected funds. Moreover, on a daily basis our Treasurer reviews a list of all deposit accounts with more than a minimal negative daily available balance and a report prepared by our data processing provider intended to identify accounts where there is a heightened risk of check kiting.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of BCSB Bankcorp’s financial condition is based on the consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of such financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to the allowance for loan losses.

We believe the allowance for loan losses is a critical accounting policy that requires the most significant estimates and assumptions used in the preparation of the consolidated financial statements. The allowance for loan losses is based on management’s evaluation of the level of the allowance required in relation to the estimated loss exposure in the loan portfolio. We believe the allowance for loan losses is a significant estimated loss and therefore regularly evaluates it for adequacy by taking into consideration factors such as prior loan loss experience, the character and size of the loan portfolio, business and economic conditions and management’s estimation of losses. The use of different estimates or assumptions could produce different provisions for loan losses. Refer to the discussion of Allowance for Loan Losses in Note 1 to the Consolidated Financial Statements for a detailed description of management’s estimation process and methodology related to the allowance for loan losses.

Securities are evaluated periodically to determine whether a decline in their value is other than temporary. The term “other than temporary” is not intended to indicate a permanent decline in value. Rather, it means that the prospects for near term recovery of value are not necessarily favorable, or that there is a lack of evidence to support fair values equal to, or greater than, the carrying value of the investment. We review criteria such as the magnitude and duration of the decline, as well as the reasons for the decline, to predict whether the loss in value is other than temporary. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

We account for income taxes under the asset/liability method. Deferred tax assets are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period indicated by the enactment date. A valuation allowance is established for deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. The judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part, be beyond our control. It is at least reasonably possible that management’s judgment about the need for a valuation allowance for deferred tax assets could change in the near term.

Comparison of Financial Condition at March 31, 2007 and September 30, 2006

During the quarter ended March 31, 2007, we significantly restructured our balance sheet by selling mortgage-backed securities, investment securities and mutual funds. For further information regarding this restructuring and future planned asset sales, as well as our use and intended use of the proceeds from these asset sales, see “—Our Business Strategy.”

During the six months ended March 31, 2007, our assets decreased by $54.6 million, or 6.9% from $785.8 million at September 30, 2006 to $726.4 million at March 31, 2007. Interest bearing deposits in other banks increased $63.0 million, from $2.9 million at September 30, 2006 to $65.9 million at March 31, 2007 as we invested the proceeds from sales of mortgage-backed securities and investment securities in short-term instruments. Such funds will eventually be used in funding the outflows of certificate of deposit accounts that are expected to occur as we reduce certificates of deposit rates in an effort to reduce these higher cost deposits as a funding source. Our investment portfolio available for sale decreased $136.6 million or 96.2%, from $143.1 million at September 30, 2006 to $6.4 million at March 31, 2007 due to the sale of various investment securities in an effort to restructure the balance sheet. Our investment portfolio held to maturity decreased $4.5 million from $4.5 million at September 30, 2006 to $0 at March 31, 2007, as various investments matured and the funds were not reinvested in securities as we restructured our balance sheet. Net loans receivable, decreased $56.0 million, or 12.0%, from $463.8 million at September 30, 2006 to $407.7 million at March 31, 2007. Loans held for sale increased $47.7 million at March 31, 2007 compared to $0 for September 30 2006. These changes occurred as we reclassified $47.7 million in loans receivable as loans held for sale, as such loans are expected to be sold as part of our strategy to restructure our balance sheet. Our lending strategy has shifted such that commercial real estate lending and commercial business lending and short term home equity lending have become key focuses. We ceased our indirect auto lending program in December 2005. The indirect loan portfolio was $42.3 million at September 30, 2006 and $30.9 million at March 31, 2007 it is expected to decline over time as the loans are paid down. Our mortgage-backed securities available for sale decreased by $29.3 million, or 33.7%, from $86.8 million at September 30, 2006 to $57.5 million at March 31, 2007. This decrease was primarily a result of the transfer and reclassification of held to maturity mortgage-backed securities to available for sale. Our mortgage-backed securities held to maturity decreased $28.7 million or 100.0% from $28.7 million at September 30, 2006 to $0 at March 31, 2007 as all mortgage-backed securities are now classified as available for sale. We no longer intend to classify mortgage-backed securities and investment securities as held to maturity for the foreseeable future. Premises and equipment decreased $471,000, or 4.2% from $11.2 million at September 30, 2006 to $10.8 million at March 31, 2007. The cash surrender value on the Bank Owned Life Insurance increased $313,000, or 2.4% from $13.2 million at September 30, 2006 to $13.5 million at March 31, 2007. Due to the decrease in the interest margin, our current budget calls for minimal growth, until interest margins return to a level sufficient to allow growth. We are seeking to increase core deposits in an effort to reduce borrowings and decrease the cost of funds. Any increase in deposits may be offset by decreases in levels of borrowings. New loans may be made to offset payments received on existing loans and securities. If payments received on loans exceed demand, then securities may be purchased or borrowings further reduced.

Deposits decreased by $13.1 million, or 2.2%, from $604.8 million at September 30, 2006 to $591.7 million at March 31, 2007. This decrease was primarily due to increased competition. Short-term advances from the Federal Home Loan Bank of Atlanta decreased by $20.0 million, or 50.0%, from $40.0 million at September 30, 2006 to $20.0 million at March 31, 2007. Long-term advances from the Federal Home Loan Bank of Atlanta decreased by $48.5 million, or 61.8%, from $78.5 million at September 30, 2006 to $30.0 million at March 31, 2007. Advances from the Federal Home Loan Bank of Atlanta decreased as we used funds from the sale of securities to pay off $68.5 million in high cost advances as part of the strategy to restructure the balance sheet.

Stockholders’ equity increased by $1.0 million, or 3.03%, from $33.4 million at September 30, 2006 to $34.4 million at March 31, 2007, which was primarily attributable to the decrease in accumulated other comprehensive loss of $4.0 million from a negative $4.4 million at September 30, 2006 to a negative $304,000 at March 31, 2007 offset in part by net losses of $3.0 million for the six months ended March 31, 2007. The change in these unrealized losses was mainly due the realization of the losses as the securities were sold. The remaining unrealized losses are considered temporary as they reflect market values on March 31, 2007 and are subject to change daily as interest rates fluctuate. This decrease in accumulated other comprehensive income is due to the effect rising interest rates have on the available for sale securities recorded at fair market value and has no impact on our regulatory capital.

Comparison of Operating Results for the Six Months Ended March 31, 2007 and 2006

Net Income. Net income for the six months ended March 31, 2007 was impacted significantly by our balance sheet restructuring. In March 2007, we elected to sell approximately $174.0 million of securities held in our investment portfolio (yield 3.51%) and use the majority of the proceeds from the sale to repay short-term borrowings (cost 5.97%). We also sold $31.9 million of mutual funds and $47.7 million of fixed-rate single family mortgage loans with a weighted average yield of 5.11%. In conjunction with the restructuring, we realized pre-tax losses on the sales of securities and loans of $7.4 million. The restructure is expected to have a positive impact in future periods as the yields on securities and loans sold were significantly lower than those on borrowings repaid. During the same period we recovered a partial amount of the loss from the check- kiting scheme that was discovered in June 2006 from insurance proceeds. The amount recovered from insurance proceeds was $3.4 million.

Net loss increased from a loss of $(5,000) for the six months ended March 31, 2006 to a net loss of $(3.2) million for the six months ended March 31, 2007. The increase was primarily due to a loss on the sale of investments and mortgage backed securities of $5.9 million for the six months ended March 31, 2007, and the valuation allowance on loans held for sale of $1.5 million. A recovery from insurance on the loss on dishonored checks of $3.4 million partially offset the loss on the sale of investments and mortgage-backed securities. Also contributing to the net loss for the six months ended March 31, 2007 was a decrease of $1.3 million, or 17.3%, in net interest income from $7.4 million for the six months ended March 31, 2007 to $6.2 million for the six months ended March 31, 2007.

Net Interest Income. Net interest income decreased by $1.2 million or 16.1% from $7.4 million for the six months ended March 31, 2006 compared to $6.2 million for the six months ended March 31, 2007. The decrease in net interest income primarily was the result of increases in the average rate on interest bearing liabilities offset partially by a decrease in the average balance of interest bearing liabilities. Due to deposits re-pricing faster than loans in a higher interest rate environment, the interest rate spread decreased 33 basis points from 2.02% for the six months ended March 31, 2006 to 1.69% for the six months ended March 31, 2007. The ratio of average interest-earning assets to average interest-bearing liabilities increased from 98.17% for the six months ended March 31, 2006 to 100.43% for the six months ended March 31, 2007. Our interest rate spread has decreased due to the rising rates paid on borrowed funds and deposits not being completely offset by rising rates for new loans. With the sale of low yielding assets and the redemption of high cost borrowings as a result of the balance sheet restructuring, improvements in interest spread should occur. Changes in short term rates affect our interest rate spread as $23.0 million of borrowed funds tied to LIBOR re-price as interest rates fluctuate.

Interest Income. Interest income increased by $728,000, or 3.7% from $19.5 million for the six months ended March 31, 2006 to $20.2 million for the six months ended March 31, 2007. Interest and fees on loans increased by $854,000, or 6.2%, from $13.7 million for the six months ended March 31, 2006 to $14.6 million for the six months ended March 31, 2007. This was primarily due to an increase in the average balance of loans receivable of $2.3 million from $458.3 million for the six months ended March 31, 2006 to $460.1 for the six months ended March 31, 2007, and an increase in the average yield earned on loans receivable of 35 basis points from 5.99% for the six months ended March 31, 2006 to 6.34% for the six months ended March 31, 2007. The increase in the average balance of loans was primarily attributable to our having competitive rates, current economic conditions and management’s strategy to increase variable rate commercial real estate loans and short term home equity loans. The increase in the average yield was attributable to the prevailing market rates in the economy. Interest on mortgage-backed securities decreased by $259,000 or 10.0% from $2.6 million for the six months ended March 31, 2006 to $2.3 million for the six months ended March 31, 2007. This decrease was primarily due to the decrease in the average balance of mortgage-backed securities from $129.7 million for the six months ended March 31, 2006 to $111.8 million for the six months ended March 31, 2007. The decrease in the average balance more than offset an increase in the average rate from 4.00% at March 31, 2006 to 4.18% at March 31, 2007. Interest and dividends on investment securities remained stable at $3.1 million for the six months ended March 31, 2006 and March 31, 2007. This was primarily due to an increase in the average yield on investments of 43 basis points from 3.85% for the six months ended March 31, 2006 to 4.28% for the six months ended March 31, 2007 due to step up provisions on some investment securities. However, this was partially offset by a decrease in the average balance of investments of $16.8 million, from $160.1 million for the six months ended March 31, 2006 to $143.3 million for the six months ended March 31, 2007.

Interest Expense. Interest expense, which consists of interest on deposits, interest on borrowed money and other interest expense, increased from $12.1 million for the six months ended March 31, 2006 to $14.0 million for the six months ended March 31, 2007, an increase of $1.9 million or 15.8%. Interest on deposits increased $2.0 million from $8.5 million at March 31, 2006 to $10.5 million at March 31, 2007 due to an increase in the average cost of deposits of 68 basis points from 2.81% for the six months ended March 31, 2006 to 3.49% for the six months ended March 31, 2007. This was partially offset by a decrease in the average balance of deposits of $4.4 million, or .7%, from $603.0 million at March 31, 2006 to $598.6 million at March 31, 2007. The decrease in deposits was primarily due to increased competition for deposit funds. Interest on short-term borrowings decreased by $645,000, or 42.7%, for the six months ended March 31, 2007 from $1.5 million at March 31, 2006 to $864,000 at March 31, 2007. Interest on long-term borrowings increased by $463,000, or 38.1% for the six months ended March 31, 2007 from $1.2 million for the six months ended March 31, 2006 to $1.7 million for the six months ended March 31, 2007. The overall decrease in borrowings was primarily due to a decrease of $38.8 million in the average balances of advances from the Federal Home Loan Bank of Atlanta during the six months ended March 31, 2007. Also contributing to interest expense was interest on the Junior Subordinated Debentures, which increased by $121,000, or 13.4% from $903,000 for the six months ended March 31, 2006 to $1.0 million for the six months ended March 31, 2007. This increase was due to the increase in the average rate paid on the Junior Subordinated Debentures from 7.79% during 2006 to 8.83% during 2007. The rates on the Junior Subordinate Debentures are based on LIBOR and adjust quarterly.

Average Balance Sheet. The following table sets forth certain information relating to our average balance sheet and reflects the average yield on assets and cost of liabilities for the periods indicated and the yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the six month periods ended March 31, 2007 and 2006. Total average assets are computed using month-end balances.

The table also presents information for the periods indicated with respect to the differences between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or “interest rate spread,” which banks have traditionally used as an indicator of profitability. Another indicator of net interest income is “net interest margin,” which is net interest income divided by the average balance of interest-earning assets.

	For the Six Months Ended March 31,
	2007			2006
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net	$460,586	$14,590	6.34%	$458,264	$13,736	5.99%
Mortgage-backed securities	111,761	2,336	4.18	129,667	2,595	4.00
Investment securities	143,335	3,066	4.28	160,053	3,079	3.85
Other interest earning assets	8,306	213	5.13	2,095	67	6.40

Total Interest-earning assets	723,988	20,205	5.58	750,079	19,477	5.19
Bank Owned Life Insurance	13,354			12,781
Noninterest-earning assets	23,864			46,363

Total assets	$761,206			$809,223

Interest-bearing liabilities:
Deposits	$598,616	$10,450	3.49	$602,992	$8,478	2.81
Short-term FHLB Advances	35,433	864	4.88	79,173	1,509	3.81
Long-term FHLB Advances	62,015	1,678	5.41	57,059	1,215	4.26
Junior Subordinated Debentures	23,197	1,024	8.83	23,197	903	7.79
Other liabilities	1,629	—	.00	1,668	—	.00

Total interest-bearing liabilities	720,890	14,016	3.89	764,089	12,105	3.17
Noninterest-bearing liabilities	6,475			4,693

Total liabilities	727,365			768,782
Stockholders’ Equity	33,841			40,441

Total liabilities and stockholders’ equity	$761,206			$809,223

Net interest income		$6,189			$7,372

Interest rate spread			1.69%			2.02%

Net interest margin			1.71%			1.97%

Ratio average interest earning assets/interest- bearing liabilities			100.43%			98.17%

Rate/Volume Analysis. The table below sets forth certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rates (change in rate multiplied by old volume); and (iii) changes in rate/volume (changes in rate multiplied by the changes in volume).

	For Six Months Ended March 31,
	2007 vs. 2006
	Increase (Decrease) Due to
	Volume	Rate	Rate/Volume	Total
	(In Thousands)
Interest income:
Loans receivable, net	$70	$780	$4	$854
Mortgage-backed securities	(360)	117	(16)	(259)
Investment securities and FHLB Stock	(321)	345	(37)	(13)
Other interest-earning assets	199	(13)	(40)	146

Total interest-earning assets	(412)	1,229	(89)	728
Interest expense:
Deposits	(62)	2,049	(15)	1,972
Short-term FHLB advances	(834)	422	(233)	(645)
Long-term FHLB advances	106	328	29	463
Junior Subordinated Debentures	0	121	0	121
Other liabilities	0	0	0	0

Total interest-bearing liabilities	(790)	2,920	(219)	1,911

Change in net interest income	$378	$(1,691)	$130	$(1,183)

Provision for Loan Losses. We charge or reverse provisions for loan losses which affects earnings to maintain the total allowance for loan losses at a level management considers adequate to provide losses inherent in the loan portfolio as of the balance sheet date. In determining the provision, we consider a number of factors such as existing loan levels, prior loss experience, current economic conditions and the probability of these conditions affecting existing loans. We did not establish any additional provision for losses on loans during the six months ended March 31, 2007 as compared to the reversal of a previously recorded provision for losses on loans by $109,000 for the six months ended March 31, 2006. During the six months ended March 31, 2006, we received a recovery in the amount of $120,000 on a loan that had been previously charged off. Exclusive of that recovery our analysis of the adequacy of the allowance for loan losses indicated the need for a provision during the quarter ended March 31, 2006 in the amount of $11,000. As a result, the recovery net of the current provision resulted in a negative provision in the amount of $109,000. Loan chargeoffs for the six months ended March 31, 2007 were $92,000 as compared to $117,000 for the six months ended March 31, 2006, a decrease of $25,000. Loan recoveries were $186,000 for the six months ended March 31, 2007 compared to $162,000 for the six months ended March 31, 2006. Non performing loans at March 31, 2007 were $2.7 million as compared to $281,000 at March 31, 2006. The increase in non performing loans was due to a commercial customer who was delinquent and has subsequently filed for bankruptcy. While the collateral on this loan is sufficient to render us whole, we transferred $280,000 from the general valuation allowance to a specific valuation allowance for this loan. The total allowance for loan losses is $2.8 million at March 31, 2007. In establishing such provisions, management considered an analysis of the risk inherent in the loan portfolio.

Other Income. Other income was $524,000 for the six months ended March 31, 2006 and ($6.8) million for the six months ended March 31, 2007. During the six months ended March 31, 2007 we incurred a loss of $5.9 million from the sale of investments and mortgage-backed securities as the Bank implemented its restructuring plan. We also recorded a $1.5 million valuation allowance on loans held for sale. Fees on transaction accounts also decreased by $25,000 from $285,000 for the six months ended March 31, 2006 to $260,000 for the six months ended March 31, 2007 as we eliminated fees on certain products in an effort to compete in the market and increase our transaction accounts which are our lowest cost source of funding. These decreases were partially offset by a decrease in losses on repossessed assets of $139,000 from a loss of $266,000 for the six months ended March

31, 2006 to a loss of $127,000 for the six months ended March 31, 2007. Income from Bank Owned Life Insurance (BOLI) increased $46,000 for the six months ended March 31, 2007 from $236,000 for the six months ended March 31, 2006, to $282,000 for the six months ended March 31, 2007. This increase was due to an adjustment in the rate of dividends earned on the BOLI investment.

Non-interest Expenses. Total non-interest expenses decreased by $3.8 million, or 45.9%, from $8.2 million for the six months ended March 31, 2006 to $4.4 million for the six months ended March 31, 2007. The decrease in non-interest expenses was primarily due to the recovery of $3.3 million of insurance proceeds on the loss from the check kiting scheme discovered in June 2006. Data processing fees decreased by $249,000, from $972,000 for the six months ended March 31, 2006 to $723,000 for the six months ended March 31, 2007. This decrease was due to the change of data processors. Salaries and related expenses decreased by $314,000, or 7.4%, from $4.3 million for the six months ended March 31, 2006 to $3.9 million for the six months ended March 31, 2007. This decrease was primarily due to a decrease in the work force as we continued with our cost cutting strategies. Employee benefits were adjusted to be less costly while still offering competitive benefits. These decreases were partially offset by an increase of $17,000, or 6.2% in advertising expense, from $273,000 for the six months ended March 31, 2006 to $290,000 for the six months ended March 31, 2007. This increase was due to increased advertising during the period. Professional fees also increased by $111,000, or 52.4%, from $212,000 for the six months ended March 31, 2006 to $323,000 for the six months ended March 31, 2007. Professional fees increased due to additional legal fees arising from the supervisory agreement and the check-kiting scheme perpetrated against us and discovered in June 2006. There was also an increase in other expenses of $71,000, or 14.3%, from $497,000 for the six months ended March 31, 2006 to $568,000 for the six months ended March 31, 2007.

Income Taxes. Our income tax (benefit) was $(1.8) million and $(158,000) for the six months ended March 31, 2007 and 2006, respectively. Our tax benefit increased for the six months ended March 31, 2007 as compared to the same period in the prior year as our loss increased due to the loss on the sale of investments and mortgage-backed securities and the valuation allowance on loans held for sale as the Company implemented the balance sheet restructuring. We also earned certain income that is exempt from state taxes and $282,000 of non-taxable income from the BOLI during the six months ended March 31, 2007.

Comparison of Financial Condition at September 30, 2006 and 2005

During the 12 months ended September 30, 2006, our assets decreased by $26.9 million, or 3.31% from $812.7 million at September 30, 2005 to $785.8 million at September 30, 2006. Our interest-bearing deposits in other banks increased by $1.3 million, or 80.9%, from $1.6 million at September 30, 2005 to $2.9 million at September 30, 2006. Our investment portfolio available for sale decreased by $8.3 million, or 5.5%, from $151.4 million at September 30, 2005 to $143.1 million at September 30, 2006. Our investment portfolio held to maturity increased by $2.5 million, or 125.4%, from $2.0 million at September 30, 2005 to $4.5 million at September 30, 2006. Loans receivable, net increased by $9.5 million, or 2.1%, from $454.3 million at September 30, 2005 to $463.8 million at September 30, 2006. Our mortgage-backed securities available for sale decreased by $25.3 million, or 22.6%, from $112.1 million at September 30, 2005 to $86.8 million at September 30, 2006. Our mortgage-backed securities held to maturity increased by $2.2 million, or 8.3%, from $26.5 million at September 30, 2005 to $28.7 million at September 30, 2006. In an effort to protect against risk from rising rates, we emphasized short-term loans such as variable rate commercial loans, home equity loans and short term mortgages. We increased commercial real estate loans by $35.2 million, or 46.8%, from $75.0 million at September 30, 2005 to $110.2 million at September 30, 2006. Construction loans decreased by $14.8 million, or 27.5%, from $53.8 million to $39.0 million due to decreased demand from individual builders.

Deposits increased by $7.1 million, or 1.2%, from $597.7 million at September 30, 2005 to $604.8 million at September 30, 2006. The increase in deposits was achieved through normal marketing efforts. The growth in deposits helped to fund loan demand. Advances from the Federal Home Loan Bank of Atlanta decreased by $26.3 million, or 18.2%, from $144.8 million at September 30, 2005 to $118.5 million at September 30, 2006.

Stockholders’ equity decreased by $8.6 million, or 20.5%, from $42.0 million at September 30, 2005 to $33.4 million at September 30, 2006. This decrease was primarily due to the loss of $6.9 million net of taxes due to the check-kiting fraud perpetrated against us. See “—Recent Check Kiting Losses.” Also contributing to the decrease in stockholders’ equity was the increase in accumulated other comprehensive income of $476,000 from a loss of $3.9 million at September 30, 2005 to a loss of $4.4 million at September 30, 2006.

Comparison of Operating Results for the Years Ended September 30, 2006 and 2005

Net Income. Net income decreased from income of $601,000 for the year ended September 30, 2005 to a net loss of $7.4 million for the year ended September 30, 2006. The decrease was primarily due to an increase in non-interest expenses of $10.2 million, or 60.4% from $16.8 million for the year ended September 30, 2005 to $27.0 million for the year ended September 30, 2006. Non-Interest expenses for the year ended September 30, 2006 includes a $10.8 million loss on dishonored checks as a result of the check-kiting scheme perpetrated against us.

Net Interest Income. Net interest income decreased by $1.6 million or 10.2% from $15.8 million for the year ended September 30, 2005 to $14.2 million for the year ended September 30, 2006. The decrease in net interest income primarily was the result of increases in the average rate on interest bearing liabilities and an increase in the average balance of interest bearing liabilities. Due to rising interest rates and deposits re-pricing faster than loans, the interest rate spread decreased 20 basis points from 2.16% for the year ended September 30, 2005 to 1.96% for the year ended September 30, 2006. Our ratio of average interest-earning assets to average interest-bearing liabilities decreased from 99.68% for the year ended September 30, 2005 to 98.30% for the year ended September 30, 2006. The primary reason for the decrease in this ratio is that funds are being invested in other income producing assets such as Bank Owned Life Insurance. Our interest rate spread decreased due to the rising rates paid on borrowed funds and deposits not being completely offset by rising rates for new loans.

Interest Income. Interest income increased by $3.8 million, or 10.4% from $36.2 million for the year ended September 30, 2005 to $40.0 million for the year ended September 30, 2006. Interest and fees on loans increased by $4.1 million, or 16.7%, from $24.3 million for the year ended September 30, 2005 to $28.4 million for the year ended September 30, 2006. This was primarily due to an increase in the average balance of loans receivable of $50.7 million from $412.1 million at September 30, 2005 to $462.8 at September 30, 2006, and an increase in the average yield earned on loans receivable of 24 basis points from 5.89% at September 30, 2005 to 6.13% at September 30, 2006. The increase in the average balance of loans was primarily attributable to our having competitive rates and current economic conditions and management’s strategy to focus lending on variable rate commercial real estate loans and short term home equity loans. The increase in the average yield was attributable to the prevailing market rates in the economy. Interest on mortgage-backed securities decreased by $1.1 million or 18.2% from $6.2 million for the year ended September 30, 2005 to $5.1 million for the year ended September 30, 2006. This decrease was primarily due to the decrease in the average balance of mortgage-backed securities from $161.4 million at September 30, 2005 to $124.5 million at September 30, 2006. The decrease in the average balance more than offset an increase in the average rate from 3.9% at September 30, 2005 to 4.1% at September 30, 2006. Interest and dividends on investment securities increased by $705,000, or 12.5% from $5.6 million for the year ended September 30, 2005 to $6.3 million for the year ended September 30, 2006. This was primarily due to an increase in the average yield on investments of 47 basis points from 3.48% for the year ended September 30, 2005 to 3.95% for the year ended September 30, 2006 due to step up provisions on some investment securities. However, this was partially offset by a decrease in the average balance of investments of $1.7 million, from $162.1 million for the year ended September 30, 2005 to $160.4 million for the year ended September 30, 2006.

Interest Expense. Interest expense, which consists of interest on deposits, interest on borrowed money and other interest expense increased from $20.4 million for the year ended September 30, 2005 to $25.8 million for the year ended September 30, 2006 a change of $5.4 million or 26.5%. Interest on deposits increased $3.7 million from $14.7 million at September 30, 2005 to $18.4 million at September 30, 2006 due to an increase in the average cost of deposits of 53 basis points from 2.49% for the year ended September 30, 2005 to 3.02% for the year ended September 30, 2006. Also contributing to the increase in interest expense was an increase in the average balance of deposits of $18.1 million, or 3.1% from $589.8 million at September 30, 2005 to $607.9 million at September 30, 2006. We were able to increase our deposits through normal marketing efforts. Interest on short-term borrowings increased by $1.0 million or 68.9% for the year ended September 30, 2006. Interest on long-term borrowings increased by $254,000 or 9.3% for the year ended September 30, 2006. The overall increase in interests on borrowings was primarily due to an increase in the average rate paid on short term borrowings which increased by 117 basis points from 2.7% for the year ended September 30, 2005 to 3.9% for the year ended September 30, 2006. The average rate on long term borrowings also increased by 63 basis points from 3.8% for the year ended September 30, 2005 to 4.4% for the year ended September 30, 2006. An increase in the average balance of advances from the Federal Home Loan Bank of Atlanta of $5.3 million during the year ended September 30, 2006 also contributed to the increase in interest on borrowings. Also contributing to interest expense was interest on the Junior Subordinated Debentures which increased by $457,000 from $1.5 million for the year ended September 30, 2005 to $1.9 million for the year ended September 30, 2006. This increase was due to the increase in the average rate paid on the Junior

Subordinated Debentures from 6.3%, during 2005 to 8.3% during 2006. The rates on the Junior Subordinate Debentures are based on LIBOR and adjust quarterly.

Provision for Losses on Loans. We reversed previously recorded provisions for losses on loans by $109,000 for the year ended September 30, 2006, as compared to establishing a provision for losses on loans of $168,000 for the year ended September 30, 2005. During the year ended September 30, 2006, the Bank received a recovery in the amount of $120,000 on a loan that had been previously charged off. Exclusive of that recovery our analysis of the adequacy of the allowance for loan losses indicated the need for a provision during the year ended September 30, 2006 in the amount of $11,000. As a result, the recovery net of the current provision resulted in a negative provision in the amount of $109,000. Loan chargeoffs for the year ended September 30, 2006 were $275,000 as compared to $392,000 for the year ended September 30, 2005 a decrease of $117,000. The decrease in loan chargeoffs was due to prevailing low loan delinquency and a decrease in actual losses in our consumer loan portfolio as the automobile loan portfolio decreases due to the discontinuation of indirect auto lending. Loan recoveries were $317,000 for the year ended September 30, 2006 compared to $383,000 for the year ended September 30, 2005. Non performing loans at September 30, 2006 were $2.5 million as compared to $738,000 at September 30, 2005. The total loss allowance allocated to loans is $2.7 million at September 30, 2006. In establishing such provisions, we considered an analysis of the losses inherent in the loan portfolio. For additional information see “—Asset Quality.”

Other Income. Other income decreased by $657,000, or 35.4% from $1.8 million for the year ended September 30, 2005 to $1.2 million for the year ended September 30, 2006. The decrease in other income for the year ended September 30, 2006 was primarily due to the decrease in gain on sale of investments and mortgaged backed securities of $879,000 from $884,000 for the year ended September 30, 2005 to $5,000 for the year ended September 30, 2006. The $884,000 gain on sale of investments for the year ended September 30, 2005 was primarily due to the acquisition of Intrieve, the Bank’s data processing provider, by Harland for cash. We owned shares of Intrieve. Other income was also affected by loss on repossessed assets which decreased from $561,000 for the year ended September 30, 2005 to $327,000 for the year ended September 30, 2006. The $234,000 decrease is attributable, in part, to our decision to discontinue our indirect automobile lending program and the resulting decline in automobile loans from $88,287,000 as of September 30, 2005 to $53,530,000 as of September 30, 2006. When an automobile that collateralizes a loan is repossessed, we compare the published wholesale value of the particular car make and model to the loan carrying amount. In the beginning of fiscal year 2006, we began carrying repossessed automobiles on our consolidated statement of financial condition at 80% of their published wholesale value. There were instances, however, that due to the condition of the repossessed automobile, we realized less than our estimate. We do not consider the application of the 20% discount in 2006 to have a significant effect upon our net charge-offs, provision for loan losses and loss on repossessed assets because this estimate only affected those repossessed assets we had in our possession of as of the balance sheet date, which approximated $26,000 and $86,000 as of September 30, 2006 and 2005, respectively. Our losses are also affected by the fact that automobiles tend to depreciate quicker than the amortization of the associated loans. As the balance in automobile loans continues to decline, we expect losses associated with indirect lending and repossessed assets to continue to decline. Once the automobile is sold, any difference between the amount realized and the carrying value including any deficiency in the loan balance is then charged to “Loss on repossessed assets.” For the years ended September 30, 2006 and 2005, loan balance deficiencies included in this line item were approximately $304,000 and $303,000, respectively. We typically have possession of the repossessed automobiles for less than 30 days. We generally rely on third parties to dispose of repossessed assets. Also contributing to the decrease in other income was a decrease in fees on transaction accounts of $125,000 from $686,000 for the year ended September 30, 2005 to $561,000 for the year ended September 30, 2006 as we eliminated fees on certain products in an effort to compete in the market and increase our transaction accounts which are our lowest cost source of funding. Income from bank owned life insurance increased $20,000 for the year ended September 30, 2006 from $454,000 for the year ended September 30, 2005, to $474,000 for the year ended September 30, 2006. This increase was due to an adjustment in the rate of dividends earned on bank owned life insurance investment.

Noninterest Expenses. Total non-interest expenses increased by $10.2 million, or 60.4%, from $16.8 million for the year ended September 30, 2005 to $27.0 million for the year ended September 30, 2006. The increase in non-interest expenses was primarily due to the occurrence of a $10.8 million loss on dishonored checks during the year ended September 30, 2006. This loss was from a check kiting fraud perpetrated against us. This loss was partially offset by a decrease in salaries and related expenses of $477,000 from $9.2 million for the year ended September 30, 2005 to $8.7 million for the year ended September 30, 2006 as we continued with our cost cutting strategies. Certain positions were eliminated allowing for the hiring of staff in the three new offices with a minimum increase in the overall workforce. Employee benefits were adjusted to be less costly while still offering competitive benefits. In December 2005, we ceased our indirect automobile lending operations due to the current interest rate environment. The loan rates necessary to compete in this market made for marginal profitability. This allowed for less staffing in this area. Data processing cost decreased by $515,000 from $2.2 million for the year ended September 30, 2005 to $1.7 million for the year ended September 30, 2006. This decrease was due to the savings generated from the conversion of data processors. In November 2005, we entered into a long-term contract with Fiserv to be our data service provider. We anticipate net savings over the life of the contract of approximately $2.8 million. The actual number could be more or less depending on the activity and the number of accounts serviced. Occupancy expense increased by $180,000, from $2.0 million for the year ended September 30, 2005 to $2.1 million for the year ended September 30, 2006. This was mainly due to the opening of three offices and normal increases in rent and electricity. Advertising expense decreased by $30,000 or 4.7%, from $642,000 for the year ended September 30, 2005 to $612,000 for the year ended September 30, 2006. This decrease was due to a reduction in advertising during the period.

Income Taxes. Our income tax (benefit) expense was $(4.0) million and $111,000 for the year ended September 30, 2006 and 2005, respectively. Our effective tax rate was (35.38)% and 15.6% for the years ended September 30, 2006 and 2005, respectively.

Comparison of Operating Results for the Years Ended September 30, 2005 and 2004

Net Income. Net income decreased by $284,000, from $885,000 for the year ended September 30, 2004 to $601,000 for the year ended September 30, 2005. The decrease was due primarily to an increase in non-interest expenses of $1.0 million. This was partially offset by an increase in other income and decreases in the provision for loan losses and income taxes.

Net Interest Income. Net interest income decreased by $33,000 or 0.2% from $15.9 million for the year ended September 30, 2004 to $15.8 million for the year ended September 30, 2005. The decrease in net interest income primarily was the result of increases in the average rate on interest bearing liabilities and an increase in the average balance of interest-bearing liabilities. Due to rising interest rates and deposits re-pricing faster than loans, the interest rate spread decreased 27 basis points from 2.43% for the year ended September 30, 2004 to 2.16% for the year ended September 30, 2005. Our ratio of average interest-earning assets to average interest-bearing liabilities increased from 99.48% for the year ended September 30, 2004 to 99.68% for the year ended September 30, 2005. Our interest rate spread has decreased due to the rising rates paid on borrowed funds and deposits not completely offset by rising rates for new loans.

Interest Income. Interest income increased by $4.0 million, or 12.4% from $32.2 million for the year ended September 30, 2004 to $36.2 million for the year ended September 30, 2005. Interest and fees on loans increased by $2.2 million, or 10.1%, from $22.1 million for the year ended September 30, 2004 to $24.3 million for the year ended September 30, 2005. This was primarily due to an increase in the average balance of loans receivable of $47.8 million from $364.3 million at September 30, 2004 to $412.1 at September 30, 2005, despite a decrease in the average yield earned on loans receivable of 17 basis points from 6.06% at September 30, 2004 to 5.89% at September 30, 2005. The increase in the average balance of loans was primarily attributable to our having competitive rates and current economic conditions and our strategy to focus lending on variable rate commercial loans and short term home equity loans. The decrease in the average yield was attributable to the prevailing market rates in the economy. Interest on mortgage-backed securities increased by $683,000 or 12.3% from $5.5 million for the year ended September 30, 2004 to $6.2 million for the year ended September 30, 2005. This increase was primarily due to the increase in the average balance of mortgage-backed securities from $142.3 million at September 30, 2004 to $161.4 million at September 30, 2005. Although the actual balance of mortgage-backed securities decreased, the average balance increased due to high balances at the beginning of the period. The increase in the average balance more than offset a decrease in the average rate from 3.9% at September 30, 2004 to 3.86% at September 30, 2005. Interest and dividends on investment securities increased by $1.0 million or 21.7% from $4.6 million for the year ended September 30, 2004 to $5.6 million for the year ended September 30, 2005. This was primarily due to an increase in the average balance of investments of $18.4 million, or 12.8% from $143.7 million for the year ended September 30, 2004 to $162.1 million for the year ended September 30, 2005. There was also an increase in the average yield on investments from 3.17% for the year ended September 30, 2004 to 3.48% for the year ended September 30, 2005 due to step up provisions on some investment securities.

Interest Expense. Interest expense, which consists of interest on deposits, interest on borrowed money and other interest expense increased from $16.4 million for the year ended September 30, 2004 to $20.4 million for the year ended September 30, 2005, a change of $4.0 million or 24.6%. Interest on deposits increased $1.1 million from $13.6 million at September 30, 2004 to $14.7 million at September 30, 2005 due to a increase in the average yield on deposits of 12 basis points from 2.37% for the year ended September 30, 2004 to 2.49% for the year ended September 30, 2005. Also contributing to the increase in interest expense was an increase in the average balance of deposits of $18.7 million, or 3.3% from $571.1 million at September 30, 2004 to $589.8 million at September 30, 2005. We were able to increase its deposits through normal marketing efforts. Interest on short-term borrowings increased by $1.1 million or 355.4% for the year ended September 30, 2005. Interest on long-term borrowings increased by $1.3 million or 95.6% for the year ended September 30, 2005. This increase was primarily due to an increase of $59.5 million in the average balances of advances from the Federal Home Loan Bank of Atlanta during the year ended September 30, 2005. Also contributing to interest expense was interest on the Trust Preferred Securities/Junior Subordinated Debentures which increased by $378,000 from $1.1 million for the year ended September 30, 2004 to $1.5 million for the year ended September 30, 2005. This increase was due to the increase in the average yield paid on the Junior Subordinated Debentures from 4.83%, during 2004 to 6.31% during 2005.

Provision for Losses on Loans. We made a provision for losses of $168,000 for the year ended September 30, 2005, as compared to $487,000 for the year ended September 30, 2004, representing a decrease of $319,000. This decrease was partially attributable to the decrease in historical chargeoffs, and loan delinquencies. Loan chargeoffs for the year ended September 30, 2005 were $392,000 as compared to $1.0 million for the year ended September 30, 2004, a decrease of $629,000. Loan recoveries were $383,000 for the year ended September 30, 2005 compared to $423,000 for the year ended September 30, 2004. Non performing loans at September 30, 2005 were $738,000 as compared to $872,000 at September 30, 2004. The total loss allowance allocated to loans was $2.7 million at September 30, 2005. In establishing such provisions, management considered an analysis of the losses inherent in the loan portfolio.

Other Income. Other income increased by $476,000, or 34.5% from $1.4 million for the year ended September 30, 2004 to $1.9 million for the year ended September 30, 2005. This increase in other income for the year ended September 30, 2005 was primarily attributable to a one time gain of $884,000 on investments due to the acquisition of Intrieve, our data processing provider by Harland for cash. This was partially offset by an increase in the loss on repossessed assets of $306,000 or 120.0% from $255,000 for the year ended September 30, 2004 to $561,000 for the year ended September 30, 2005.

Noninterest Expenses. Total non-interest expenses increased by $1.1 million, or 6.9%, from $15.7 million for the year ended September 30, 2004 to $16.8 million for the year ended September 30, 2005. The increase in non-interest expenses was primarily due to the increase in data processing fees of $635,000, from $1.6 million for the year ended September 30, 2004 to $2.2 million for the year ended September 30, 2005. This increase was due to the one-time penalty to terminate Intrieve’s existing electronic banking contract which did not expire at the same time as the other two data processing contracts. Salaries and related expenses also increased by $340,000, or 3.9%. Occupancy expense also increased by $140,000, from $1.8 million for the year ended September 30, 2004 to $2.0 million for the year ended September 30, 2005. This was mainly due to the opening of two offices and normal increases in rent and electricity. These increases were partially offset by a decrease in advertising expense. Advertising expense decreased by $228,000 or 26.2%, from $870,000 for the year ended September 30, 2004 to $642,000 for the year ended September 30, 2005. This decrease was due to a change in the advertising mix during the period. The Bank initiated several cost cutting strategies in 2005. Certain positions were eliminated during the year allowing for the hiring of staff in the two offices opened and one planned for 2005 with a minimum increase in the workforce. Employee benefits were adjusted to be less costly while still offering complete benefits. In December 2005, we ceased our indirect lending operations due to the current interest rate environment. The loan rates necessary to compete in this market made for marginal profitability. This allowed for less staffing in this area.

Income Taxes. Our income tax expense was $111,000 and $144,000 for the years ended September 30, 2005 and 2004, respectively. Our effective tax rates were 15.6% and 14.0% for the years ended September 30, 2005 and 2004, respectively. The increase in the effective tax rate was primarily attributable to our earning taxable income from the gain on sale of investments.

Average Balances and Yields. The following table sets forth certain information relating to our average balance sheet and reflects the average yield on assets and cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yield and cost are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the years ended September 30, 2006, 2005 and 2004. Total average assets are computed using month-end balances. The table also presents information for the periods indicated with respect to the differences between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or “interest rate spread,” which banks have traditionally used as an indicator of profitability. Another indicator of net interest income is “net interest margin,” which is its net interest income divided by the average balance of interest-earning assets.

	Year Ended September 30,
	2006			2005			2004
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average	Interest	Average Yield/Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	$462,799	$28,352	6.13%	$412,093	$24,286	5.89%	$364,260	$22,056	6.06%
Mortgage-backed securities	124,458	5,095	4.09	161,415	6,231	3.86	142,337	5,548	3.90
Investment securities and FHLB stock	160,365	6,342	3.95	162,138	5,637	3.48	143,689	4,552	3.17
Other interest-earning assets	3,372	206	6.11	2,578	69	2.68	7,471	78	1.04

Total interest earning assets	750,994	39,995	5.33	738,224	36,223	4.91	657,757	32,234	4.90
Bank Owned Life Insurance	12,913			12,242			11,912
Non-interest-earning assets	40,006			40,869			46,094

Total assets	$803,913			$791,335			$715,763

Interest-bearing liabilities:
Deposits	$607,952	$18,379	3.02%	$589,849	$14,711	2.49%	$571,105	$13,553	2.37%
FHLB advances short-term	63,457	2,484	3.91	53,632	1,471	2.74	23,141	323	1.40
FHLB advances long-term	67,529	2,992	4.43	72,056	2,738	3.80	43,000	1,400	3.26
Junior Subordinated Debentures	23,197	1,921	8.28	23,197	1,464	6.31	22,500	1,086	4.83
Other liabilities	1,824	—	—	1,864	—	—	1,449	—	—

Total interest-bearing liabilities	763,959	25,776	3.37	740,598	20,384	2.75	661,195	16,362	2.47

Non-interest-bearing liabilities	2,723			7,856			11,050
Total liabilities	766,682			748,454			672,245
Stockholders’ equity	37,231			42,881			43,518

Total liabilities and stockholders’ equity	$803,913			$791,335			$715,763

Net interest income		$14,219			$15,839			$15,872

Interest rate spread			1.96%			2.16%			2.43%

Net interest margin (2)			1.89%			2.15%			2.41%

Ratio of average interest-earning assets toaverage interest-bearing liabilities			98.30%			99.68%			99.48%

(1)	Includes nonaccrual loans.
(2)	Represents net interest income divided by the average balance of interest-earning assets.

Rate/Volume Analysis. The table below sets forth certain information regarding changes in interest income and interest expense of Baltimore County Savings Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rates (change in rate multiplied by old volume); and (iii) changes in rate/volume (changes in rate multiplied by the changes in volume).

	Year Ended September 30,
	2006 Compared to 2005				2005 Compared to 2004
	Increase (Decrease) Due to
	Volume	Rate	Rate/ Volume	Total	Volume	Rate	Rate/ Volume	Total
	(In thousands)
Interest income:
Loans receivable	$2,955	$989	$122	$4,066	$2,930	$(619)	$(81)	$2,230
Mortgage-backed securities	(1,422)	371	(85)	(1,136)	748	(57)	(8)	683
Investment securities and FHLB stock	(62)	775	(8)	705	583	445	57	1,085
Other interest-earning assets	21	89	27	137	(52)	123	(80)	(9)

Total interest-earning assets	1,492	2,224	56	3,772	4,209	(108)	(112)	3,989

Interest expense:
Deposits	451	3,121	96	3,668	444	691	23	1,158
FHLB advances short-term	267	632	114	1,013	426	310	412	1,148
FHLB advances long-term	(144)	420	(22)	254	946	234	158	1,338
Subordinate Debentures	—	457	—	457	34	334	10	378
Other liabilities	—	—	—	—	—	—	—	—

Total interest-bearing liabilities	574	4,630	188	5,392	1,850	1,569	603	4,022

Change in net interest income	$918	$(2,406)	$(132)	$(1,620)	$2,359	$(1,677)	$(715)	$(33)

Asset/Liability Management

We strive to achieve consistent net interest income and reduce our exposure to adverse changes in interest rates by attempting to match the terms to re-pricing of our interest-sensitive assets and liabilities. Factors beyond our control, such as market interest rates and competition, may also have an impact on our interest income and interest expense.

In the absence of any other factors, the overall yield or return associated with our earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and conversely interest income will decrease when interest rates decrease. In general, interest expense will increase when interest rates rise over an extended period of time, and conversely interest expense will decrease when interest rates decrease. By managing the increases and decreases in our interest income and interest expense which are brought about by changes in market interest rates, we can significantly influence our net interest income.

Our senior officers meet on a regular basis to monitor our interest rate risk position and to set prices on loans and deposits to manage interest rate risk within the parameters set by the Board of Directors. The President reports to the Board of Directors on a regular basis on interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Board of Directors reviews the maturities of our assets and liabilities and establishes policies and strategies designed to regulate our flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing our assets and liabilities is to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates. Our management is responsible for administering the policies and determinations of the Board of Directors with respect to our asset and liability goals and strategies.

Our principal strategy in managing interest rate risk has been to emphasize the acquisition of short- and intermediate-term assets, including locally originated short-term (15-years or less) fixed-rate mortgage loans and consumer loans. In addition, in managing our portfolio of investment securities and mortgage-backed securities, we have in recent quarters purchased investment securities so as to reduce our exposure to fluctuations in interest rates by purchasing adjustable-rate mortgage-backed securities and step-up agency notes. In addition to shortening the average repricing period of our assets, we have sought to lengthen the average maturity of our liabilities by adopting a tiered pricing program for certificates of deposit, which provide higher rates of interest on longer term certificates in order to encourage depositors to invest in certificates with longer maturities.

Market Risk

We measure our interest rate risk by computing estimated changes in the net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is the difference between incoming and outgoing discounted cash flows from assets and liabilities, with adjustments made for off-balance sheet items. These computations estimate the effect on our net portfolio value of sudden and sustained increases and decreases in market interest rates. Our Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in our estimated net portfolio value in the event of 1%, 2% and 3% increases in market interest rates, and in the event of a 1%, decrease in market interest rates.

The following table presents our projected change in net portfolio value for the various rate shock levels at March 31, 2007.

	Net Portfolio Value			NPV as % of PV of Assets
Change in Rates	$ Amount	$ Change (1)	% Change (2)	NPV Ratio (3)	BP Change (4)
	(Dollars in thousands)
+300 bp	51,364	(17,064)	(25)%	7.27%	(199)
+200 bp	57,242	(11,186)	(16)	7.97	(128)
+100 bp	63,139	(5,289)	(8)	8.66	(59)
0 bp	68,428			9.26
-100 bp	72,291	3,863	6	9.66	41
-200 bp	73,800	5,372	8	9.78	52

(1)	Represents the excess (deficiency) of the estimated net portfolio value assuming the indicated change in interest rates minus the estimated net portfolio value assuming no change in interest rates.
(2)	Calculated as the amount of change in the estimated net portfolio value divided by the estimated net portfolio value assuming no change in interest rates.
(3)	Calculated as the estimated net portfolio value divided by average total assets.
(4)	Calculated as the excess (deficiency) of the net portfolio value ratio assuming the indicated change in interest rates over the estimated net portfolio value ratio assuming no change in interest rates.
***	Risk Measures: 200 bp rate shock***

At March 31, 2007
Pre-Stock NPV Ratio: NPV as % of PV of Assets	9.26
Exposure Measure: Post Shock NPV Ratio	7.97
Sensitivity Measure: Change in NPV Ratio	128bp

The above tables indicate that at March 31, 2007, in the event of sudden and sustained increases in prevailing market interest rates, our net portfolio value would be expected to decrease, and that in the event of sudden and sustained decreases in prevailing market interest rates, our net portfolio value would be expected to increase, but by a much smaller amount than the decrease if there were an increase in interest rates. Our Board of Directors reviews our net portfolio value position quarterly, and, if estimated changes in net portfolio value are not within the targets established by the Board, the Board may direct management to adjust the asset and liability mix to bring interest rate risk within Board approved targets. At March 31, 2007, our estimated changes in net portfolio value were within the targets established by the Board of Directors.

During the three months ended March 31, 2007, we announced an initiative to restructure our balance sheet, as follows:

•

We sold approximately $174 million of mortgage-backed securities and investment securities with an average yield of 3.51%. We used $73.0 million of the proceeds from these sales to prepay Federal Home Loan Bank advances with an average cost of 4.97%. The remainder of the proceeds from the sale of mortgage-backed securities and investment securities initially will be invested in overnight deposits with the Federal Home Loan Bank of Atlanta and used, over time, to fund outflows of certificate of deposit accounts we expect to occur as we reduce our rates on certificates of deposit in an effort to reduce our use of certificates of deposit as a funding source.

•

We sold $35.3 million of mutual funds and plan to sell $47.7 fixed-rate, performing single-family mortgage loans with a weighted average yield of 5.11% and a weighted average remaining term to maturity of 119 months. Approximately 75% of the proceeds from these sales will be used to purchase investment securities with an anticipated approximate yield of 5.4%. We will use the remaining proceeds from the sale of single-family mortgage loans to originate commercial mortgage loans as opportunities to do so become available.

As a result of this balance sheet restructuring, we expect to increase our interest rate spread, reduce our exposure to risks of interest rate fluctuations and increase our capital ratios. In connection with this balance sheet restructuring, we incurred an after-tax charge to income of $4.9 million during the three months ending March 31, 2007. At March 31, 2007, we had $421.1 million in certificates of deposit, representing 71.2% of total deposits at that date. Of that amount, $127.7 million, representing 21.6% of total deposits, had balances of more than $100,000, known as jumbo certificates of deposit. With an average cost of 4.88%, these jumbo certificates of deposit were our highest cost deposits. $79.3 million of our jumbo certificates of deposit mature within 12 months of March 31, 2007. Our experience has been that many of our customers that hold large balance certificates of deposit have no other customer relationships with us and are not among our most profitable customers. As we reduce our rates on certificates of deposit, we believe we will reduce our outstanding balance of high cost certificates of deposit as these customers move their certificates of deposit to other banks offering higher rates and thereby reduce our average cost of funds.

The balance sheet restructuring, when completed, will reduce our assets and liabilities by approximately $174 million. Pursuant to the restructuring we decreased and will continue to decrease assets and liabilities where the cost of the liabilities exceeded the yield on the assets. We presently do not contemplate any further balance sheet reduction, unless we ultimately decide to sell or close one or more branches in connection with our branch review process described below.

Net portfolio value is calculated by the Office of Thrift Supervision by using information provided by us. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by Bloomberg quotations and surveys performed during the quarter ended March 31, 2007, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and the quarter-end date. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions Baltimore County Savings Bank may undertake in response to changes in interest rates.

Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Actual values may differ from those projections set forth in the table, should market conditions vary from assumptions used in the preparation of the table. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable-rate loans in Baltimore County Savings Bank’s portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to repay their adjustable-rate debt may decrease in the event of an interest rate increase.

Liquidity and Capital Resources

BCSB Bankcorp has no business other than that of Baltimore County Savings Bank and investing its assets. Baltimore County Savings Bank is subject to certain regulatory limitations with respect to the payment of dividends to BCSB Bankcorp.

At March 31, 2007, Baltimore County Savings Bank exceeded all regulatory minimum capital requirements. For information regarding Baltimore County Savings Bank’s retained earnings as reported in its financial statements at March 31, 2007 to its tangible, core and risk-based capital levels and a comparison of regulatory requirements, see note 14 of notes to consolidated financial statements.

Our primary sources of funds are deposits and proceeds from maturing investment securities and mortgage-backed securities and principal and interest payments on loans. While maturities and scheduled amortization of mortgage-backed securities and loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors.

Our primary investing activities are the origination of loans and the purchase of investment securities and mortgage-backed securities. During the six months ended March 31, 2007 and 2006 and the years ended September 30, 2006, 2005 and 2004, we had $42.6 million, $62.3 million, $129.5 million, $193.9 million and $148.6 million respectively, of loan originations. During the six months ended March 31, 2007 and 2006 and the years ended September 30, 2006, 2005 and 2004, we purchased investment securities in the amounts of $802,000, $822,000, $4.7 million, $11.5 million, and $78.9 million respectively, and mortgage-backed securities in the amounts of $9.9 million, $0, $6.7 million, $15.9 million, and $73.2 million, respectively. Our primary financing activity is the attraction of savings deposits.

We have other sources of liquidity if there is a need for funds. Baltimore County Savings Bank has the ability to obtain advances from the Federal Home Loan Bank of Atlanta. In addition, BCSB Bankcorp maintains a portion of its investments in interest-bearing deposits at other financial institutions that will be available, if needed.

Baltimore County Savings Bank’s average daily liquidity ratio for the month of March 2007 was approximately 39.8%. We seek to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing. Because liquid assets generally provide for lower rates of return, our relatively high liquidity will, to a certain extent, result in lower rates of return on assets.

Our most liquid assets are cash, interest-bearing deposits in other banks and federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on our operating, financing and investing activities during any given period. At March 31, 2007 and September 30, 2006 and 2005, cash, interest-bearing deposits in other banks and federal funds sold totaled $123.9 million, $11.7 million and $23.5 million, respectively.

We anticipate that we will have sufficient funds available to meet our current commitments. Certificates of deposit which are scheduled to mature in less than one year at March 31, 2007 totaled $268.8 million. Based on past experience, management believes that a significant portion of such deposits will remain with Baltimore County Savings Bank. Baltimore County Savings Bank is a party to financial instruments with off-balance-sheet risk made in the normal course of business to meet the financing needs of its customers. These financial instruments are standby letters of credit, lines of credit and commitments to fund mortgage loans and involve to varying degrees elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments express the extent of involvement Baltimore County Savings Bank has in this class of financial instruments and represents Baltimore County Savings Bank’s exposure to credit loss from nonperformance by the other party. Baltimore County Savings Bank generally requires collateral or other security to support financial instruments with off-balance-sheet credit risk. At March 31, 2007, and September 30, 2006 and 2005, Baltimore County Savings Bank had commitments under standby letters of credit, lines of credit and commitments to originate mortgage loans of $34.8 million, $30.2 million and $30.5 million, respectively. See note 3 of notes to the consolidated financial statements.

In connection with our stock option plan and our management recognition plan, BCSB Bankcorp repurchased 184 shares of its common stock at an aggregate cost of $2,100, 371 shares at an aggregate cost of $5,200 and 420 shares at an aggregate cost of $6,000, during the years ended September 30, 2006, 2005 and 2004, respectively. BCSB Bankcorp did not repurchase any shares during the six months ended March 31, 2007.

In June 2002, BCSB Bankcorp issued $12,887,000 of junior subordinated debentures to BCSB Bankcorp Capital Trust I, a Delaware business trust, in which BCSB Bankcorp owns all of the common equity. The debentures carry a rate of 3.65% over the three month LIBOR rate, and reset quarterly. The rate was 9.16% and 7.25% at September 30, 2006 and 2005 respectively. The debentures are the sole asset of BCSB Bankcorp Capital Trust I. BCSB Bankcorp Capital Trust I issued $12,500,000 of mandatory redeemable preferred securities to investors. BCSB Bankcorp’s obligation under the debentures and related documents, taken together, constitute a full and unconditional guarantee by BCSB Bankcorp of BCSB Bankcorp Capital Trust I obligations under the preferred securities. The preferred securities are redeemable by BCSB Bankcorp on or after June 30, 2007 or under certain conditions in whole but not in part at any time at a redemption price equal to 103% of the principal amount plus any accrued interest.

In September 2003, BCSB Bankcorp issued $10,310,000 of junior subordinated debentures to BCSB Bankcorp Capital Trust II, a Delaware business trust, in which BCSB Bankcorp owns all of the common equity. The debentures carry a rate of 3.00% over the three month LIBOR rate, and reset quarterly. The rate was 8.51% and 6.60% at September 30, 2006 and 2005 respectively. The debentures are the sole asset of BCSB Bankcorp Capital Trust II. BCSB Bankcorp Capital Trust II issued $10,000,000 of mandatory redeemable preferred securities to investors. BCSB Bankcorp’s obligation under the debentures and related documents, taken together, constitute a full and unconditional guarantee by BCSB Bankcorp of BCSB Bankcorp Capital Trust II obligations under the preferred securities. The preferred securities are redeemable by BCSB Bankcorp on or after October 7, 2008 or under certain conditions in whole but not in part at any time at a redemption price equal to 103% of the principal amount plus any accrued interest.

Pursuant to these trust preferred securities, BCSB Bankcorp made quarterly interest payments, which totaled $508,000 during the quarter ended March 31, 2007.

At March 31, 2007, BCSB Bankcorp had cash and other liquid assets totaling $4.5 million, at the holding company level. Assuming that (i) interests rates remain stable and (ii) there are no other changes in BCSB Bankcorp’s ongoing holding company level expenses, management estimates that, absent cash dividends from Baltimore County Savings Bank, BCSB Bankcorp would deplete its liquid assets by March 2009. BCSB Bankcorp would deplete its liquid assets even sooner should LIBOR increase, thereby increasing the interest rate on BCSB Bankcorp’s trust preferred securities obligations. In order to conserve liquid assets at the holding company level, at its November 29, 2006 meeting, the Board of Directors voted to suspend BCSB Bankcorp’s cash dividend payments to its stockholders and agreed with the Office of Thrift Supervision not to make further dividend payments without prior Office of Thrift Supervision approval. Nevertheless, if Baltimore County Savings Bank is unable to generate earnings to support future dividend payments to BCSB Bankcorp, or if Baltimore County Savings Bank is otherwise limited in its ability to pay dividends to BCSB Bankcorp, in amounts sufficient to meet BCSB Bankcorp’s debt service obligations, and BCSB Bankcorp is unable to raise capital, BCSB Bankcorp could at some point in the future default on its trust preferred securities obligations. In such event, the holders of the trust preferred securities could require immediate redemption of such securities, which could cause BCSB Bankcorp to suffer a significant decline in capital.

Quarterly dividends were declared on November 23, 2005, February 22, May 24, and September 6, 2006 of $0.125 per share each. In keeping with Federal regulations, Baltimore County Savings Bank, M.H.C. applied for, and elected to waive receipt of, dividends from BCSB Bankcorp as to its shares, which amounted to 3,754,960 shares as of March 31, 2007, or 63.5%, of all outstanding shares of BCSB Bankcorp’s common stock. In December 2006, BCSB Bankcorp announced that it had determined to suspend its dividend program and has agreed with the Office of Thrift Supervision, that it will not issue a dividend to its stockholders going forward without Office of Thrift Supervision’s consent as BCSB Bankcorp seeks to implement its business plan to improve earnings, capital position and liquidity.

Commitments, Contingencies and Off-Balance Sheet Arrangements

We are a party to financial instruments with off-balance sheet risk including commitments to extend credit under existing lines of credit and commitments to sell loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

Off-balance sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows:

	Six Months Ended March 31,		September 30,
	2007	2006	2006	2005
	(In thousands)
Commitments to originate new loans	$6,078	$21,008	$7,205	$16,071
Unfunded commitments to extend credit under existing equity line and commercial lines of credit	27,892	28,084	30,485	27,023
Commercial letters of credit	796	737	754	701

Commitments to originate new loans or to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally expire within 30 to 45 days. Most equity line commitments for the unfunded portion of equity lines are for a term of 20 years, and commercial lines of credit are generally renewable on an annual basis. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on our credit evaluation of the borrower.

The following table sets forth our contractual obligations as of September 30, 2006.

	Payments Due By Period
	Less than 1 Year	1 – 3 Years	4 –5 Years	Over 5 Years	Total
	(In thousands)
Time deposits	$228,357	$147,475	$56,586	$—	$432,418
Long-term borrowings	25,000	44,000	49,000	—	118,000
Junior subordinated debenture	—	—	—	23,197	23,197
Lease obligations	1,201	1,915	1,686	7,556	12,358

Total contractual cash obligations	$254,558	$193,390	$107,272	$30,753	$585,973

Impact of Inflation and Changing Prices

The consolidated financial statements and notes thereto presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike most industrial companies, nearly all our assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors, except for the guarantees made by us with respect to the trust preferred securities issued by each of our trust subsidiaries, which are discussed in “—Liquidity and Capital Resources” and in note 8 to notes to the audited consolidated financial statements. The term “off-balance sheet arrangement” generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with BCSB Bankcorp is a party under which BCSB Bankcorp has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets. Additionally, we have commitments to originate loans in the ordinary course of business.

Impact of New Accounting Standards

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 154, “Accounting Changes and Error Corrections,” which changes the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impractical to determine either the period-specific or cumulative effects of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of this standard did not have a material effect on financial condition, results of operations, or liquidity.

In February 2006, The FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” This statement amends Statements No. 133 and 140 by: permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifying which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133; establishing a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifying that concentrations of credit risk in the form of subordination are not embedded derivatives; and amending Statement No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The statement is effective for fiscal years beginning after September 15, 2006. The adoption of this standard is not anticipated to have a material impact on the financial condition, results of operations or liquidity.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This statement amends Statement No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities. It requires an entity to recognize a servicing asset or servicing liability each time an obligation is undertaken to service a financial asset by entering into a servicing contract in certain situations and requires all separately recognized servicing assets and liabilities to be initially measured at fair value, if practicable. The statement permits the choice between the “amortization method” and the “fair value measurement method” for the subsequent measurement of the servicing assets or liabilities and allows for a one-time reclassification of available-for-sale securities to trading securities at initial adoption. The statement also requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. The statement is effective for fiscal years beginning after September 30, 2006. The adoption of this standard is not anticipated to have a material impact on our financial condition, results of operations or liquidity.

In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109”, which provides guidance on the measurement, recognition, and disclosure of tax positions taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, and disclosure. FIN 48 prescribes that a tax position should only be recognized if it is more-likely-than-not that the position will be sustained upon examination by the appropriate taxing authority. A tax position that meets this threshold is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The cumulative effect of applying FIN 48 is to be reported as an adjustment to the beginning balance of retained earnings in the period of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently assessing the impact, if any, that the adoption may have on its financial statements.

In September 2006, the FASB ratified the consensus reached by the EITF on Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” EITF 06-4 requires the recognition of a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee that extends to postretirement periods as defined in SFAS No. 106, “ Employers’ Accounting for Postretirement Benefits Other Than Pensions.” The EITF reached a consensus that Bank Owned Life Insurance policies purchased for this purpose do not effectively settle the entity’s obligation to the employee in this regard and thus the entity must record compensation cost and a related liability. Entities should recognize the effects of applying this Issue through either, (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the balance sheet as of the beginning of the year of adoption, or (b) a change in accounting principle through retrospective application to all prior periods. We are currently evaluating the impact of adopting this Issue on BCSB Bankcorp’s financial statements. This Issue is effective for fiscal years beginning after December 15, 2007.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS 157 establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. While the Statement applies under other accounting pronouncements that require or permit fair value measurements, it does not require any new fair value measurements. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. In addition, the Statement establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Lastly, SFAS No. 157 requires additional disclosures for each interim and annual period separately for each major category of assets and liabilities. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We do not expect the adoption of this Statement to have a material impact on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission released Staff Accounting Bulletin No. 108 (“SAB 108”), which provides detail in the quantification and correction of financial statement misstatements. SAB 108 specifies that companies should apply a combination of the “rollover” and “iron curtain” methodologies when making determinations of materiality. The rollover method quantifies a misstatement based on the amount of the error originating in the current year income statement. The iron curtain approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, regardless of the year(s) of origination. SAB 108 instructs companies to quantify the misstatement under both methodologies and if either method results in the determination of a material error, then we must adjust our financial statements to correct the error. SAB 108 also reminds preparers that a change from an accounting principle that is not generally accepted to a principle that is generally accepted is a correction of an error. The Bulletin is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. We do not expect the adoption of this Bulletin to have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities”. This statement permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This pronouncement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is evaluating the impact of this new standard, but currently believes that adoption will not have a material impact on its financial position or results of operations.

Inter-Company Agreements

In connection with this conversion BCSB Bancorp will enter into a tax allocation agreement with Baltimore County Savings Bank and all of the future wholly owned subsidiaries of BCSB Bancorp or Baltimore County Savings Bank. The tax allocation agreement will require that BCSB Bancorp and each of its subsidiaries pay its proportionate share of the consolidated tax liability of the consolidated filing group and establish the procedure for future payments to BCSB Bancorp of such tax liability attributable to subsidiaries other than BCSB Bancorp. In addition, BCSB Bancorp and Baltimore County Savings Bank will enter into an expense allocation agreement requiring payment of general and administrative expenses that are incurred by BCSB Bancorp and Baltimore County Savings Bank or their subsidiaries and reimbursement to Baltimore County Savings Bank for any expenses that are incurred by Baltimore County Savings Bank that are attributable to the activities of BCSB Bancorp.

Our Management

Directors

BCSB Bankcorp’s Board of Directors consists of eight directors who are also directors of Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C. The Board is divided into three classes in equal as number as possible, each with three-year staggered terms, with approximately one-third of the directors elected each year. All of the directors of BCSB Bankcorp are independent under the current listing standards of the Nasdaq Stock Market, except for Joseph J. Bouffard and William M. Loughran who are employees of BCSB Bankcorp and Baltimore County Savings Bank. No director or executive officer is related to any other director or executive officer by blood, marriage or adoption, except that Director P. Louis Rowe is the father-in-law of Director H. Adrian Cox. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of September 30, 2006. The period of service as a director also reflects period of service as a director of Baltimore County Savings Bank.

The following directors have terms ending in 2008:

Henry V. Kahl is an Assessor Supervisor with the State of Maryland Department of Assessments & Taxation in Baltimore, Maryland. Age 63. Director since 1989.

P. Louis Rohe has been retired for approximately 12 years. Prior to his retirement, Mr. Rohe was an attorney. He has been a director of Baltimore County Savings Bank since its incorporation in 1955. Age 84. Director since 1955.

Michael J. Klein is Vice President of Klein’s Super Markets, a family owned chain of supermarkets, with locations throughout Harford County, Maryland. Mr. Klein is also Vice President and partner in several other family owned businesses including Forest Hill Lanes, Inc., Colgate Investments, LLP and Riverside Parkway, LTD. Age 51. Director since 2001.

The following directors have terms ending in 2009:

William J. Kappauf, Jr. is Director of Cash Management of Baltimore Gas & Electric Company, Baltimore, Maryland. He is a certified public accountant. Age 60. Director since 2002.

Joseph J. Bouffard was named President of BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C. effective November 27, 2006. Mr. Bouffard served as President and Chief Executive Officer of Patapsco Bancorp, Inc. and The Patapsco Bank until October 30, 2006. He joined The Patapsco Bank’s predecessor, Patapsco Federal Savings and Loan Association in April 1995 as its President and Chief Executive Officer and became President and Chief Executive Officer of Patapsco Bancorp, Inc. upon the formation of that company in 1996. Previously, Mr. Bouffard was Senior Vice President of the Bank of Baltimore, and its successor, First Fidelity Bank from 1990 to 1995. Prior to that, he was President of Municipal Savings Bank, FSB in Towson, Maryland. He is a current Board member of the Maryland Financial Bank and a former Board member of the Dundalk Community College Foundation and the Maryland Bankers Association. He is also a former chairman of the Board of Governors of the Maryland Mortgage Bankers Association, Treasurer of the Neighborhood Housing Services of Baltimore and a charter member and Treasurer of the Towson Towne Rotary Club. Age 56. Director since 2006.

Ernest A. Moretti retired from Bradford Bank, Baltimore, Maryland, where he held the position of executive vice president and managed residential lending and business development. Prior to his tenure with Bradford Bank, Mr. Moretti served as president and chief executive officer of Wyman Park Federal Savings and Loan Association from 1989 to 2003. Mr. Moretti also served in senior leadership capacities over a span of 26 years at Yorkridge Calvert Savings and Loan, Augusta Building and Loan Association and First National Bank. He is a current Board member of the Maryland Financial Bank. Age 66. Director since 2007.

The following directors have terms ending in 2010:

H. Adrian Cox is an insurance agent with Rohe and Rohe Associates, Inc. in Baltimore, Maryland. Mr. Cox also is employed as a real estate agent with Century 21 Horizon Realty, Inc. in Baltimore, Maryland. Age 62. Director since 1987.

William M. Loughran was named Executive Vice President of Baltimore County Savings Bank effective January 1, 2005. He also serves as Executive Vice President of BCSB Bankcorp and Baltimore County Savings Bank, M.H.C. (the “MHC”). Prior to being named Executive Vice President, he served as Senior Vice President of Baltimore County Savings Bank in charge of lending operations. Mr. Loughran joined Baltimore County Savings Bank in 1973. Age 61. Director since 1991.

John J. Panzer, Jr. has been a self-employed builder of residential homes since 1971. Age 64. Director since 1991.

Executive Officers

BCSB Bancorp’s initial executive officers will be the same as those who currently serve as executive officers of Baltimore County Savings Bank. These executive officers are elected annually by the Board of Directors and serve at the Board’s discretion. The executive officers are:

Name	Position with BCSB Bancorp and/or Baltimore County Savings Bank
Joseph J. Bouffard	President and Chief Executive Officer of BCSB Bancorp and Baltimore County Savings Bank
William M. Loughran	Executive Vice President and Chief Lending Officer of Baltimore County Savings Bank
Bonnie M. Klein	Senior Vice President and Chief Financial Officer of BCSB Bancorp and Baltimore County Savings Bank
David M. Meadows	Executive Vice President, General Counsel and Secretary of BCSB Bancorp and Baltimore County Savings Bank

Below is information regarding the executive officers of Baltimore County Savings Bank who are not also directors. Unless otherwise stated, each executive officer has held his or her position for at least five years. The ages presented are as of September 30, 2006.

Bonnie M. Klein joined Baltimore County Savings Bank in 1975 and has served in various capacities of increasing responsibility since then. She was named Vice President and Treasurer of BCSB Bankcorp and Baltimore County Savings Bank effective January 4, 1999 and Senior Vice President of BCSB Bankcorp and Baltimore County Savings Bank effective January 1, 2005. She is a Certified Public Accountant. Age 51.

David M. Meadows was named Vice President, General Counsel and Secretary of BCSB Bankcorp and Baltimore County Savings Bank effective January 4, 1999 and Executive Vice President of BCSB Bankcorp and Baltimore County Savings Bank effective November 27, 2006. He served as President and Chief Executive Officer of BCSB Bankcorp and Baltimore County Savings Bank on an interim basis from July 24, 2006 through November 26, 2006. Previously, he was a Partner in the law firm of Moore, Carney, Ryan and Lattanzi, L.L.C. Age 50.

Meetings and Committees of the Board of Directors of BCSB Bankcorp

We conduct business through meetings of our Board of Directors and its committees. The Board of Directors meets on a monthly basis and special meetings are held from time to time, as needed. During the fiscal year ended September 31, 2006, the Board of Directors of BCSB Bankcorp met 12 times and the Board of Directors of Baltimore County Savings Bank held 17 meetings. No director attended fewer than 75% of the total number of the board meetings held and committee meetings on which such directors served during fiscal 2006.

Our Board of Directors has standing Audit, Compensation and Nominating Committees, among others.

Audit Committee. We have a separately designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee consists of Directors Kahl, Cox, Panzer, Kappauf and Moretti. The members of the Audit Committee are “independent,” as “independent” is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Company’s Board of Directors has determined that one member of the Audit Committee, William J. Kappauf, Jr., qualifies as an “audit committee financial expert” as defined in Section 401(h) of Regulation S-K promulgated by the Securities Exchange Commission. Director Kappauf is “independent,” as such term is defined in Item 7(d)(3)(iv)(A) of Schedule 14A under the Exchange Act. The Audit Committee met five times during the year ended September 30, 2006 to examine and approve the audit report prepared by the independent registered public accounting firm of the Company, to review and recommend the independent registered public accounting firm to be engaged by the Company and to review internal accounting controls.

Compensation Committee. The Bank Board of Directors’ Compensation Committee consists of Directors Cox, Kahl, Rohe, Panzer, Klein and Kappauf. The members of the Compensation Committee are “independent,” as “independent” is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Compensation Committee evaluates the compensation and benefits of the directors, officers and employees, recommends changes, and monitors and evaluates employee performance. The Compensation Committee reports its evaluations and findings to the full Board of Directors and all compensation decisions are ratified by the full Board of Directors. The Compensation Committee met once during the fiscal year ended September 30, 2006.

Nominating Committee. The Board of Directors’ Nominating Committee nominates directors to be voted on at the Annual Meeting and recommends nominees to fill any vacancies on the Board of Directors. The Nominating Committee consists of Directors Henry V. Kahl, William J. Kappauf, Jr. and Michael J. Klein. The members of the Nominating Committee are “independent directors” as defined in Nasdaq listing standards. The Nominating Committee met once during the year ended September 30, 2006.

Corporate Governance Policies and Procedures

In addition to establishing committees of the Board of Directors, BCSB Bancorp will also adopt several policies to govern the activities of both BCSB Bancorp and Baltimore County Savings Bank, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy will set forth the following:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the board of directors;

•	the establishment and operation of board committees;

•	succession planning;

•	appointing an independent lead director and convening executive sessions of independent directors;

•	the Board of Directors’ interaction with management and third parties; and

•	the evaluation of the performance of the Board of Directors and the chief executive officer.

BCSB Bankcorp previously adopted a Code of Ethics and Business Conduct that is designed to promote the highest standards of ethical conduct by BCSB Bankcorp’s directors, executive officers and employees. The Code of Ethics and Business Conduct requires that BCSB Bankcorp’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in BCSB Bankcorp’s best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics and Business Conduct. In connection with the conversion, BCSB Bancorp will adopt the same Code of Ethics and Business Conduct that is already in place.

Further, BCSB Bankcorp has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits BCSB Bankcorp from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Ethics and Business Conduct.

Directors’ Compensation

Fees. The Chairman of the Board of Directors receives a monthly retainer of $1,200 per month, and all other nonemployee directors receive $1,000 per month. Each nonemployee director also receives a fee of $400 per each regular and special Board meeting attended and $200 per committee meeting attended. Directors who serve as officers of BCSB Bankcorp or Baltimore County Savings Bank do not receive additional compensation for their service as directors.

Deferred Compensation Plans. Baltimore County Savings Bank maintains the Baltimore County Savings Bank Deferred Compensation Plan, as amended, and Baltimore County Savings Bank Cash Deferred Compensation Plan for the purpose of providing members of the board of directors and selected executives with a vehicle to defer a portion of their compensation. The terms of the plans are substantially similar, however distributions from the Cash Deferred Compensation Plan may only be made in cash and distributions from the Deferred Compensation Plan, as amended, can only be settled in shares of BCSB Bankcorp common stock. Prior to each plan year, each non-employee director may elect to defer receipt of all or part of his or her future fees (including retainers), and any other participant may elect to defer receipt of up to 25% of salary or 100% of bonus compensation into either the cash or stock-based plan. On each September 30 beginning with 1998, each director participant who has between three and 12 years of service as a director will have his account credited with $6,222. A director participant who, after July 1, 1995 completes three years of service as a director, will have his account credited with $24,000 on the September 30 following his completion of three years of service. Participants electing to participate in the cash or stock-based deferral plan must complete and submit a deferral election form and a distribution election form. At the election of the participant, distributions may be made in a lump sum or installments. During the year ended September 30, 2006, the Bank credited $6,222 under the Cash Deferred Compensation Plan to each of Directors Kappauf and Klein.

Baltimore County Savings Bank has established a grantor trust and may, at any time or from time to time, make additional contributions to the trust. In the event of a change in control, Baltimore County Savings Bank will contribute to the trust an amount sufficient to provide the trust with assets having an overall value equal to the aggregate account balances under the Plan. The trust’s assets are subject to the claims of Baltimore County Savings Bank’s general creditors and are available for eventual payments to participants.

Management Incentive Compensation Plan. Baltimore County Savings Bank’s Board of Directors adopted the Management Incentive Compensation Plan, effective November 10, 2004, amending and restating the Incentive Compensation Plan originally adopted by the Board of Directors on October 1, 1994. The Management Incentive Compensation Plan is administered by the Compensation Committee, which is appointed by Baltimore County Savings Bank’s Board of Directors. Under the Management Incentive Compensation Plan, each eligible employee receives annual cash bonus awards based on Baltimore County Savings Bank’s performance under criteria specified in the Management Incentive Compensation Plan. In addition, pursuant to the terms of the Management Incentive Compensation Plan, participants may defer some or all of their award into the Cash Deferred Compensation Plan. During the year ended September 30, 2006, no bonuses were awarded to any participants under the Management Incentive Compensation Plan.

Stock Benefit Plans. Directors are also eligible to receive awards under BCSB Bancorp’s stock option plan and management recognition plan, which became effective on July 15, 1999. During the year ended September 30, 2006, directors did not receive any awards under the option plan or the management recognition plan.

Reimbursement for Tax Advice. Baltimore County Savings Bank’s Board of Directors has also adopted a policy to reimburse designated directors and officers for expenses they incur in connection with professional tax, estate planning or financial advice they obtain related to the benefits they receive under the stock and non-stock related benefit plans of Baltimore County Savings Bank and BCSB Bankcorp. Reimbursements are limited to $1,000 for each eligible individual during any fiscal year, with a one-time allowance not to exceed $5,000 for estate planning expenses. The level of annual reimbursements may be increased to $2,000 on a one-time basis in the event of a change in control of BCSB Bankcorp. No reimbursements were made during the year ended September 30, 2006.

Executive Compensation

Summary Compensation Table. The following table sets forth the cash and non-cash compensation for the last fiscal three years awarded to or earned by our president and chief executive officer and the other executive officers of BCSB Bankcorp that exceeded $100,000 for services rendered in all capacities to BCSB Bankcorp, Baltimore County Savings Bank and their affiliates in fiscal 2006.

	Annual Compensation (1)
Name and Principal Position	Year	Salary	Bonus		All Other Compensation
Gary C. Loraditch Former President (2)	2006 2005 2004	$219,150 266,664 255,102	$	— — 38,591	$296,135 24,442 24,714	(3)

William M. Loughran Executive Vice President	2006 2005 2004	$186,953 185,153 180,908	$	— — 27,529	$15,783 20,038 23,632	(3)

David M. Meadows Executive Vice President, General Counsel and Secretary (5)	2006 2005 2004	$150,325 136,538 134,738	$	— — 13,499	$7,911 15,111 17,301	(3)

Bonnie M. Klein Senior Vice President and Treasurer	2006 2005 2004	$130,550 127,782 119,444	$	— — 11,514	$7,165 13,761 14,977	(3)

(1)	Executive officers of BCSB Bankcorp receive indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received by the named executive officer in fiscal 2006 did not exceed the lesser of 10% of the executive officer’s salary and bonus or $50,000.
(2)	Mr. Loraditch resigned from his positions as President of BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C. effective July 24, 2006.
(3)

Amounts include $3,867, $2,541, $2,397 and $1,899 in matching contributions made under the Bank’s 401(k) Plan for the benefit of Messrs. Loraditch, Loughran and Meadows and Ms. Klein, respectively, car allowances in the amounts of $8,000 and $6,000 for the benefit of Messrs. Loraditch and Loughran, respectively, $8,419, $7,242, $5,514 and $5,266 in stock allocated to the accounts of Messrs. Loraditch, Loughran, Meadows and Ms. Klein, respectively, under the ESOP, based upon the average of the high and low sales price of BCSB Bankcorp common stock of $12.795 as of September 30, 2006, and $275,849 paid to Mr. Loraditch pursuant to an Agreement and General Release among the Company, the Bank, the MHC and Mr. Loraditch, pursuant to which agreement Mr. Loraditch resigned from employment and as a director of the Company, the MHC and the Bank.

(4) Mr. Meadows served as Acting President and Chief Executive Officer from July 24, 2006 through November 26, 2006.

Fiscal Year-End Option Values. The following table sets forth information concerning the value as of September 30, 2006 of options held by the executive officers named in the Summary Compensation Table set forth above. No options were granted to or exercised by the named executive officers during fiscal 2006.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options At Fiscal Year-End (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Gary C. Loraditch	16,000	—	$56,400	$—
William M. Loughran	6,000	—	8,520	—
David M. Meadows	3,000	—	4,260	—
Bonnie M. Klein	3,000	—	4,260	—

(1)	Calculated based on the product of: (a) the number of shares subject to options, and (b) the difference between the fair market value of underlying Common Stock at September 30, 2006, determined based on the closing sale price of the Common Stock of $12.795 as quoted on the Nasdaq Market, and the exercise prices of the options.

Employment Agreement. On November 27, 2006, Baltimore County Savings Bank executed an employment agreement with Joseph J. Bouffard under which he will serve as President and Chief Executive Officer of the Bank. The employment agreement provides for a three-year term, subject to annual renewal by the board of directors for an additional year beyond the then-current expiration date. The material terms of the employment agreement also include that:

•	Mr. Bouffard receives a base salary of $200,000 per year, subject to annual review by the Board of Directors;

•	Mr. Bouffard is eligible to receive bonuses or other incentive compensation at the discretion of the Board of Directors;

•

Mr. Bouffard received a restricted stock award covering 5,000 shares of BCSB Bankcorp common stock, vesting in installments of 1,000 shares on the first anniversary of the grant date and continuing each anniversary thereafter until fully vested. Mr. Bouffard also received 20,000 stock options, vesting in installments of 4,000 shares on the first anniversary of the grant date and continuing each anniversary thereafter until fully vested. The stock options will remain exercisable for a period of ten years from the grant date and will have an exercise price equal to the fair market value of BCSB Bankcorp’s common stock on the grant date. Restricted stock awards and stock options will vest immediately upon a change in control;

•

Mr. Bouffard participates in any life insurance, medical insurance, dental insurance, pension, profit sharing, retirement, supplemental retirement and other benefit programs and arrangements that Baltimore County Savings Bank may sponsor or maintain for the benefit of senior management employees and its employees generally;

•	Mr. Bouffard receives an automobile allowance and will be eligible for certain other fringe benefits described in the employment agreement;

•

Upon involuntary termination of employment or voluntary termination under circumstances that constitute constructive termination, Mr. Bouffard will receive a lump sum salary continuation benefit equal to 12 months’ base salary if the termination date is in the first 12 months of employment, 24 months’ base salary if the termination date is after 12 through 24 months of employment or 36 months’ base salary if the termination date is after 24 months of employment;

•

In the event of termination due to disability, the agreement provides that Mr. Bouffard will be entitled to the compensation and benefits provided for under the agreement for (i) any period during the term of the agreement and prior to the establishment of Mr. Bouffard’s disability during which he is unable to work due to such disability, or (ii) any period of disability prior to Mr. Bouffard’s termination of employment due to disability; provided, however, that any benefits paid pursuant to the Bank’s long-term disability plan will continue as provided in such plan;

•

Baltimore County Savings Bank may terminate Mr. Bouffard’s employment for cause, in which case Mr. Bouffard would have no right to receive compensation or other benefits for any period after termination, except for already vested benefits; and

•

If, within one year after a change in control of BCSB Bankcorp, Baltimore County Savings Bank terminates Mr. Bouffard’s employment without cause or Mr. Bouffard voluntarily terminates his employment, he will be entitled to receive a lump sum payment equal to three times his then-current annual base salary plus continued participation for up to three years in any benefit plans of Baltimore County Savings Bank that provide medical, dental and life insurance coverage upon terms no less favorable than the most favorable terms provided to senior executives. If such payments and benefits, either alone or together with other payments and benefits Mr. Bouffard has the right to receive from Baltimore County Savings Bank, would constitute an excess “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such payments and benefits will be reduced or revised by the amount, if any, which is the minimum necessary to result in no portion of such payments and benefits being non-deductible to Baltimore County Savings Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.

If a change in control of BCSB Bancorp occurred on January 1, 2007, and Mr. Bouffard’s employment was terminated, the total payments that would be due under the employment agreement, excluding any benefits under any employee benefit plan which may be payable, would equal approximately $600,000.

Change-in-Control Severance Agreements. Baltimore County Savings Bank maintains change in control severance agreements with Messrs. Loughran and Meadows and Ms. Klein (collectively, the “Employees”). The agreements have a term ending on the earlier of (a) December 20, 2009 or (b) the date on which the Employee terminates employment with Baltimore County Savings Bank. The term of the severance agreements may be extended for additional one-year periods beyond the then effective expiration date upon a determination by the Board of Directors that the performance of these individuals has met the required performance standards and that such severance agreements should be extended. An Employee becomes entitled to collect severance benefits under the severance agreement in the event of the Employee’s (a) voluntary termination of employment (i) within 30 days following a change of control, or (ii) within 30 days of certain specified events that both occur during the Covered Period (defined below) and constitute a Change in Duties, or (b) involuntary termination of employment for any reason other than “for Cause” during the period that begins 12 months after a change in control (the “Covered Period”).

In the event an Employee becomes entitled to receive severance benefits, the Employee will (i) be paid an amount equal to (i) 2.99 times the annualized cash compensation paid to the Employee in the immediately preceding 12-month period (excluding board fees and bonuses), and (ii) will receive either cash in an amount equal to the cost to the Employee of obtaining all health, life, disability and other benefits which the Employee would have been eligible to participate in through the second annual anniversary date of his termination of employment or continued participation in such benefit plans through the second annual anniversary date of his termination of employment, to the extent the Employee would continue to qualify for participation therein. Under the terms of severance agreements the Employees will receive a lump sum cash payment within 10 business days of their termination of employment following a change of control.

These provisions may have an anti-takeover effect by making it more expensive for a potential acquiror to obtain control of BCSB Bancorp. In the event that one of these Employees prevails over Baltimore County Savings Bank in a legal dispute as to the severance agreement, he or she will be reimbursed for legal and other expenses. In connection with the conversion, the severance agreements have been amended and restated to make BCSB a guarantor of Baltimore County Savings Bank’s obligations under the severance agreements and to limit the payments to the Employees in the event payments under the severance agreements together with other change in control benefits may result in a “parachute payment” under 280G of the Code. See “Employment Agreement” above for definition of parachute payment.

If a change in control of BCSB Bancorp occurred on January 1, 2007 and Messrs. Loughran and Meadows and Ms. Klein’s employment were terminated, the total payments that would be due under the change in control agreements, excluding any benefits under any employee benefit plan which may be payable, would equal approximately $1.2 million.

Benefit Plans

401(k) Plan. Baltimore County Savings Bank maintains the Baltimore County Savings Bank Employee Savings Plan, a tax-qualified defined contribution plan, for substantially all employees of Baltimore County Savings Bank who have completed 12 months of continuous service with Baltimore County Savings Bank and have attained age 18. Eligible employees may contribute an amount up to 25% of their salary to the plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code of 1986, as amended. Under the plan, Baltimore County Savings Bank may make matching contributions equal to a discretionary percentage which is solely determined by Baltimore County Savings Bank. Participants are at all times 100% vested in all salary deferrals. Under the plan, Baltimore County Savings Bank may make discretionary matching contributions. No matching contributions were made during the year ended September 30, 2006.

Participants having individual accounts under the Employee Savings Plan may direct the investments of their accounts among a variety of investment funds, including stock of BCSB Bankcorp. After the offering, the plan will purchase shares in open market transactions. Participants will direct the trustee regarding the voting of shares purchased for their plan accounts.

Employee Stock Ownership Plan. In connection with its mutual holding company reorganization, Baltimore County Savings Bank implemented an employee stock ownership plan for all eligible employees of Baltimore County Savings Bank who were at least 21 years old. The employee stock ownership plan purchased 182,928 shares in the minority stock offering that was part of the mutual holding company reorganization. Since then, the employee stock ownership plan has purchased additional shares in the open markets with funds provided from loans from BCSB Bankcorp.

The plan will subscribe for a number of shares equal to 8% of the shares that will be outstanding following the conversion, less the 182,930 shares, to be adjusted for the exchange ratio, that our employee stock ownership plan purchased historically using funds borrowed from BCSB Bankcorp. The term of the loan will be 15 years. The plan will repay the loan principally through Baltimore County Savings Bank’s contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 15-year term of the loan. The interest rate for the employee stock ownership plan loan will equal the prime rate, as published in The Wall Street Journal on the closing date of the conversion. If the employee stock ownership plan is unable to acquire the full number of shares anticipated, the plan may acquire additional shares following the conversion through open market purchases, subject to approval by the Office of Thrift Supervision.

Participants are 100% vested in their employee stock ownership plan benefits upon completion of six years of service. Baltimore County Savings Bank makes annual contributions to the employee stock ownership plan equal to the employee stock ownership plan’s debt service less dividends on unallocated employee stock ownership plan shares used to repay the employee stock ownership plan loan. Dividends on allocated employee stock ownership plan shares are paid to participants of the employee stock ownership plan and charged to retained earnings. The employee stock ownership plan shares are pledged as collateral on the employee stock ownership plan loan. As the loan is repaid, shares are released from collateral and allocated to participating employees, based on the proportion of loan repaid and compensation of the participants. The number of employee stock ownership plan shares allocated, shares released for allocation and unreleased shares at September 30, 2006 were 156,776, 7,854 and 18,300, respectively. The fair value of unreleased employee stock ownership plan shares at September 30, 2005 was $274,500. The employee stock ownership plan loan from BCSB Bankcorp is secured solely by the common stock and interest is paid at the prime rate. At September 30, 2006, the employee stock ownership plan note payable was $364,000 and carried an interest rate of 8.25%.

Participants fully vest in their account balances at retirement, upon death or disability. Generally, the plan provides for the distribution of vested benefits upon a participant’s separation from service. The plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants in the plan.

Plan participants direct the plan trustee how to vote the shares of common stock credited to their accounts. The trustee votes unallocated shares and allocated shares for which no instructions are received on any matter in the same ratio as those shares for which instructions are given, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, we record a compensation expense for a leveraged employee stock ownership plan at the fair market value of the shares when they are committed to be released from the suspense account to participants’ accounts under the plan.

The employee stock ownership plan will continue to comply with all applicable Office of Thrift Supervision Regulations. The employee stock ownership plan, a tax-qualified employee benefit plan, must satisfy certain requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. Baltimore County Savings Bank has received a favorable determination letter from the Internal Revenue Service confirming the plan’s tax-qualified status.

Stock Options. BCSB Bankcorp maintains the 1999 Stock Option Plan, which authorized the grant of options to purchase up to 228,660 shares of BCSB Bankcorp common stock. The purpose of the option plan is to advance the interest of BCSB Bankcorp by providing directors and selected employees with the opportunity to acquire shares of common stock. By encouraging such stock ownership, we seek to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to directors and employees to promote the success of the business of BCSB Bankcorp. The option plan is administered by a committee appointed by the Board of Directors, consisting of at least two directors of who are “Non-employee Directors” within the meaning of the federal securities laws. Under the option plan, the committee has discretionary authority to grant stock options and stock appreciation rights to such employees and directors (including members of the committee) and advisory directors as the committee shall designate. The option plan has a term of 10 years, after which date no awards may be granted. The maximum term for an award is 10 years from the date of grant, except as described below. Except as described below, the exercise price as to any option may not be less than the fair market value of the optioned shares on the date of grant. All options granted under the option plan to employees may, at the discretion of the committee administering the plan, qualify as incentive stock options to the extent permitted under Section 422 of the Internal Revenue Code. Under certain circumstances, incentive stock options may be converted into non-statutory stock options. To qualify as incentive stock options under Section 422 of the Internal Revenue Code: (1) the option must be granted to an employee; (2) the option must not be transferable (other than by will or the laws of descent and distribution); (3) the exercise price must not be less than 100% of the fair market value of the common stock on the date of grant; (4) the term of the option may not exceed ten years from the date of grant; and (5) no more than $100,000 of options may become exercisable for the first time in any calendar year by any recipient. Notwithstanding the foregoing requirements, incentive stock options granted to any person who is the beneficial owner of more than 10% of the outstanding voting stock of BCSB Bankcorp may be exercised only for a period of five years from the date of grant and the exercise price must not be less than 110% of the fair market value of the common stock on the date of grant.

Options will become fully exercisable immediately upon termination of the participant’s continuous service due to retirement at or after age 65, disability, death, or upon a change in control. In the absence of committee action to the contrary, an otherwise unexpired option shall cease to be exercisable upon (i) an optionee’s termination of employment for “just cause” (as defined in the option plan), (ii) the date that is one year after an optionee terminates service for a reason other than just cause or death, or (iii) the date that is two years after an optionee’s death.

Following the conversion, our 1999 stock option plan will become a plan of BCSB Bancorp, and we will be permitted to grant options to acquire BCSB Bancorp common stock under this plan in the amount of the 46,160 shares currently available for future option grants under this plan, as such amount may be adjusted for the exchange ratio.

Restricted Stock Awards. On July 15, 1999, we adopted the BCSB Bankcorp, Inc. Management Recognition Plan to reward and retain personnel of experience and ability in key positions of responsibility. The management recognition plan is administered by a committee of BCSB Bankcorp’s Board of Directors. The committee has the discretion to select the employees, directors and advisory directors of and/or Baltimore County Savings Bank who will receive awards under the plan. Members of the Board of Directors and certain executive officers may be awarded a total of 91,464 shares of the common stock of BCSB Bankcorp, which will be held in a separate trust that manages the management recognition plan. We have awarded an aggregate of 77,100 shares of common stock and have reserved the remaining 14,364 shares for possible future awards. Unless otherwise specified by the committee that manages the plan, shares awarded to participants in the management recognition plan vest at a rate of 25% per year on each anniversary of the effective date of the management recognition plan award. If a participant terminates employment for reasons other than death, disability, change in control or retirement after age 65 he or she forfeits all rights to unvested shares.

Whenever shares of common stock are paid to an award recipient or beneficiary thereof, such recipient or beneficiary shall also be entitled to receive, with respect to each share paid, an amount equal to any cash dividends and a number of shares of common stock equal to any stock dividends, declared and paid with respect to a share of common stock between the date the relevant award was initially granted to such participant and the date the shares are being distributed. There shall also be distributed an appropriate amount of net earnings, if any, with respect to any cash dividends so paid out.

Following the conversion, our management recognition plan will become a plan of BCSB Bancorp, and we will be permitted to make awards of restricted BCSB Bancorp common stock under this plan in the amount of the 14,364 shares currently available for future awards under this plan, as such amount may be adjusted for the exchange ratio.

Set forth below is information as of September 30, 2006 regarding our equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	113,500	$10.30	108,870

Total	113,500	$10.30	108,870

We do not maintain any equity compensation plans that have not been approved by security holders.

Future Equity Incentive Plan. Following the conversion, BCSB Bancorp plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. Shares of restricted stock may be awarded at no cost to the recipient, in an amount up to 4% of the number of shares of BCSB Bancorp common stock that will be outstanding following the conversion, less the 91,464 shares, to be adjusted for the exchange ratio, of restricted stock authorized for awards under our existing management recognition plan. In the event Baltimore County Savings Bank is unable to attain a level of tangible capital of at least 10% of adjusted total assets by the time we submit our future equity incentive plan to our stockholders, we would be required to reduce the amount of shares available for awards of restricted stock under our future equity incentive plan by an amount equal to 2% of the shares of BCSB Bancorp common stock that will be outstanding immediately upon consummation of the conversion. Stock options may be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date, in an amount equal to 10% of the BCSB Bancorp shares that will be outstanding following the conversion, less the 228,660 shares, to be adjusted for the exchange ratio, authorized for option awards under our 1999 stock option plan.

BCSB Bancorp may fund the equity incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of BCSB Bancorp common stock. The acquisition of additional authorized, but unissued, shares by the equity incentive plan after the conversion would dilute the interests of existing stockholders. See “Pro Forma Data.”

Restricted stock awards and stock options generally vest ratably over a five-year period, but BCSB Bancorp may also make vesting contingent upon the satisfaction of performance goals established by the Board of Directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of BCSB Bancorp.

The equity incentive plan will comply with all Office of Thrift Supervision regulations. No earlier than six months after the conversion, BCSB Bancorp will submit the equity incentive plan to stockholders for their approval, at which time BCSB Bancorp will provide stockholders with detailed information about the plan. Under Office of Thrift Supervision regulations, this plan must be approved by a majority of the total votes eligible to be cast by our stockholders.

Transactions with Related Parties

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits loans by Baltimore County Savings Bank to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Baltimore County Savings Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Baltimore County Savings Bank offers loans to its directors and officers. These loans currently are made in the ordinary course of business with the same collateral, interest rates and underwriting criteria as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features. All loans to such persons must be approved in advance by a disinterested majority of the Board of Directors.

In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of Baltimore County Savings Bank’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the Board of Directors. See “Regulation and Supervision—Transactions with Related Parties.”

The aggregate amount of loans by us to executive officers and directors was $1.1 million at December 31, 2006, or approximately 1.35% of pro forma stockholders’ equity, assuming that 5,750,000 shares are sold in the offering. These loans were performing according to their original terms at December 31, 2006. All loans made by Baltimore County Savings Bank to its directors and executive officers and members of their immediate families were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to Baltimore County Savings Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Director Michael J. Klein is a member holding a 20% ownership interest in Colgate Investments, LLC, a limited liability company that owns real property that Baltimore County Savings Bank leases for a branch office site. Baltimore County Savings Bank paid $65,000 in rent to Colgate Investments, LLC during the year ended September 30, 2006. The remaining 80% of Colgate Investments, LLC is owned by Mr. Klein’s immediate family members.

Indemnification for Directors and Officers

BCSB Bancorp’s articles of incorporation contain provisions that limit the liability of and provide indemnification for its directors and officers. These provisions provide that a director or officer will be indemnified and held harmless by BCSB Bancorp when that individual is made a party to civil, criminal, administrative and investigative proceedings. Directors and officers will be indemnified to the fullest extent authorized by the Maryland General Corporation Law against all expense, liability and loss reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of BCSB Bancorp pursuant to its articles of incorporation or otherwise, BCSB Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Stock Ownership

The following table sets forth information as of May 7, 2007 (i) with respect to any person or entity who was known to BCSB Bankcorp to be the beneficial owner of more than 5% of our common stock, and (ii) as to our common stock beneficially owned by each director of Baltimore County Savings Bank, the executive officers named in the “Summary Compensation Table” and all directors and executive officers as a group.

Persons Owning Greater than 5%:	Amount and Nature of Beneficial Ownership (1)		Percent of Shares of Capital Stock Outstanding
Baltimore County Savings Bank, M.H.C. 4111 E. Joppa Road, Suite 300 Baltimore, Maryland 21236	3,754,960		63.5%

BCSB Bankcorp, Inc. Employee Stock Ownership Plan et. al. 4111 E. Joppa Road Suite 300 Baltimore, Maryland 21239	419,983	(3)	7.1

Directors:
H. Adrian Cox	39,244		*
Henry V. Kahl	36,604		*
William M. Loughran	38,036		*
John J. Panzer, Jr.	66,844		*
P. Louis Rohe	41,444		*
Michael J. Klein	15,465		*
William J. Kappauf, Jr.	8,646		*
Joseph J. Bouffard	—		*
Ernest A. Moretti	—		*

Named Executive Officers:
David M. Meadows	9,074		*
Bonnie M. Klein	15,752		*

All directors and executive officers of BCSB Bankcorp as a group (10 persons)	271,109		4.5

(1)

In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he or she has or shares voting or investment power with respect to such Common Stock. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct, and the named individuals and group exercise sole voting and investment power over the shares of the Common Stock. The listed amounts include 15,000, 15,500, 6,000, 6,000, 13,750, 6,000, 6,000, 3,000, 3,000 and 74,250, shares that Directors Cox, Kahl, Loughran, Panzer, Jr., Rohe, Klein and Kappauf, Named Executive Officers Meadows and Klein and all directors and executive officers of BCSB Bankcorp as a group, respectively, have the right to acquire upon the exercise of options exercisable within 60 days of the March 22, 2007. The listed amounts do not include shares with respect to which Directors Henry V. Kahl, H. Adrian Cox and William J. Kappauf, Jr. have voting power by virtue of their positions as trustees of the trusts holding 175,076 shares under BCSB Bankcorp’s Employee Stock Ownership Plan (the “ESOP”) and 128,686 shares under the Baltimore County Savings Bank, F.S.B. Deferred Compensation Plan (the “DCP”), nor 46,300 shares as to which such individuals, along with Director Michael J. Klein, share dispositive power by virtue of their positions as directors of Baltimore County Savings Bank Foundation, Inc. (the “Foundation”), nor 19,364 shares with respect to which Directors Kahl, Cox, Panzer have voting power by virtue of their positions as trustees of the Management Recognition Plan (“MRP”) trust. ESOP shares are held in a suspense account for future allocation among participants as the loan used to purchase the shares is repaid. Shares held by the ESOP trust and allocated to the accounts of participants are voted in accordance with the participants’ instructions, and unallocated shares are voted in the same ratio as ESOP participants direct the voting of allocated shares or, in the absence of such direction, in the ESOP trustees’ best judgment. As of March 22, 2007, 160,060 shares had been allocated. Shares held by the DCP trust are voted in the same proportion as are the shares held by the ESOP trust. The shares held by the MRP trust are voted in the same proportion as the ESOP trustees vote the shares held in the ESOP trust. Shares held by the Foundation are voted in the same ratio as all other shares of Common Stock are voted. The shares held by the DCP trust are held for the benefit of directors in the following amounts: Mr. Cox, 14,432 shares; Mr. Kahl, 13,212 shares; Mr. Loughran, 8,958, shares; Mr. Panzer 37,827 shares; Mr. Rohe, 12,911 shares; Mr. Klein, 5,317 shares; and Mr. Kappauf, 646 shares. Such directors bear the economic risk associated with such shares.

(2)	Based on a total of 5,915,243 shares of Common Stock outstanding at May 7, 2007.
(3)	Includes 175,076 shares owned by the ESOP, 128,686 shares owned by the DCP, 49,857 shares owned by Baltimore County Savings Bank’s 401(k) Plan, 19,364 shares owned by the MRP trust and 46,300 shares owned by the Foundation. Henry V. Kahl, H. Adrian Cox and William J. Kappauf, Jr., who serve as directors of BCSB Bankcorp, serve as trustees of the ESOP and the DCP. Such individuals share voting power over shares held by the ESOP and the DCP and share dispositive power over shares held by the DCP trust. Such individuals and Company Director Michael J. Klein serve as four of the Foundation’s nine directors and share dispositive power over shares held by the Foundation. Henry V. Kahl, H. Adrian Cox and John J. Panzer, Jr. who serve as directors of BCSB Bankcorp, serve as trustees of the MRP trust. The trustees of the MRP trust share voting and dispositive power over the shares held by the MRP trust. Baltimore County Savings Bank is the trustee of the 401(k) Plan assets invested in Common Stock, and in their capacities as directors of Baltimore County Savings Bank, Messrs. Kahl, Cox and Kappauf share voting and dispositive power over shares held by the 401(k) Plan. In their individual capacity, such individuals disclaim beneficial ownership of shares held by the ESOP, the DCP, the MRP trust, the 401(k) Plan and the Foundation.
*	Less than 1% of outstanding Common Stock.

Subscriptions by Executive Officers and Directors

The table below sets forth, for each of our directors and executive officers and for all of the directors and executive officers as a group, the following information:

•

the number of shares of BCSB Bancorp common stock to be received in exchange for shares of BCSB Bankcorp common stock upon consummation of the conversion, based upon their beneficial ownership of BCSB Bankcorp common stock as of May 7, 2007;

•	the proposed purchases of BCSB Bancorp common stock, assuming sufficient shares are available to satisfy their subscriptions; and

•	the total amount of BCSB Bancorp common stock to be held upon consummation of the conversion.

In each case, it is assumed that shares are sold and the exchange ratio is calculated at the midpoint of the offering range. See “The Conversion–Limitations on Purchases of Shares.”

Name of Beneficial Owner	Number of Shares to be Received in Exchange for Shares of BCSB Bankcorp (2)	Proposed Purchases of Stock in the Offering (1)		Total Common Stock to be Held
		Number of Shares	Dollar Amount	Number of Shares (2)	Percentage of Total Outstanding
Joseph J. Bouffard	—	20,000	$200,000	20,000	*	%
H. Adrian Cox	49,086	1,000	10,000	50,086	*
Henry V. Kahl	45,784	500	5,000	46,284	*
William J. Kappauf, Jr.	10,814	500	5,000	11,314	*
Michael J. Klein	19,343	20,000	200,000	39,343	*
William M. Loughran	47,575	—	—	47,575	*
John J. Panzer, Jr.	83,608	1,000	10,000	84,608	1.1
P. Louis Rohe, Jr.	51,838	4,000	40,000	55,838	*
Ernest A. Moretti	—	2,500	25,000	2,500	*
Bonnie M. Klein	19,702	1,000	10,000	20,702	*
David M. Meadows	11,349	1,000	10,000	12,349	*

Total	339,099	51,500	$515,000	390,599	5.2%

*	Less than 1%.
(1)	Includes proposed subscriptions, if any, by associates.
(2)	Based on information presented in “Stock Ownership.” Includes shares that may be acquired upon the exercise of outstanding stock options.

Regulation and Supervision

General

As a savings and loan holding company, BCSB Bancorp will be required by federal law to report to, and otherwise comply with, the rules and regulations of the Office of Thrift Supervision. BCSB Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws. As a federal savings institution, Baltimore County Savings Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as its deposit insurer, and to Office of Thrift Supervision regulations governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities and general investment authority. Baltimore County Savings Bank is a member of the Federal Home Loan Bank System. Baltimore County Savings Bank must file reports with the Office of Thrift Supervision describing its activities and financial condition and must obtain the approval of the Office of Thrift Supervision prior to entering into certain transactions, such as mergers with or acquisitions of other depository institutions. There are periodic examinations by the Office of Thrift Supervision to evaluate Baltimore County Savings Bank’s safety and soundness and compliance with various regulatory requirements. The Federal Deposit Insurance Corporation also has the authority to conduct special examinations of Baltimore County Savings Bank because its deposits are insured, up to the applicable limits, by the Deposit Insurance Fund. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on BCSB Bancorp and Baltimore County Savings Bank and their operations.

The following section summarizes the material laws, rules and regulations that are or will be applicable Baltimore County Savings Bank and BCSB Bancorp. As such description of statutes and regulations is a summary, you should also refer to the actual statutes and regulations for a complete understanding of such statutes and regulations and their effects on Baltimore County Savings Bank or BCSB Bancorp.

Supervisory Agreement and Other Commitments

In addition to the regulatory requirements described below, on December 8, 2005, Baltimore County Savings Bank entered into a Supervisory Agreement with the Office of Thrift Supervision. In addition to the Supervisory Agreement, we have made certain other commitments to the Office of Thrift Supervision. For a description of the terms of the Supervisory Agreement and our other commitments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Supervisory Agreement and Other Commitments.”

Regulation of Federal Savings Associations

Business Activities. The activities of federal savings associations, such as Baltimore County Savings Bank, are governed by federal law and regulations. These laws and regulations delineate the nature and extent of the activities in which federal associations may engage. In particular, certain lending authority for federal associations, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Branching. Federal savings associations are authorized to establish branch offices in any state or states of the United States and its territories, subject to the approval of the Office of Thrift Supervision.

Capital Requirements. The Office of Thrift Supervision capital regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio; a 4% tier 1 capital to total assets leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system); and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest CAMELS rating) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. See “–Prompt Corrective Regulatory Action.” The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet activities, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is generally defined as common stockholders’ equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus, and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital (Tier 2 capital) currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets, and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At March 31, 2007, Baltimore County Savings Bank met each of its capital requirements. For information regarding our capital levels relative to regulatory requirements, see “Regulatory Capital Compliance.”

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings institution that has a total risk-based capital ratio less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings institution is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company in the amount of up to the lesser of 5% of the savings association’s total assets when it was deemed to be undercapitalized or the amount necessary to achieve compliance with applicable capital requirements. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors. Significantly and critically undercapitalized institutions are subject to additional mandatory and discretionary measures. Baltimore County Savings Bank was deemed “well capitalized” under the requirements at March 31, 2007.
Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. Generally, subject to certain exceptions, a savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily marketable collateral.

Standards for Safety and Soundness. The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and prior approval of the Office of Thrift Supervision is required prior to any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like Baltimore County Savings Bank, it is a subsidiary of a holding company. In the event the Baltimore County Savings Bank’s capital fell below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, the Baltimore County Savings Bank’s ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of Thrift Supervision determines that such distribution would constitute an unsafe or unsound practice. In addition to these limitations on capital distributions, we have made a commitment to the Office of Thrift Supervision that Baltimore County Savings Bank will not pay any dividend to BCSB Bankcorp or to Baltimore County Savings Bank, M.H.C. without the prior written approval of the Office of Thrift Supervision. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Supervisory Agreement and Other Commitments.”

Qualified Thrift Lender Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12 month period. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered “qualified thrift investments.”

A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. As of March 31, 2007, the Baltimore County Savings Bank maintained 81.3% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Transactions with Related Parties. Baltimore County Savings Bank’s authority to engage in transactions with “affiliates” (e.g., any entity that controls or is under common control with an institution, including BCSB Bancorp and its non-savings institution subsidiaries) is limited by federal law. The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution’s capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type specified by federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must generally be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes Oxley Act of 2002 generally prohibits loans by a company to its executive officers and directors. However, the law contains a specific exception for loans by a depository institution to its executive officer’s and directors in compliance with federal banking laws. Under such laws, Baltimore County Savings Bank’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The law limits both the individual and aggregate amount of loans Baltimore County Savings Bank may make to insiders based, in part, on Baltimore County Savings Bank’s capital position and requires certain board approval procedures to be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action to be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Assessments. Savings institutions are required to pay assessments to the Office of Thrift Supervision to fund the agency’s operations. The general assessments, paid on a semi-annual basis (including consolidated subsidiaries), are computed based upon the savings institution’s total assets, financial condition and complexity of its portfolio. The OTS assessments paid by Baltimore County Savings Bank for the fiscal year ended September 30, 2006 totaled $171,915.

Insurance of Deposit Accounts. Baltimore County Savings Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. The Deposit Insurance Fund is the successor to the Bank Insurance Fund and the Savings Association Insurance Fund, which were merged in 2006. The Federal Deposit Insurance Corporation recently amended its risk-based assessment system for 2007 to implement authority granted by the Federal Deposit Insurance Reform Act of 2005. Under the revised system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s assessment rate depends upon the category to which it is assigned. Risk category I, which contains the least risky depository institutions, is expected to include more than 90% of all institutions. Unlike the other categories, Risk Category I contains further risk differentiation based on the Federal Deposit Insurance Corporation’s analysis of financial ratios, examination component ratings and other information. Assessment rates are determined by the Federal Deposit Insurance Corporation and currently range from five to seven basis points for the healthiest institutions (Risk Category I) to 43 basis points of assessable deposits for the riskiest (Risk Category IV). The Federal Deposit Insurance Corporation may adjust rates uniformly from one quarter to the next, except that no single adjustment can exceed three basis points. No institution may pay a dividend if in default of the Federal Deposit Insurance Corporation assessment.

The Federal Deposit Insurance Reform Act of 2005 also provided for a one-time credit for eligible institutions based on their assessment base as of December 31, 1996. Subject to certain limitations with respect to institutions that are exhibiting weaknesses, credits can be used to offset assessments until exhausted. Baltimore County Savings Bank’s one-time credit is expected to be approximately $434,000. The Federal Deposit Insurance Reform Act of 2005 also provided for the possibility that the Federal Deposit Insurance Corporation may pay dividends to insured institutions once the Deposit Insurance fund reserve ratio equals or exceeds 1.35% of estimated insured deposits.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. This payment is established quarterly and during the calendar year ending December 31, 2006 averaged 1.28 basis points of assessable deposits.

The Federal Deposit Insurance Reform Act of 2005 provided the Federal Deposit Insurance Corporation with authority to adjust the Deposit Insurance Fund ratio to insured deposits within a range of 1.15% and 1.50%, in contrast to the prior statutorily fixed ratio of 1.25%. The ratio, which is viewed by the Federal Deposit Insurance Corporation as the level that the fund should achieve, was established by the agency at 1.25% for 2007.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Baltimore County Savings Bank. We cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. We do not know of any practice, condition or violation that might lead to termination of deposit insurance.

Federal Home Loan Bank System. Baltimore County Savings Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Baltimore County Savings Bank, as a member of the Federal Home Loan Bank of Atlanta, is required to acquire and hold shares of capital stock in the Federal Home Loan Bank of Atlanta. The Federal Home Loan Bank of Atlanta serves as a reserve or central bank for its member institutions within its assigned district. At March 31, 2007, Baltimore County Savings Bank had $50.0 million in advances outstanding from the Federal Home Loan Bank of Atlanta.

The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, Baltimore County Savings Bank’s net interest income would likely also be reduced.

Federal Reserve System. The Federal Reserve Board regulations require savings institutions to maintain non-interest earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (NOW) and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $48.3 million; a 10% reserve ratio is applied above $48.3 million. The first $7.8 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. These amounts are adjusted annually. Baltimore County Savings Bank complies with the foregoing requirements.

Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of a savings association, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.

The Community Reinvestment Act requires public disclosure of an institution’s rating and requires the Office of Thrift Supervision to provide a written evaluation of an association’s Community Reinvestment Act performance utilizing a four-tiered descriptive rating system.

Baltimore County Savings Bank received a “satisfactory” rating as a result of its most recent Community Reinvestment Act assessment.

Anti-Money Laundering

On October 26, 2001, the President of the United States signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”). The USA PATRIOT Act significantly expands the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Title III of the USA PATRIOT Act provides for a significant overhaul of the U.S. anti-money laundering regime. Among other provisions, Title III of the USA PATRIOT Act and the related regulations of the Office of Thrift Supervision require financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations.

Other Regulations

Interest and other charges collected or contracted for by Baltimore County Savings Bank are subject to state usury laws to the extent applicable, and federal laws concerning interest rates. Baltimore County Savings Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to borrowers;

•

Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligations to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of Baltimore County Savings Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and “Check 21”; and

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which, effective October 28, 2004, gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

Holding Company Regulation

Upon completion of the conversion, BCSB Bancorp will be a non-diversified unitary savings and loan holding company within the meaning of federal law. Under prior law, a unitary savings and loan holding company, such as BCSB Bancorp, was not generally restricted as to the types of business activities in which it may engage, provided that Baltimore County Savings Bank continued to be a qualified thrift lender. See “—Regulation of Federal Savings Associations—Qualified Thrift Lender Test.” The Gramm-Leach-Bliley Act of 1999 provided that no company may acquire control of a savings institution after May 4, 1999 unless the company engages only in the financial activities permitted for financial holding companies under the law or for multiple savings and loan holding companies as described below. Further, the Gramm-Leach-Bliley Act specifies that existing savings and loan holding companies may only engage in such activities. The Gramm-Leach-Bliley Act, however, grandfathered the unrestricted authority for activities with respect to unitary savings and loan holding companies existing prior to May 4, 1999, so long as the holding company’s savings institution subsidiary continues to comply with the qualified thrift lender test. Upon any non-supervisory acquisition by BCSB Bancorp of another savings institution that meets the qualified thrift lender test and is deemed to be a savings institution by the Office of Thrift Supervision, BCSB Bancorp would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would generally be limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain activities authorized by Office of Thrift Supervision regulation. However, the Office of Thrift Supervision has issued an interpretation concluding that multiple savings and loan holding companies may also engage in activities permitted for financial holding companies.

A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company, without prior written approval of the Office of Thrift Supervision and from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision considers the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive effects.

The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Although savings and loan holding companies are not currently subject to regulatory capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions as described below. Baltimore County Savings Bank must notify the Office of Thrift Supervision 30 days before declaring any dividend to the Company. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Acquisition of Control. Under the Federal Change in Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company or savings association), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. A change of control may occur, and prior notice is required, upon the acquisition of 10% or more of BCSB Bancorp’s outstanding voting stock, unless the Office of Thrift Supervision has found that the acquisition will not result in a change of control of BCSB Bancorp. Under the Change in Control Act, the Office of Thrift Supervision generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that acquires control would then be subject to regulation as a savings and loan holding company.

Federal Securities Laws

BCSB Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the offering. Upon completion of the offering, BCSB Bancorp common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. BCSB Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration, under the Securities Act of 1933, of the shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of BCSB Bancorp may be resold without registration. Shares purchased by an affiliate of BCSB Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If BCSB Bancorp meets the current public information requirements of Rule 144, each affiliate of BCSB Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of BCSB Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, BCSB Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act

On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002, which implemented legislative reforms intended to address corporate and accounting fraud. The Sarbanes-Oxley Act restricts the scope of services that may be provided by accounting firms to their public company audit clients and any non-audit services being provided to a public company audit client will require preapproval by our audit committee. In addition, the Sarbanes-Oxley Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement.

Under the Sarbanes-Oxley Act, bonuses issued to top executives before restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. The legislation accelerates the time frame for disclosures by public companies of changes in ownership in a company’s securities by directors and executive officers.

The Sarbanes-Oxley Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm.” Among other requirements, companies must disclose whether at least one member of the audit committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not.

Although we anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, we do not expect that such compliance will have a material impact on our results of operations or financial condition.

Federal and State Taxation

Federal Income Taxation

General. BCSB Bankcorp and Baltimore County Savings Bank, together with Baltimore County Savings Bank’s subsidiaries, report their consolidated taxable income on a fiscal year basis ending September 30, using the accrual method of accounting and are subject to federal income taxation in the same manner as other corporations. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to BCSB Bankcorp and Baltimore County Savings Bank. BCSB Bankcorp is not currently under audit nor has it ever been audited by the Internal Revenue Service. Baltimore County Savings Bank, M.H.C. files its own separate federal income tax return.

BCSB Bankcorp and Baltimore County Savings Bank have entered into a tax allocation agreement. Because BCSB Bankcorp owns 100% of the issued and outstanding capital stock of Baltimore County Savings Bank, BCSB Bankcorp and Baltimore County Savings Bank are members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which BCSB Bankcorp is the common parent corporation. As a result of this affiliation, Baltimore County Savings Bank may be included in the filing of a consolidated federal income tax return with BCSB Bankcorp and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return. BCSB Bancorp will enter into a similar agreement with Baltimore County Savings Bank upon completion of the conversion.

Distributions. To the extent that the Company makes “non-dividend distributions” to stockholders, such distributions will be considered to result in distributions from its unrecaptured tax bad debt reserve as of December 31, 1987 (the “base year reserve”), to the extent thereof and then from the Company’s supplemental reserve for losses on loans, and an amount based on the amount distributed will be included in the Company’s income. Non-dividend distributions include distributions in excess of the Company’s current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. Dividends paid out of the Company’s current or accumulated earnings and profits will not be included in the Company’s income.

The amount of additional income created from a non-dividend distribution is equal to the lesser of the base year reserve and supplemental reserve for losses on loans or an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, in some situations, approximately one and one-half times the non-dividend distribution would be includable in gross income for federal income tax purposes, assuming a 34% federal corporate income tax rate. The Company does not intend to pay dividends that would result in the recapture of any portion of the bad debt reserves.

Corporate Alternative Minimum Tax. The Code imposes a tax on alternative minimum taxable income at a rate of 20%. Only 90% of alternative minimum taxable income can be offset by alternative minimum tax net operating loss carryovers of which the Company currently had $12.0 million at March 31, 2007. Alternative minimum taxable income is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Alternative minimum tax is due when it exceeds the regular income tax. The Company has not had a liability for a tax on alternative minimum taxable income during the past five years.

Elimination of Dividends. BCSB Bankcorp may exclude from its income 100% of dividends received from Baltimore County Savings Bank as a member of the same affiliated group of corporations.

State Taxation

Maryland Taxation. BCSB Bankcorp and Baltimore County Savings Bank file separate Maryland income tax returns. The State of Maryland imposes an income tax of approximately 7% on income, measured substantially the same as federally taxable income. The State of Maryland currently assesses a personal property tax for December 2000 and forward. BCSB Bankcorp is not currently under audit with respect to its Maryland income tax returns and its state tax returns have not been audited for the past five years. Baltimore County Savings Bank, M.H.C. files its own separate federal and state income tax returns.

The Conversion

The Boards of Directors of BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C. have approved the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the members of Baltimore County Savings Bank, M.H.C. and the stockholders of BCSB Bankcorp. A special meeting of members and a special meeting of stockholders have been called for this purpose. The Office of Thrift Supervision also has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization.

General

On February 14, 2007, the respective Boards of Directors of BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C. unanimously adopted the plan of conversion and reorganization. Under the plan of conversion and reorganization, Baltimore County Savings Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of BCSB Bancorp, a newly formed Maryland corporation. Current stockholders of BCSB Bankcorp, other than Baltimore County Savings Bank, M.H.C., will receive shares of BCSB Bancorp common stock in exchange for their shares of BCSB Bankcorp common stock. Following the conversion, Baltimore County Savings Bank, M.H.C. will no longer exist.

The conversion to a stock holding company structure also includes the offering by BCSB Bancorp of its common stock to qualifying depositors and borrowers of Baltimore County Savings Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the appraisal of BCSB Bancorp and Baltimore County Savings Bank as converted, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by BCSB Bancorp from the sale of the common stock. If the conversion is terminated, we would be required to charge all conversion expenses against current income.

The Office of Thrift Supervision has approved our plan of conversion and reorganization, subject to, among other things, approval of the plan of conversion and reorganization by Baltimore County Savings Bank, M.H.C.’s members and BCSB Bankcorp’s stockholders. The special meetings of Baltimore County Savings Bank, M.H.C.’s members and BCSB Bankcorp’s stockholders have been called for this purpose on [MEETING DATE].

The following is a brief summary of the pertinent aspects of the conversion. A copy of the plan of conversion and reorganization is available from Baltimore County Savings Bank upon request and is available for inspection at the offices of Baltimore County Savings Bank and at the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to the registration statement, of which this prospectus forms a part that BCSB Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Conversion

After considering the advantages and disadvantages of the conversion, the Boards of Directors of BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C. unanimously approved the conversion as being in the best interests of BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C. and their respective stockholders and members. The Board of Directors concluded that the conversion offers a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the conversion.

The conversion will result in the raising of additional capital for BCSB Bancorp and Baltimore County Savings Bank, which will support Baltimore County Savings Bank’s future lending and operational growth and may also support future branching activities or the acquisition of other financial institutions or financial service companies or their assets. As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer our common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two.

After completion of the conversion, the unissued common and preferred stock authorized by BCSB Bancorp’s articles of incorporation will permit us to raise additional capital through further sales of securities. Although BCSB Bankcorp currently has the ability to raise additional capital through the sale of additional shares of BCSB Bankcorp common stock, that ability is limited by the mutual holding company structure, which, among other things, requires that Baltimore County Savings Bank, M.H.C. hold a majority of the outstanding shares of BCSB Bankcorp common stock.

Although no assurances can be given, we expect the conversion to result in a more active and liquid market for BCSB Bancorp common stock, which we have applied to have listed on the Nasdaq Global Market, than currently exists for BCSB Bankcorp common stock.

The conversion will afford our officers and employees the opportunity to increase their stock ownership, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The conversion also will provide our customers and local community members with an opportunity to acquire our stock.

If Baltimore County Savings Bank had undertaken a standard conversion in 1998, applicable Office of Thrift Supervision regulations would have required a greater amount of BCSB Bankcorp common stock to be sold than the amount that was sold in connection with the formation of Baltimore County Savings Bank, M.H.C. and BCSB Bankcorp. If a standard conversion had been conducted in 1998, management of Baltimore County Savings Bank believed that it would have been difficult to prudently invest the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the formation of Baltimore County Savings Bank, M.H.C. In addition, a standard conversion in 1998 would have immediately eliminated all aspects of the mutual form of organization.

The primary disadvantage of the conversion considered by Baltimore County Savings Bank’s Board of Directors is the fact that operating in the stock holding company form of organization could subject Baltimore County Savings Bank to contests for corporate control. The Board of Directors determined that the advantages of the conversion outweighed the disadvantages.

Description of the Conversion

BCSB Bancorp has been incorporated under Maryland law as a first-tier wholly owned subsidiary of Baltimore County Savings Bank. To effect the conversion, the following will occur:

•	BCSB Bankcorp will convert into an interim federal stock savings association and simultaneously merge with and into Baltimore County Savings Bank, pursuant to which BCSB Bankcorp will cease to exist;

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Baltimore County Savings Bank, M.H.C. will convert from mutual form to a federal interim stock savings association and simultaneously merge with and into Baltimore County Savings Bank, pursuant to which Baltimore County Savings Bank, M.H.C. will cease to exist and the shares of BCSB Bankcorp common stock held by Baltimore County Savings Bank, M.H.C. will be canceled; and

•	Baltimore County Interim Federal Savings and Loan Association III will be formed as a wholly owned subsidiary of BCSB Bancorp, and then will merge with and into Baltimore County Savings Bank.

As a result of the merger of Baltimore County Interim Federal Savings and Loan Association III with and into Baltimore County Savings Bank, Baltimore County Savings Bank will become a wholly owned subsidiary of BCSB Bancorp and the outstanding shares of BCSB Bankcorp common stock held by persons other than Baltimore

County Savings Bank, M.H.C. will be converted into a number of shares of BCSB Bancorp common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of BCSB Bancorp common stock to be outstanding upon the completion of the conversion (i.e., the common stock and the exchange shares) as the percentage of BCSB Bankcorp common stock owned by them in the aggregate immediately before consummation of the conversion before giving effect to (1) the payment of cash in lieu of issuing fractional exchange shares, (2) any shares of common stock purchased by existing public stockholders of BCSB Bankcorp in the offering.

Pursuant to Office of Thrift Supervision regulations, consummation of the conversion (including the offering of common stock in the offering, as described below) is conditioned upon the approval of the plan of conversion and reorganization by (1) the Office of Thrift Supervision, (2) at least a majority of the total number of votes eligible to be cast by members of Baltimore County Savings Bank, M.H.C. at the special meeting of members, (3) holders of at least two-thirds of the shares of the outstanding BCSB Bankcorp common stock at the special meeting of stockholders, and (4) the holders of at least a majority of the shares of outstanding common stock of BCSB Bankcorp, excluding shares held by Baltimore County Savings Bank, M.H.C., at the special meeting of stockholders.

Effect of the Conversion on Stockholders of BCSB Bankcorp

Effect on Book Value, Earnings Per Share and Price Per Share. As adjusted for the exchange ratio, the conversion will increase the stockholders’ equity (book value) per share and earnings per share of the current stockholders of BCSB Bankcorp. The following table compares historical information for BCSB Bankcorp with similar information on a pro forma and per equivalent BCSB Bankcorp share basis. The information listed as “per equivalent BCSB Bankcorp share” was obtained by multiplying the pro forma amounts by the exchange ratio indicated in the table. Dividend information is not included on the table as we suspended the BCSB Bankcorp dividend program and agreed with the Office of Thrift Supervision that we will not pay cash dividends to stockholders of BCSB Bankcorp going forward without Office of Thrift Supervision consent, and after the conversion we initially do not intend to pay cash dividends.

	BCSB Bankcorp Historical	Pro Forma	Exchange Ratio	Per Equivalent BCSB Bankcorp Share
Book value per share at March 31, 2007:
Sale of 3,995,000 shares	$5.82	$10.70	1.0632	$11.37
Sale of 4,700,000 shares	5.82	9.89	1.2508	12.37
Sale of 5,405,000 shares	5.82	9.30	1.4384	13.38
Sale of 6,215,750 shares	5.82	8.78	1.6542	14.53

Earnings per share for six months ended March 31, 2007:
Sale of 3,995,000 shares	(0.55)	(0.50)	1.0632	(0.54)
Sale of 4,700,000 shares	(0.55)	(0.42)	1.2508	(0.53)
Sale of 5,405,000 shares	(0.55)	(0.36)	1.4384	(0.52)
Sale of 6,215,750 shares	(0.55)	(0.31)	1.6542	(0.51)

Price per share (1):
Sale of 3,995,000 shares	14.35	10.00	1.0632	10.63
Sale of 4,700,000 shares	14.35	10.00	1.2508	12.51
Sale of 5,405,000 shares	14.35	10.00	1.4384	14.38
Sale of 6,215,750 shares	14.35	10.00	1.6542	16.54

(1)	At February 13, 2007, which was the day of the last trade before announcement of the adoption of the plan of conversion.

Dissenters’ Rights. Under Office of Thrift Supervision regulations, the public shareholders of BCSB Bankcorp common stock will not have dissenters’ rights as a result of the exchange of shares of BCSB Bancorp common stock for shares of BCSB Bankcorp common stock as part of the conversion.

Share Exchange Ratio

Office of Thrift Supervision regulations provide that in a conversion from mutual holding company to stock holding company form, the public stockholders will be entitled to exchange their shares for common stock of the stock holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Under the plan of conversion and reorganization, each publicly held share of BCSB Bankcorp common stock will, on the effective date of the conversion, be converted automatically into and become the right to receive a number of new shares of BCSB Bancorp common stock. The number of new shares of common stock will be determined pursuant to an exchange ratio that ensures that the public stockholders of BCSB Bankcorp common stock will own approximately the same percentage of new common stock in BCSB Bancorp after the conversion as they held in BCSB Bankcorp immediately before the conversion, before giving effect to (1) the receipt of cash in lieu of fractional shares and (2) their purchase of additional shares in the offering. At March 31, 2007, there were 5,915,243 shares of BCSB Bankcorp common stock outstanding, of which 2,160,283 were publicly held. The exchange ratio is not dependent on the market value of BCSB Bankcorp common stock. It is calculated based on the percentage of BCSB Bankcorp common stock held by the public, the independent appraisal of BCSB Bankcorp prepared by Feldman Financial Advisors, Inc. and the number of shares sold in the offering.

The following table shows how the exchange ratio will adjust, based on the number of shares sold in the offering. The table also shows how many shares an owner of 100 shares of BCSB Bankcorp common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to Be Sold in This Offering		Shares to be Exchanged for Shares of BCSB Bancorp (1)		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Shares to be Received for 100 Existing Shares of BCSB Bankcorp (1)
	Amount	Percent	Amount	Percent
Minimum	3,995,000	63.5%	2,296,786	36.5%	6,291,786	1.0632	106
Midpoint	4,700,000	63.5	2,702,101	36.5	7,402,101	1.2508	125
Maximum	5,405,000	63.5	3,107,416	36.5	8,512,416	1.4384	144
15% Above Maximum	6,215,750	63.5	3,573,528	36.5	9,789,278	1.6542	165

(1)	Cash will be paid instead of issuing any fractional shares.

Outstanding options to purchase shares of BCSB Bankcorp common stock will be converted into and become options to purchase BCSB Bancorp common stock. The number of shares of common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected. At March 31, 2007, there were 132,000 outstanding options to purchase BCSB Bankcorp common stock, 112,000 of which were vested.

Effects of Conversion on Depositors, Borrowers and Members

General. Each depositor in Baltimore County Savings Bank currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of Baltimore County Savings Bank, M.H.C. based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that Baltimore County Savings Bank, M.H.C. is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Baltimore County Savings Bank, M.H.C. after other claims are paid. Any depositor who opens a deposit account at Baltimore County Savings Bank obtains a pro rata ownership interest in the net worth of Baltimore County Savings Bank, M.H.C. without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of Baltimore County Savings Bank, M.H.C., which is lost to the extent that the balance in the account is reduced. When a mutual holding company converts to stock holding company form, depositors lose all rights to the net worth of the mutual holding company, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion.

Continuity. While the conversion is being accomplished, the normal business of Baltimore County Savings Bank will continue without interruption, including being regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the conversion, Baltimore County Savings Bank will continue to provide services for depositors and borrowers under current Baltimore County Savings Bank policies by its present management and staff.

The directors of Baltimore County Savings Bank at the time of conversion will serve as directors of Baltimore County Savings Bank after the conversion. The Board of Directors of BCSB Bancorp is composed of the individuals who currently serve on the Board of Directors of BCSB Bankcorp. All officers of Baltimore County Savings Bank at the time of conversion will retain their positions after the conversion.

Deposit Accounts and Loans. The conversion will not affect any deposit accounts or borrower relationships with Baltimore County Savings Bank. All deposit accounts in Baltimore County Savings Bank after the conversion will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the conversion. The conversion will not change the interest rate or the maturity of deposits at Baltimore County Savings Bank.

After the conversion, all loans of Baltimore County Savings Bank will retain the same status that they had before the conversion. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion.

Effect on Voting Rights of Members. Voting rights in Baltimore County Savings Bank, M.H.C., as a mutual holding company, belong to its depositor and borrower members. After the conversion, depositors and borrowers will no longer be members and will no longer have voting rights in Baltimore County Savings Bank, M.H.C., which will cease to exist. The holders of the common stock of BCSB Bancorp will possess all voting rights in BCSB Bancorp, and BCSB Bancorp, as the sole stockholder of Baltimore County Savings Bank, will possess all voting rights in Baltimore County Savings Bank. Depositors and borrowers of Baltimore County Savings Bank will not have any voting rights after the conversion except to the extent that they become stockholders of BCSB Bancorp by purchasing common stock.

Effect on Liquidation Rights. If Baltimore County Savings Bank, M.H.C. were to liquidate, all claims of Baltimore County Savings Bank, M.H.C.’s creditors would be paid first. Thereafter, if there were any assets remaining, members of Baltimore County Savings Bank, M.H.C. would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Baltimore County Savings Bank immediately before liquidation. In the unlikely event that Baltimore County Savings Bank were to liquidate after the conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “—Liquidation Rights” below), with any assets remaining thereafter distributed to BCSB Bancorp as the holder of Baltimore County Savings Bank’s capital stock.

Benefits of the Conversion to Management

We intend to implement the following benefit plans and employment and change in control agreements in connection with the conversion:

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Employee Stock Ownership Plan. Our employee stock ownership plan intends to purchase in the offering a number of shares equal to 8% of the shares that will be outstanding following the conversion, less the 182,930 shares, to be adjusted for the exchange ratio, that our employee stock ownership plan purchased historically. The purchase will be funded with the proceeds of a loan from BCSB Bancorp. We expect the loan to have a 15-year term. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of participants. Allocations will be based on a participant’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The employee stock ownership plan will comply with all applicable Office of Thrift Supervision regulations.

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Equity Incentive Plan. We intend to implement an equity incentive plan no earlier than six months after the conversion. The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. Under Office of Thrift Supervision regulations, if we implement the plan within one year following the conversion, the plan must be approved by the stockholders of BCSB Bancorp by a majority of the votes eligible to be cast. Under this plan, we may award to our employees and directors a number of stock options equal to 10% of the shares of BCSB Bancorp common stock that will be outstanding following the conversion, less the 228,660 shares, to be adjusted for the exchange ratio, that were authorized for option awards under our 1999 stock option plan. In addition, we may award to our employees and directors a number of shares of restricted stock equal to 4.0% of the shares of BCSB Bancorp common stock that will be outstanding following the conversion, less the 91,464 shares, to be adjusted for the exchange ratio, of restricted stock authorized for award under our existing management recognition plan. In no event will the number of options available for grant under our future equity incentive plan, combined with options granted under our 1999 option plan, exceed 10% of the shares of BCSB Bancorp common stock that will be outstanding following the conversion. In no event will the number of shares available for awards of restricted stock under our future equity incentive plan, combined with shares of restricted stock awarded under our management recognition plan, exceed 4% of the shares of BCSB Bancorp common stock that will be outstanding following the conversion. We intend to file a registration statement with the Securities and Exchange Commission concurrently with the completion of the conversion to register shares that may be awarded under our management recognition plan or that are subject to outstanding options or options that may in the future be granted under our 1999 stock option plan. Unless earlier terminated by our board of directors, our 1999 stock option plan will terminate on July 15, 2009, and our management recognition plan will terminate upon the distribution of all assets held by the trust established in accordance with the plan. Once a plan terminates, we may not make any further awards under that plan. After these plans terminate, should there continue to be unawarded shares remaining in the plans, those shares will expire and may not be added to our future equity incentive plan. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense if we adopt this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•

Employment and Change in Control Agreements. Baltimore County Savings Bank has entered into a three-year employment agreement with Joseph J. Bouffard, our President and Chief Executive Officer. Baltimore County Savings Bank also entered into three-year severance agreements with each of William M. Loughran, our Executive Vice President, David M. Meadows, our Executive Vice President, General Counsel and Secretary, and Bonnie M. Klein, our Senior Vice President and Treasurer, and with two other officers who are not considered executive officers. These agreements provide for severance benefits if the executive is terminated following a change in control of BCSB Bankcorp or Baltimore County Savings Bank. The conversion does not constitute a change in control under these agreements. We also intend to enter amendments to the agreements to reflect the new holding company structure and to have the holding company guarantee payments due under the agreement, if those payments are not made by Baltimore County Savings Bank. Under the agreements, if a change in control of BCSB Bancorp or Baltimore County Savings Bank occurred on January 1, 2007 and Messrs. Bouffard, Loughran and Meadows and Ms. Klein=s employment were terminated, the total cash payments due (excluding certain continuing benefit obligations) would equal approximately $1.8 million.

The following table presents the total value of all shares to be available for restricted stock awards under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors.

	Value of
Share Price	154,426 Shares Awarded at Minimum of Range	181,681 Shares Awarded at Midpoint of Range	208,935 Shares Awarded at Maximum of Range	240,271 Shares Awarded at 15% Above Maximum of Range
(In thousands, except per share amounts)
$8.00	$1,235	$1,453	$1,671	$1,922
10.00	1,544	1,817	2,089	2,403
12.00	1,853	2,180	2,507	2,883
14.00	2,162	2,544	2,925	3,364

The following table presents the total value of all stock options available for grant under the equity incentive plan, based on a range of exercise prices from $8.00 per share to $14.00 per share. In preparing this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Ultimately, financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

		Value of
Exercise Price	Option Value Per Share	386,068 Options Granted at Minimum of Range	454,202 Options Granted at Midpoint of Range	522,337 Options Granted at Maximum of Range	600,679 Options Granted at 15% Above Maximum of Range
(In thousands, except per share amounts)
$8.00	$3.43	$1,324	$1,558	$1,792	$2,060
10.00	4.29	1,656	1,949	2,241	2,577
12.00	5.14	1,984	2,335	2,685	3,087
14.00	6.00	2,316	2,725	3,134	3,604

The following table summarizes, at the minimum and maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the equity incentive plan.

	Number of Shares to be Granted or Purchased			Total Estimated Value Of Grants
	At Minimum of Offering Range	At Maximum of Offering Range	As a % of Common Stock to Be Issued in the Offering	At Minimum of Offering Range	At Maximum of Offering Range
				(Dollars in thousands)
Employee stock ownership plan (1)	308,852	417,866	7.73%	$3,089	$4,179
Restricted stock awards (1)	154,426	208,935	3.87	1,544	2,089
Stock options (2)	386,068	522,337	9.66	1,656	2,241

Total	849,346	1,149,138	21.26%	$6,289	$8,509

(1)	Assumes the value of BCSB Bancorp’s common stock is $10.00 per share for purposes of determining the total estimated value of the grants.
(2)	Assumes the value of a stock option is $4.29, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

We may fund our future equity incentive plan through open market purchases, as opposed to new issuances of stock. Should we issue new shares to fund our plans other than our existing management recognition plan, stockholders would experience dilution of 2.40% from restricted stock awards and 5.58% from option awards. Our existing management recognition plan will be funded with shares already purchased in the open market and held in trust. If any options previously granted or that in the future may be granted under BCSB Bankcorp’s 1999 Stock Option Plan are exercised during the first year following completion of the stock offering, they will be funded with newly issued shares as the Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this stock offering except to fund the restricted stock plan or under extraordinary circumstances. We have been advised by the staff of the Office of Thrift Supervision that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance in applying this test. Funding option exercises under our 1999 Stock Option Plan with newly issued shares would cause dilution to stock holders of up to 3.51%. The total maximum dilution that stockholders of BCSB Bancorp could experience if newly issued shares are used to fund our future equity incentive plan, assuming the equity incentive plan is implemented within one year after the conversion, and option exercises under our 1999 stock option plan, assuming all options are granted under that plan, is 9.09%.

The following table presents information regarding our existing employee stock ownership plan, options and restricted stock previously awarded under our 1999 Stock Option Plan, our Management Recognition Plan, our new employee stock ownership plan and our proposed equity incentive plan. The table below assumes that 8,512,416 shares are outstanding after the stock offering, which includes the sale of 5,405,000 shares in the offering at the maximum of the offering range and the issuance of 3,107,416 shares in exchange for shares of BCSB Bankcorp common stock using an exchange ratio of 1.4384. It is also assumed that the value of the stock is $10.00 per share and that the exchange of existing shares is in accordance with the exchange ratio at the maximum of the offering range.

Existing and New Stock Benefit Plans	Participants	Shares (1)		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion
Employee Stock Ownership Plan:	Employees
Shares purchased in 1998 mutual holding company reorganization		263,127	(2)	$2,631,270		3.09%
Shares to be purchased in the offering		417,866		4,178,660		4.91

Total employee stock ownership plan		680,993		6,809,930		8.00

Restricted Stock Awards:	Directors and officers
Management recognition plan:
Previously awarded		110,901	(3)	1,109,006	(4)	1.31
Available for future awards		20,661		206,612.24

Total		131,562		1,315,618		1.55
New shares of restricted stock		208,935		2,089,350	(4)	2.45

Total shares of restricted stock		340,497		3,404,970		4.00

Stock Options:	Directors and officers
1999 stock option plan:
Previously granted		262,508	(5)	772,370	(6)	3.08
Available for future grants		66,397		284,843	(6)	.78

Total		328,905		1,057,213		3.86
New stock options		522,337		2,240,826	(6)	6.14

Total stock options		851,242		3,298,039		10.00

Total stock benefit plans		1,872,732		$13,512,939		22.00%

(1)	Shares purchased or awarded and options granted prior to the conversion have been adjusted for the 1.4384 exchange ratio at the maximum of the offering range.
(2)	Of these shares, 243,392, adjusted for the 1.4384 exchange ratio at the maximum of the offering range, have been allocated to the accounts of participants.
(3)	Consists of previously awarded shares of restricted stock, all of which have vested, and the shares of BCSB Bankcorp common stock subject to these awards have been distributed.
(4)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.
(5)	Consists of options that have been exercised or that remain outstanding. Of this amount, options for 72,639 shares, as adjusted for the 1.4384 exchange ratio at the maximum of the offering range, have been exercised to date, and the remaining options for 189,869 shares, as adjusted for the 1.4384 exchange ratio at the maximum of the offering range, remain outstanding.
(6)

The weighted-average fair value of the 132,000 options, 189,869 shares as adjusted for the 1.4384 exchange ratio at the maximum of the offering range, granted and that remain unexercised and outstanding under the 1999 Stock Option Plan, prior to adjustment for the 1.4384 exchange ratio at the maximum of the offering range, has been estimated using the Black-Scholes option pricing model. Prior to the adjustment for the exchange ratio, there were 37,250 options that remain exercisable granted in July 1999 valued at $4.48 per option, 74,750 options that remain exercisable granted in July 2002 valued at $6.04 per option and 20,000 options that remain exercisable granted in November 2006 valued at $7.70 per option. The assumptions used for the options granted in July 1999, July 2002 and November 2006 were the following: exercise price, $8.00, $11.375 and $14.97, respectively; dividend yield, 6.25%, 4.08% and 0%, respectively; expected life, 10.0 years, 10.0 years and 10.0 years, respectively; expected volatility, 31.55%, 32.63% and 29.95%, respectively; and risk-free interest rate, 5.72%, 4.49% and 4.65%, respectively. The fair value of stock options to be granted under the new equity incentive plan and options that may be granted under the 1999 stock option plan has been estimated at $4.29 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 19.67%; and risk-free interest rate, 4.50%. No value is provided for options that have been exercised to date, as the Black-Scholes option pricing model is not applicable.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of conversion and reorganization and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers. Completion of the conversion is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Maryland tax laws, that no gain or loss will be recognized by Baltimore County Savings Bank, BCSB Bankcorp, BCSB Bancorp, or Baltimore County Savings Bank, M.H.C. as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Baltimore County Savings Bank, BCSB Bankcorp, BCSB Bancorp and Baltimore County Savings Bank, M.H.C. and persons receiving subscription rights.

Muldoon Murphy & Aguggia LLP has issued an opinion to BCSB Bankcorp, Baltimore County Savings Bank, Baltimore County Savings Bank, M.H.C. and BCSB Bancorp that, for federal income tax purposes:

1.	the conversion of Baltimore County Savings Bank, M.H.C. from mutual form to a federal interim stock savings association to be named Baltimore County Interim Federal Savings and Loan Association I will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by Baltimore County Interim Federal Savings and Loan Association I or Baltimore County Savings Bank, M.H.C. by reason of such conversion;

2.	the merger of Baltimore County Interim Federal Savings and Loan Association I into Baltimore County Savings Bank will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by Baltimore County Interim Federal Savings and Loan Association I, Baltimore County Savings Bank, M.H.C. or Baltimore County Savings Bank by reason of such merger;

3.	the conversion of BCSB Bankcorp from mutual form to Baltimore County Interim Federal Savings and Loan Association II will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by Baltimore County Interim Federal Savings and Loan Association II or BCSB Bankcorp by reason of such conversion;

4.	the merger of Baltimore County Interim Federal Savings and Loan Association II into Baltimore County Savings Bank will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by Baltimore County Interim Federal Savings and Loan Association II, BCSB Bankcorp or Baltimore County Savings Bank by reason of such merger;

5.

the merger of Baltimore County Interim Federal Savings and Loan Association III with and into Baltimore County Savings Bank (“bank merger”) will qualify either as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code or as an exchange under Section 351 of the Internal Revenue

Code, and no gain or loss will be recognized by Baltimore County Interim Federal Savings and Loan Association III, Baltimore County Savings Bank or BCSB Bancorp by reason of the bank merger;

6.	no gain or loss will be recognized by the current stockholders of BCSB Bankcorp upon the receipt of shares of common stock of BCSB Bancorp pursuant to the conversion except to the extent of any cash received in lieu of a fractional share interest in BCSB Bancorp;

7.	the aggregate tax basis of the shares of the BCSB Bancorp common stock to be received by the current stockholders of BCSB Bankcorp will be the same as the aggregate tax basis of the BCSB Bankcorp common stock surrendered in exchange therefore reduced by any amount allocable to a fractional share interest in BCSB Bankcorp for which cash is received;

8.	the holding period of the shares of BCSB Bancorp common stock to be received by the current stockholders of BCSB Bankcorp will include the holding period of the shares of BCSB Bankcorp common stock, provided that BCSB Bankcorp common stock was held as a capital asset on the date of the bank merger;

9.	a holder of shares of BCSB Bankcorp common stock who receives cash in lieu of a fractional share of BCSB Bancorp common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder’s tax basis of the shares of BCSB Bankcorp allocable to the fractional share; such gain or loss will be capital gain or loss if such shares were held as a capital asset as of the date of the bank merger, and will be long-term capital gain or loss if such holder’s holding period in the shares of BCSB Bankcorp common stock is more than one year on the date of the bank merger;

10.	no gain or loss will be recognized by BCSB Bancorp upon the sale of shares of common stock in the offering;

11.	no gain or loss will be recognized by members of Baltimore County Savings Bank, M.H.C. upon the issuance to them of interests in the liquidation account in Baltimore County Savings Bank pursuant to the merger of Baltimore County Savings Bank, M.H.C. into Baltimore County Savings Bank;

12.	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of BCSB Bancorp to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be recognized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

13.	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the offerings pursuant to the exercise of the subscription rights will be the amount paid therefore, and that the holding period for such shares of common stock will begin on the date of completion of the offering; and

14.	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

The opinions set forth in paragraphs 12 and 13 above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase BCSB Bancorp common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. Counsel believes that it is more likely than not (i.e., that there is more than a 50% likelihood) that the subscription rights have no market value for federal income tax purposes. If the subscription rights are found to have market value greater than zero, income may be recognized by various recipients of the subscription rights (whether or not the rights are exercised) and we may be taxed on the distribution of the subscription rights. Participants are encouraged to consult with their own tax advisor as to the tax consequences in the event that the subscription rights are deemed to have an ascertainable value.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

Baltimore County Savings Bank has also received an opinion from Stegman & Company, Baltimore, Maryland, that, assuming the conversion does not result in any federal income tax liability to Baltimore County Savings Bank, its account holders, Baltimore County Savings Bank, M.H.C., BCSB Bankcorp, or BCSB Bancorp, implementation of the plan of conversion and reorganization will not result in any Maryland income tax liability to those entities or persons.

The opinions of Muldoon Murphy & Aguggia LLP and Stegman & Company, are filed as exhibits to the registration statement that BCSB Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Liquidation Rights

In the unlikely event of a complete liquidation of Baltimore County Savings Bank, M.H.C. before the conversion, each depositor in Baltimore County Savings Bank would receive a pro rata share of any assets of Baltimore County Savings Bank, M.H.C. remaining after payment of claims of all creditors. Each depositor’s pro rata share of the remaining assets would be in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in Baltimore County Savings Bank at the time of liquidation. In the event of a complete liquidation of Baltimore County Savings Bank after the conversion, each depositor would have a claim as a creditor of the same general priority as the claim of all other general creditors of Baltimore County Savings Bank. However, except as described below, his or her claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. He or she would not have an interest in the value of the assets or Baltimore County Savings Bank or BCSB Bancorp above that amount.

The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to 63.5% of BCSB Bankcorp’s total stockholders’ equity as reflected in its latest statement of financial condition contained in the final prospectus utilized in the offerings. As of the date of this prospectus, the initial balance of the liquidation account would be approximately $              million. Each eligible account holder and supplemental eligible account holder, if he or she were to continue to maintain his or her deposit account at Baltimore County Savings Bank, would be entitled, upon a complete liquidation of Baltimore County Savings Bank after the conversion, to an interest in the liquidation account before any payment to BCSB Bancorp as the sole stockholder of Baltimore County Savings Bank. Each eligible account holder and supplemental eligible account holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in Baltimore County Savings Bank at the close of business on December 31, 2005 or [SUPPLEMENTAL ERD], as the case may be. Each eligible account holder and supplemental eligible account holder will have a pro rata interest in the total liquidation account for each of his or her deposit accounts based on the proportion that the balance of each such deposit account on the December 31, 2005 eligibility record date (or the [SUPPLEMENTAL ERD] supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in Baltimore County Savings Bank on such date.

If, however, on any September 30 annual closing date of Baltimore County Savings Bank, commencing September 30, 2007, the amount in any deposit account is less than the amount in such deposit account on December 31, 2005 or [SUPPLEMENTAL ERD], as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to BCSB Bancorp as the sole stockholder of Baltimore County Savings Bank.

No merger, consolidation, bulk purchase of assets with assumptions of statement accounts and other liabilities or similar transactions with another federally insured institution in which Baltimore County Savings Bank is not the surviving institution will be considered to be a complete liquidation. In any of these transactions, the liquidation account will be assumed by the surviving institution.

Subscription Offering and Subscription Rights

Under the plan of conversion and reorganization, we have granted rights to subscribe for BCSB Bancorp common stock to the following persons in the following order of priority:

•

Persons with deposits in Baltimore County Savings Bank with balances aggregating $50 or more (“qualifying deposits”) as of December 31, 2005 (“eligible account holders”). For this purpose, deposit accounts include all savings, time and demand accounts.

•	Our employee stock ownership plan.

•	Persons with qualifying deposits in Baltimore County Savings Bank as of [SUPPLEMENTAL ERD] (“supplemental eligible account holders”), other than our officers, directors and their associates.

•

Depositors of Baltimore County Savings Bank as of [RECORD DATE] and borrowers of Baltimore County Savings Bank who had loans outstanding on June 16, 1987 who continue to be borrowers as of [RECORD DATE] and who are not eligible account holders or supplemental eligible account holders (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and reorganization. See “—Limitations on Purchases of Shares.” All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account.

Category 1: Eligible Account Holders. Subject to the purchase limitation described below under “—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	$500,000 of common stock (which equals 50,000 shares);

•	one-tenth of 1% of the total offering of common stock in the subscription offering; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $607.0 million.

If there are not sufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled, provided that no fractional shares will be issued. Subscription rights of eligible account holders who are also executive officers or directors of Baltimore County Savings Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Baltimore County Savings Bank in the one-year period preceding December 31, 2005.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at December 31, 2005. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.

Category 2: Tax-Qualified Employee Stock Benefit Plans. Our tax-qualified employee stock benefit plan intends to purchase 8.0% of the shares of common stock that will be outstanding following the conversion, less the 182,930 shares, to be adjusted for the exchange ratio, that our employee stock ownership plan purchased historically. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by the officers and directors of Baltimore County Savings Bank, for the purpose of applying the purchase limitations in the plan of conversion and reorganization. If BCSB Bancorp increases the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 10% of the common stock sold in the offering. If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from BCSB Bancorp with the approval of the Office of Thrift Supervision.

Category 3: Supplemental Eligible Account Holders. Subject to the purchase limitation described below under “—Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$500,000 of common stock (which equals 50,000 shares);

•	one-tenth of 1% of the total offering of common stock in the subscription offering; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $              million.

If eligible account holders and Baltimore County Savings Bank’s employee stock ownership plan subscribe for all of the shares being sold by BCSB Bancorp, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are not sufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled, provided that no fractional shares will be issued.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at [SUPPLEMENTAL ERD]. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 4: Other Members. Each other member of Baltimore County Savings Bank has the right to purchase up to the greater of $500,000 of common stock (which equals 50,000 shares) or one-tenth of 1% of the total offering of common stock in the subscription offering. If eligible account holders, Baltimore County Savings

Bank’s employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold by BCSB Bancorp, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at [RECORD DATE] or each loan from Baltimore County Savings Bank that was outstanding on June 16, 1987 and continued to be outstanding on [RECORD DATE]. Failure to list an account or loan, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering and all subscription rights under the plan of conversion and reorganization is expected to terminate at      :          .      m., Eastern time, on [EXPIRATION DATE]. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date, unless extended, whether or not we have been able to locate each person entitled to subscription rights.

Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at Baltimore County Savings Bank’s passbook rate and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will be given the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly, in full and with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days, and all extensions in the aggregate may not last beyond [EXTENSION DATE].

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion and reorganization reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. It is illegal to transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the conversion.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares pursuant to the plan of conversion and reorganization in a community offering to the following persons in the following order of priority:

1.	Natural persons and trusts of natural persons who are residents of Baltimore, Harford or Howard Counties or Baltimore City in Maryland; and

2.	Other persons to whom we deliver a prospectus.

We will consider persons to be residing in Baltimore, Harford or Howard Counties or Baltimore City in Maryland if they occupy a dwelling in the counties or city and establish a physical presence in the counties or city that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident in Baltimore, Harford or Howard Counties or Baltimore City in Maryland. In all cases, the determination of residence status will be made by us in our sole discretion.

Purchasers in the community offering are eligible to purchase up to $500,000 of common stock (which equals 50,000 shares). To the extent practicable, and subject to the preferred subscriber preference and various purchase limitations, orders for the common stock in the community offering shall first be filled to a maximum of 2% of the total number of shares of common stock sold in the offering, and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. If shares are available for preferred subscribers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each such subscriber bears to the total unfilled orders of all such subscribers, provided no fractional shares will be issued. If, after filling the orders of preferred subscribers in the community offering, shares are available for other subscribers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred subscribers.

The community offering, if held, may commence concurrently with, or subsequent to, the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with the approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension of time, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will be given the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community or Underwritten Public Offering

The plan of conversion and reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill & Partners, L.P., acting as our agent. In such capacity, Sandler O’Neill & Partners, L.P. may form a syndicate of broker-dealers. Alternatively, we may sell any remaining shares in an underwritten public offering. However, we retain the right to accept or reject, in whole or in part, any orders in the syndicated community offering or underwritten public offering. Neither Sandler O’Neill &

Partners, L.P., nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill & Partners, L.P. has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

Common stock sold in the syndicated community offering will be sold at a purchase price per share that is the same price as all other shares being offered for sale in the offering. Purchasers in the syndicated community offering are eligible to purchase up to $500,000 of common stock (which equals 50,000 shares). Orders for common stock in the syndicated community offering will be filled first to a maximum of 2% of the total number of shares sold in the offering and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled. However, no fractional shares will be issued. We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and reorganization and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, we may either: terminate the stock offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.

Limitations on Purchases of Shares

The plan of conversion and reorganization imposes limitations upon the purchase of common stock by eligible subscribers and others in the offering. In addition to the purchase limitations described above under “—Subscription Offering and Subscription Rights,” “—Community Offering” and “—Syndicated Community Offering,” the plan of conversion and reorganization provides for the following purchase limitations:

•	No individual, no individual together with any associates, and no group of persons acting in concert may purchase more than $500,000 of common stock (which equals 50,000 shares) in the offering.

•

The maximum purchase of common stock in the offerings by a person, through one or more individual and/or joint deposit accounts, is $500,000. The maximum purchase of common stock in the subscription offering by a group of persons through a single deposit account is $500,000.

•	Our directors and executive officers, together with their associates, may purchase in the aggregate up to 25% of the common stock sold in the offering.

•	Each subscriber must subscribe for a minimum of 25 shares.

Notwithstanding the overall limit on the number of shares that may be acquired in the conversion, except as may be required by the Office of Thrift Supervision, current stockholders of BCSB Bankcorp will not have to sell any shares of BCSB Bankcorp or be limited in receiving exchange shares even if their current ownership of BCSB Bankcorp common stock when converted into shares of BCSB Bancorp common stock exceeds an applicable purchase limitation, including the overall purchase limitation.

We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5% of the shares of common stock sold in the offering. We do not intend to increase the maximum purchase limitation unless market conditions warrant an increase in the maximum purchase limitation and the sale of a number of shares in excess of the minimum of the offering range. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions.

The plan of conversion and reorganization defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person or company that acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion and reorganization, our directors are not deemed to be acting in concert solely by reason of their Board membership.

The plan of conversion and reorganization defines “associate,” with respect to a particular person, to mean:

•

a corporation or organization, other than Baltimore County Savings Bank, M.H.C., BCSB Bancorp or Baltimore County Savings Bank or a majority-owned subsidiary of Baltimore County Savings Bank, M.H.C., BCSB Bancorp or Baltimore County Savings Bank, of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•

a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; provided, however, that such term shall not include any tax-qualified employee stock benefit plan of Baltimore County Savings Bank, M.H.C., BCSB Bancorp or Baltimore County Savings Bank in which such person has a substantial interest or may serve as trustee or in a similar fiduciary capacity; and

•

any person who is related by blood or marriage and who either has the same home as a person or who is a director or officer of Baltimore County Savings Bank, M.H.C., BCSB Bancorp or Baltimore County Savings Bank or any of their subsidiaries.

For example, a corporation of which a person serves as a senior officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion and reorganization. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Plan of Distribution and Marketing Arrangements

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our conversion center and Sandler O’Neill & Partners, L.P. (“Sandler O’Neill). All prospective purchasers are to send payment directly to Baltimore County Savings Bank, where such funds will be held in a segregated statement account and not released until the offering is completed or terminated.

We have engaged Sandler O’Neill, a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with the conversion and the offering of our common stock. In all states where we are required to conduct all offers and sales through a registered broker-dealer, all such transactions will be conducted by Sandler O’Neill. In addition, in its role as financial and marketing advisor, Sandler O’Neill will assist us in the offering as follows:

•	consulting as to the securities market implications of any aspect of the plan of conversion and reorganization;

•

reviewing with our Board of Directors the financial impact of the offerings on BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C., based upon the independent appraiser’s appraisal of the common stock;

•	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offerings;

•	as necessary, assisting us in scheduling and preparing for meetings with potential investors and/or broker-dealers in connection with the offerings; and

•	providing such other general advice and assistance as may be requested to promote the successful completion of the reorganization.

For these services, Sandler O’Neill will receive a fee of 1.0% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan and to our officers, employees and directors and their immediate families. We have made an advance payment of $25,000 to Sandler O’Neill for fees and expenses. Any unused portion of this advance will be refunded if the offering is not consummated. If there is a syndicated community offering, Sandler O’Neill will receive a management fee of 1% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees paid to Sandler O’Neill and other NASD member firms in the syndicated community offering will not exceed 6.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We also will reimburse Sandler O’Neill for its legal fees and expenses associated with its marketing effort, up to a maximum of $75,000. If the plan of conversion and reorganization is terminated or if Sandler O’Neill terminates its agreement with us in accordance with the provisions of the agreement, Sandler O’Neill will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O’Neill against liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

We have also engaged Sandler O’Neill to act as our records management agent in connection with the offering. In its role as records management agent, Sandler O’Neill will assist us in the offering as follows: (1) consolidation of accounts and member vote calculation; (2) design and preparation of member proxy, stock order and/or request forms; (3) organization and supervision of the conversion center; (4) member proxy solicitation and special meeting services; and (5) subscription services. For these services, Sandler O’Neill will receive a fee of $30,000 and reimbursement for its reasonable out-of-pocket expenses up to a maximum of $20,000. We have made an advance payment of $10,000 to Sandler O’Neill for these services.

Sandler O’Neill has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold. Sandler O’Neill expresses no opinion as to the prices at which common stock to be issued may trade.

Our directors and executive officers may participate in the offering. However, such participation will be limited to answering questions about BCSB Bancorp. In addition, trained employees may provide ministerial services, such as providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Questions by prospective purchasers regarding the offering process will be directed to registered representatives of Sandler O’Neill. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, so as to permit officers, directors and employees to participate in the sale of the common stock. No officer, director or employee will be compensated for his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Order Forms. To purchase shares in the subscription offering, you must submit a properly completed and executed order form to Baltimore County Savings Bank by     :         .m., Eastern time, on                 , 2007. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with Baltimore County Savings Bank. To purchase shares in the community offering, you must submit a properly completed and executed order form to Baltimore County Savings Bank, accompanied by the required payment for each share subscribed for, before the community offering terminates, which may be on, or at any time after, the end of the subscription offering. We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before the completion of the reorganization. This payment may be made by wire transfer. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final.

To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have ownership interest.

We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. In addition, we are not obligated to accept orders submitted on photocopied or facsimiled stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plan of conversion and reorganization, our interpretation of the terms and conditions of the plan of conversion and reorganization and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the conversion has not been completed within 45 days after the end of the subscription offering.

The reverse side of the order form contains a regulatorily mandated certification form. We will not accept order forms on which the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.

Payment for Shares. Payment for subscriptions may be made by check, bank draft or money order, or by authorization of withdrawal from deposit accounts maintained with Baltimore County Savings Bank. Subscription funds will be held by Baltimore County Savings Bank or, at our discretion, in an escrow account at Maryland Financial Bank, Towson, Maryland, an independent insured depository institution. We would only deposit subscription funds with Maryland Financial Bank to the extent the deposit of such funds at Baltimore County Savings Bank would cause Baltimore County Savings Bank not to be well capitalized. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers or third party checks will

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be accepted. Payments in cash will not be accepted unless the cash is converted into a bank draft or money order. Interest will be paid on payments made by check or money order at our passbook rate from the date payment is received at the conversion center until the completion or termination of the reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the conversion, unless the certificate matures after the date of receipt of the order form but before closing, in which case funds will earn interest at the passbook rate from the date of maturity until the reorganization is completed or terminated, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the reorganization. When the conversion is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the offering cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the conversion is not consummated for any reason, all funds submitted will be refunded promptly with interest, as described above.

If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the effective date of the conversion, though the account must contain the full amount necessary for payment at the time the subscription order is received. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook rate.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before the completion of the conversion. This payment may be made by wire transfer.

The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the conversion; provided that there is in force from the time of its subscription until that time, a loan commitment from an unrelated financial institution or BCSB Bancorp to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

Individual retirement accounts maintained at Baltimore County Savings Bank do not permit investment in the common stock. A depositor interested in using his or her individual retirement account funds to purchase common stock must do so through a self-directed individual retirement account. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the individual retirement account funds to a trustee offering a self-directed individual retirement account program with the agreement that the funds will be used to purchase BCSB Bancorp’s common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for transfers. The new trustee would hold the common stock in a self-directed account in the same manner as Baltimore County Savings Bank now holds the depositor’s individual retirement account funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an individual retirement account at Baltimore County Savings Bank to purchase common stock should contact the conversion center as soon as possible so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. In addition, federal laws and regulations require that officers, directors and 10% stockholders who use self-directed individual retirement account funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of individual retirement accounts.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the conversion be based upon an estimated pro forma value of BCSB Bancorp and Baltimore County Savings Bank as converted (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an independent appraisal. We have retained Feldman Financial Advisors, Inc., which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. Feldman Financial Advisors, Inc. will receive fees totaling $55,000 for its initial and final appraisal, plus reasonable travel and out-of-

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pocket expenses, including legal fees, arising out of, related to, or based upon the conversion, and, if necessary, $5,000 for any appraisal updates. Neither we nor our affiliates have paid any other fees to Feldman Financial Advisors, Inc. during the past two years. We have agreed to indemnify Feldman Financial Advisors, Inc. under certain circumstances against losses, claims, damages and liabilities arising out of or in any way relating to the appraisal services provided by Feldman Financial Advisors, Inc., except to the extent arising out of or attributable to the bad faith or willful misconduct of Feldman Financial Advisors, Inc. or its directors, officers, agents or employees. Other than the evaluation and appraisal for this conversion, Baltimore County Savings Bank has not had any other material relationship with Feldman Financial Advisors, Inc. within the previous two years.

Feldman Financial Advisors, Inc. prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, Feldman Financial Advisors, Inc. undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, Feldman Financial Advisors, Inc. reviewed Baltimore County Savings Bank, M.H.C.’s conversion application as filed with the Office of Thrift Supervision and BCSB Bancorp’s registration statement as filed with the Securities and Exchange Commission. Furthermore, Feldman Financial Advisors, Inc. had discussions with our management regarding the offering, financial condition and results from operations. Feldman Financial Advisors, Inc. did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on Feldman Financial Advisors, Inc. in connection with its appraisal.

In connection with its appraisal, Feldman Financial Advisors, Inc. reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded institutions that Feldman Financial Advisors, Inc. deemed comparable to us;

•	the specific terms of the offering of BCSB Bancorp’s common stock;

•	the pro forma impact of the additional capital raised in the conversion;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

Consistent with Office of Thrift Supervision appraisal guidelines, Feldman Financial Advisors, Inc.’s analysis utilized four selected valuation procedures, the price/book method, the price/tangible book method, the price/core earnings method and the price/assets method, all of which are described in its report. Feldman Financial Advisors, Inc.’s appraisal report is filed as an exhibit to the registration statement that BCSB Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” Feldman Financial Advisors, Inc. placed the greatest emphasis on the price/book and price/tangible book methods in estimating pro forma market value, as BCSB is currently in a negative earnings position. Feldman Financial Advisors, Inc. compared the pro forma price/book and price/tangible book ratios for BCSB Bancorp to the same ratios for a peer group of comparable companies. The peer group consisted of 10 fully converted, publicly traded thrift holding companies in the Eastern United States with total assets of between $500 million and $1.0 billion, five of which were based in the Mid-Atlantic region of the United States. The peer group included companies with the following median characteristics:

•	assets size of $749.6 million;

•	non-performing assets of 0.30% of total assets;

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•	loans of 80.2% of total assets;

•	tangible equity of 6.84% of total tangible assets; and

•	net income of 0.41% of average assets

Feldman Financial Advisors, Inc. did not consider the historical price/tangible book ratios indicated by BCSB Bankcorp’s stock trading history in determining its valuation because the price/tangible book ratio of BCSB Bankcorp in the mutual holding company structure is not comparable to the price/tangible book ratios of fully converted companies. Although the shares held by Baltimore County Savings Bank, M.H.C. are outstanding for purposes of calculating tangible book value per share, there has been no capital raised from the issuance of shares to Baltimore County Savings Bank, M.H.C. As a result, BCSB Bankcorp has a lower tangible book value per share and a higher price/tangible book value per share in the mutual holding company structure compared to what it would have as a fully converted company. In addition, BCSB Bankcorp’s earnings in the mutual holding company structure are lower than what they would be as a fully converted company because BCSB Bankcorp did not generate any investable proceeds from the issuance of shares to Baltimore County Savings Bank, M.H.C. Because historical price/tangible book ratios and price/core earnings multiples for BCSB Bankcorp are not comparable to similar measurements for fully converted companies, they have not been included in the presentation above nor utilized by Feldman Financial Advisors, Inc.

On the basis of the analysis in its report, Feldman Financial Advisors, Inc. has advised us that, in its opinion, as of June 1, 2007, the estimated pro forma market value of BCSB Bancorp and Baltimore County Savings Bank, as converted, was within the valuation range of $62.9 million and $85.1 million with a midpoint of $74.0 million. The public stockholders of BCSB Bankcorp common stock will own approximately the same percentage of new common stock in BCSB Bancorp after the conversion as they held in BCSB Bankcorp immediately before the conversion, before giving effect to (1) the receipt of cash in lieu of fractional shares, (2) their purchase of additional shares in the offering, and (3) an adjustment to reflect the existing capital of Baltimore County Savings Bank, M.H.C. As a result, we established the offering range of $39,950,000 to $54,050,000, with a midpoint of $47,000,000, to give effect to Baltimore County Savings Bank, M.H.C.’s 63.5% interest in BCSB Bankcorp. Our Board of Directors reviewed Feldman Financial Advisors, Inc.’s appraisal report, including the methodology and the assumptions used by Feldman Financial Advisors, Inc., and determined that the offering range was reasonable and adequate. Assuming that the shares are sold at $10.00 per share in the offering, the estimated number of shares issued in the offering would be between 3,995,000 and 5,405,000, with a midpoint of 4,700,000. The purchase price of $10.00 was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the conversion.

The following table presents a summary of selected pricing ratios for the peer group companies and the pricing ratios for us as presented in “Pro Forma Data” beginning on page     .

	Pro Forma Price to Earnings Multiple	Pro Forma Price to Book Value Ratio	Pro Forma Price to Tangible Book Value Ratio
BCSB Bankcorp(1):
Minimum	N.M.	93.46	97.09
Midpoint	N.M.	101.11	104.71
Maximum	N.M.	107.53	110.99
Maximum, as adjusted	N.M.	113.90	117.23

Valuation of peer group companies as of June 1, 2007(2):
Average	28.3	116.40	126.58
Median	23.2	114.27	125.77

(1)	Based on BCSB Bankcorp’s financial data as of and for the 12 months ended December 31, 2007.
(2)	Reflects earnings for the most recent 12-month period for which data was publicly available.

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BCSB Bankcorp reported negative core earnings for the most recent twelve month period ended March 31, 2007. Thus, comparisons to peer group ratios related to core earnings are not meaningful. Compared to the median pricing ratios of the peer group, at the maximum of the offering range our stock would be priced at a discount of 5.9% to the peer group on a price-to-book basis and a discount of 11.8% to the peer group on a price-to-tangible-book basis. This means that, at the maximum of the offering range, a share of our common stock would be less expensive than the peer group based on a book value per share basis.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible to determine the exact number of shares that will be issued by BCSB Bancorp at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, Feldman Financial Advisors, Inc., after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or change in market conditions, Feldman Financial Advisors, Inc. determines that our pro forma market value has increased, we may sell up to 6,215,750 shares without any further notice to you.

No shares will be sold unless Feldman Financial Advisors, Inc. confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the offering may be canceled, a new offering range and price per share set and new subscription, community and syndicated community offerings held. Under those circumstances, all funds will be promptly returned and all subscribers would be given the opportunity to place a new order. If the offering is terminated, all subscriptions will be cancelled and subscription funds will be returned promptly, in full and with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If Feldman Financial Advisors, Inc. establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, Feldman Financial Advisors, Inc. relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. Feldman Financial Advisors, Inc. also considered financial and other information from regulatory agencies, other financial institutions and other public sources, as appropriate. While Feldman Financial Advisors, Inc. believes this information to be reliable, Feldman Financial Advisors, Inc. does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the plan of conversion and reorganization or of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the conversion will be able to sell shares after the conversion at prices at or above the purchase price.

Copies of the appraisal report of Feldman Financial Advisors, Inc., including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Baltimore County Savings Bank and the other locations specified under “Where You Can Find More Information.”

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Delivery and Exchange of Certificates

Shares Purchased in the Offering. Certificates representing BCSB Bancorp common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the conversion. We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.

Shares Received in Exchange for BCSB Bankcorp Common Stock. After completion of the conversion, each holder of a certificate(s) evidencing shares of BCSB Bankcorp common stock (other than Baltimore County Savings Bank, M.H.C.), upon surrender of the certificate to our transfer agent, which is anticipated to serve as the exchange agent for the conversion, will receive a certificate(s) representing the number of full shares of BCSB Bancorp common stock into which the holder’s shares have been converted based on the exchange ratio. Promptly following the consummation of the conversion, the exchange agent will mail to each such holder of record of an outstanding certificate evidencing shares of BCSB Bankcorp common stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the exchange agent) advising such holder of the terms of the exchange and of the procedure for surrendering to the exchange agent such certificate in exchange for a certificate(s) evidencing BCSB Bancorp common stock. BCSB Bankcorp stockholders should not forward their certificates to Baltimore County Savings Bank or the exchange agent until they have received the transmittal letter. If you hold shares of BCSB Bankcorp common stock in street name, your account should automatically be credited with shares of BCSB Bancorp common stock following consummation of the conversion. No transmittal forms will be mailed relating to shares held in street name.

We will not issue any fractional shares of BCSB Bancorp common stock. For each fractional share that would otherwise be issued as a result of the exchange of BCSB Bancorp common stock for BCSB Bankcorp common stock, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the former BCSB Bankcorp shareholder would otherwise be entitled by $10.00. Payment for fractional shares will be made as soon as practicable after receipt by the exchange agent of surrendered BCSB Bankcorp stock certificates. If you hold shares of BCSB Bankcorp common stock in street name, your account should automatically be credited with cash in lieu of fractional shares.

No holder of a certificate representing shares of BCSB Bankcorp common stock will be entitled to receive any dividends on BCSB Bancorp common stock until the certificate representing such holder’s shares of BCSB Bankcorp common stock is surrendered in exchange for certificates representing shares of BCSB Bancorp common stock. If we declare dividends after the conversion but before surrender of certificates representing shares of BCSB Bankcorp common stock, dividends payable on shares of BCSB Bancorp common stock not then issued will accrue without interest. Any such dividends will be paid without interest upon surrender of the certificates representing shares of BCSB Bankcorp common stock. We will be entitled, after the completion of the conversion, to treat certificates representing shares of BCSB Bankcorp common stock as evidencing ownership of the number of full shares of BCSB Bancorp common stock into which the shares of BCSB Bankcorp common stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

We will not be obligated to deliver a certificate(s) representing shares of BCSB Bancorp common stock to which a holder of BCSB Bankcorp common stock would otherwise be entitled as a result of the conversion until such holder surrenders the certificate(s) representing the shares of BCSB Bankcorp common stock for exchange as provided above, or provides an appropriate affidavit of loss and indemnity agreement and/or a bond. If any certificate evidencing shares of BCSB Bancorp common stock is to be issued in a name other than that in which the certificate evidencing BCSB Bankcorp common stock surrendered in exchange therefore is registered, it shall be a condition of the issuance that the certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange pay to the exchange agent any transfer or other tax required by reason of the issuance of a certificate for shares of common stock in any name other than that of the

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registered holder of the certificate surrendered or otherwise establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, we may not, for a period of one year from the date of the completion of the conversion, repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the conversion. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Baltimore County Savings Bank’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Conversion Applicable to Officers and Directors

Common stock purchased in the conversion will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased by our directors and executive officers and their associates may not be sold for a period of one year following the conversion, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the conversion will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with Baltimore County Savings Bank as account holders. While this aspect of the conversion makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers and their associates for a period of one year following the conversion.

Purchases of outstanding shares of BCSB Bancorp common stock by directors, officers, or any person who becomes an executive officer or director of Baltimore County Savings Bank after adoption of the plan of conversion and reorganization, and their associates, during the three-year period following the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of BCSB Bancorp’s outstanding common stock or to the purchase of stock under stock benefit plans.

BCSB Bancorp has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of the common stock to be issued in the conversion. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of BCSB Bancorp may be resold without registration. Shares purchased by an affiliate of BCSB Bancorp will have resale restrictions under Rule 144 of the Securities Act. If BCSB Bancorp meets the current public information requirements of Rule 144, each affiliate of BCSB Bancorp who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of BCSB Bancorp or the average weekly volume of trading in the shares during the preceding four calendar weeks. Provision may be made in the future by BCSB Bancorp to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

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Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of conversion and reorganization will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of conversion and reorganization provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion and reorganization as a result of comments from regulatory authorities or otherwise, without the further approval of Baltimore County Savings Bank, M.H.C.’s members or BCSB Bankcorp stockholders.

Completion of the conversion requires the sale of all shares of the common stock within 90 days following approval of the plan of conversion and reorganization by the Office of Thrift Supervision, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of conversion and reorganization will be terminated and Baltimore County Savings Bank will continue its business in the mutual holding company form of organization. We may terminate the plan of conversion and reorganization at any time.

Comparison of Stockholders’ Rights

As a result of the conversion, current holders of BCSB Bankcorp common stock will become stockholders of BCSB Bancorp. There are certain differences in stockholder rights arising from distinctions between the federal stock charter and bylaws of BCSB Bankcorp and the articles of incorporation and bylaws of BCSB Bancorp and from distinctions between laws with respect to federally chartered savings and loan holding companies and Maryland law.

In some instances, the rights of stockholders of BCSB Bancorp will be less than the rights stockholders of BCSB Bankcorp currently have. The decrease in stockholder rights under the Maryland articles of incorporation and bylaws are not mandated by Maryland law but have been chosen by management as being in the best interests of BCSB Bancorp. In some instances, the differences in stockholder rights may increase management rights. In other instances, these provisions in BCSB Bancorp’s articles of incorporation and bylaws described below may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult. We believe that the provisions described below are prudent and will enhance our ability to remain an independent financial institution and reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors. These provisions also will assist us in the orderly deployment of the conversion proceeds into productive assets and allow us to implement our business plan during the initial period after the conversion. We believe these provisions are in the best interests of BCSB Bancorp and its stockholders.

The following discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the articles of incorporation and bylaws of BCSB Bancorp and Maryland law.

Authorized Capital Stock. The authorized capital stock of BCSB Bancorp consists of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. The current authorized capital stock of BCSB Bankcorp consists of 13,500,000 shares of common stock, par value $0.01 per share, and 1,500,000 shares of preferred stock, par value $0.01 per share.

BCSB Bankcorp’s charter and BCSB Bancorp’ articles of incorporation both authorize the Board of Directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates and liquidation preferences. Although neither Board of Directors has any intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt.

Issuance of Capital Stock. Currently, pursuant to applicable laws and regulations, Baltimore County Savings Bank, M.H.C. is required to own not less than a majority of the outstanding common stock of BCSB

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Bankcorp. There will be no such restriction applicable to BCSB Bancorp following consummation of the conversion, as Baltimore County Savings Bank, M.H.C. will cease to exist.

BCSB Bancorp’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to the directors, officers or controlling persons of BCSB Bancorp, whereas the current federal stock charter of BCSB Bankcorp restricts such issuance to general public offerings, or if qualifying shares, to directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. Thus, BCSB Bancorp could adopt stock-related compensation plans such as stock option plans without stockholder approval and shares of the capital stock of BCSB Bancorp could be issued directly to directors or officers without stockholder approval. The rules of the NASD, however, generally require corporations with securities that are quoted on the Nasdaq Stock Market, like BCSB Bancorp will be, to obtain stockholder approval of most compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, stockholder approval of stock-related compensation plans may be sought in certain instances to qualify such plans for favorable treatment under current federal income tax laws and regulations. We plan to submit the stock compensation plans discussed in this prospectus to stockholders for their approval.

Neither the federal stock charter and bylaws of BCSB Bankcorp nor the articles of incorporation and bylaws of BCSB Bancorp provide for preemptive rights to stockholders in connection with the issuance of capital stock.

Voting Rights. Neither the federal stock charter of BCSB Bankcorp or the articles of incorporation of BCSB Bancorp permits cumulative voting in the election of directors. Cumulative voting entitles you to as many votes as equal to the number of shares you hold, multiplied by the number of directors to be elected. Cumulative voting allows you to cast all your votes for a single nominee or apportion your votes among any two or more nominees. For example, when three directors are to be elected, cumulative voting allows a holder of 100 shares to cast 300 votes for a single nominee, apportion 100 votes for each nominee, or apportion 300 votes in any other manner.

Payment of Dividends. The ability of Baltimore County Savings Bank to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by tax considerations related to savings associations. Baltimore County Savings Bank will continue to be subject to these restrictions after the conversion, and such restrictions will indirectly affect BCSB Bancorp because dividends from Baltimore County Savings Bank will be a primary source of funds for the payment of dividends to the stockholders of BCSB Bancorp.

Maryland law generally provides that, unless otherwise restricted in a corporation’s charter, a corporation’s board of directors may authorize and a corporation may pay dividends to stockholders. However, a distribution may not be made if, after giving effect thereto:

•	the corporation would not be able to pay its debts as they become due in the usual course of business; or

•

the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise provided in its charter) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

Board of Directors. The federal stock charter and bylaws of BCSB Bankcorp and the articles of incorporation and bylaws of BCSB Bancorp each require the Board of Directors to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Under both the bylaws of BCSB Bankcorp and the bylaws of BCSB Bancorp, any vacancy occurring in the Board of Directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present, and any director so chosen shall hold office only until the next annual meeting of stockholders at which directors are elected.

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The bylaws of BCSB Bancorp provide that to be eligible to serve on the Board of Directors a person must:

•	be no older than 72 years of age, except for those directors serving on the board of the Bank continuously since the Bank’s organization in 1955;

•	reside in either the Baltimore, Maryland Metropolitan Statistical Area or Cecil County, Maryland; and

•

not have been: (1) has been convicted or charged with the commission of a crime involving dishonesty or breach of trust that is punishable by a year or more in prison; (2) within the past ten years, subject to a supervisory action by a financial regulatory agency that resulted in a cease and desist order or an agreement or other written statement subject to public disclosure under 12 U.S.C. § 1818(u), or any successor provision;

•

not currently be a director or officer of another co-operative bank, credit union, savings bank, savings and loan association, trust company, bank holding company or banking association (whether chartered by state, the federal government or any other jurisdiction), other than Maryland Financial Bank, Towson, Maryland, that engages in business activities in the same market area as BCSB Bancorp or any of its subsidiaries;

•

not be a nominee or representative of a company, as that term is defined in Section 10 of the Home Owners’ Loan Act or any successor provision, of which any director, partner, trustee or stockholder controlling more than 10% of any class of voting stock would not be eligible for election or appointment to the Board of Directors under BCSB Bancorp’s bylaws; and

•

not be the nominee or representative of a person or group, or of a group acting in concert (as defined in 12 C.F.R. Section 574.4(d)), that includes a person who is ineligible for election to the Board of Directors under BCSB Bancorp’s bylaws.

These provisions may prevent stockholders from nominating themselves or persons of their choosing for election to the Board of Directors. The bylaws of BCSB Bankcorp do not contain similar qualification requirements, except that the bylaws do contain the age requirement.

Under the bylaws of BCSB Bankcorp, any director may be removed only for cause by the vote of the holders of a majority of the outstanding voting shares at a meeting of stockholders called for such purpose. The articles of incorporation of BCSB Bancorp provide that any director may be removed by stockholders only for cause upon the affirmative vote of the holders of not less than 80% of the shares entitled to vote in the election of directors. The higher vote threshold will make it more difficult for stockholders to remove directors and replace them with their own nominees.

Limitations on Liability. The articles of incorporation of BCSB Bancorp provides that, to the fullest extent permitted under Maryland law, directors and officers of BCSB Bancorp will not be personally liable to BCSB Bancorp or its stockholders for monetary damages. This provision would absolve directors and officers of personal liability for monetary damages for negligence in the performance of their duties, including gross negligence, and it would not affect the availability of injunctive or other equitable relief as a remedy.

Currently, federal law does not permit federally chartered savings and loan holding companies like BCSB Bankcorp to limit the personal liability of directors in the manner provided by Maryland law and the laws of many other states.

Indemnification of Directors, Officers, Employees and Agents. Federal regulations provide that BCSB Bankcorp must indemnify its directors, officers and employees for any costs incurred in connection with any action involving any such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could

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reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of BCSB Bankcorp or its stockholders. BCSB Bankcorp also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, BCSB Bankcorp is required to notify the Office of Thrift Supervision of its intention and such payment cannot be made if the Office of Thrift Supervision objects thereto.

The articles of incorporation of BCSB Bancorp provides that it will indemnify its directors and officers, whether serving it or at its request any other entity, to the fullest extent required or permitted under Maryland law. Such indemnification includes the advancement of expenses. The articles of incorporation of BCSB Bancorp also provide that it will indemnify it employees and agents to such extent as shall be authorized by the board of directors of the bylaws and be permitted by law.

Special Meetings of Stockholders. The bylaws of BCSB Bankcorp provide that special meetings of the stockholders of BCSB Bankcorp may be called by the Chairman, President, a majority of the Board of Directors or the holders of not less than ten percent of the outstanding capital stock of BCSB Bankcorp entitled to vote at the meeting. The bylaws of BCSB Bancorp provide that special meetings of stockholders may be called by the Chairman, the President or by two-thirds of the total number of directors which BCSB Bancorp would have if there were no vacancies on the Board of Directors. In addition, the Secretary of BCSB Bancorp shall call a special meeting upon the written request of not less than a majority of all shares outstanding and entitled to vote at the meeting.

Stockholder Nominations and Proposals. The bylaws of BCSB Bankcorp provide BCSB an advance notice procedure for stockholders to nominate directors or bring other business before an annual or special meeting of stockholders of BCSB Bankcorp. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the BCSB Bankcorp Board of Directors or by a stockholder who has given appropriate notice to BCSB Bankcorp before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given BCSB Bankcorp appropriate notice of its intention to bring that business before the meeting. BCSB Bankcorp’s secretary must receive notice of the nomination or proposal not less than 30 days nor more than 60 days before the annual meeting; provided, however, that if less than 40 days’ notice of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide certain information to BCSB Bankcorp concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide BCSB Bankcorp with certain information concerning the nominee and the proposing stockholder.

BCSB Bancorp’s bylaws establish a similar advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders of BCSB Bancorp. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the BCSB Bancorp Board of Directors or by a stockholder who has given appropriate notice to BCSB Bancorp before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given BCSB Bancorp appropriate notice of its intention to bring that business before the meeting. BCSB Bancorp’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide certain information to BCSB Bancorp concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide BCSB Bancorp with certain information concerning the nominee and the proposing stockholder.

Advance notice of nominations or proposed business by stockholders gives BCSB Bancorp’s Board of Directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent

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deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about those matters.

Stockholder Action Without a Meeting. The bylaws of BCSB Bancorp do not provide for action to be taken by stockholders without a meeting. Under Maryland law, action may be taken by stockholders without a meeting if all stockholders entitled to vote on the action give written consent to taking such action without a meeting. Similarly, the Bylaws of BCSB Bankcorp require that action may be taken by stockholders without a meeting if all stockholders entitled to vote on the matter consent to the taking of action without a meeting.

Stockholder’s Right to Examine Books and Records. A federal regulation, which is currently applicable to BCSB Bankcorp provides that stockholders, holding of record at least $100,000 of stock or at least 1% of the total outstanding voting shares, may inspect and make extracts from specified books and records of a federally chartered savings and loan associations after proper written notice for a proper purpose. Maryland law provides that a stockholder holding less than five percent of the outstanding capital stock may inspect specified books and records. Additionally, stockholders who have for at least six months beneficially owned more than five percent of the outstanding capital stock may, upon written request, inspect and copy the corporation’s books of account and stock ledger.

Limitations on Voting Rights. The articles of incorporation of BCSB Bancorp provide that in no event shall any person, who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of stockholders entitled or permitted to vote on any matter (the “10% limit”), be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. This 10% limit restriction does not apply if, before the beneficial owner of such shares acquired beneficial ownership of the shares in excess of the 10% limit, the beneficial owner’s ownership of shares in excess of the 10% limit was approved by a majority of unaffiliated directors. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options and (2) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, and that are not otherwise beneficially, or deemed by BCSB Bancorp to be beneficially, owned by such person and his or her affiliates).

The foregoing restriction does not apply to:

•	any director or officer acting solely in their capacities as directors and officers; or

•	any employee benefit plans of BCSB Bancorp or any subsidiary or a trustee of a plan.

The charter of BCSB Bankcorp provides that, for a period of five years from the effective date of Baltimore County Savings Bank’s mutual holding company reorganization, no person, other than Baltimore County Savings Bank, M.H.C., shall directly or indirectly offer to acquire or acquire more than 10% of the then-outstanding shares of common stock. The foregoing restriction does not apply to:

•	the purchase of shares by underwriters in connection with a public offering; or

•	the purchase of shares by any employee benefit plans of BCSB Bankcorp or any subsidiary.

Mergers, Consolidations and Sales of Assets. Federal regulations currently require the approval of two-thirds of the Board of Directors of BCSB Bankcorp and the holders of two-thirds of the outstanding stock of BCSB Bankcorp entitled to vote thereon for mergers, consolidations and sales of all or substantially all of its assets. Such regulation permits BCSB Bankcorp to merge with another corporation without obtaining the approval of its stockholders if:

•	it does not involve an interim savings institution;

•	the charter of BCSB Bankcorp is not changed;

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•

each share of BCSB Bankcorp stock outstanding immediately before the effective date of the transaction is to be an identical outstanding share or a treasury share of BCSB Bankcorp after such effective date; and

•

either: (a) no shares of voting stock of BCSB Bankcorp and no securities convertible into such stock are to be issued or delivered under the plan of combination or (b) the authorized unissued shares or the treasury shares of voting stock of BCSB Bankcorp to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of BCSB Bankcorp outstanding immediately before the effective date of the transaction.

BCSB Bancorp’s articles of incorporation require the approval of the affirmative vote of a majority of the votes entitled to be cast by all stockholders entitled to vote thereon. However, Maryland law provides that:

•

a merger of a 90% of more owned subsidiary with and into its parent may be approved without stockholder approval; provided, however that (1) the charter of the successor is not amended in the merger other than to change its name, the name or other designation or the par value of any class or series of its stock or the aggregate par value of its stock and (2) the contractual rights of any stock of the successor issued in the merger in exchange for stock of the other corporation participating in the merger are identical to the contract rights of the stock for which the stock of the successor was exchanged;

•	a share exchange need not be approved by the stockholders of the successor;

•	a transfer of assets need not be approved by the stockholders of the transferee; and

•

a merger need not be approved by the stockholders of a Maryland successor corporation provided that the merger does not reclassify or change the terms of any class or series of its stock that is outstanding immediately before the merger becomes effective or otherwise amend its charter and the number of shares of stock of such class or series outstanding immediately after the effective time of the merger does not increase by more than 20% of the number of shares of the class or series of stock that is outstanding immediately before the merger becomes effective.

Business Combinations with Interested Stockholders. The articles of incorporation of BCSB Bancorp require the approval of the holders of at least 80% of BCSB Bancorp’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested stockholder.” This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of disinterested directors or where various fair price and procedural conditions have been met.

Under BCSB Bancorp’s articles of incorporation, the term “interested stockholder” means any person who or which is:

•	the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then outstanding voting stock of BCSB Bancorp;

•

an affiliate of BCSB Bancorp and at any time in the two-year period before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the BCSB Bancorp; or

•

an assignee of or has otherwise succeeded to any shares of voting stock that were at any time within the two-year period immediately before the date in question beneficially owned by any interested stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

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A “business combination” includes, but is not limited to:

•

any merger or consolidation of BCSB Bancorp or of its subsidiaries with (a) any interested stockholder; or (b) any other corporation, which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

•

any sale, lease, exchange , mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested stockholder, or any affiliate of any interested stockholder, of any assets of BCSB Bancorp or any of its subsidiaries having an aggregate fair market value equaling or exceeding 25% or more of the combined assets of the BCSB Bancorp and its subsidiaries;

•

the issuance or transfer by BCSB Bancorp or any of its subsidiaries (in one transaction or a series of transactions) of any securities of BCSB Bancorp or any of its subsidiaries to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the outstanding common stock of BCSB Bancorp, except for any issuance or transfer pursuant to an employee benefit plan of BCSB Bancorp or any of its subsidiaries;

•	the adoption of any plan for the liquidation or dissolution of BCSB Bancorp proposed by or on behalf of any interested stockholder or any affiliate or associate of such interested stockholder; or

•

any reclassification of securities (including any reverse stock split), or recapitalization of BCSB Bancorp, or any merger or consolidation of BCSB Bancorp with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of BCSB Bancorp or any of its subsidiaries, which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

Neither the charter or bylaws of BCSB Bankcorp nor the federal laws and regulations applicable to BCSB Bankcorp contain a provision that restricts business combinations between BCSB Bankcorp and any interested stockholder in the manner set forth above.

Dissenters’ Rights of Appraisal. A federal regulation that is applicable to BCSB Bankcorp generally provides that a stockholder of a federally chartered savings and loan association that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. This regulation also provides, however, that the stockholders of a federally chartered savings and loan association that is listed on a national securities exchange or quoted on the Nasdaq Stock Market are not entitled to dissenters’ rights in connection with a merger if the stockholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq Stock Market or any combination of such shares of stock and cash.

After the conversion, the rights of appraisal of the dissenting stockholders of BCSB Bancorp will be governed by Maryland law. Pursuant to the Maryland law, a stockholder of a Maryland corporation generally has the right to dissent from any merger involving the corporation, share exchange, sale of all or substantially all of the corporation’s assets or an amendment of the charter that materially adversely affects stockholder rights, and to obtain fair value for his or her shares, subject to specified procedural requirements. However, no such appraisal rights are generally available for shares which are listed on a national securities exchange.

Evaluation of Offers. The articles of incorporation of BCSB Bancorp provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of BCSB Bancorp (including a tender or exchange offer, merger or consolidation or sale of all or substantially all of the assets of BCSB Bancorp) may, in connection with the exercise of its judgment in determining what is in the best interest of BCSB Bancorp and its stockholders, give consideration to the following factors:

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•	the economic effect, both immediate and long-term, upon BCSB Bancorp’s stockholders, including stockholders, if any, not to participate in the transaction;

•

the social and economic effect on the employees, depositors and customers of, and others dealing with, BCSB Bancorp and its subsidiaries and on the communities in which BCSB Bancorp and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical and current operating results or financial condition of BCSB Bancorp;

•	whether a more favorable price could be obtained for BCSB Bancorp’s stock or other securities in the future;

•	the reputation and business practices of the offeror and its management and affiliates as they would affect the employees;

•	the future value of the stock or any other securities of BCSB Bancorp; and

•	any antitrust or other legal and regulatory issues that are raised by the proposal.

By having these standards in the articles of incorporation of BCSB Bancorp, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of BCSB Bancorp, even if the price offered is significantly greater than the then market price of any equity security of BCSB Bancorp.

Amendment of Governing Instruments. No amendment of the charter of BCSB Bankcorp may be made unless it is first proposed by the Board of Directors, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of BCSB Bancorp generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C of Article Fifth (Limitation of Voting Common Stock), Sections A and C of Article Seventh (Removal of Directors), Sections F, J and L of Article Eighth (Amendment of Governing Instruments) and Article Ninth (Approval of Business Combinations), must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, except that the Board of Directors may amend the articles of incorporation without any action by the stockholders to increase or decrease the aggregate number of shares of capital stock.

The bylaws of BCSB Bankcorp may be amended in a manner consistent with regulations of the Office of Thrift Supervision and shall be effective after (1) approval of the amendment by a majority vote of the authorized Board of Directors, or by a majority of the votes cast by the stockholders of BCSB Bankcorp at any legal meeting and (2) receipt of applicable regulatory approval. The bylaws of BCSB Bancorp may be amended by the affirmative vote of two-thirds of the Board of Directors.

Anti-Takeover Effects of BCSB Bancorp’s Articles of Incorporation and Bylaws and Management Remuneration Adopted in the Conversion

The provisions described above are intended to reduce BCSB Bancorp’s vulnerability to takeover attempts and other transactions that have not been negotiated with and approved by our Board of Directors. Provisions of the equity incentive plan will provide for accelerated benefits to participants if a change in control of BCSB Bancorp or Baltimore County Savings Bank occurs or a tender or exchange offer for our stock is made. We also maintain three change in control agreements with executive officers, which will provide such eligible officers and employees with additional payments and benefits on the individual’s termination in connection with a change in control of BCSB Bancorp or Baltimore County Savings Bank. The foregoing provisions and limitations may make it more difficult for companies or persons to acquire control of BCSB Bancorp. Additionally, the provisions could deter offers to acquire the outstanding shares of BCSB Bancorp that might be viewed by stockholders to be in their best interests.

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Our Board of Directors believes that the provisions of the articles of incorporation and bylaws are in the best interest of BCSB Bancorp and its stockholders. An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. In the Board of Directors’ judgment, the Board of Directors is in the best position to determine the value of BCSB Bancorp and to negotiate more effectively for what may be in the best interest of all stockholders. Accordingly, the Board of Directors believes it is in the best interest of BCSB Bancorp and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the fair value of BCSB Bancorp. Despite the belief of our Board of Directors as to the benefit to stockholders of these provisions of BCSB Bancorp’s articles of incorporation and bylaws, these provisions may have the effect of discouraging a takeover attempt that would not be approved by our Board of Directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction might not have the opportunity to do so. Furthermore, these provisions may perpetuate incumbent management, even though some stockholders may deem existing management not to be acting in their best interests.

Restrictions on Acquisition of BCSB Bancorp

and Baltimore County Savings Bank

Maryland Corporate Law

Maryland law contains certain provisions, described below, which may be applicable to BCSB Bancorp upon consummation of the conversion.

Business Combinations with Interested Stockholders. The articles of incorporation require the approval of the holders of at least 80% of BCSB Bancorp’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested stockholder.” This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of BCSB Bancorp’s Board of Directors who are unaffiliated with the interested stockholder and who were directors before the time when the interested stockholder became an interested stockholder or if the proposed transaction meets certain conditions that are designed to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient.

The term “interested stockholder” includes any individual, group acting in concert, corporation, partnership, association or other entity (other than BCSB Bancorp or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of BCSB Bancorp.

A “business combination” includes:

•

any merger or consolidation of BCSB Bancorp or of its subsidiaries with (a) any interested stockholder; or (b) any other corporation, which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

•

any sale, lease, exchange , mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested stockholder, or any affiliate of any interested stockholder, of any assets of BCSB Bancorp or any of its subsidiaries having an aggregate fair market value equaling or exceeding 25% or more of the combined assets of the BCSB Bancorp and its subsidiaries;

•

the issuance or transfer by BCSB Bancorp or any of its subsidiaries (in one transaction or a series of transactions) of any securities of BCSB Bancorp or any of its subsidiaries to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value equaling or exceeding

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25% of the combined fair market value of the outstanding common stock of BCSB Bancorp, except for any issuance or transfer pursuant to an employee benefit plan of BCSB Bancorp or any of its subsidiaries;

•	the adoption of any plan for the liquidation or dissolution of BCSB Bancorp proposed by or on behalf of any interested stockholder or any affiliate or associate of such interested stockholder; or

•

any reclassification of securities (including any reverse stock split), or recapitalization of BCSB Bancorp, or any merger or consolidation of BCSB Bancorp with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of BCSB Bancorp or any of its subsidiaries, which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

Control Share Acquisitions. The Maryland general corporation law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by the corporation’s officers or directors who are employees of the corporation. Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	20% or more but less than 33 1/3%;

•	33 1/3% or more but less than a majority; or

•	a majority of all voting power.

Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

A person who has made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special stockholders’ meeting to consider the voting rights of the shares. The meeting must be held within 50 days of the demand. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved. This redemption of shares must be for fair value, determined without regard to the absence of voting rights as of the date of the last control share acquisition or of any stockholders’ meeting at which the voting rights of the shares are considered and not approved. If voting rights for “control shares” are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition. The limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a “control share acquisition.”

The control share acquisition statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisition previously approved or exempted by a provision in the articles of incorporation or bylaws of the corporation.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Regulations issued by the Office of Thrift Supervision provide that for a period of three years following the date of the completion of the conversion, no person, acting

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singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of BCSB Bancorp without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of any class of any equity security of BCSB Bancorp without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Change in Bank Control Act. The acquisition of 10% or more of the common stock outstanding may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association, including a converted savings and loan association such as Baltimore County Savings Bank, to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least 25% of any class of BCSB Bancorp’s voting stock or the power to direct the management or policies of BCSB Bancorp. However, under Office of Thrift Supervision regulations, “control” is presumed to exist where the acquiring party has voting control of at least 10% of any class of BCSB Bancorp’s voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of BCSB Bancorp Capital Stock

The common stock of BCSB Bancorp will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

BCSB Bancorp is authorized to issue 50,000,000 shares of common stock having a par value of $0.01 per share and 5,000,000 shares of preferred stock having a par value of $0.01 per share. Prior to the completion of the conversion, no shares of BCSB Bancorp’s common stock will be outstanding. Each share of BCSB Bancorp’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. BCSB Bancorp will not issue any shares of preferred stock in the conversion.

Common Stock

Dividends. BCSB Bancorp can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if BCSB Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of BCSB Bancorp will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of BCSB Bancorp out of funds legally available for dividends. If BCSB Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends. See “Our Dividend Policy” and “Regulation and Supervision.”

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Voting Rights. After the conversion, the holders of common stock of BCSB Bancorp will possess exclusive voting rights in BCSB Bancorp. They will elect BCSB Bancorp’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Except as discussed in “Comparison of Stockholders’ Rights,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If BCSB Bancorp issues preferred stock, holders of BCSB Bancorp preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Baltimore County Savings Bank, BCSB Bancorp, as the sole holder of Baltimore County Savings Bank’s capital stock, would be entitled to receive all of Baltimore County Savings Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Baltimore County Savings Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of BCSB Bancorp, the holders of its common stock would be entitled to receive all of the assets of BCSB Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If BCSB Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of BCSB Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

BCSB Bancorp will not issue any preferred stock in the conversion and it has no current plans to issue any preferred stock after the conversion. Preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Preferred Stock

BCSB Bancorp will not issue any preferred stock in the conversion and it has no current plans to issue any preferred stock after the conversion. Preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be American Stock and Transfer Company, Brooklyn, New York.

Registration Requirements

BCSB Bancorp has registered its common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister its common stock for a period of at least three years following the conversion. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of the common stock has been passed upon for us by Muldoon Murphy & Aguggia LLP, Washington, DC. The federal tax consequences of the conversion have been opined upon by Muldoon Murphy & Aguggia LLP and the state tax consequences of the conversion have been opined upon by Stegman & Company,

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Baltimore, Maryland. Muldoon Murphy & Aguggia LLP and Stegman & Company have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

Experts

The consolidated financial statements of BCSB Bankcorp as of September 30, 2006 and 2005 and for each of the two years in the period ended September 30, 2006 appearing in this prospectus and registration statement have been audited by Stegman & Company, Baltimore, Maryland, Independent Registered Public Accounting Firm, as set forth in its report appearing elsewhere herein and in the registration statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of BCSB Bankcorp for the year ended September 30, 2004 appearing in this prospectus and registration statement have been audited by Beard Miller Company LLP, Baltimore, Maryland, as set forth in its report appearing elsewhere herein and in the registration statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Feldman Financial Advisors, Inc. has consented to the summary in this prospectus of its report to BCSB Bankcorp setting forth its opinion as to the estimated pro forma market value of BCSB Bancorp and Baltimore County Savings Bank, as converted, and to the use of its name and statements with respect to it appearing in this prospectus.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the offering, including the shares to be issued in exchange for shares of BCSB Bankcorp common stock. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, NE, Washington, DC. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at “http://www.sec.gov.”

We have filed applications for approval of the conversion and the offering with the Office of Thrift Supervision, which includes proxy materials for BCSB Bankcorp’s special meeting of stockholders, proxy materials for Baltimore County Savings Bank, M.H.C.’s special meeting of members and certain other information. This prospectus omits certain information contained in the applications. The applications may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, DC 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Southeast Regional Office of the Office of Thrift Supervision, 1473 Peachtree Street, NE, Atlanta, Georgia 30309.

A copy of the plan of conversion and reorganization and BCSB Bancorp’s articles of incorporation and bylaws are available without charge from Baltimore County Savings Bank.

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Index to Consolidated Financial Statements of

BCSB Bankcorp, Inc.

Reports of Independent Registered Public Accounting Firms	F-1
Consolidated Statements of Financial Condition as of March 31, 2007 (unaudited) and September 30, 2006 and 2005	F-3
Consolidated Statements of Operations for the six months ended March 31, 2007 and 2006 (unaudited) and for the years ended September 30, 2006, 2005 and 2004	F-4
Consolidated Statements of Stockholders’ Equity for the six months ended March 31, 2007 (unaudited) and for the years ended September 30, 2006, 2005 and 2004	F-5
Consolidated Statements of Cash Flows for the six months ended March 31, 2007 and 2006 (unaudited) and for the years ended September 30, 2006, 2005 and 2004	F-7
Notes to Consolidated Financial Statements	F-9

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

BCSB Bankcorp, Inc.

Baltimore, Maryland

We have audited the consolidated statements of financial condition of BCSB Bankcorp, Inc. and Subsidiaries as of September 30, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements of BCSB Bankcorp, Inc. and Subsidiaries for the year ended September 30, 2004 were audited by other auditors whose report dated November 30, 2004, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BCSB Bankcorp, Inc. and Subsidiaries as of September 30, 2006 and 2005 and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Stegman & Company

Baltimore, Maryland

November 30, 2006

(Except for Note 20, which is dated February 14, 2007)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

BCSB Bankcorp, Inc.

Baltimore, Maryland

We have audited the consolidated statements of operations, stockholders’ equity and cash flows of BCSB Bankcorp, Inc. and Subsidiaries for the year ended September 30, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of BCSB Bankcorp, Inc. and Subsidiaries for the year ended September 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

Beard Miller Company LLP

Baltimore, Maryland

November 30, 2004

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands)

		March 31, 2007	September 30,
			2006	2005
		(unaudited)
	Assets
	Cash	$9,274	$8,421	$21,713
	Interest bearing deposits in other banks	65,890	2,854	1,578
	Federal funds sold	48,705	462	238

	Cash and Cash Equivalents	123,869	11,737	23,529
	Interest bearing time deposits	100	100	100
	Investment securities, available for sale	6,443	143,068	151,386
	Investment securities, held to maturity (fair value approximates $0, $4,488, and $1,982)	—	4,496	1,995
	Loans receivable, net of allowances of ($2,774), ($2,679), and ($2,746)	407,720	463,776	454,347
	Loans held for sale	47,695
	Mortgage backed securities, available for sale	57,548	86,801	112,120
	Mortgage backed securities, held to maturity (fair value approximates $0, $28,356 and $26,259)	—	28,675	26,470
	Foreclosed real estate	101	94	—
	Premises and equipment, net	10,754	11,225	10,782
	Federal Home Loan Bank of Atlanta stock, at cost	3,620	6,972	8,060
Accrued interest receivable	—loans	1,762	1,719	1,239
	—investments	64	1,052	922
	—mortgage backed securities	349	464	515
	Bank Owned Life Insurance	13,531	13,218	12,667
	Goodwill and other intangible assets	2,506	2,536	2,592
	Accounts receivable- trade date securities	41,981	—	—
	Other assets	8,383	9,924	6,021

	Total assets	$726,426	$785,857	$812,745

	Liabilities and Stockholders’ Equity
	Liabilities
	Deposits:
	Non-Interest bearing	$26,476	$23,406	$24,653
	Interest-bearing	565,223	581,439	573,016

	Total deposits	591,699	604,845	597,669
	Federal Home Loan Bank of Atlanta advances short-term	20,000	40,000	81,150
	Federal Home Loan Bank of Atlanta advances long-term	30,000	78,473	63,646
	Junior Subordinated Debentures	23,197	23,197	23,197
	Accounts payable- trade date securities	20,846	—	—
	Other liabilities	6,249	5,921	5,043

	Total liabilities	691,991	752,436	770,705

	Commitments and contingencies
	Stockholders’ Equity
	Common stock (par value $.01 – 13,500,000 authorized, 5,915,243, 5,913,743 and 5,912,177 shares issued and outstanding at March 31, 2007, September 30, 2006, and 2005, respectively)	59	59	59
	Additional paid-in capital	21,474	21,390	21,247
	Obligation under Rabbi Trust	1,170	1,246	1,238
	Retained earnings	13,297	16,511	24,963
	Accumulated other comprehensive (loss)	(304)	(4,354)	(3,878)
	Employee Stock Ownership Plan	(136)	(227)	(410)
	Stock held by Rabbi Trust	(1,125)	(1,204)	(1,179)

	Total stockholders’ equity	34,435	33,421	42,040

	Total liabilities and stockholders’ equity	$726,426	$785,857	$812,745

The accompanying notes to consolidated financial statements are an integral part of these statements.

BCSB BANKCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands except per share data)

	Six Months Ended March		For Years Ended September 30,
	2007	2006	2006	2005	2004
	(unaudited)
Interest and fees on loans	$14,590	$13,736	$28,352	$24,286	$22,056
Interest on mortgage backed securities	2,336	2,595	5,095	6,231	5,548
Interest and dividends on investment securities	3,066	3,079	6,342	5,637	4,552
Other interest income	213	67	206	69	78

Total interest income	20,205	19,477	39,995	36,223	32,234

Interest on deposits	10,450	8,478	18,379	14,711	13,553
Interest on borrowings – short term	864	1,509	2,484	1,471	323
Interest on borrowings – long term	1,678	1,215	2,992	2,738	1,400
Other interest expense	1,024	903	1,921	1,464	1,086

Total interest expense	14,016	12,105	25,776	20,384	16,362

Net interest income	6,189	7,372	14,219	15,839	15,872
(Reversal) provision for losses on loans	—	(109)	(109)	168	487

Net interest income after (reversal) provision for losses on loans	6,189	7,481	14,328	15,671	15,385

Other Income
Loss on repossessed assets	(127)	(266)	(327)	(561)	(255)
Valuation allowance on loans held for sale	(1,506)	—
Mortgage Banking Operations	1	27	33	1	(45)
Fees on transaction accounts	260	285	561	686	759
(Loss) gain from sale of investments and mortgage backed securities	(5,891)	—	5	884	22
Income from Bank Owned Life Insurance	282	236	474	454	487
Miscellaneous income	223	242	452	391	411

Total other income	(6,758)	524	1,198	1,855	1,379

Non-Interest Expenses
Salaries and related expense	3,947	4,261	8,673	9,150	8,810
Occupancy expense	1,121	1,070	2,141	1,961	1,821
Data processing expense	723	972	1,680	2,195	1,560
Property and equipment expense	596	619	1,301	1,151	1,115
Professional Fees	323	212	490	228	233
Advertising	290	273	612	642	870
(Recovery) loss on dishonored checks	(3,353)	—	10,752	—	—
Telephone, postage and office supplies	185	264	437	579	580
Debt retirement expense	17	—
Other expenses	568	497	882	908	746

Total non-interest expenses	4,417	8,168	26,968	16,814	15,735

(Loss) income before tax (benefit) provision	(4,986)	(163)	(11,442)	712	1,029
Income tax (benefit) provision	(1,772)	(158)	(4,049)	111	144

Net (loss) income	$(3,214)	$(5)	$(7,393)	$601	$885

Net (loss) income Per Share of Common Stock :
Basic and diluted (loss) income per share of common stock	$(.55)	$(.00)	$(1.26)	$0.10	$0.15

Dividends per share	$.00	$.25	$.50	$.50	$.50

The accompanying notes to consolidated financial statements are an integral part of these statements.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED SEPTEMBER 30, 2006, 2005, AND 2004 AND FOR

THE SIX MONTHS ENDED MARCH 31, 2007 (unaudited)

	Common Stock	Additional Paid-In Capital	Obligation Under Rabbi Trust	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Employee Stock Ownership Plan	Stock Held By Rabbi Trust	Total Stockholders’ Equity
	(dollars in thousands except per share data)
Balance – September 30, 2003	$59	$20,652	$1,243	$25,557	$(770)	$(776)	$(1,197)	$44,768
Compensation under stock based benefit plans	—	206	—	—	—	183	—	389
Exercised options	—	117	—	—	—	—	—	117
Rabbi Trust Liability	—	—	(4)	—	—	—	—	(4)
Distribution of stock for Rabbi Trust			(17)				17	—
Treasury stock purchased (420 shares)	—	(6)	—	—	—	—	—	(6)
Cash dividends declared ($.50 per share)	—	—	—	(1,035)	—	—	—	(1,035)
Comprehensive income
Net income for the year ended September 30, 2004	—	—	—	885	—	—	—	—
Net change in unrealized gains on investment securities and mortgage backed securities, net of tax of $612	—	—	—	—	(970)	—	—	—
Reclassification adjustments for gains included in net income on available for sale securities, net of tax of $7	—	—	—	—	(15)	—	—	—
Comprehensive loss	—	—	—	—	—	—	—	(100)

Balance – September 30, 2004	59	20,969	1,222	25,407	(1,755)	(593)	(1,180)	44,129
Compensation under stock based benefit plans	—	168	—	—	—	183	—	351
Exercised options	—	115	—	—	—	—	—	115
Rabbi Trust Liability	—	—	44	—	—	—	(27)	17
Treasury stock purchased (371 shares)	—	(5)	—	—	—	—	—	(5)
Distribution of stock for Rabbi Trust	—	—	(28)	—	—	—	28	—
Cash dividends declared ($.50 per share)	—	—		(1,045)				(1,045)
Comprehensive Loss
Net income for the year ended September 30, 2005	—	—	—	601	—	—	—	—
Net change in unrealized gains (loss) on investment securities and mortgage backed securities, net of tax of $1,325	—	—	—	—	(2,131)	—	—	—
Reclassification adjustment for loss included in net income on available for sale securities, net of tax of $5	—	—	—	—	8	—	—	—
Comprehensive loss	—	—	—	—	—	—	—	(1,522)

Balance – September 30, 2005	59	21,247	1,238	24,963	(3,878)	(410)	(1,179)	42,040
Compensation under stock based benefit plans	—	130	—	—	—	183	—	313
Exercised options	—	15	—	—	—	—	—	15
Rabbi Trust Liability	—	—	37	—	—	—		37
Treasury stock purchased (184 shares)	—	(2)	—	—	—	—	—	(2)
Acquisition of stock for Rabbi Trust	—	—	—	—	—	—	(54)	(54)
Distribution of stock for Rabbi Trust	—	—	(29)	—	—	—	29	—
Cash dividends declared ($.50 per share)	—	—		(1,059)				(1,059)
Comprehensive Loss
Net loss for the year ended September 30, 2006	—	—	—	(7,393)	—	—	—	—
Net change in unrealized gains (loss) on investment securities and mortgage backed securities, net of tax of $310	—	—	—	—	(476)	—	—	—
Comprehensive loss	—	—	—	—	—	—	—	(7,869)

Balance – September 30, 2006	$59	$21,390	$1,246	$16,511	$(4,354)	$(227)	$(1,204)	$33,421

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED SEPTEMBER 30, 2006, 2005, AND 2004 AND FOR

THE SIX MONTHS ENDED MARCH 31, 2007 (unaudited) (continued)

(dollars in thousands)

	Common Stock	Additional Paid-In Capital	Obligation Under Rabbi Trust	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Employee Stock Ownership Plan	Stock Held By Rabbi Trust	Total Stockholders’ Equity
Balance – September 30, 2006	$59	$21,390	$1,246	$16,511	$(4,354)	$(227)	$(1,204)	$33,421
Compensation under stock based benefit plans	—	67	—	—	—	91	—	158
Exercised options	—	17	—	—	—	—	—	17
Rabbi Trust Liability	—	—	13	—	—	—		13
Acquisition of stock for Rabbi Trust	—	—	—	—	—	—	(10)	(10)
Distribution of stock for Rabbi Trust	—	—	(89)	—	—	—	89	—
Comprehensive income:
Net loss for the six months ended March 31, 2007	—	—	—	(3,214)	—	—	—
Net change in unrealized gains (loss) on investment securities and mortgage backed securities, net of tax of $233	—	—	—	—	457	—	—
Reclassification adjustment for loss included in net income on available for sale securities, net of tax of $2.3 million	—	—	—	—	3,593	—	—	—
Comprehensive income	—	—	—	—	—	—	—	836

Balance – March 31, 2007 (unaudited)	$59	$21,474	$1,170	$13,297	$(304)	$(136)	$(1,125)	$34,435

The accompany notes to consolidated financial statements are an integral part of these statements.

BCSB BANKCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Six Months Ended March 31,		For Years Ended September 30,
	2007	2006	2006	2005	2004
	(Unaudited)
Operating Activities
Net (loss) income	$(3,214)	$(5)	$(7,393)	$601	$885
Adjustments to Reconcile Net (Loss) Income to Net Cash (Used)
Provided by Operating Activities
Loss (gain) on sale of investments and mortgage backed securities	5,891	—	(5)	(884)	(22)
Loans originated for sale	—	—	—	—	(3,201)
Proceeds from loans sold	—	—	—	—	3,491
Valuation allowance on loans held for sale	1,506	—
Gain on loans sold	—	—	—	—	(42)
Amortization of deferred loan fees, net	(73)	(75)	(173)	(157)	(232)
(Reversal) provision for losses on loans	—	(109)	(109)	168	487
Non-cash compensation under Stock-based Benefit Plan	158	135	313	351	389
Amortization of premiums and discounts, net	(222)	169	319	122	331
Provision for depreciation	528	501	1,052	890	898
Loss on disposal of premises and equipment	—	—	—	—	11
Loss on sale of repossessed assets	127	266	327	561	255
Increase in cash surrender value of bank owned life insurance	(282)	(236)	(474)	(452)	(487)
(Decrease) increase in accrued interest and other assets	38	(80)	(4,153)	(52)	(50)
(Decrease) increase in other liabilities	(815)	2,150	1,652	(444)	1,904
Increase (decrease) in obligation under Rabbi Trust	13	17	38	44	(4)

Net cash provided (used) by operating activities	3,655	2,733	(8,606)	748	4,613

Cash Flows from Investing Activities
Purchase of Bank Owned Life Insurance	(31)	(35)	(78)	(303)	(11,425)
Purchase of investment securities – available for sale	(802)	(822)	(1,707)	(11,491)	(76,442)
Proceeds from maturities of investment securities – available for sale	12,500	1,000	4,500	2,000	21,130
Proceeds from sale of investment securities – available for sale	126,480	—	5,405	15,536	16,976
Purchases of investment securities – held to maturity	—	—	(3,000)	—	(2,498)
Proceeds from maturities of investment securities – held to maturity	3,500	500	500	500	2,500
Net decrease (increase) in loans	6,596	(7,657)	(10,090)	(69,217)	(22,322)
Purchase of mortgage backed securities – available for sale	(9,934)	—	—	(10,616)	(59,968)
Principal collected on mortgage backed securities	10,349	14,793	28,918	38,508	32,964
Proceeds from sale of mortgage backed securities – available for sale	36,431	—	—	8,351	2,704
Purchase of mortgage backed securities – held to maturity	—	—	(6,704)	(5,271)	(13,273)
Proceeds from sale of premises and equipment	—	—	—	—	15
Proceeds from sales of repossessed assets	123	258	307	422	362
Investment in premises and equipment	(56)	(1,457)	(1,495)	(2,432)	(937)
Redemption (purchase) of Federal Home Loan Bank of Atlanta stock	3,352	805	1,088	(1,955)	(2,800)
Decrease in accounts payable Trade Date Securities	—	—	—	—	(13,998)

Net cash provided (used) by investing activities	188,508	7,385	17,644	(35,968)	(127,012)

BCSB BANKCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(dollars in thousands)

	Six Months Ended March 31,		For Years Ended September 30,
	2007	2006	2006	2005	2004
	(Unaudited)
Cash Flows from Financing Activities
Net (decrease) increase in deposits	$(13,150)	$14,269	$6,997	$17,094	$28,969
Net) increase (decrease in advances by borrowers for taxes and Insurance	1,146	557	(577)	752	111
Proceeds from Federal Home Loan Bank of Atlanta advances	146,550	142,950	232,125	383,600	210,127
Repayment of Federal Home Loan Bank of Atlanta advances	(214,550)	(161,600)	(258,275)	(359,550)	(121,277)
Acquisition of stock for Rabbi Trust	(10)	(25)	(54)	(27)	—
Treasury stock purchased	—	—	(2)	(5)	(6)
Exercised stock options	(17)	—	15	115	117
Dividends paid	—	(530)	(1,059)	(1,045)	(1,035)

Net cash (used) provided by financing activities	(80,031)	(4,379)	(20,830)	40,934	117,006

Increase (decrease) in cash equivalents	112,132	5,739	(11,792)	5,714	(5,393)
Cash and cash equivalents at beginning of period	11,737	23,529	23,529	17,815	23,208

Cash and cash equivalents at end of period	$123,869	$29,268	$11,737	$23,529	$17,815

Supplemental Disclosure of Cash Flows Information:
Cash paid during the period for:

Interest	$14,411	$11,738	$25,371	$20,258	$16,101

Income taxes	$—	$—	$—	$510	$220

Supplemental Disclosure of Non-cash Investing Activity:
Transfer of held to maturity securities to available for sale	27,536	—	—	—	—

Transfer of loans to loans held for sale	49,201	—	—	—	—

The accompanying notes to consolidated financial statements are an integral part of these statements.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Principles of Consolidation - BCSB Bankcorp, Inc. (the “Company”) owns 100% of the voting stock of Baltimore County Savings Bank, F.S.B. (the “Bank”). The Bank owns 100% of Ebenezer Road, Inc. The accompanying consolidated financial statements include the accounts and transactions of these companies on a consolidated basis since date of acquisition. All inter-company transactions have been eliminated in the consolidated financial statements. Ebenezer Road, Inc. sells insurance products. Its operations are not material to the consolidated financial statements.

Reclassifications - Certain prior years’ amounts have been reclassified to conform to the current year’s method of presentation.

Business - The Company’s primary purpose is ownership of the Bank. The Bank's primary business activity is the acceptance of deposits from the general public in its market area and using the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Financial Statement Presentation - The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, valuations of foreclosed real estate, goodwill and intangible assets, deferred income taxes and other than temporary impairment of investment securities.

Unaudited Interim Financial Data – The interim financial data is unaudited. However, in the opinion of management, the interim data as of March 31, 2007 and for the six months ended March 31, 2007 and 2006 includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results of the interim periods. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for a full year or any period.

Investments and Mortgage Backed Securities - Investment securities in equity mutual funds, certain federal agency notes and mortgage backed securities may be held for an indefinite period of time. However, management may sell them in response to changes in interest rates or other similar factors and, accordingly, carries them at fair value. Other investment securities consisting of federal agency notes and bonds and mortgage backed securities are carried at cost, since management has the ability and intention to hold them to maturity. Amortization of related premiums and discounts are computed using the level yield method over the life of the security. Gains and losses on all investments and mortgage backed securities are determined using the specific identification method.

Restricted Stock Investments

The Bank, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the Federal Home Loan Bank of Atlanta (“FHLB’) in varying amounts based on balances of outstanding home loans and on amounts borrowed from the FHLB. Because no ready market exists for this stock and it has no quoted market value, the Bank’s investment in this stock is carried at cost.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans Receivable - Loans receivable are stated at unpaid principal balances, less undisbursed portion of loans in process, unearned interest on consumer loans, deferred loan origination fees and the allowance for loan losses, since management has the ability and intention to hold them to maturity.

Interest income is accrued on the unpaid principal balance. Unearned interest on consumer loans is amortized to income over the terms of the related loans on the level yield method. Loan origination fees and certain direct loan origination costs are deferred and recognized by the interest method over the contractual life of the related loan as an adjustment of yield.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful or when payment of principal and interest has become ninety days past due unless the obligation is well secured and in the process of collection. When a payment is received on a loan on non-accrual status, the amount received is allocated to principal and interest in accordance with the contractual terms of the loan. A loan is considered past due or delinquent when a contractual payment is not paid in the month it is due.

Loans Held for Sale - Loans held for sale are carried at lower of cost or market value in the aggregate. Market value is derived from secondary market quotations for similar instruments. Net unrealized losses are recognized through a valuation allowance by charges to income.

Allowance for Loan Losses - An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. Loans deemed to be uncollectible are charged against the allowance for loans losses and subsequent recoveries if any, are credited to the allowance. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in the state of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

In accordance with the provisions of Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan,” (“SFAS No. 114”) as amended by SFAS No., 118 “Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures”, collectively referred to as “Statement Nos. 114 and 118”, The Bank determines and recognizes impairment of certain loans. A loan is determined to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of delay in payment if the Bank expects to collect all amounts due, including past-due interest. The Bank generally considers a period of delay in payment to include delinquency up to and including 90 days. SFAS Nos. 114 and 118 require that impaired loans be measured at the present value of its expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SFAS Nos. 114 and 118 are generally applicable for all loans except large groups of smaller-balance homogeneous loans that are evaluated collectively for impairment, including residential first and second mortgage loans and consumer installment loans. Impaired loans are therefore generally comprised of commercial mortgage, real estate development, and certain restructured residential loans. In addition, impaired loans are generally loans which management has placed in non-accrual status since loans are placed in non-accrual status on the earlier of the date that management determined that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past due.

The Bank recognized interest income for impaired loans consistent with its method for non-accrual loans. Specifically, interest payments received are recognized as interest income or, if the ultimate collectibility of principal is in doubt, are applied to principal.

Foreclosed Real Estate - Real estate acquired through foreclosure is recorded at fair value. Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as described above in Allowance for Loan Losses. In the event of a subsequent decline, management provides an additional allowance to reduce real estate acquired through foreclosure to its fair value less estimated disposal cost. Costs relating to holding such real estate are charged against income in the current period while costs relating to improving such real estate are capitalized until a saleable condition is reached. There was no provision for losses during the years ended September 30, 2006, 2005, and 2004 and for the six months ended March 31, 2007 and 2006.

Loan Servicing - The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated by calculating the net present values of the interest payments over the life of the loans. Impairment is determined on a loan by loan basis. The amount of impairment recognized, if any, is the amount by which the capitalized mortgage servicing rights for a loan exceed its fair value.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Mortgage Servicing Rights - Following is an analysis of the change in mortgage servicing rights for loans originated and sold during the year and the unamortized balance and change in excess servicing fees from loans originated and sold in prior periods.

	2006	2005	2004
	(in thousands)
Balance October 1,	$134	$178	$269
Capitalized	—	—	47
Reversal (provision) for losses on mortgage servicing rights	24	—	(74)
Amortization	(34)	(44)	(64)

Balance September 30,	$124	$134	$178

During the period from October 1, 2006 through March 31, 2007 the only activity in the Mortgage Servicing Rights was amortization of $10,000. (unaudited)

Premises and Equipment - Premises and equipment are recorded at cost. Depreciation is computed on the straight-line method, based on the useful lives of the respective assets.

Income Taxes - Deferred income taxes are recognized for temporary differences between the financial reporting bases and income tax bases of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Transfer of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Significant Group Concentrations of Credit Risk

Most of the Bank’s activities are with customers located within the greater Baltimore metropolitan area. The Bank does not have any significant concentrations to any one industry or customer.

Earnings Per Share: Basic per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, unless the effect is to reduce a loss or increase earnings per share. No adjustments were made to net income/loss (numerator) for all periods presented. For all periods presented in which there was not a loss, there were no option shares excluded from the computation of diluted earnings per share. The basic and diluted weighted average shares outstanding for the six months ended March 31, 2007 and 2006 and for the years ended September 30, 2006, 2005 and 2004 is as follows:

	For the Six Months Ended March 31, 2007 (unaudited):
	Income (Loss) (Numerator)	Shares (Denominator)	Per Share Amount
	( in thousands except per share data)
Basic EPS
(Loss) available to shareholders	$(3,214)	$5,876	$(.55)

Diluted EPS
Effect of dilutive shares	—	—	—

(Loss) available to shareholders plus assumed conversions	$(3,214)	$5,876	$(.55)

	For the Six months Ended March 31, 2006 (unaudited)
Basic EPS
(Loss) available to shareholders	$(5)	$5,879	$(.00)

Diluted EPS
Effect of dilutive shares	—	—	—

(Loss) available to shareholders plus assumed conversions	$(5)	$5,879	$(.00)

	Year ended September 30, 2006
	(Loss) Income (Numerator)	Shares (Denominator)	Per Share Amount
	( in thousands except per share data)
Basic EPS
(Loss) available to shareholders	$(7,393)	5,855	$(1.26)

Diluted EPS
Effect of dilutive shares	—	—	—

(Loss) available to shareholders plus assumed conversions	$(7,393)	5,855	$(1.26)

	September 30, 2005
Basic EPS
Income available to shareholders	$601	5,877	$0.10

Diluted EPS
Effect of dilutive shares	—	36	—

Income available to shareholders plus assumed conversions	$601	5,913	$0.10

	September 30, 2004
Basic EPS
Income available to shareholders	$885	5,792	$0.15

Diluted EPS
Effect of dilutive shares	—	53	—

Income available to shareholders plus assumed conversions	$885	5,845	$0.15

Statement of Cash Flows - In the statement of cash flows, cash and cash equivalents include cash, Federal Home Loan Bank of Atlanta overnight deposits, federal funds and certificates of deposit and Federal Home Loan Bank of Atlanta time deposits with an original maturity date less than ninety days.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Employee Stock Ownership Plan - The Company accounts for its Employee Stock Ownership Plan (“ESOP”) in accordance with Statement of Position 93-6 of the Accounting Standards Division of the American Institute of Certified Public Accountants. (See Note 11) ESOP shares are considered to be outstanding for the computation of EPS as they are committed to be released.

Rabbi Trust

The Company established a rabbi trust to fund certain benefit plans. The Company accounts for these plans in accordance with EITF 97-14 “Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested”. Until the plan benefits are paid, creditors may make claims against the trust’s assets if the Company becomes insolvent.

Loss on Dishonored Checks

The loss incurred during the year ended September 30, 2006 was as a result of a check kiting scheme perpetrated on the Company by a commercial deposit customer.

Advertising - All advertising costs are expensed as incurred.

Stock-Based Employee Compensation - In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment”, which is a revision of SFAS No. 123, “Accounting for Stock Issued to Employees”. SFAS No. 123R requires that all share-based payments to employees, including grants of employee stock options, be valued at fair value on the grant date and be expensed over the applicable vesting period. SFAS No. 123R became effective for the Company on October 1, 2005. The Company adopted SFAS No. 123R using the “modified prospective application”. Under the “modified prospective application”, compensation costs are recognized in the financial statements for all new share-based payments granted after October 1, 2005.

The adoption of SFAS No. 123R resulted in the recognition of compensation expense recognized in earnings of $33,000 for the year ended September 30, 2006. Compensation expense of $16,000 and $16,000 was recorded for the six months ended March 31, 2007 and 2006, respectively (unaudited). In accordance with the modified prospective application method of SFAS No. 123R, prior period amounts have not been restated to reflect the recognition of stock-based compensation costs.

Prior to October 1, 2005, the Company applied the intrinsic value method of accounting as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), with a pro forma disclosure of the impact on net income (loss) of using the fair value option expense recognition method. Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. If the Company had used the fair value based method, net earnings and earnings per share for the years ended September 30, 2005 and 2004 would have been reduced to the pro forma amounts listed in the below table.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Employee Compensation- continued

	For Years Ended September 30,
(dollars in thousands except per share data)	2005	2004
Net Income, as reported	$601	$885
Add: Stock-based compensation included in the determination of net income as reported, net of tax	280	275
Deduct: Total stock-based compensation expense determined under fair value method for all awards, net of tax	(313)	(328)

Pro forma net income	$568	$832

Earnings per share:
Basic-as reported	$0.10	$0.15

Basic-pro forma	$0.10	$0.14

Diluted-as reported	$0.10	$0.15

Diluted-pro forma	$0.10	$0.14

Segment Reporting - The Company acts as an independent community financial services provider, offering traditional banking and related financial services to individuals and business customers. The Bank offers a full array of commercial and retail financial services, through its branch and automated teller machine networks. This includes taking time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and providing other financial services.

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail and mortgage banking operations of the Bank. As such discrete financial information is not available and segment reporting would not be meaningful.

Guarantees - The Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Generally, all letters of credit, when issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as those that are involved in extending loan facilities to customers. The Company generally holds collateral and/or personal guarantees supporting these commitments. The Company has $796,000 and $754,000 of standby letters of credit as of March 31, 2007 and September 30, 2006, respectively. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payment required under the corresponding guarantees. The current amount of the liability as of September 30, 2006 for guarantees under standby letters of credit issued is not material.

Comprehensive Income - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the statement of financial condition, such items, along with net income are components of comprehensive income.

Goodwill - The Company accounts for goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill no longer be amortized, but rather that it be tested for impairment on an annual basis at the reporting unit level, which is either at the same level or one level below an operating segment. Other acquired intangible assets with finite lives, such as purchased customer accounts, are required to be amortized over their estimated lives. The Company annually assesses if events or changes in circumstances indicate that the carrying amounts of goodwill and other intangible assets may be impaired. The Company has evaluated Goodwill for impairment and found no change in the carrying amount of goodwill. Goodwill was $2,294,000 at September 30, 2006 and 2005 and March 31, 2007. (unaudited)

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Bank Owned Life Insurance- The Company purchased single-premium life insurance policies on certain employees of the Company. The net cash surrender value of those policies is classified in other assets. Appreciation in the value of the insurance policies is classified in non-interest income.

Core Deposit Intangible - The Company recognized a core deposit intangible as a result of the merger with WHG Bancshares Corporation. This deposit base is assumed to decay over time as funds are withdrawn by customers. Amortization is calculated using algebraic formulas taking into account current portfolio costs and the current short term LIBOR.

	As of March 31, 2007	As of September 30, 2006	As of September 30, 2005
	(dollars in thousands)
	(unaudited)
Core Deposit Intangible	$630	$630	630
Accumulated Amortization	418	388	$330

Net Balance	$212	$242	$300

Aggregate Amortization Expense
For the six months ended March 31, 2007 (unaudited)		$30
For the year ended September 30, 2006		58
For the year ended September 30, 2005		62
For the year ended September 30, 2004		59
For the year ended September 30, 2003		121

Estimated Amortization Expense
For the year ending September 30, 2007		59
For the year ending September 30, 2008		46
For the year ending September 30, 2009		36
For the year ending September 30, 2010		26
For the year ending September 30, 2011		24

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements - In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 154, “Accounting Changes and Error Corrections,” which changes the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impractical to determine either the period-specific or cumulative effects of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of this standard did not have a material effect on financial condition, results of operations, or liquidity.

In February 2006, The FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” This statement amends Statements No. 133 and 140 by: permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifying which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133; establishing a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifying that concentrations of credit risk in the form of subordination are not embedded derivatives; and amending Statement No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The statement is effective for fiscal years beginning after September 15, 2006. The adoption of this standard is not anticipated to have a material impact on the financial condition, results of operations or liquidity.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This statement amends Statement No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities. It requires an entity to recognize a servicing asset or servicing liability each time an obligation is undertaken to service a financial asset by entering into a servicing contract in certain situations and requires all separately recognized servicing assets and liabilities to be initially measured at fair value, if practicable. The statement permits the choice between the “amortization method” and the “fair value measurement method” for the subsequent measurement of the servicing assets or liabilities and allows for a one-time reclassification of available-for-sale securities to trading securities at initial adoption. The statement also requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. The statement is effective for fiscal years beginning after September 30, 2006. The adoption of this standard is not anticipated to have a material impact on our financial condition, results of operations or liquidity.

In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109”, which provides guidance on the measurement, recognition, and disclosure of tax positions taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, and disclosure. FIN 48 prescribes that a tax position should only be recognized if it is more-likely-than-not that the position will be sustained upon examination by the appropriate taxing authority. A tax position that meets this threshold is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The cumulative effect of applying FIN 48 is to be reported as an adjustment to the beginning balance of retained earnings in the period of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006. The company is assessing the impact, if any, that the adoption may have on its financial statements.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In September 2006, the FASB ratified the consensus reached by the EITF on Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” EITF 06-4 requires the recognition of a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee that extends to postretirement periods as defined in SFAS No. 106, “ Employers’ Accounting for Postretirement Benefits Other Than Pensions.” The EITF reached a consensus that Bank Owned Life Insurance policies purchased for this purpose do not effectively settle the entity’s obligation to the employee in this regard and thus the entity must record compensation cost and a related liability. Entities should recognize the effects of applying this Issue through either, (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the balance sheet as of the beginning of the year of adoption, or (b) a change in accounting principle through retrospective application to all prior periods. Management is currently evaluating the impact of adopting this Issue on the Company’s financial statements. This Issue is effective for fiscal years beginning after December 15, 2007.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS 157 establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. While the Statement applies under other accounting pronouncements that require or permit fair value measurements, it does not require any new fair value measurements. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. In addition, the Statement establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Lastly, SFAS No. 157 requires additional disclosures for each interim and annual period separately for each major category of assets and liabilities. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management does not expect the adoption of this Statement to have a material impact on the Company’s consolidated financial statements.

In September 2006, the Securities and Exchange Commission (the “SEC”) released Staff Accounting Bulletin No. 108 (“SAB 108”), which provides detail in the quantification and correction of financial statement misstatements. SAB 108 specifies that companies should apply a combination of the “rollover” and “iron curtain” methodologies when making determinations of materiality. The rollover method quantifies a misstatement based on the amount of the error originating in the current year income statement. The iron curtain approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, regardless of the year(s) of origination. SAB 108 instructs companies to quantify the misstatement under both methodologies and if either method results in the determination of a material error, then the company must adjust its financial statements to correct the error. SAB 108 also reminds preparers that a change from an accounting principle that is not generally accepted to a principle that is generally accepted is a correction of an error. The Bulletin is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. Management does not expect the adoption of this Bulletin to have a material impact on the Company’s consolidated financial statements.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Investment Securities

The amortized cost and estimated fair values of investment securities are as follows as of March 31, 2007. (unaudited)

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale:

March 31, 2007
US Government and Agency obligations	$6,500	$—	$(57)	$6,443

	$6,500	$—	$(57)	$6,443

The amortized cost and estimated fair values of investment securities are as follows as of September 30, 2006 and 2005.

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale:

September 30, 2006
US Government and Agency obligations	$112,217	$2	$(2,165)	$110,054
Investment in bond mutual funds	34,546	—	(1,532)	33,014

	$146,763	$2	$(3,697)	$143,068

Held to Maturity:

September 30, 2006
US Government and Agency obligations	$4,496	$—	$(8)	$4,488

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Investment Securities - continued

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale:

September 30, 2005
US Government and Agency obligations	$118,697	$—	$(2,254)	$116,443
Investment in bond mutual funds	36,238	—	(1,295)	34,943

	$154,935	$—	$(3,549)	$151,386

Held to maturity:

September 30, 2005
US Government and Agency obligations	$1,995	$—	$(13)	$1,982

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Investment Securities - continued

The following is a summary of investment securities by maturity:

	March 31, 2007		September 30, 2006
(in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(unaudited)
Available for sale:

US Government and Agency obligations
Due within 12 months	$2,500	$2,495	$12,004	$11,931
Due beyond 12 months by within five years	1,000	996	80,221	78,576
Due beyond five years but within ten years	2,000	1,970	16,494	16,127
Due beyond ten years	1,000	982	3,498	3,420
Investments in bond mutual funds	—	—	34,546	33,014

	$6,500	$6,443	$146,763	$143,068

Held to Maturity:

US Government and Agency obligations
Due within 12 months	$—	—	$—	$—
Due beyond 12 months by within five years	—	—	4,000	3,994
Due beyond five years but within ten years	—	—	496	494

	$—	—	$4,496	$4,488

Proceeds from sales of available for sale securities during the year ended September 30, 2006 were $5,405,000. Net gains amounted to $5,000 for the year ended September 30, 2006. This consisted of gross gains of $56,000 and gross losses of $51,000. The tax provisions applicable to these net realized gains amounted to $2,000. Proceeds from sales of available for sale securities during the six months ended March 31, 2007 were $126.5 million. Gross losses on the sales of investment securities during the six months ended March 31, 2007 were $3.1 million. There were no sales for the six months ended March 31, 2006. (unaudited).

Proceeds from sales of available for sale securities during the year ended September 30, 2005 were $15,536,000. Net gains amounted to $865,000 for the year ended September 30, 2005. This consisted of gross gains of $898,000 and gross losses of $33,000. The tax provisions applicable to these net realized gains amounted to $334,000.

Proceeds from sales of available for sale securities during the year ended September 30, 2004 were $16,976,000. Net gains amounted to $6,000 for the year ended September 30, 2004. This consisted of gross gains of $62,000 and gross losses of $56,000. The tax provisions applicable to these net realized gains amounted to $2,000.

Investments pledged as collateral have a cost of $4.5 million and a fair value of $4.4 million as of September 30, 2006. The only issues over 10% of capital as of March 31, 2007 (unaudited) and September 30, 2006 and 2005 are government sponsored agencies.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable

Loans receivable at March 31, 2007, September 30, 2006 and 2005 consist of the following:

		March 31, 2007	September 30,
			2006	2005
		(unaudited)
		(in thousands)
	Single-family residential mortgages	$162,448	$214,724	$195,203
	Single-family rental property loans	31,816	29,131	26,914
	Commercial real estate loans	114,117	110,179	75,034
	Construction loans	35,703	39,021	53,755
	Commercial loans secured	—	365	1,869
	Commercial loans unsecured	406	409	538
	Commercial lease loans	4,483	4,749	3,300
	Commercial lines of credit	14,295	9,606	16,463
	Automobile loans	40,300	53,530	88,287
	Home equity loans	18,038	17,942	17,901
	Other consumer loans	2,975	2,849	3,377

		424,581	482,505	482,641

Add	— purchase accounting premiums, net	363	451	665
Less	— undisbursed portion of loans in process	(11,349)	(12,014)	(16,874)
	— unearned interest	(2,623)	(4,132)	(9,067)
	— deferred loan origination fees and costs	(478)	(355)	(272)
	— allowance for loans losses	(2,774)	(2,679)	(2,746)

		$407,720	$463,776	$454,347

The following is a summary of the allowance for loan losses:

	For the six months ended March 31,
	2007	2006
	(in thousands)
	(unaudited)
Balance –September 30,	$2,679	$2,746
(Reversal) Provision for losses on loans	—	(109)
Charge-offs	(91)	(117)
Recoveries	186	162

Balance – March 31,	$2,774	$2,682

	Years Ended September 30,
(in thousands)	2006	2005	2004
Balance – beginning of year	$2,746	$2,587	$2,698
(Reversal) Provision for losses on loans	(109)	168	487
Charge-offs	(275)	(392)	(1,021)
Recoveries	317	383	423

Balance – end of year	$2,679	$2,746	$2,587

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank’s lending area. Multifamily residential, commercial, construction and other loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

A significant portion of the Bank’s loans receivable include, mortgage loans secured by residential and commercial real estate properties located in the State of Maryland. Loans are extended only after evaluation by management of customers’ creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 97% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 90%. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for multifamily residential, commercial and construction loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Automobile loans are secured by vehicles and home equity loans are secured by subordinated liens on real estate properties. Repayments of automobile loans and home equity loans are expected primarily from the cash flows of the borrowers.

Non-accrual loans totaled approximately $2.6 million at March 31, 2007 and $2.5 million, $738,000 and $872,000 at September 30, 2006, 2005 and 2004, respectively. There was one impaired loan as defined by SFAS No. 114 for $2.3 million at March 31, 2007 (unaudited) and one loan for $2.4 million at September 30, 2006. At March 31, 2007 there was a specific allowance for this loan of $280,000. The average balance of impaired loans for the six months ended March 31, 2007 (unaudited) and for the year ended September 30, 2006 was $2.4 million. The general valuation allowance associated with the impaired loans at March 31, 2007 (unaudited) and September 30, 2006 was $238,000. There was also a specific allowance associated with the impaired loan at March 31, 2007 for $280,000. There was no specific allowance at September 30, 2006. There were no impaired loans at September 30, 2005 and 2004 and for the years then ended. There was no interest income recognized on impaired loans during these periods. The Bank was not committed to fund additional amounts on these loans.

Interest income that would have been recorded under the original terms of non-accrual loans and the interest actually recognized for the years ended September 30, are summarized below:

	For the six months ended March 31		Years Ended September 30,
(in thousands)	2007	2006	2006	2005	2004
	(unaudited)
Interest income that would have been recognized	$32	$38	$152	$66	$83
Interest income recognized	21	3	139	29	28

Interest income not recognized	$11	$35	$13	$37	$55

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, officers, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The following table presents a summary of the activity of loans receivable from related parties:

	March 31,	September 30,
(in thousands)	2007	2006	2005
	(unaudited)
Beginning balance	$1,000	$921	$922
New loans	189	362	29
Loan repayments	(172)	(181)	(30)
Change in related party classification	—	(102)	—

Ending balance	$1,017	$1,000	$921

The Bank services loans for others. The amount of such loans serviced at March 31, 2007(unaudited) was $18,286,000, at September 30, 2006, 2005 and 2004 was $21,939,000, $21,520,000, and $21,517,000 respectively. At September 30, 2006, 2005, and 2004 and March 31, 2007 and 2006 the balance of loans sold by the Bank with recourse amounted to $0, $0 and $0, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicings were approximately$124,000, $76,000 and $73,000 at March 31, 2007 (unaudited) and September 30, 2006 and 2005, respectively.

The Bank is a party to financial instruments with off-balance-sheet risk made in the normal course of business to meet the financing needs of its customers. These financial instruments are standby letters of credit, lines of credit and commitments to fund mortgage loans and involve to varying degrees elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments express the extent of involvement the Bank has in this class of financial instruments and represents the Bank's exposure to credit loss from nonperformance by the other party.

Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Instruments Whose Contract Amounts Represents Credit Risk

	Contract Amount at,
(in thousands)	March 31, 2007	September 30, 2006	September 30, 2005
	(unaudited)
Standby letters of credit	$796	$754	$701
Commercial lines of credit	7,472	9,715	7,002
Home equity lines of credit	20,420	20,770	20,021
Loan commitments, fixed rates	6,078	6,070	14,019
Loan commitments, variable rates	—	1,135	2,052

Standby letters of credit are conditional commitments issued by the Bank guaranteeing performance by a customer to a third party. Those guarantees are issued primarily to support private borrowing arrangements, generally limited to real estate transactions. Unless otherwise noted, the standby letters of credit are not collateralized. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Home equity and commercial lines of credit are loan commitments to individuals and companies and have fixed expiration dates as long as there is no violation of any condition established in the contract. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

Rates on mortgage loan commitments for fixed rate loans ranged from 5.75% to 7.237% at March 31, 2007 (unaudited) and 5.875% to 7.0% and 4.87% to 6.49% at September 30, 2006 and 2005, respectively. There were no mortgage loan commitments for variable rate loans at September 30, 2006 and 2005. Rates on home equity loan commitments for fixed rate loans ranged from 6.5% to 7.23%, 6.3% to 7.23% and 4.96% to 6.48% at March 31, 2007, September 30, 2006 and 2005, respectively. Rates on home equity loan commitments for variable rate loans were at prime and .25% to .50% over prime at September 30, 2006 and March 31, 2007.

Rates on commercial loan commitments for fixed rate loans ranged from 7.00% to 10.25% at March 31, 2007 (unaudited) and from 7.00% to 10.00% at September 30, 2006. Rates on commercial loan commitments for variable rate loans ranged from 1.00% over prime to 1.5% over prime at September 30, 2006. There were no variable rate commercial loan commitments at March 31, 2007. Rates on commercial loan commitments for fixed rate loans ranged from 6.20% to 10.00% at September 30, 2005. Rates on commercial loan commitments for variable rate loans ranged from 1.0% over prime to 1.5% over prime at September 30, 2005.

No amount was recognized in the statement of financial position at March 31, 2007 (unaudited), September 30, 2006 and 2005, as liability for credit loss nor was any liability recognized for fees received for standby letters of credit.

The Bank grants loans to customers, substantially all of whom are residents of the Metropolitan Baltimore and Harford County areas.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Mortgage Backed Securities

The amortized cost and estimated fair values of mortgage backed securities are as follows as of March 31, 2007 (unaudited):

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale:

March 31, 2007
GNMA certificates	$4,003	$92	$—	$4,095
Collaterized mortgage obligations	5,184	—	—	5,184
FNMA certificates	28,534	45	(297)	28,282
FHLMC participating certificates	20,058	81	(152)	19,987

	$57,779	$218	$(449)	$57,548

The amortized cost and estimated fair values of mortgage backed securities are as follows as of September 30, 2006 and 2005:

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale:

September 30, 2006
GNMA certificates	$6,166	$—	$(97)	$6,069
FNMA certificates	60,727	—	(2,284)	58,443
FHLMC participating certificates	23,306	2	(1,019)	22,289

	$90,199	$2	$(3,400)	$86,801

September 30, 2005
GNMA certificates	$9,574	$—	$(120)	$9,454
FNMA certificates	76,655	—	(1,870)	74,785
FHLMC participating certificates	28,648	—	(767)	27,881

	$114,877	$—	$(2,757)	$112,120

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Mortgage Backed Securities – continued

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Held to maturity

September 30, 2006
GNMA certificates	$4,124	$92	$—	$4,216
FNMA certificates	14,560	40	(345)	14,255
FHLMC participating certificates	9,991	77	(183)	9,885

	$28,675	$209	$(528)	$28,356

September 30, 2005
GNMA certificates	$4,322	$96	$(1)	$4,417
FNMA certificates	14,904	45	(260)	14,689
FHLMC participating certificates	7,244	42	(133)	7,153

	$26,470	$183	$(394)	$26,259

There were no sales of available for sale mortgage backed securities during the year ended September 30, 2006. Proceeds from sales of available for sale mortgage backed securities where $36.4 million during the six months ended March 31, 2007. Gross realized losses on the sales of available for sale mortgage backed securities for the six months ended March 31, 2007 were $2.8 million. There were no sales of available for sale mortgage backed securities during the six months ended March 31, 2006. (unaudited).

Proceeds from sales of available for sale mortgage backed securities during the year ended September 30, 2005 were $8,351,000. Net gains amounted to $19,000 for the year ended September 30, 2005. This consisted of gross gains of $30,000 and gross losses of $11,000. The tax provision applicable to these net realized gains was $7,000.

Proceeds from sales of available for sale mortgage backed securities during the year ended September 30, 2004 were $2,704,000. Net gains amounted to $16,000 for the year ended September 30, 2004. This consisted of gross gains of $17,000 and gross losses of $1,000. The tax provision applicable to these net realized gains was $6,000.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Mortgage Backed Securities – continued

Below are schedules of both investment securities and mortgage backed securities with unrealized losses as of March 31, 2007 (unaudited) and the length of time the individual security has been in a continuous unrealized loss position. Unrealized losses are the result of interest rate levels differing from those existing at the time of purchase of the securities and, as to mortgage backed securities, estimated prepayment speeds. These unrealized losses are considered temporary as they reflect fair values on March 31, 2007 (unaudited) and are subject to change daily as interest rates fluctuate. The Company has the ability hold these securities until the earlier of recovery or maturity.

	Less than 12 months		12 months or more		Total
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies	$—	—	6,443	(57)	6,443	(57)
Mortgage-backed securities	12,781	(45)	18,442	(404)	31,223	(449)

Total temporarily impaired securities	$12,781	(45)	24,885	(461)	37,666	(506)

At March 31, 2007 (unaudited) the Company has twenty-six securities in an unrealized loss position. The decline in fair value is due to interest rate fluctuations.

Below are schedules of both investment securities and mortgage backed securities with unrealized losses as of September 30, 2006 and the length of time the individual security has been in a continuous unrealized loss position. Unrealized losses are the result of interest rate levels differing from those existing at the time of purchase of the securities and, as to mortgage backed securities, estimated prepayment speeds. These unrealized losses are considered temporary as they reflect fair values on September 30, 2006 and are subject to change daily as interest rates fluctuate. The Company has the ability and intent to hold these securities until the earlier of recovery or maturity.

	Less than 12 months		12 months or more		Total
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies	$1,997	$(3)	$111,039	$(2,170)	$113,036	$(2,173)
Mortgage-backed securities	1,707	(8)	99,387	(3,920)	101,094	(3,928)
Bond Mutual Fund	—	—	33,014	(1,532)	33,014	(1,532)

Total temporarily impaired securities	$3,704	$(11)	$243,440	$7,622	$247,144	$(7,633)

At September 30, 2006 the Company has three-hundred fourteen securities in an unrealized loss position. The decline in fair value is due to interest rate fluctuations.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Premises and Equipment

Premises and equipment at March 31, 2007 (unaudited), September 30, 2006 and September 30, 2005 are summarized by major classification as follows:

	March 31 2007	September 30,
(in thousands)		2006	2005	Life
Office Building	$8,983	$8,982	$8,079	50 Years
Leasehold improvements	1,176	1,173	1,164	7-31 Years
Furniture, fixtures and equipment	8,266	8,641	8,058	10 Years

	18,425	18,796	17,301
Accumulated depreciation	(7,671)	(7,571)	(6,519)

	$10,754	$11,225	$10,782

The Bank has entered into long-term leases for the land on which the main office and branches are located. Rental expense under long-term leases for property for the years ended September 30, 2006, 2005 and 2004 was $1.2 million and $990,000, and $943,000, respectively and for the six months ended March 31, 2007 and 2006 was $639,000 and $597,963 (unaudited). At September 30, 2006, minimum rental commitments under noncancellable leases are as follows:

Years Ended September 30, (unaudited)	Amount
(in thousands)
2007	$1,201
2008	1,067
2009	848
2010	876
2011	810
After 2011	7,556

$12,358

Note 6 - Deposits

Deposits are summarized as follows at March 31, 2007 (unaudited) and September 30, 2006 and 2005:

	March 31, 2007		September 30, 2006		September 30, 2005
(dollars in thousands)	Amount	%	Amount	%	Amount	%
Type of Account
NOW	$35,608	6.02%	$35,225	5.82%	$38,844	6.50%
Non-interest bearing NOW	26,450	4.47	23,406	3.87	24,653	4.12
Money market	18,004	3.04	17,650	2.92	12,180	2.04
Passbook savings	90,413	15.28	95,890	15.85	116,693	19.53
Certificates	421,119	71.17	432,418	71.49	405,222	67.80
Purchase accounting premiums, net	—	—	—	—	18	—

	591,594	99.98	604,589	99.96	597,610	99.99
Accrued interest payable	105.02		256.04		59.01

	$591,699	100.00%	$604,845	100.00%	$597,669	100.00%

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Deposits – Continued

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $127,675,000, 130,642,000 and $129,888,000 at March 31, 2007, September 30, 2006 and 2005, respectively. Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund of the FDIC. The Bank has approximately $1.0 million in securities pledged as collateral for deposits held by Maryland government entities.

Scheduled maturities of certificates of deposit are as follows:

	March 31, 2007	September 30, 2006
	(unaudited)
	(in thousands)
2007	$191,656	$228,357
2008	132,594	104,827
2009	47,188	42,648
2010	39,850	41,670
2011	8,934	14,916
2012	897	—

	$421,119	$432,418

Interest expense on deposits for the six months ended March 31, 2007 and 2006 (unaudited) and for the years ended September 30, 2006, 2005 and 2004.

	For the six months ended		For the years ended
	March 31,		September 30,
	2007	2006	2006	2005	2004
(in thousands)
NOW	$46	$67	$98	$123	$191
Money market	295	203	482	132	128
Passbook savings	391	664	1,020	1,107	1,037
Certificates	9,718	7,544	16,779	13,349	12,197

	$10,450	$8,478	$18,379	$14,711	$13,553

Note 7 - Federal Home Loan Bank of Atlanta Advances

The Bank has the following outstanding Federal Home Loan Bank advances as of:

	March 31, 2007				September 30, 2006				September 30, 2005
	(unaudited)
(dollars in thousands)	Rate		Total		Rate		Total		Rate		Total
Due
			$				$				$
2006								—	3.28	%-4.23%		81,150
2007	3.66	%-5.50%		20,000	3.66	%-5.28%		40,000	3.00	%-3.66%		35,000
2008	4.34	%-5.51%		10,000	4.34	%-5.51%		16,000	4.34	%-5.51%		11,000
2009	4.44	%-		10,000	4.44	%-4.89%		13,000	4.44	%-4.89%		8,000
2010	6.33%				6.33	%-		9,000	6.33	%-		9,000
2011 and thereafter	4.01	%-4.88%		10,000	4.99	%-5.01%		40,000				—
Purchase accounting premiums				—				473				$646

Total				$50,000				$118,473				144,796

As of September 30, 2006, the Bank has variable rate advances totaling $63,000,000 with interest rates ranging from 4.89% to 6.33% and fixed rate advances totaling $55,000,000 with rates ranging from 3.00% to 4.44%. As of March 31, 2007, the Bank has variable rate advances totaling $10,000,000 with interest rates ranging from 4.01% to 4.01% and fixed rate advances totaling $40,000,000 with rates ranging from 4.34% to 5.37%.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Federal Home Loan Bank of Atlanta Advances- continued

The Bank has a line of credit with the Federal Home Loan Bank of Atlanta equal to 20% of total assets. This line is secured by blanket floating lien on eligible 1-4 family residential loans. At March 31, 2007 (unaudited) and September 30, 2006, the Bank had an available unused line of credit of $95.3 and $37.0 million, respectively. The line of credit requires no compensating balances.

Note 8 - Junior Subordinated Debentures

In June, 2002, the Company issued $12,887,000 of junior subordinated debentures (the debentures) to BCSB Bankcorp Capital Trust I (the Trust), a Delaware business trust, in which the Company owns all of the common equity. The debentures carry a rate of 3.65% over the three month LIBOR rate, and resets quarterly, the rate was 9.01%, 9.16% and 7.25% at March 31, 2007, September 30, 2006 and 2005 respectively. The debentures are the sole asset of BCSB Bankcorp Capital Trust I. BCSB Bankcorp Capital Trust I issued $12,500,000 of mandatory redeemable preferred securities to investors. The Company’s obligation under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of BCSB Bankcorp Capital Trust I obligations under the preferred securities. The Preferred securities are redeemable by the Company beginning with the interest rate adjustment date after June 30, 2007 or under certain conditions in whole but not in part at any time at a redemption price equal to 103% of the principal amount plus any accrued interest.

In September, 2003, the Company issued $10,310,000 of junior subordinated debentures (the debentures) to BCSB Bankcorp Capital Trust II (the Trust), a Delaware business trust, in which the Company owns all of the common equity. The debentures carry a rate of 3.00% over the three month LIBOR rate, and resets quarterly, the rate was 8.37%, 8.51% and 6.60% at March 31, 2007, September 30, 2006 and 2005 respectively. The debentures are the sole asset of BCSB Bankcorp Capital Trust II. BCSB Bankcorp Capital Trust II issued $10,000,000 of mandatory redeemable preferred securities to investors. The Company’s obligation under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of BCSB Bankcorp Capital Trust II obligations under the preferred securities. The Preferred securities are redeemable by the Company on or after October 7, 2008 or under certain conditions in whole but not in part at any time at a redemption price equal to 103% of the principal amount plus any accrued interest.

Note 9 - Pension Plan

The Bank has a 401(k) Retirement Savings Plan. Employees may contribute a percentage of their salary up to a maximum of $15,000 for 2006. The Bank had previously contributed 100% of the employee’s contribution, not to exceed 4% of the employee’s annual salary. The 4% contribution was temporarily discontinued in April 2006. All employees who have completed one year of service with the Bank are eligible to participate. The Bank’s contribution to this plan amounted to, $75,000, $253,000, and $282,000 for the years ended September 30, 2006, 2005 and 2004, respectively. There was no contribution for the six months ended March 31, 2007 (unaudited). During the six months ended March 31, 2006 the Bank’s contribution to this plan amounted to $75,000 (unaudited).

Note 10 - Directors Retirement Plan

On October 1, 2004, the Director’s Retirement Plan was amended. The Company’s retirement plan allows directors to defer directors’ fees into Company stock, and will be paid out by delivering only Company stock to the participants, or they can defer their fees into a phantom investment vehicle which allows them to get a return based upon the mutual fund market.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - Employee Stock Ownership Plan

In 1998, the Bank reorganized from a federally chartered mutual savings bank to a federally chartered stock savings bank.

At the same time as the reorganization, the Bank established an Employee Stock Ownership Plan (“ESOP”) for its employees. On July 8, 1998 the ESOP acquired 182,930 shares of the Company’s common stock in connection with the Bank’s Reorganization to a mutual holding company form of organization. The ESOP holds the common stock in a trust for allocation among participating employees, in trust or allocated to the participants’ accounts and an annual contribution from the Bank to the ESOP and earnings thereon.

All employees of the Bank who attain the age of 21 and complete one year of service with the Bank will be eligible to participate in the ESOP. Participants must be employed at least 500 hours in a plan year in order to receive an allocation. Each participant’s vested interest under the ESOP is determined according to the following schedule: 0% for less than 2 years of service with the Company or the Bank, 20% for 2 years of service, 40% for 3 years of service, 60% for 4 years of service, 80% for 5 years of service, and 100% for 6 years of service. For vesting purposes, a year of service means any plan year in which an employee completes at least 1,000 hours of service (whether before or after the ESOP’s January 1, 1998 effective date). Vesting accelerates to 100% upon a participant’s attainment of age 65, death or disability.

The ESOP will be funded by contributions made by the Bank in cash or common stock and dividends on the shares held in the Trust. The Bank will recognize compensation expense as shares are committed for release from collateral at their current market price. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as a reduction of the debt service. The compensation costs for the six months ended March 31, 2007 (unaudited), March 31, 2006 (unaudited) and the years ended September 30, 2006, 2005 and 2004 were $135,000, $119,000, $286,000, $329,000, and $341,000, respectively.

The ESOP shares were as follows as of :

	March 31, 2007	September 30,
		2006	2005
	(unaudited)
Shares released and allocated	164,630	160,060	141,766
Unearned shares	18,300	22,870	41,164

	182,930	182,930	182,930

Fair value of unearned shares	$276,330	$287,247	$563,535

Note 12 - Management Recognition Plan

On July 15, 1999, the Bank established a Management Recognition Plan (“MRP”) to retain personnel of experience and ability in key positions of responsibility. Members of the Board of Directors and certain executive officers may be awarded a total of 91,464 shares of stock, which will be held in a separate trust that manages the MRP. The Bank funded the MRP by purchasing the shares of common stock in the open market. The Bank initially awarded an aggregate of 45,600 shares of common stock. During the year ended September 30, 2002 the Bank awarded an additional 26,500 shares. During the six months ended March 31, 2007 the Bank awarded an additional 5,000 shares and intends to reserve the remaining 14,364 shares for possible future awards.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Management Recognition Plan-continued

Shares awarded to the participants in the MRP vest at a rate of 25% per year on each anniversary of the effective date of the MRP award. As of March 31, 2007(unaudited), and September 30, 2006, and 2005, 72,100, 71,350, and 65,475, shares have vested respectively. If a participant terminates employment for reasons other than death, disability, change in control or retirement he or she forfeits all rights to unvested shares. Compensation expense in the amount of the fair market value of the common stock at the date of the grant is recognized on a pro-rata basis over the years during which the shares are earned. Compensation expense of $28,000, $53,300, and $52,000 was recognized for the MRP for the years ended September 30, 2006, 2005 and 2004, respectively. During the six months ended March 31, 2007 and 2006 (unaudited) compensation expense was recognized in the amounts of $2,600 and $26,000, respectively.

Note 13 - Stock Option Plan

The Company has a Stock Option Plan (the “Plan”) whereby 228,660 shares of common stock have been reserved for issuance under the Plan. Options granted under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended or Non-Qualified Stock Options. Options are exercisable in four annual installments at the market price of common stock at the date of grant. The Options must be exercised within ten years from the date of grant. There were 82,500 options granted during the year ended September 30, 2002. No options were granted during the years ended September 30, 2006, 2005, 2004. During the six months ended March 31, 2007 options for 20,000 shares were granted.

At September 30, 2006 there were 36,250 shares under option with an exercise price of $8.00 and a weighted average contractual life of 2.8 years and 77,250 shares with an exercise price of $11.375 and a weighted average contractual life of 5.8 years. The total exercisable shares of 113,500 have a weighted average contractual life of 4.8 years, and an aggregate intrinsic value of $256,000. At March 31, 2007 (unaudited) there were 36,250 shares under option with an exercise price of $8.00 and a weighted average contractual life of 2.3 years, 75,750 shares with an exercise price of $11.375 and a weighted average remaining life of 5.3 years and 20,000 shares with an exercise price of $14.97 and a contractual life of 10 years that vest ratable over five years. The total exercisable shares of 112,000 have a weighted average remaining life of 5.2 years, and an aggregate intrinsic value of $540,000.

The following table summarizes the status of and changes in the Company’s stock option plan:

	Shares	Weighted Average Exercise Price
Outstanding at October 1, 2003	142,625	$9.93
Options exercised	(14,000)	8.36
Granted	—	—

Outstanding at September 30, 2004	128,625	$10.10

Options exercised	(13,375)	8.60
Granted	—	—

Outstanding at September 30, 2005	115,250	$10.28

Options exercised	(1,750)	10.41
Granted	—

Outstanding at September 30, 2006	113,500	$10.30

Options exercised (unaudited)	(1,500)	11.38
Granted (unaudited)	20,000	14.97

Outstanding at March 31, 2007 (unaudited)	132,000	$10.99

Exercisable at March 31, 2007	112,000	$10.28

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 - Stock Option Plan-continued

The total intrinsic value of options exercised during the year ended September 30, 2006 was approximately $3,782. There were 1,500 options exercised during the six months ended March 31, 2007 (unaudited).

Our adoption of SFAS No. 123R will continue to affect our Financial Position and Results of Operations in future periods. At September 30, 2006, the total value of all remaining options both outstanding and vesting to be expensed after October 1, 2006 is expected to be approximately $0. This amount, however, may be affected by additional future option grants. Due to the granting of 20,000 options in November 2006 the total value of all remaining options both outstanding and vesting to be expensed after March 31, 2007 is expected to be approximately $144,000. This amount, however, may be affected by additional future option grants.

The Company estimated the grant date fair value of each option awarded in fiscal 2002 using the Black-Scholes Option-Pricing model with the following relevant assumptions: dividend yield of 4.08%, risk-free interest rate of 4.49% and expected lives of 10 years. The assumption for expected volatility was 32.63%. The estimated fair value of each option granted was $2.80. The weighted average fair values of our option grants for the six months ended March 31, 2007 and 2006 were $148,000 and $0 respectively, on the dates of grants. No options were granted during fiscal year 2006 or 2005. During the six months ended March 31, 2007 20,000 options were granted. The fair values of our options granted were calculated using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions for the six months ended March 31, 2007 (unaudited).

Dividend Yield	0%
Expected volatility	29.95
Risk-free interest rate	4.64%
Expected lives	10.0 years

Note 14 - Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of March 31, 2007 (unaudited) and September 30, 2006, that the Bank meets all capital adequacy requirements to which it is subject.

As of March 31, 2007 (unaudited) and September 30, 2006, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios are also presented in the table.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the Bank’s capital position based on the March 31, 2007 (unaudited) and September 30, 2006 financial statements and the current capital requirements.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(dollars in thousands)
March 31, 2007
Tangible (1)	$45,922	6.42%	$10,733	1.5%	$	N/A	N/A	%
Tier I capital (2)	45,922	10.14	N/A	N/A		27,164	6.0
Core (1)	45,922	6.42	28,623	4.0		35,799	5.0
Risk-weighted (2)	48,011	10.60	36,219	8.0		45,273	10.0

September 30, 2006
Tangible (1)	$46,833	6.01%	$11,685	1.5%	$	N/A	N/A	%
Tier I capital (2)	46,833	10.61	N/A	N/A		26,487	6.0
Core (1)	46,833	6.01	31,161	4.0		38,951	5.0
Risk-weighted (2)	49,103	11.12	35,315	8.0		44,144	10.0

September 30, 2005
Tangible (1)	$55,325	6.89%	$12,051	1.5%	$	N/A	N/A	%
Tier I capital (2)	55,325	12.58	N/A	N/A		26,395	6.0
Core (1)	55,325	6.89	32,138	4.0		40,172	5.0
Risk-weighted (2)	57,534	13.08	35,194	8.0		43,992	10.0

(1)	To adjust total assets
(2)	To risk-weighted assets

The following table provides a reconciliation of total equity per the consolidated financial statements to capital amounts reflected in the above table:

	March 31 2007	September 30,
		2006	2005
	(dollars in thousands)
Total equity	34,435	33,421	42,040
Adjustment for accumulated other comprehensive loss	304	3,414	3,076
Adjustment for intangible assets	(2,506)	(2,536)	(2,594)
Adjustment for disallowed deferred tax assets	(2,058)	(2,482)	0
Adjustment for parent company equity	15,747	15,016	12,803
Tangible, Tier 1 and Core Capital	45,922	46,833	55,325
Allowance for loan losses	2,089	2,270	2,209
Total risk-based capital	48,011	49,103	57,534

Note 14 - Regulatory Capital-continued

The OTS has adopted an interest rate risk component of regulatory capital requirements effective January 1, 1994. The rule requires additional capital to be maintained if the Bank's interest rate risk exposure, measured by the decline in the market value of the Bank's net portfolio value, exceeds 2% of assets as a result of a 200 basis point shift in interest rates. As of September 30, 2006, the Bank is not subject to the interest rate risk requirement.

OTS regulations limit the payment of dividends and other capital distributions by the Bank. The Bank is able to pay dividends during a calendar year without regulatory approval to the extent of the greater of (i) an amount which will reduce by one-half its surplus capital ratio at the beginning of the year plus all its net income determined on the basis of generally accepted accounting principles for that calendar year or (ii) 75% of net income for the last four calendar quarters.

The Bank is restricted in paying dividends on its stock to the greater of the restrictions described in the preceding paragraph, or an amount that would reduce its retained earnings below its regulatory capital requirement or the accumulated bad debt deduction.

As of December 2, 2005 the Bank formally entered into a Supervisory Agreement with the Office of Thrift Supervision (“OTS”). The entry into the Supervisory Agreement was based on the Bank’s 2005 report of examination in which the OTS concluded that grounds existed for the initiation of administrative proceedings against the Bank. Without admitting or denying that such grounds existed, the Bank determined to enter into the Supervisory Agreement to cooperate with the OTS and as evidence of the Bank’s intent to comply with all applicable laws and regulations and engage in safe and sound practices.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - Income Taxes

The income tax provision consists of the following:

	For the six months ended March 31,		For the years ended September 30,
	2007	2006	2006	2005	2004
	(unaudited)		(dollars in thousands)
Current expense	$(1,695)	$(93)	$(4,015)	$242	$348
Deferred benefit	(77)	(65)	(34)	(131)	(204)

Total tax (benefit) expense	$(1,772)	$(158)	$(4,049)	$111	$144

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2007 (unaudited) and September 30, 2006 and 2005 are as follows:

	March 31, 2007	September 30
		2006	2005
Deferred Tax Assets:
ESOP and MRP	$58	$38	$44
Deferred compensation	823	817	572
Allowance for loan losses	1,071	1,035	1,061
Allowance for uncollected interest	4	10	14
Net operating loss carry forward	6,389	3,981	—
Unrealized holding losses on securities	178	2,739	2,429

Total gross deferred tax assets	8,523	8,620	4,120
Deferred Tax Liabilities:
Federal Home Loan Bank of Atlanta stock dividends	(209)	(209)	(209)
Depreciation	(602)	(602)	(395)
Market value change in Rabbi Trust assets	(44)	(44)	(68)
Purchase accounting premiums, net	(142)	6	(4)

Total gross deferred tax liabilities	(997)	(849)	(676)

Net Deferred Tax Assets	$7,526	$7,771	$3,444

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amount computed by applying the statutory federal income tax rate to income before taxes is greater than the taxes provided for the following reasons:

	For the six months ended March 31,				For the Years Ended September 30,
	2007		2006		2006		2005		2004
	(unaudited)
(dollars in thousands)	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
Statutory federal income tax rate	$(1,695)	(34.00)%	(55)	(34.00)%	$(3,890)	(34.00)%	$242	34.00%	$350	34.00%
Changes Resulting From
State income tax net of federal income tax benefit	—		—	—	—	—	—	—	(14)	(1.36)
Income from life insurance	(96)	(1.93)	(80)	(49.08)	(183)	(1.60)	(154)	(21.63)	(166)	(16.09)
Other	19.38		(23)	(14.11)	24.21		23	3.23	(26)	(2.56)

	$(1,772)	(35.55)%	$(158)	(97.19)%	$(4,049)	(35.39)%	$$111	15.60%	$144	13.99%

The Company and its subsidiaries file a consolidated income tax return on a fiscal year basis. The returns have been audited by the Internal Revenue Service through the year ended September 30, 1994.

Qualified thrift lenders such as the Bank are not required to provide a deferred tax liability for bad debt reserves for tax purposes that arose in fiscal years beginning before December 31, 1987. Such bad debt reserve for the Bank amounted to approximately $6.2 million with an income tax effect of approximately $2.4 million at September 30, 2006 and March 31, 2007 (unaudited). This bad debt reserve would become taxable if certain conditions are met by the Bank.

Note 16 - Related Party Transactions

Director Michael J. Klein is a member holding a 20% ownership interest in Colgate Investments, LLC, a limited liability company that owns real property that the Bank leases for a branch office site. The Bank paid $65,000, $67,000 and $57,000 in rent to Colgate Investments, LLC during the years ended September 30, 2006, 2005 and 2004 respectively, and expects to pay $67,000 during the year ended September 30, 2007. The remaining 70% of Colgate Investments, LLC is owned by Mr. Klein’s siblings. The Bank paid $32,000 in rent to Colgate Investments, LLC during the six months ended March 31, 2007 and 2006 (unaudited).

Note 17 - Disclosures About Fair Value of Financial Instruments

The estimated fair values of the Bank's financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the FASB and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

The carrying amount is a reasonable estimate of fair value for cash, federal funds and interest-bearing deposits in other banks. Fair value is based upon market prices quoted by dealers for investment securities and mortgage backed securities. The carrying amount of Federal Home Loan Bank of Atlanta stock is a reasonable estimate of fair value. Loans receivable were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report. The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. Trust Preferred Securities are considered to be at fair value. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered on deposits

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17- Disclosures About Fair Value of Financial Instruments- Continued

of similar remaining maturities. The fair value of Federal Home Loan Bank advances is estimated using rates currently offered on advances of similar remaining maturities. The carrying amounts of accrued interest receivable, accrued interest payable, and mortgage servicing rights approximate fair value. Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The Company charges fees for commitments to extend credit. Interest rates on loans for which these commitments are extended are normally committed for periods of less than one month. Fees charged on standby letters of credit and other financial guarantees are deemed to be immaterial and these guarantees are expected to be settled at face amount or expire unused. It is impractical to assign any fair value to these commitments.

The estimated fair values of the Bank's financial instruments are as follows:

	March 31, 2007 (unaudited)
	Carrying Amount	Estimated Fair Value
	(dollars in thousands)
Financial Assets
Cash	$9,274	$9,274
Interest bearing deposits in other banks	65,890	65,890
Federal funds sold	48,705	48,705
Interest bearing time deposits	100	100
Investment securities – available for sale	6,443	6,443

Loans Receivable
Mortgage loans	367,571	362,373
Share loans	1,428	1,428
Consumer loans	38,721	38,721
Loans held for sale	47,695	47,695
Mortgage backed securities – available for sale	57,548	57,548
Federal Home Loan Bank of Atlanta stock	3,620	3,620
Accrued interest receivable	2,175	2,175
Mortgage servicing rights	114	114

Financial Liabilities
Deposits	$591,699	$592,355
Federal Home Loan Bank of Atlanta advances	50,000	49,860
Junior Subordinated Debt	23,197	23,197
Accrued interest payable	105	105

Note 17 - Disclosures About Fair Value of Financial Instruments- Continued

The estimated fair values of the Bank's financial instruments are as follows:

	September 30, 2006		September 30, 2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Amounts in Thousands)
Financial Assets
Cash	$8,421	$8,421	$21,713	$21,713
Interest bearing deposits in other banks	2,854	2,854	1,578	1,578
Federal funds sold	462	462	238	238
Interest bearing time deposits	100	100	100	100
Investment securities – available for sale	143,068	143,068	151,386	151,386
Investment securities – held to maturity	4,496	4,488	1,995	1,982

Loans Receivable
Mortgage loans	412,120	402,508	379,344	381,685
Share loans	1,256	1,256	1,399	1,399
Consumer loans	50,400	51,063	73,604	75,732
Mortgage backed securities – available for sale	86,801	86,801	112,120	112,120
Mortgage backed securities – held to maturity	28,675	28,356	26,470	26,259
Federal Home Loan Bank of Atlanta stock	6,972	6,972	8,060	8,060
Accrued interest receivable	2,752	2,752	2,676	2,676
Mortgage servicing rights	124	124	134	134

Financial Liabilities
Deposits	$604,845	$604,585	$597,669	$596,920
Federal Home Loan Bank of Atlanta advances	118,473	118,378	144,796	144,748
Junior Subordinated Debt	23,197	23,197	23,197	23,197
Accrued interest payable	256	256	429	429

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 - Condensed Financial Information (Parent Company Only)

Information as to the financial position of BCSB Bankcorp as of March 31, 2007 (unaudited) September 30, 2006, and 2005 and the results of operations and cash flows for the six months ended March 31, 2007 and March 31, 2006 (unaudited) and for the years ended September 30, 2006, 2005, and 2004 are summarized below.

Statements of Financial Condition	March 31, 2007	September 30,
		2006	2005
		(in thousands)
	(unaudited)
Assets
Cash	$775	$1,994	$56
Interest bearing deposits in other banks	2,555	33	1,116
Investment securities – available for sale	1,000	3,258	5,407
Investment securities – held to maturity	—	1,496	1,995
Employee Stock Ownership Plan loan	182	364	547
Accrued interest receivable	5	39	28
Investment in subsidiaries	50,879	47,888	54,301
Prepaid income taxes	1,862	48	98
Other assets	580	732	885

Total assets	$57,838	$55,852	$64,433

Liabilities and Stockholders’ Equity
Liabilities
Junior Subordinated Debentures	$23,197	$23,197	$23,197
Dividends payable	—	270	269
Other liabilities	206	209	165

	23,403	23,676	23,631

Total stockholders’ equity	34,435	32,176	40,802

Total liabilities and stockholders’ equity	$57,838	$55,852	$64,433

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 - Condensed Financial Information (Parent Company Only) - Continued

	For the six months ended March 31,		Years Ended September 30,
	2007	2006	2006	2005	2004
	(in thousands)
	unaudited
Statements of Operations
Interest and fees on loans	$10	$14	$27	$29	$32
Interest and dividends on investment securities	151	182	367	311	273
Other interest income	22	11	17	35	26

Total interest income	183	207	411	375	331
Interest on borrowings	1,023	902	1,921	1,464	1,086

Net interest expense	(840)	(695)	(1,510)	(1,089)	(755)

Other (loss) income	(117)	—	(46)	—	4

Non interest expense
Professional fees	175	50	102	93	78
Other expenses	117	117	215	220	204

Total non-interest expense	292	167	317	313	282

Loss before tax benefit	(1,249)	(862)	(1,873)	(1,402)	(1,033)

Income tax benefit	(424)	(293)	(637)	(477)	(351)

Loss before equity in net (loss) income of subsidiary	(825)	(569)	(1,236)	(925)	(682)

Equity in net (loss) income of subsidiary	(2,389)	564	(6,157)	1,526	1,567

Net (loss) income	$(3,214)	$(5)	$(7,393)	$601	$885

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 - Condensed Financial Information (Parent Company Only) - Continued

	For the six months ended March 31,		For the years ended September 30,
	2007	2006	2006	2005	2004
	(in thousands)
	unaudited
Statements of Cash Flows

Net (loss) income	(3,214)	(5)	$(7,393)	$601	$885
Adjustments to reconcile Net Income to Net Cash Used
By Operating Activities
Accretion of discount on investments	(4)	—	—	2	1
Loss (gain) on sale of investments	117	—	46	—	(4)
Equity in net loss (income) of subsidiary	2,389	(564)	6,157	(1,526)	(1,567)
Decrease (increase) in accrued interest receivable	34	21	(12)	12	25
(Increase) decrease in prepaid taxes	(1,862)	50	51	461	(334)
Decrease in receivable from subsidiary	182	183	183	183	183
Decrease (increase) in other assets	150	211	154	(324)	137
Decrease in income taxes payable	—	—	—	(174)	(15)
(Decrease) increase in other liabilities	(2)	(2)	44	60	75
Noncash compensation under stock-based benefit plan	—	—	52	52	52

Net cash used by operating activities	(2,210)	(106)	(718)	(653)	(562)

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 - Condensed Financial Information (Parent Company Only) - Continued

	For the six months ended March 31,		For the years ended September 30,
	2007	2006	2006	2005	2004
	(in thousands)
	(unaudited)
Cash Flows from Investing Activities
Proceeds from maturities of investment securities – held to maturity	$500	$500	$500	$500	$2,000
Proceeds from sale of investment securities – available for sale	3,345	—	2,376	—	21
Purchase of investment securities – available for sale	(79)	(123)	(257)	(210)	(2,153)
Purchase of investment securities – held to maturity			—	—	(2,498)

Net cash (used) provided by investing activities	3,766	377	2,619	290	(2,630)

Cash Flows from Financing Activities
Treasury Stock repurchase	—	—	(2)	(5)	(6)
Exercised options	17	—	15	115	117
Dividends paid	(270)	(530)	(1,059)	(1,045)	(1,033)

Net cash used by financing activities	(253)	(530)	(1,046)	(935)	(922)
Increase (decrease) in cash and cash equivalents	1,303	(259)	855	(1,298)	(4,114)
Cash and cash equivalents at beginning of period	2,027	1,173	1,172	2,470	6,584

Cash and cash equivalents at end of period	$3,330	$914	$2,027	$1,172	$2,470

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 - Quarterly Financial Date (Unaudited)

Summarized unaudited quarterly financial data for the year ended September 30, 2006 is as follows:

Operating Summary:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands except per share data)
Interest Income	$9,596	$9,881	$10,179	$10,339
Interest Expense	5,970	6,135	6,607	7,064

Net Interest Income	3,626	3,746	3,572	3,275
(Reversal) provision for Loan Losses	(109)	—	—	—

Net Interest Income after provision for loan losses	3,735	3,746	3,572	3,275
Other Income	265	259	380	294
Other Expenses	4,275	3,893	14,445	4,355

Income (loss) before income tax expense	(275)	112	(10,493)	(786)
Income Taxes (benefit)	(156)	(2)	(3,603)	(288)

Net Income	$(119)	$114	$(6,890)	$(498)

Per share date:
Earnings – basic	$(.02)	$.02	$(1.18)	$(.08)
Earnings – diluted	$(.02)	$.02	$(1.18)	$(.08)

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 - Quarterly Financial Date (Unaudited) - Continued

Summarized unaudited quarterly financial data for the year ended September 30, 2005 is as follows:

Operating Summary:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands except per share data)
Interest Income	$8,633	$8,918	$9,119	$9,553
Interest Expense	4,624	4,836	5,238	5,686

Net Interest Income	4,009	4,082	3,881	3,867
Provision for Loan Losses	120	0	48	0

Net Interest Income after provision for loan losses	3,889	4,082	3,833	3,867
Other Income	298	215	1,148	194
Other Expenses	4,114	4,208	4,230	4,262

Income ( loss) before income tax expense	73	89	751	(201)
Income Taxes	(13)	(7)	217	(86)

Net Income	$86	$96	$534	$(115)

Per share date:
Earnings – basic	$.01	$.02	$.09	$(.02)
Earnings – diluted	$.01	$.02	$.09	$(.02)

Note 20 - Subsequent Events

In December 2006, the company announced that it has determined to suspend its dividend program and has agreed with its primary regulator, the Office of Thrift Supervision that it will not issue a dividend to its stockholders going forward without the regulator’s consent as the Company seeks to implement its business plan to improve earnings, capital position and liquidity.

On February 14, 2007, the Board of Directors of BCSB Bankcorp, Inc. (the “Company”), Baltimore County Savings Bank, F.S.B. (the “Bank”) and Baltimore County Savings Bank, M.H.C. (the “MHC”), unanimously adopted a Plan of Conversion and Reorganization (the “Plan”), pursuant to which Baltimore County Savings Bank, F.S.B. will reorganize from the mutual holding company structure to the stock holding company structure. Pursuant to the terms of the Plan, the MHC will convert from the mutual form to a federal interim stock savings association and simultaneously merge with and into Baltimore County Savings Bank, with Baltimore County Savings Bank as survivor. Additionally, BCSB Bankcorp, Inc. will convert to a federal interim stock savings association and simultaneously merge with and into Baltimore County Savings Bank, with Baltimore County Savings Bank as survivor. Baltimore County Savings Bank will form a new Maryland corporation that will acquire all of the outstanding shares of Baltimore County Savings Bank’s common stock. Shares of BCSB Bankcorp, Inc’s common stock, other than those held by the MHC, will be converted into shares of the new Maryland corporation pursuant to an exchange ratio designed to approximate the percentage ownership interests of such persons.

The Plan of Conversion and Reorganization is subject to the approval of: (1) the Office of Thrift Supervision; (2) at least a majority of the total number of votes eligible to be cast by members of the MHC; (3) the holders of at least two-thirds of the outstanding shares BCSB Bankcorp, Inc. common stock; and (4) at least a majority of outstanding shares held by holders of BCSB Bankcorp, Inc. common stock other than the MHC. The new Maryland holding company will offer shares of its common stock for sale to Baltimore County Savings Bank’s eligible account holders, to Baltimore County Savings Bank’s tax-qualified employee benefit plans and to members of the general public in a subscription and community offering in the manner and subject to the priorities set forth in the Plan. The highest priority will be depositors with qualifying deposits as of December 31, 2005.

At the time of the Conversion and Reorganization, the Bank shall establish a liquidation account. The function of the liquidation account will be to preserve the rights of certain holders of Deposit Accounts in the Bank who maintain such accounts in the Bank following the Conversion and Reorganization to receive a priority in any distributions in the unlikely event of a liquidation of the Bank subsequent to the Conversion and Reorganization.

The Company estimates costs associated with offering to be between $3.0 million and $3.7 million, depending on the range of the offering. These costs will be a reduction of the proceeds from the offering. If the Company determines that it is unable to successfully complete the offering, these costs will be expensed in the period in which that determination is made.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

[LOGO]

(Proposed holding company for Baltimore County Savings Bank, F.S.B.)

                     Shares

(Anticipated Maximum, Subject to Increase)

COMMON STOCK

PROSPECTUS

                    , 2007

Until                     , 2007 or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

ALTERNATE PROSPECTUS FOR EXCHANGE OFFER

Explanatory Note

BCSB Bancorp, Inc. is offering shares of its common stock for sale to eligible depositors and the public in connection with the conversion of Baltimore County Savings Bank, M.H.C. from the mutual holding company structure to the stock holding company structure (the “Offering”). Concurrent with the completion of the Offering, shares of BCSB Bankcorp, Inc. common stock owned by the public will be canceled and exchanged for shares of BCSB Bancorp common stock so that BCSB Bankcorp’s existing public stockholders will own approximately the same percentage of BCSB Bancorp common stock as they owned of BCSB Bankcorp’s common stock immediately prior to the conversion and Offering (the “Exchange Offer”). This alternate prospectus serves as the proxy statement for the special meeting of stockholders of BCSB Bankcorp and the prospectus for the shares of BCSB Bancorp to be issued in the Exchange Offer.

The cover page through page 44 of this proxy statement/prospectus replace the cover page through page 24 of the prospectus for the Offering.

Pages 45 through 134 of this proxy statement/prospectus are identical to pages 27 through 116 of the prospectus for the Offering.

Pages 135 through 164 of this proxy statement/prospectus replace pages 117 through 155 of the prospectus for the Offering.

Pages F-1 through F-51 of this proxy statement/prospectus are identical to pages F-1 through F-51 of the prospectus for the Offering.

The back cover page of this proxy statement/prospectus replaces the back cover page of the prospectus for the Offering.

This explanatory note will not appear in the final proxy statement/prospectus.

PROSPECTUS OF BCSB BANCORP, INC.

PROXY STATEMENT OF BCSB BANKCORP, INC.

BCSB Bankcorp, Inc., Baltimore County Savings Bank, F.S.B. and Baltimore County Savings Bank, M.H.C. propose to convert from the mutual holding company structure to a fully public ownership structure. If we complete the conversion, shares of BCSB Bankcorp’s common stock owned by the public will be exchanged for between 2,443,389 and 3,305,762 shares of common stock of BCSB Bancorp, a Maryland corporation we recently formed, so that BCSB Bankcorp’s existing public shareholders will own approximately the same percentage of BCSB Bancorp common stock as they owned of BCSB Bankcorp’s common stock immediately prior to the conversion. The number of BCSB Bancorp shares to be issued in the exchange offer may be increased to 3,801,626 shares as a result of market demand, regulatory considerations or changes in financial markets. The actual number of shares that you will receive will depend on the exchange ratio, which will depend on the final independent appraisal of BCSB Bancorp and the number of shares of BCSB Bancorp common stock sold in the offering described in the following paragraph.

Concurrently with the exchange offer, we are offering up to 5,405,000 shares of common stock of BCSB Bancorp, representing the 63.5% ownership interest of Baltimore County Savings Bank, M.H.C. in BCSB Bankcorp, for sale to eligible depositors and the public at a price of $10.00 per share. We may increase the maximum number of shares that we sell in the offering by up to 15%, to 6,215,000 shares, as a result of market demand, regulatory considerations or changes in financial markets. If the conversion and offering are completed, Baltimore County Savings Bank will be a wholly owned subsidiary of BCSB Bancorp, and 100% of the common stock of BCSB Bancorp will be owned by public shareholders. As a result of the conversion and offering, Baltimore County Savings Bank, M.H.C. and BCSB Bankcorp would cease to exist.

BCSB Bankcorp’s common stock is currently listed on the Nasdaq Global Market under the Symbol “BCSB.” If the conversion is completed, the shares of common stock of BCSB Bancorp will replace existing shares of BCSB Bankcorp and will be quoted on the Nasdaq Global Market, and BCSB Bankcorp common stock will cease trading following the closing date of the conversion. We expect that the BCSB Bancorp common stock will trade under the symbol “BCSBD” for a period of 20 trading days after completion of the offering. Thereafter, BCSB Bancorp’s trading symbol will revert to “BCSB.”

The conversion and offering cannot be completed unless the stockholders of BCSB Bankcorp approve the plan of conversion. Your vote is important. Whether or not you plan to attend our special meeting, please take the time to vote by completing and returning the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote for the proposals described in this proxy statement/prospectus.

This document serves as the proxy statement for the special meeting of shareholders of BCSB Bankcorp and the prospectus for the shares of BCSB Bancorp’s common stock to be issued in exchange for shares of BCSB Bankcorp’s common stock. We urge you to read this entire document carefully. You can also obtain information about our companies from documents that we have filed with the Securities and Exchange Commission and the Office of Thrift Supervision. This document does not serve as the prospectus relating to the offering by BCSB Bancorp of its shares of common stock in the subscription offering and any community offering or syndicated community offering, both of which will be made pursuant to a separate prospectus.

This investment involves a degree of risk, including the possible loss of principal. Please read “Risk Factors” beginning on page     .

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is                 , 2007, and is first being mailed to shareholders of BCSB Bankcorp, Inc. on or about                 , 2007.

1

REFERENCE TO ADDITIONAL INFORMATION

For additional information, please see the section entitled “Where You Can Find More Information” beginning on page [__] of this proxy statement/prospectus. A copy of the plan of conversion is available for inspection at each of Baltimore County Savings Bank’s branches.

For information on submitting your proxy, please refer to the instructions on the enclosed proxy card.

You should rely only on the information contained in this proxy statement/prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This proxy statement/prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of BCSB Bankcorp, Baltimore County Savings Bank, M.H.C., BCSB Bancorp and Baltimore County Savings Bank and their subsidiaries may change after the date of this proxy statement/prospectus. Delivery of this proxy statement/prospectus and the exchange of shares of BCSB Bancorp common stock made hereunder does not mean otherwise.

1

Questions and Answers for Stockholders of BCSB Bankcorp
Summary
Risk Factors
A Warning About Forward – Looking Statements
Selected Consolidated Financial and Other Data
Information About the Special Meeting
Proposal 1 – Approval of the Plan of Conversion
Proposal 2 – Adjournment of the Special Meeting
Proposals 3a-3e – Informational Proposals Related to the Articles of Incorporation of BCSB Bancorp
Use of Proceeds
Our Dividend Policy
Market for the Common Stock
Capitalization
Regulatory Capital Compliance
Pro Forma Data
Our Business
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Regulation
Our Management
Stock Ownership
Subscriptions by Executive Officers and Directors
Regulation and Supervision
Federal and State Taxation
The Conversion
Comparison of Stockholders’ Rights
Restrictions on the Acquisition of BCSB Bancorp and Baltimore County Savings Bank
Description of BCSB Bancorp Capital Stock
Other Matters
Miscellaneous
Transfer Agent and Registrar
Registration Requirements
Legal and Tax Opinions
Experts
Registration Requirements
Where You Can Find Additional Information

2

BCSB BANKCORP, INC.

4111 E. Joppa Road

Baltimore, Maryland 02136

(410) 256-5000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

On                     , 2007, BCSB Bankcorp, Inc. will hold a special meeting of stockholders at Baltimore County Savings Bank’s Perry Hall office, 4208 Ebenezer Road, Baltimore, Maryland. The meeting will begin at     :00     .m., local time. At the meeting, stockholders will consider and act on the following:

1.	The approval of a plan of conversion and reorganization pursuant to which: (A) BCSB Bankcorp will convert to an interim federal stock savings association and will merge with and into Baltimore County Savings Bank, with Baltimore County Savings Bank being the surviving entity, (B) Baltimore County Savings Bank, M.H.C., which currently owns approximately 63.5% of the common stock of BCSB Bankcorp, will convert to an interim federal stock savings association and merge with and into Baltimore County Savings Bank, with Baltimore County Savings Bank being the surviving entity, (C) an interim stock savings association will be formed as a subsidiary of BCSB Bancorp, Inc., a Maryland corporation recently formed to be the holding company for Baltimore County Savings Bank, and then will merge into Baltimore County Savings Bank, with Baltimore County Savings Bank being the surviving entity, (D) the outstanding shares of BCSB Bankcorp, other than those held by Baltimore County Savings Bank, M.H.C., will be converted into shares of common stock of BCSB Bancorp and (E) BCSB Bancorp will offer shares of its common stock for sale in a subscription offering and community offering;

2.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion;

3.	The following informational proposals:

3a	Approval of an increase in the authorized shares of capital stock;

3b	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit the ability of stockholders to remove directors;

3c	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit business combinations with interested stockholders;

3d	Approval of a provision in BCSB Bancorp’s articles of incorporation requiring a super-majority vote to approve certain amendments to BCSB Bancorp’s articles of incorporation; and

3e	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of BCSB Bancorp’s outstanding voting stock; and

4.	Such other business that may properly come before the meeting.

NOTE: The Board of Directors is not aware of any other business to come before the meeting.

The provisions of BCSB Bancorp’s articles of incorporation which are summarized as informational proposals 3a through 3e were approved as part of the process in which the board of directors of BCSB Bankcorp approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders

3

approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals.

The Board of Directors has fixed                      , 2007, as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and at an adjournment or postponement thereof.

Upon written request addressed to the Corporate Secretary of BCSB Bankcorp at the address given above, shareholders may obtain an additional copy of this proxy statement/prospectus and/or a copy of the plan of conversion. In order to assure timely receipt of the additional copy of the proxy statement/prospectus and/or the plan of conversion, the written request should be received by BCSB Bankcorp, Inc. by                      , 2007. In addition, all such documents may be obtained by calling our Conversion Center at (410) 248-1196, Monday through Friday, except bank holidays, between 10:00 a.m. and 4:00 p.m., Eastern time.

Please complete and sign the enclosed form of proxy, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

David M. Meadows Corporate Secretary

Baltimore, Maryland

                    , 2007

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QUESTIONS AND ANSWERS

FOR STOCKHOLDERS OF BCSB BANKCORP, INC.

You should read this document for more information about the conversion. The plan of conversion and reorganization described in this document has been conditionally approved by the Office of Thrift Supervision.

Q. What am I being asked to approve?

A. BCSB Bankcorp stockholders as of                     , 2007 are asked to vote on the plan of conversion and reorganization, pursuant to which:

•	BCSB Bankcorp will convert to an interim federal stock savings association and will merge with and into Baltimore County Savings Bank, with Baltimore County Savings Bank being the surviving entity;

•

Baltimore County Savings Bank, M.H.C., which currently owns approximately 63.5% of the common stock of BCSB Bankcorp, will convert to an interim federal stock savings association and merge with and into Baltimore County Savings Bank, with Baltimore County Savings Bank being the surviving entity;

•

An interim stock savings association will be formed as a subsidiary of BCSB Bancorp, Inc., a Maryland corporation recently formed to be the holding company for Baltimore County Savings Bank, and then will merge into Baltimore County Savings Bank, with Baltimore County Savings Bank being the surviving entity;

•	The outstanding shares of BCSB Bankcorp, other than those held by Baltimore County Savings Bank, M.H.C., will be converted into shares of common stock of BCSB Bancorp; and

•	BCSB Bancorp will offer shares of its common stock for sale in a subscription offering and community offering.

In addition, BCSB Bankcorp stockholders are asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion.

Stockholders also are asked to vote on the following informational proposals with respect to the articles of incorporation of BCSB Bancorp:

•	Approval of an increase in the authorized shares of capital stock;

•	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit the ability of stockholders to remove directors;

•	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit business combinations with interested stockholders;

•	Approval of a provision in BCSB Bancorp’s articles of incorporation requiring a super-majority vote to approve certain amendments to BCSB Bancorp’s articles of incorporation; and

•	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of BCSB Bancorp’s outstanding voting stock.

The provisions of BCSB Bancorp’s articles of incorporation which are summarized as informational proposals were approved as part of the process in which the board of directors of BCSB Bankcorp approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of

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conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of BCSB Bancorp’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of BCSB Bancorp, if such attempts are not approved by the Board of Directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Q. What are reasons for the conversion and the related offering?

A. The primary reasons for the conversion are to structure our business in a form that will provide access to capital markets, support future lending and operational growth, enhance our ability to attract and retain qualified directors and management through stock-based compensation plans, support future branching activities and facilitate acquisitions of other financial institutions, create a more liquid and active market than currently exists for BCSB Bankcorp common stock and increase our capital, which will make us stronger.

Q. What will I receive for my BCSB Bankcorp shares?

A. As more fully described in the section of this proxy statement entitled “Proposal 1 – Approval of the Plan of Conversion and Reorganization – Share Exchange Ratio,” depending on the number of shares sold in the offering, each share of common stock that you own upon completion of the conversion will be exchanged for between 2,296,786 new shares at the minimum and 3,107,416 shares of BCSB Bancorp at the maximum of the offering range (though cash will be paid in lieu of fractional shares). The number of new shares you receive for your existing BCSB Bankcorp shares does not depend on the market value of BCSB Bankcorp common stock. Instead, the exchange ratio is calculated based on the percentage of BCSB Bankcorp common stock held by the public, the final independent appraisal of the pro forma market value of BCSB Bancorp common stock assuming the completion of the conversion and the offering and the number of shares sold in the offering. The result will be that each existing stockholder will own the same percentage of BCSB Bancorp after the conversion as was held just prior thereto, before giving effect to (1) any shares purchased by the stockholder in the offering and (2) cash received in lieu of fractional shares.

Q. Why will the shares that I receive be based on a price of $10.00 per share rather than the trading price of the common stock prior to the conversion?

A. Our Board of Directors selected a price of $10.00 per share for the stock offered for sale because it is a commonly selected per share price for mutual-to-stock conversions.

Q. If my shares are held in street name, will my broker automatically vote on my behalf?

A. No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, using the directions that your broker provides to you.

Q. What if I do not give voting instructions to my broker?

A. Your vote is important. If you do not instruct your broker to vote your shares, the unvoted proxy will have the same effect as a vote against the plan of conversion and reorganization.

Q. How will my existing BCSB Bankcorp shares be exchanged?

A. The conversion of your shares of BCSB Bankcorp common stock into the right to receive shares of BCSB Bancorp common stock will occur on the effective date of the conversion, although you will need to exchange your stock certificate(s) if you hold shares in certificate form. As soon as practicable after the effective date of the conversion and reorganization, our exchange agent will send a transmittal form to you. The transmittal forms are expected to be mailed promptly after the effective date and will contain instructions on how to submit the stock certificate(s) representing existing shares of BCSB Bankcorp common stock. No fractional shares of BCSB Bancorp common stock will be issued to you when the conversion is completed. For each fractional share that would otherwise be issued to a shareholder who holds a certificate, you will be paid by check an amount equal to the

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product obtained by multiplying the fractional share interest to which you would otherwise be entitled by $10.00. If your shares are held in street name, you will automatically receive cash in lieu of fractional shares

Q. Should I submit my stock certificates now?

A. No. If you hold your stock certificate(s), instructions for exchanging the shares will be sent to you after completion of the conversion. If your shares are held in street name, rather than in certificate form, the share exchange will occur automatically upon completion of the conversion.

Q. Will BCSB Bancorp pay dividends?

A. No. BCSB Bancorp currently does not expect to pay a dividend, and BCSB Bancorp does not expect to pay dividends following the conversion. We make no assurances when or if we may pay regular cash dividends in the future.

Other Questions?

For answers to other questions, please read the proxy statement and the prospectus. Questions about the offering or voting may be directed to the conversion center by calling (410) 248 - 1196, Monday through Friday, except bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern time.

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SUMMARY

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the conversion fully, you should read this entire document carefully. In certain instances where appropriate, the terms “we,” “us” and “our” refer to BCSB Bancorp, Inc., BCSB Bankcorp, Inc., Baltimore County Savings Bank, M.H.C. and/or Baltimore County Savings Bank, F.S.B., as appropriate. For assistance, please contact our conversion center at (410) 248-1196.

What This Document Is About

The Boards of Directors of BCSB Bankcorp, Baltimore County Savings Bank, M.H.C., Baltimore County Savings Bank and BCSB Bancorp have adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which Baltimore County Savings Bank will reorganize from a mutual holding company structure to a stock form holding company structure. As part of the conversion, Baltimore County Savings Bank formed BCSB Bancorp. Public shareholders of BCSB Bankcorp will receive shares in BCSB Bancorp in exchange for their shares of BCSB Bankcorp common stock based on an exchange ratio. This conversion to a stock holding company structure also includes the offering by BCSB Bancorp of shares of its common stock to eligible depositors of Baltimore County Savings Bank in a subscription offering and, if necessary, to the public in a community offering and syndicated community offering. Following the conversion and offering, Baltimore County Savings Bank, M.H.C. and BCSB Bankcorp will no longer exist, and BCSB Bancorp will be the parent company of Baltimore County Savings Bank.

The conversion and offering cannot be completed unless the shareholders of BCSB Bankcorp approve the plan of conversion. BCSB Bankcorp’s shareholders will vote on the plan of conversion at BCSB Bankcorp’s special meeting. This document is the proxy statement used by BCSB Bankcorp’s Board of Directors to solicit proxies for the special meeting. It is also the prospectus of BCSB Bancorp regarding the shares of BCSB Bancorp common stock to be issued to BCSB Bankcorp’s shareholders in the share exchange. This document does not serve as the prospectus relating to the offering by BCSB Bancorp of its shares of common stock in the subscription offering and any community offering or syndicated community offering, both of which will be made pursuant to a separate prospectus.

In addition, informational proposals relating to BCSB Bancorp’s articles of incorporation are also described in this proxy statement/prospectus, but, due to Office of Thrift Supervision regulations, are not subject to a vote of BCSB Bankcorp shareholders. BCSB Bankcorp shareholders are not being asked to approve these informational proposals at the special meeting.

The BCSB Bankcorp Special Meeting

Date, Time and Place. BCSB Bankcorp will hold its special meeting of shareholders to consider and vote on the plan of conversion at Baltimore County Savings Bank’s branch office located at 4208 Ebenezer Road, Baltimore, Maryland on                     , 2007 at     :00     .m., local time.

Record Date. The record date for shareholders entitled to vote at the special meeting of shareholders is                      , 2007. [                    ] shares of BCSB Bankcorp common stock were outstanding on the record date and entitled to vote at the special meeting.

The Proposals. Shareholders will be voting on the following proposals at the special meeting:

1.	Approval of the plan of conversion;

2.	Approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion;

3.	The following informational proposals:

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3a	Approval of an increase in the authorized shares of capital stock;

3b	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit the ability of stockholders to remove directors;

3c	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit business combinations with interested stockholders;

3d	Approval of a provision in BCSB Bancorp’s articles of incorporation requiring a super-majority vote to approve certain amendments to BCSB Bancorp’s articles of incorporation; and

3e	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of BCSB Bancorp’s outstanding voting stock; and

4.	Any other matters that may properly come before the special meeting or any adjournment or postponement thereof (management is not aware of any such matters).

The provisions of BCSB Bancorp’s articles of incorporation which are summarized as informational proposals 3a through 3e were approved as part of the process in which the board of directors of BCSB Bankcorp approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of BCSB Bancorp’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of BCSB Bancorp, if such attempts are not approved by the Board of Directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Vote Required

Proposal 1: Approval of the Plan of Conversion. We must obtain the affirmative vote of (i) the holders of a majority of the outstanding shares of common stock of BCSB Bankcorp, other than Baltimore County Savings Bank, M.H.C., and (ii) the holders of two-thirds of the votes eligible to be cast by shareholders of BCSB Bankcorp, including Baltimore County Savings Bank, M.H.C.

Proposal 2: Approval of the adjournment of the special meeting. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of BCSB Bankcorp common stock to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion.

Informational Proposals 3a through 3e. The provisions of BCSB Bancorp’s articles of incorporation which are summarized as informational proposals were approved as part of the process in which the board of directors of BCSB Bankcorp approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of BCSB Bancorp’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of BCSB Bancorp, if such attempts are not approved by the Board of Directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Other Matters. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of common stock of BCSB Bankcorp.

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As of the voting record date, the directors and executive officers of BCSB Bankcorp beneficially owned 196,859 shares, or approximately 3.3% of the outstanding shares of BCSB Bankcorp common stock and Baltimore County Savings Bank, M.H.C. owned 3,754,960 shares, or approximately 63.5% of the outstanding shares of BCSB Bankcorp common stock. Baltimore County Savings Bank, M.H.C. is expected to vote all of its shares “FOR” the plan of conversion, “FOR” approval of the adjournment of the special meeting, and “FOR” each of the Informational Proposals 3a through 3e.

Your Board of Directors unanimously recommends that you vote “FOR” the plan of conversion “FOR” the adjournment of the special meeting and “FOR” the Informational Proposals 3a through 3e.

The Companies

BCSB Bancorp, Inc.

4111 E. Joppa Road

Baltimore, Maryland 21236

(410) 256-5000

BCSB Bancorp is a new Maryland-chartered corporation. Baltimore County Savings Bank recently formed BCSB Bancorp to be its new stock holding company. To date, BCSB Bancorp has only conducted organizational activities. BCSB Bancorp is offering for sale to current depositors of Baltimore County Savings Bank and others, shares of its common stock representing the 63.5% ownership interest in BCSB Bankcorp, Inc., the mid-tier stock holding company, that is currently owned by Baltimore County Savings Bank, M.H.C. The remaining 36.5% ownership interest in BCSB Bankcorp is currently owned by other shareholders (who are sometimes referred to as the “public shareholders”) and will be exchanged for shares of BCSB Bancorp’s common stock based on an exchange ratio of 1.0632 to 1.4384. The exchange ratio may be increased to as much as 1.6542 in the event the maximum of the offering range is increased by 15%. The actual exchange ratio will be determined at the closing of the offering and will depend on the number of shares of BCSB Bancorp’s common stock sold in the stock offering. After the conversion, BCSB Bancorp will own all of Baltimore County Savings Bank’s capital stock and will direct, plan and coordinate Baltimore County Savings Bank’s business activities. In the future, BCSB Bancorp might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

Baltimore County Savings Bank, M.H.C.

4111 E. Joppa Road

Baltimore, Maryland 21236

(410) 256-5000

Baltimore County Savings Bank, M.H.C. is the federally chartered mutual holding company parent of Baltimore County Savings Bank, F.S.B. Baltimore County Savings Bank, M.H.C.’s principal activity is the ownership of 3,754,960 shares of the common stock of BCSB Bankcorp, Inc. At the conclusion of the conversion, Baltimore County Savings Bank, M.H.C. will no longer exist.

BCSB Bankcorp, Inc.

4111 E. Joppa Road

Baltimore, Maryland 21236

(410) 256-5000

BCSB Bankcorp is a federally chartered mid-tier stock holding company that was formed in 1998. Currently BCSB Bankcorp owns all of Baltimore County Savings Bank’s capital stock and directs, plans and coordinates Baltimore County Savings Bank’s business activities. BCSB Bankcorp has 5,915,243 issued and outstanding shares of common stock. Baltimore County Savings Bank, M.H.C. owns 3,754,960 shares, representing 63.5% of the outstanding common stock, and the remaining 2,160,283 shares are held by the public. At March 31, 2007, BCSB Bankcorp had total assets of $726.4 million, deposits of $591.7 million and total stockholders’ equity of $34.4 million.

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Our net income has decreased in recent years. Net income was $1.7 million, $1.3 million, $885,000 and $601,000 for the years ended September 30, 2002, 2003, 2004 and 2005, respectively. We had a net loss of $7.4 million for the year ended September 30, 2006 and net losses of $5,000 and $3.2 million for the six months ended March 31, 2006 and 2007, respectively. At March 31, 2007, we had net loans receivable of $455.4 million, which included single-family residential loans, single-family rental property loans, commercial real estate loans, construction loans and commercial lines of credit, totaling $210.1 million, $31.8 million, $114.1 million, $35.7 million and $14.3 million, respectively, representing 44.5%, 6.7%, 24.2%, 7.6% and 3.0%, respectively, of our gross loan portfolio. Our deposits consist primarily of certificates of deposit, passbook savings deposits, NOW accounts and money market deposit accounts, which totaled $421.1 million, $90.4 million, $62.1 million and $18.0 million, respectively, at March 31, 2007 representing 71.2%, 15.3%, 10.5% and 3.0%, respectively, of total deposits at that date. At March 31, 2007, $127.7 million of our certificates of deposit, representing 21.6% of total deposits, had balances of more than $100,000.

Baltimore County Savings Bank, F.S.B.

4111 E. Joppa Road

Baltimore, Maryland 21236

(410) 256-5000

Baltimore County Savings Bank, F.S.B. is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area, which consists of the Baltimore Metropolitan Area. Baltimore County Savings Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, its primary federal regulator, and the Federal Deposit Insurance Corporation, its deposit insurer. We attract deposits from the general public and invest these funds in loans secured by first mortgages on owner-occupied, single-family residences in our market area and other real estate loans consisting of commercial real estate loans, construction loans and single-family rental property loans. To a lesser extent, we originate consumer loans and commercial loans. We derive our income primarily from interest earned on these loans, and to a lesser extent, interest earned on investment securities and mortgage-backed securities. We operate out of our main office in Baltimore County, Maryland and 18 branch offices in Baltimore County, Harford County and Howard County and Baltimore City in Maryland.

The Conversion

Description of the Conversion

In June 1998, Baltimore County Savings Bank reorganized into a stock savings bank with a mutual holding company structure. As a part of that reorganization, BCSB Bankcorp, Baltimore County Savings Bank’s parent, sold 37.4% of its common stock in a subscription offering and issued 1.6% of its common stock to the Baltimore County Savings Bank Foundation, Inc. The majority of BCSB Bankcorp’s outstanding shares were retained by Baltimore County Savings Bank, M.H.C. Our current ownership structure is as follows:

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The “second-step” conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of Baltimore County Savings Bank’s stock will be owned by BCSB Bancorp, and all of BCSB Bancorp’s stock will be owned by the public and our employee stock ownership plan. Upon completion of the conversion and offering, BCSB Bankcorp and Baltimore County Savings Bank, M.H.C. will cease to exist.

After the conversion, our ownership structure will be as follows:

The normal business operations of Baltimore County Savings Bank will continue without interruption during the conversion, and the same officers and directors who currently serve Baltimore County Savings Bank in the mutual holding company structure will serve the new holding company and Baltimore County Savings Bank in the fully converted stock form.

Terms of the Conversion and Offering

The Boards of Directors of Baltimore County Savings Bank, M.H.C., BCSB Bankcorp and Baltimore County Savings Bank unanimously adopted the plan of conversion and reorganization on February 14, 2007. The plan of conversion has been approved by the Office of Thrift Supervision, subject to, among other things, approval

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of the plan of conversion by the depositors of Baltimore County Savings Bank and the shareholders of BCSB Bankcorp. The special meeting of shareholders have been called for this purpose on                      , 2007.

The conversion to a stock holding company structure also includes the offering by BCSB Bancorp of its outstanding shares to qualifying depositors of Baltimore County Savings Bank in a subscription offering and to certain other persons in a community offering and/or syndicated community offering. The plan of conversion has been included as an exhibit to the registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information” in this proxy statement/prospectus.

Reasons for the Conversion

Our primary reasons for the conversion are to:

•	increase our capital, which will make us stronger, help increase income and ensure that we meet out obligations under our outstanding trust preferred securities;

•	support future lending and operational growth and/or the acquisition of other financial institutions or financial services companies or their assets;

•	structure our business in a form that will provide access to the capital markets;

•	enhance our ability to attract and retain qualified directors and management through stock-based compensation plans; and

•	create a more liquid and active market than currently exists for BCSB Bankcorp’s common stock.

We do not currently have any specific plans or arrangements for further expansion or any specific acquisition plans.

The Exchange of Existing Shares of BCSB Bankcorp Common Stock (page         )

If you are now a stockholder of BCSB Bankcorp, or if you purchase shares of BCSB Bankcorp common stock after the date of this proxy statement/prospectus, and continue to be a stockholder on the date we complete the conversion, your existing shares will be cancelled and exchanged for shares of BCSB Bancorp (our newly formed Maryland corporation). The number of shares you will receive will be based on an exchange ratio determined as of the closing of the conversion, which will depend upon the final appraised value of BCSB Bancorp. The exchange ratio will be determined based on the number of shares sold in the offering and will be calculated so that the stockholders of BCSB Bankcorp will own the same percentage of BCSB Bancorp’s outstanding common stock as they currently own of BCSB Bankcorp’s outstanding common stock. The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of 100 shares of BCSB Bankcorp common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering		Shares to be Exchanged for Existing Shares of BCSB Bankcorp		Total Shares of Common Stock to be	Exchange	Shares to be Received for 100 Existing BCSB Bankcorp
	Amount	Percent	Amount	Percent	Outstanding	Ratio	Shares (1)
Minimum	3,995,000	63.5%	2,296,786	36.5%	6,291,786	1.0632	106
Midpoint	4,700,000	63.5	2,702,101	36.5	7,402,101	1.2508	125
Maximum	5,405,000	63.5	3,107,416	36.5	8,512,416	1.4384	144
15% Above Maximum	6,215,750	63.5	3,573,528	36.5	9,789,278	1.6542	165

(1)	Cash will be paid instead of issuing any fractional shares.

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If you hold shares of BCSB Bankcorp with a bank or broker in “street name,” you do not need to take any action to exchange the shares. If you are the record holder of BCSB Bankcorp shares, you will receive a transmittal form with instructions to surrender stock certificates after the conversion and offering are completed. New certificates of common stock will be mailed to you after the exchange agent receives a properly executed transmittal form and certificates.

You may sell your shares of BCSB Bankcorp common stock at any time prior to completion of the conversion. However, if you do not hold shares of BCSB Bankcorp common stock on the date we complete the conversion, you will not participate in the exchange of shares of BCSB Bancorp common stock for shares of BCSB Bankcorp common stock.

No fractional shares of BCSB Bancorp common stock will be issued in the conversion. For each fractional share that would otherwise be issued, we will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price.

The exchange will occur as soon as practicable following completion of the conversion, and we will complete the conversion as soon as practicable following the termination of the offering. Office of Thrift Supervision regulations require that we complete the conversion within 45 days after the close of the subscription offering. The subscription offering is expected to terminate at     :            .m., Eastern time, on [EXPIRATION DATE]. We may extend this termination date without notice to you until [EXTENSION DATE], unless the Office of Thrift Supervision approves a later date, which will not be beyond [EXPIRATION DATE]. We cannot complete the conversion unless the plan of conversion is approved by the stockholders of BCSB Bankcorp and the members of Baltimore County Savings Bank, M.H.C. Special meetings of the stockholders of BCSB Bankcorp and the members of Baltimore County Savings Bank, M.H.C. will be held on                     , 2007.

Effect on Book Value, Earnings Per Share and Price Per Share. As adjusted for the exchange ratio, the conversion will increase the stockholders’ equity (book value) per share and earnings per share of the current stockholders of BCSB Bankcorp. The following table compares historical information for BCSB Bankcorp with similar information on a pro forma and per equivalent BCSB Bankcorp share basis. The information listed as “per equivalent BCSB Bankcorp share” was obtained by multiplying the pro forma amounts by the exchange ratio indicated in the table. Dividend information is not included on the table as we suspended the BCSB Bankcorp dividend program and agreed with the Office of Thrift Supervision that we will not pay cash dividends to stockholders of BCSB Bankcorp going forward without Office of Thrift Supervision consent, and after the conversion we initially do not intend to pay cash dividends.

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	BCSB Bankcorp Historical	Pro Forma	Exchange Ratio	Per Equivalent BCSB Bankcorp Share
Book value per share at March 31, 2007:
Sale of 3,995,000 shares	$5.82	$10.70	1.0632	$11.37
Sale of 4,700,000 shares	5.82	9.89	1.2508	12.37
Sale of 5,405,000 shares	5.82	9.30	1.4384	13.38
Sale of 6,215,750 shares	5.82	8.78	1.6542	14.53
Earnings per share for six months ended March 31, 2007:
Sale of 3,995,000 shares	(0.55)	(0.50)	1.0632	(0.54)
Sale of 4,700,000 shares	(0.55)	(0.42)	1.2508	(0.53)
Sale of 5,405,000 shares	(0.55)	(0.36)	1.4384	(0.52)
Sale of 6,215,750 shares	(0.55)	(0.31)	1.6542	(0.51)
Price per share (1):
Sale of 3,995,000 shares	14.35	10.00	1.0632	10.63
Sale of 4,700,000 shares	14.35	10.00	1.2508	12.51
Sale of 5,405,000 shares	14.35	10.00	1.4384	14.38
Sale of 6,215,750 shares	14.35	10.00	1.6542	16.54

(1)	At February 13, 2007, which was the day of the last trade before announcement of the adoption of the plan of conversion.

Dissenters’ Rights

Under federal law and regulations, current public shareholders of BCSB Bankcorp do not have dissenters’ rights or appraisal rights.

Conditions to Completing the Conversion

We are conducting the conversion under the terms of our plan of conversion and reorganization. We cannot complete the conversion and related offering unless:

•

the plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of Baltimore County Savings Bank, M.H.C. (depositors and certain borrowers of Baltimore County Savings Bank);

•	the plan of conversion and reorganization is approved by at least two-thirds of the outstanding shares of BCSB Bankcorp, including shares held by Baltimore County Savings Bank, M.H.C.;

•	the plan of conversion and reorganization is approved by at least a majority of the outstanding shares of BCSB Bankcorp common stock held by persons other than Baltimore County Savings Bank, M.H.C.;

•	we sell at least the minimum number of shares offered; and

•	we receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

Baltimore County Savings Bank, M.H.C. intends to vote its 63.5% ownership interest in favor of the conversion. In addition, as of ________________ __, 2007, directors and executive officers of BCSB Bankcorp and their associates beneficially owned 196,859 shares of BCSB Bankcorp or 3.3% of the outstanding shares. They intend to vote those shares in favor of the plan of conversion.

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How We Determined the Offering Range (page ____)

We decided to offer between 3,995,000 and 5,405,000 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by Feldman Financial Advisors, Inc., an appraisal firm experienced in appraisals of financial institutions. Feldman Financial Advisors, Inc. will receive fees totaling $55,000 for its initial and final appraisal and, if necessary, $5,000 for any appraisal updates, plus reasonable out-of-pocket and travel expenses. Feldman Financial Advisors, Inc. estimates that as of June 1, 2007, our pro forma market value was between $62.9 million and $85.1 million, with a midpoint of $74.0 million.

In preparing its appraisal, Feldman Financial Advisors, Inc. considered the information in this prospectus, including our financial statements. Feldman Financial Advisors, Inc. also considered the following factors, among others:

•	our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area;

•	a comparative evaluation of our operating and financial statistics with those of other similarly situated publicly traded thrift holding companies;

•	the effect of the capital raised in this offering on our equity and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “tangible book value” and the ratio of the offering price to the issuer’s annual net income. Feldman Financial Advisors, Inc. considered these ratios in preparing its appraisal, among other factors. Tangible book value is the same as tangible equity and represents the difference between the issuer’s tangible assets and liabilities. Feldman Financial Advisors, Inc.’s appraisal also incorporates an analysis of a peer group of publicly traded holding companies that Feldman Financial Advisors, Inc. considered to be comparable to us. The following table presents a summary of selected pricing ratios for the peer group companies and the pricing ratios for us as presented in “Pro Forma Data” beginning on page ________.

	Pro Forma Price to Earnings Multiple	Pro Forma Price to Book Value Ratio	Pro Forma Price to Tangible Book Value Ratio
BCSB Bankcorp(1):
Minimum	N.M.	93.46	97.09
Midpoint	N.M.	101.11	104.71
Maximum	N.M.	107.53	110.99
Maximum, as adjusted	N.M.	113.90	117.23
Valuation of peer group companies as of June 1, 2007(2):
Average	28.3	116.40	126.58
Median	23.2	114.27	125.77

(1)	Based on BCSB Bankcorp’s financial data as of and for the 12 months ended March 31, 2007.

(2)	Reflects earnings for the most recent 12-month period for which data was publicly available.

The Company reported negative core earnings for the most recent twelve month period ended March 31, 2007. Thus, comparisons to peer group ratios related to core earnings are not meaningful. Compared to the median pricing ratios of the peer group, at the maximum of the offering range our stock would be priced at a discount of 5.9% to the peer group on a price-to-book basis and a discount of 11.8% to the peer group on a price-to-tangible-book basis. This means that, at the maximum of the offering range, a share of our common stock would be less expensive than the peer group based on a book value per share basis.

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The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the conversion.

Possible Change in Offering Range (page ____)

Feldman Financial Advisors, Inc. will update its appraisal before we complete the stock offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Feldman Financial Advisors, Inc. determines that our pro forma market value has increased, we may sell up to 6,215,750 shares without further notice to you. If the pro forma market value of the common stock to be sold in the offering at that time is either below $40.0 million or above $54.1 million, then, after consulting with the Office of Thrift Supervision, we may either: (1) terminate the stock offering and promptly return all funds; (2) set a new offering range, notify all subscribers and give them the opportunity to confirm, change or cancel their orders; or (3) take such other actions as may be permitted by the Office of Thrift Supervision.

After-Market Performance of Second-Step Conversion Offerings

The following table provides information regarding the after-market performance of the “second-step” conversion offerings completed between January 1, 2003 and June 1, 2007. A “second step” conversion is a stock offering by a stock-form savings institution or its holding company that is majority-owned by a mutual holding company where the mutual holding company structure will terminate in connection with the offering. As part of its appraisal of our pro forma market value, Feldman Financial Advisors, Inc. considered the after-market performance of “second step” conversions completed between 2003 and 2007. Of the companies listed on the table below, 17 are listed on the Nasdaq, three are listed on the OTC Bulletin Board and one is listed on the American Stock Exchange.

		Appreciation From Initial Offering Price
Issuer	Date of IPO	1 Day	1 Week	1 Month	To June 1, 2007
Peoples United Financial, Inc.	04/16/07	3.8%	3.7	(0.1)%	1.4%
Osage Bancshares, Inc.	01/18/07	(0.5)	0.0	(6.8)	(6.1)
Westfield Financial, Inc.	01/04/07	7.0	7.2	9.0	2.8
Citizens Community Bancorp, Inc.	11/01/06	(2.5)	(1.0)	(2.6)	(7.7)
Liberty Bancorp, Inc.	07/24/06	2.5	0.7	0.9	8.4
First Clover Leaf Financial Corp.	07/11/06	3.9	7.0	10.2	10.0
Monadnock Bancorp, Inc.	06/29/06	0.0	0.0	(13.8)	(15.6)
New England Bancshares, Inc.	12/29/05	6.6	7.0	7.0	27.4
American Bancorp of New Jersey, Inc.	10/06/05	1.6	(2.0)	0.1	6.8
Hudson City Bancorp, Inc.	06/07/05	9.6	10.7	15.5	31.9
First Federal of Northern Michigan Bancorp	04/01/05	(1.2)	(7.5)	(14.8)	(9.4)
Rome Bancorp, Inc.	03/30/05	3.2	(1.8)	(5.6)	24.4
Roebling Financial Corp, Inc.	10/01/04	0.0	0.0	(7.0)	22.4
DSA Financial Corporation	07/30/04	(2.0)	(5.0)	(7.0)	30.0
Partners Trust Financial Group, Inc.	07/15/04	(0.1)	(0.5)	(1.9)	10.9
Synergy Financial Group, Inc.	01/21/04	9.0	8.8	7.9	37.5
Provident New York Bancorp	01/15/04	15.0	13.8	15.1	37.6
Bank Mutual Corporation	10/30/03	17.8	19.4	15.4	19.4
Jefferson Bancshares, Inc.	07/02/03	23.9	25.0	40.0	19.4
First Niagara Financial Group, Inc.	01/21/03	12.7	13.4	12.6	39.5
Wayne Savings Bancshares, Inc.	01/09/03	12.0	12.1	11.5	35.5
Average	N/A	6.2	5.3	4.1	15.5
Median	N/A	3.9	3.7	0.9	19.4

This table is not intended to be indicative of how our stock may perform. Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies. Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; an active and liquid trading market for the stock;

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the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of our assets, and our market area. The companies listed in the table above may not be similar to BCSB Bancorp, the pricing ratios for their stock offerings may be different from the pricing ratios for BCSB Bancorp’s common stock and the market conditions in which these offerings were completed may be different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings. Our stock price could trade below $10.00 per share. As noted in the above table, four of the 20 offerings since January 1, 2003 referenced in the table traded below their initial offering price as of June 1, 2007. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the Risk Factors beginning on page ____.

How We Will Use the Proceeds of this Offering (page ____)

The following table summarizes how the proceeds of the offering will be used, based on the sale of shares at the minimum and maximum of the offering range.

	3,995,000 Shares at $10.00 Per Share	5,405,000 Shares at $10.00 Per Share
	(In thousands)
Offering proceeds	$39,950	$54,050
Less: offering expenses	(2,682)	(3,277)

Net offering proceeds	37,268	50,773
Less:
Proceeds contributed to Baltimore County Savings Bank (1)	(18,634)	(25,387)
Proceeds used for loan to employee stock ownership plan	(3,089)	(4,179)

Proceeds remaining for BCSB Bancorp	$15,545	$21,208

(1)	We will contribute one-half of the net proceeds from the offering to Baltimore County Savings Bank. If we receive sufficient net proceeds from the offering, we may contribute a greater percentage of the net proceeds to ensure that at the closing of the conversion Baltimore County Savings Bank has tangible capital of at least 10.0% of adjusted total assets; provided, however, that we will retain at least $12.0 million of net proceeds at BCSB Bancorp to ensure that BCSB Bancorp has sufficient cash to allow it to redeem a $12.5 million issuance of outstanding trust preferred securities. The exact amount of the net proceeds that we would have to contribute to Baltimore County Savings Bank to cause tangible capital to exceed 10% of adjusted total assets will be determined at the closing of the offering based on the actual net proceeds of the offering and our capital and adjusted total assets at that time. The amount of the net proceeds we would contribute to Baltimore County Savings Bank at the maximum and maximum, as adjusted of the offering range had we completed the offering on March 31, 2007 would have been approximately $34.5 million and $35.5 million, respectively. Had we completed the offering on March 31, 2007 at the minimum or midpoint of the offering range, after redeeming $12.5 million of trust preferred securities, we would not have sufficient net proceeds from the offering so as to be able to contribute enough to Baltimore County Savings Bank to cause it to have tangible capital of at least 10.0% of adjusted total assets. In such event, we would have increased our contribution to Baltimore County Savings Bank to $22.2 million and $28.4 million at the minimum and midpoint, respectively, of the offering range, which would result in tangible capital $10.7 million and $5.3 million, respectively, below the amount that would be 10% of adjusted total assets. In that event, and if Baltimore County Savings Bank is unable to attain that tangible capital level by the time we submit our future equity incentive plan to our stockholders, we would be required to reduce the amount of shares available for awards of restricted stock under our future equity incentive plan by an amount equal to 2% of the shares of BCSB Bancorp common stock that will be outstanding immediately upon consummation of the conversion.

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BCSB Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, make interest payments on trust preferred securities that will remain outstanding following the completion of the conversion, pay dividends to stockholders, repurchase shares of its common stock, subject to regulatory restrictions, finance the possible acquisition of financial institutions or other businesses that are related to banking or for general corporate purposes. In addition, BCSB Bancorp will likely use $12.5 million of the net proceeds that it retains to redeem outstanding trust preferred securities issued by a trust wholly owned by BCSB Banckcorp. Baltimore County Savings Bank may use the portion of the proceeds that it receives to fund new loans, primarily commercial real estate and commercial business loans, invest in securities, finance the possible expansion of its business activities or for general corporate purposes. However, we do not have any specific acquisition plans.

BCSB Bancorp’s Dividend Policy (page ____)

BCSB Bankcorp has suspended its dividend program, and following the conversion, we initially do not intend to pay dividends. Our ability to pay dividends in the future will depend on a number of factors, including capital requirements, our financial condition and results of operations, including our ability to generate sufficient income to warrant the payment of dividends, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will pay dividends.

Interest of Management and Directors in Matters to be Acted Upon

Management and directors of BCSB Bankcorp have an interest in the matters that will be acted upon because BCSB Bancorp intends to acquire additional stock for its employee stock ownership plan, to consider the implementation of a new stock recognition and retention plan and a new stock option plan. See “The Conversion—Benefits of the Conversion to Management.”

We intend to implement the following benefit plans and employment and change in control agreements in connection with the conversion:

•

Employee Stock Ownership Plan. Our employee stock ownership plan intends to purchase in the offering a number of shares equal to 8% of the shares that will be outstanding following the conversion, less the 182,930 shares, to be adjusted for the exchange ratio, that our employee stock ownership plan purchased historically. The purchase will be funded with the proceeds of a loan from BCSB Bancorp. We expect the loan to have a 15-year term. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of participants. Allocations will be based on a participant’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The employee stock ownership plan will comply with all applicable Office of Thrift Supervision regulations.

•

Equity Incentive Plan. We intend to implement an equity incentive plan no earlier than six months after the conversion. The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. Under Office of Thrift Supervision regulations, if we implement the plan within one year following the conversion, the plan must be approved by the stockholders of BCSB Bancorp by a majority of the votes eligible to be cast. Under this plan, we may award to our employees and directors a number of stock options equal to 10% of the shares of BCSB Bancorp common stock that will be outstanding following the conversion, less the 228,660 shares, to be adjusted for the exchange ratio, that were authorized for option awards under our 1999 stock option plan. In addition, we may award to our employees and directors a number of shares of restricted stock equal to 4.0% of the shares of BCSB Bancorp common stock that will be outstanding following the conversion, less the 91,464 shares, to be adjusted for the exchange ratio, of restricted stock authorized for award under our existing management recognition plan. In the event Baltimore County Savings Bank is unable to attain a level of tangible capital of at least 10% of adjusted total assets by the time we submit our future equity incentive plan to our stockholders, we would be required to reduce the amount of shares available for awards of restricted stock under our future equity incentive plan by an amount equal to 2% of the shares of BCSB Bancorp common stock that will be outstanding immediately upon consummation of the conversion. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional

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compensation expense if we adopt this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•

Employment and Change in Control Agreements. Baltimore County Savings Bank has entered into a three-year employment agreement with Joseph J. Bouffard, our President and Chief Executive Officer. Baltimore County Savings Bank also entered into three-year severance agreements with each of William M. Loughran, our Executive Vice President, David M. Meadows, our Executive Vice President, General Counsel and Secretary, and Bonnie M. Klein, our Senior Vice President and Treasurer, and with two other officers who are not considered executive officers. These agreements provide for severance benefits if the executive is terminated following a change in control of BCSB Bankcorp or Baltimore County Savings Bank. The conversion does not constitute a change in control under these agreements. We also intend to enter amendments to the agreements to reflect the new holding company structure and to have the holding company guarantee payments due under the agreement, if those payments are not made by Baltimore County Savings Bank. Under the agreements, if a change in control of BCSB Bancorp or Baltimore County Savings Bank occurred on January 1, 2007 and Messrs. Bouffard, Loughran and Meadows and Ms. Klein’s employment were terminated, the total cash payments due (excluding certain continuing benefit obligations) would equal approximately $1.8 million.

The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the equity incentive plan.

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	Number of Shares to be Granted or Purchased
	At Maximum of Offering Range	As a % of Common Stock to Be Issued in the Offering	As a % of Common Stock Outstanding After Conversion	Total Estimated Value Of Grants at Maximum of Offering Range
				(Dollars in thousands)
Employee stock ownership plan (1)	417,866	7.73%	4.91%	$4,179
Restricted stock awards (1)	208,935	3.87	2.45	2,089
Stock options (2)	522,337	9.66	6.14	2,241

Total	1,149,138	21.26%	13.50%	$8,509

(1)	Assumes the value of BCSB Bancorp’s common stock is $10.00 per share for purposes of determining the total estimated value of the grants.

(2)	Assumes the value of a stock option is $4.29, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

Tax Consequences (page ____)

As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Existing stockholders of BCSB Bankcorp who receive cash in lieu of fractional share interests in shares of BCSB Bancorp will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. Our special counsel, Muldoon Murphy & Aguggia LLP, has issued us an opinion to this effect as to federal income taxes, and our independent registered public accounting firm, Stegman & Company, has issued us an opinion to this effect as to state income taxes, which opinions are summarized on pages ____ through ____ of this prospectus.

Reduced Stockholder Rights (page ____)

As a result of the conversion, existing stockholders of BCSB Bankcorp will become stockholders of BCSB Bancorp. The rights of stockholders of BCSB Bancorp will be less than the rights stockholders currently have. The decrease in stockholder rights results from differences between the articles of incorporation and bylaws of BCSB Bancorp and the charter and bylaws of BCSB Bankcorp and from distinctions between Maryland and federal law. The differences in stockholder rights under the articles of incorporation and bylaws of BCSB Bancorp are not mandated by Maryland law but have been chosen by management as being in the best interests of the corporation and all of its stockholders. However, the provisions in BCSB Bancorp’s articles of incorporation and bylaws may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult.

The differences in stockholder rights include the following:

•	approval by at least 80% of outstanding shares required to remove a director for cause;

•	a majority of stockholders required to call special meetings of stockholders;

•	only the directors being able to amend the bylaws;

•	greater lead time required for stockholders to submit business proposals or director nominations;

•	director qualifications;

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•	approval by at least 80% of the outstanding shares required to amend certain provisions of the articles of incorporation; and

•	approval by at least 80% of the outstanding shares required to approve business combinations involving an interested stockholder.

Conversion Center

If you have any questions regarding the offering or our conversion, please call the conversion center at (410) 248-1196.

The conversion center is open Monday through Friday, except bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern time.

RISK FACTORS

You should consider carefully the following risk factors before purchasing BCSB Bancorp common stock.

Risks Related to Our Business

We are subject to the restrictions and conditions of a Supervisory Agreement with, and other commitments we have made to, the Office of Thrift Supervision. Failure to comply with the Supervisory Agreement could result in additional enforcement action against us, including the imposition of monetary penalties, and could adversely affect our ability to meet our obligations under our trust preferred securities.

We entered into a Supervisory Agreement with the Office of Thrift Supervision on December 8, 2005, which requires us to take certain actions, including complying with the Bank Secrecy Act and the Flood Disaster Protection Act and submitting a business plan to the Office of Thrift Supervision for review and approval. In addition, we have made certain other commitments to the Office of Thrift Supervision, whereby we agreed, among other things, that Baltimore County Savings Bank will not pay any dividend to BCSB Bankcorp or to Baltimore County Savings Bank, M.H.C. without the prior written approval of the Office of Thrift Supervision and that BCSB Bankcorp will not incur any debt without the prior written approval of the Office of Thrift Supervision. For a description of the terms of the Supervisory Agreement and our other commitments, see “Regulation and Supervision—Supervisory Agreement.” While we believe we have complied with the terms of the Supervisory Agreement and our other commitments, if we fail to comply with the terms and conditions of the Supervisory Agreement, the Office of Thrift Supervision could take additional enforcement action against us, including the imposition of monetary penalties or the issuance of a cease and desist order requiring further corrective action. We have incurred significant additional regulatory compliance expense in connection with the Supervisory Agreement and our additional commitments, and although we do not expect it, it is possible regulatory compliance expenses related to the Supervisory Agreement and our other commitments could have a material adverse impact on us in the future. In addition, the Office of Thrift Supervision must approve any deviation from our business plan, which could limit our ability to make any changes to our business, which could negatively impact the scope and flexibility of our business activities. Moreover, if we are unable to complete the offering, BCSB Bankcorp’s commitment not to incur debt, and Baltimore County Savings Bank’s commitment not to pay a dividend to BCSB Bankcorp, without prior Office of Thrift Supervision approval, could adversely affect our ability to meet our obligations under our trust preferred securities. While we believe that we have taken actions that will result in the Supervisory Agreement and our other commitments being terminated in the near future, such actions may not result in the Office of Thrift Supervision terminating the Supervisory Agreement.

We have had losses and low earnings in recent years, and if we cannot generate and increase our income to competitive levels our stock price may be adversely affected.

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Our net income has decreased in recent years. Net income was $1.7 million, $1.3 million, $885,000 and $601,000 for the years ended September 30, 2002, 2003, 2004 and 2005, respectively. We had a net loss of $7.4 million for the year ended September 30, 2006 and net losses of $5,000 and $3.2 million for the six months ended March 31, 2006 and 2007, respectively. Our return on average assets was (0.84)% (annualized), (.92)%, .08%, .12%, .21% and .37% for the six months ended March 31, 2007 (annualized) and for the years ended September 30, 2006, 2005, 2004, 2003 and 2002, respectively, and our return on average equity was (19.00)% (annualized), (19.86)%, 1.40%, 2.03%, 2.94% and 4.01% for the six months ended March 31, 2007 (annualized) and for the years ended September 30, 2006, 2005, 2004, 2003 and 2002, respectively. These returns compared to a median return on average assets of .41% and a median return on average equity of 4.70% for the 12 months ended March 31, 2007 for the peer group of comparable institutions utilized by Feldman Financial Advisors, Inc. in preparing our appraisal. We face significant challenges that will hinder our ability to generate competitive returns. These challenges include the fact that we operate under a Supervisory Agreement with the Office of Thrift Supervision, we have limited cash at our holding company and we have a low interest rate spread. Our interest rate spread, which is the difference between the average yield earned on our interest-earning assets and the average rate paid on our interest rate spread, declined from 2.94% for the year ended September 30, 2002 to 2.81% for the year ended September 30, 2003 to 2.43% for the year ended September 30, 2004 to 2.16% for the year ended September 30, 2005 to 1.96% for the year ended September 30, 2006 and from 2.02% for the six months ended March 31, 2006 to 1.69% for the six months ended March 31, 2007. While we have identified various strategic initiatives we will pursue in our efforts to overcome these challenges and improve earnings, our strategic initiatives my not succeed in generating and increasing income. If we are unable to generate or increase income, our stock price may be adversely affected. For a description of our strategic initiatives to improve earnings, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Strategic Overview.”

Our increased emphasis on commercial real estate and commercial lending may expose us to increased lending risks.

In recent years we have significantly increased our emphasis on commercial real estate lending. Commercial real estate loans increased from $57.3 million, or 13.8% of our total loans, at September 30, 2002 to $114.1 million, or 24.2% of our total loans, at March 31, 2007. Moreover, as part of our strategy to increase earnings, we will seek to continue to increase commercial real estate lending, as well as commercial lending, and intend to add commercial lending personnel to assist us in these efforts. These types of loans generally expose a lender to greater risk of non-payment and loss than single-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers and, for construction loans, the accuracy of the estimate of the property’s value at completion of construction and the estimated cost of construction. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to single-family residential mortgage loans. Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by non-real estate collateral that may depreciate over time. In addition, since such loans generally entail greater risk than single-family residential mortgage loans, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with the growth of such loans. Also, many of our commercial and construction borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a single-family residential mortgage loan.

The costs associated with our recently announced balance sheet restructuring may be more than we anticipate.

In March 2007, we announced and began executing an initiative to restructure our balance sheet by selling certain mortgage-backed securities, investment securities and loans and using the proceeds from the sales to prepay Federal Home Loan Bank advances, fund certificate of deposit outflows, purchase investment securities and originate commercial mortgage loans. In connection with this balance sheet restructuring, we announced that we will incur an after-tax charge to income of $4.8 million during the three months ending March 31, 2007. That charge was based on the market prices of the assets to be sold on the date we announced the restructuring. However,

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it may take some period of time for us to sell the mortgage-backed securities, investment securities and loans we intend to sell, and during that time, the value of the assets to be sold are expected to fluctuate. Actual losses on such sales will depend on the price we actually obtain for the assets we sell, and, if necessary, as we sell assets we will record adjustments to our income statement to reflect the actual losses we incur. If interest rates rise before we can sell the designated assets, we could incur additional losses in excess of those we have announced.

Certain interest rate movements may decrease income and asset value.

Since June 30, 2004, the U.S. Federal Reserve has increased its target for the federal funds rate from 1.00% to 5.25%. While these short-term market interest rates, which we use as a guide to price our deposits, have increased, longer-term market interest rates, which we use as a guide to price our longer-term loans, have not increased to the same degree. As a result, we currently are in an interest rate environment known as an “inverted yield curve,” where short-term market interest rates exceed long-term market interest rates. This inversion of the market yield curve has had a negative impact on our interest rate spread and net interest margin to date, and if short-term interest rates continue to rise, and if rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments, we would experience further compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability.

Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of fixed-rate securities fluctuates inversely with changes in interest rates. Unrealized gains and losses on securities available for sale are reported as a separate component of equity, net of tax. Decreases in the fair value of securities available for sale resulting from increases in interest rates could have an adverse effect on stockholders’ equity.

We do not expect to recover all of our losses from a recent check kiting scheme, and our recovery efforts are expected to take a long period of time and may result in further expenses or litigation.

During the year ended September 30, 2006, we became aware of a check kiting scheme perpetrated by a single commercial deposit customer. As a result of this check-kiting scheme, we incurred an after-tax loss of $6.9 million. During the quarter ended March 31, 2007, we reached a settlement with our insurance provider, pursuant to which we received a recovery of $3.35 million, or $2.2 million net of taxes, in settlement of all our claims under our insurance policy with respect to our check kiting losses. We are aggressively pursuing collection of the remaining check kiting losses from the customer, but the customer has filed for bankruptcy and one of the two principals of the customer has committed suicide. It does not appear that the customer, the surviving principal or the estate of the deceased principal has material assets from which we could make any recovery, particularly after payment of bankruptcy expenses by the bankruptcy estate of the customer. Moreover, there are other secured and unsecured creditors who are asserting additional and competing claims against the bankruptcy estate of the customer and certain principals of the customer. The recovery process is uncertain and is expected to require an extended period of time to resolve. Further, we will incur expenses in pursuing our recovery efforts, and it is possible that we may be involved in litigation with other creditors as we seek to recover limited available assets. In addition, the negative publicity from the check kiting scheme adversely affected our ability in the short term to attract and retain deposits. We have examined all deposit accounts with more than a minimal negative balance and believe we do not have a risk of additional material check kiting losses at this time. We believe our policies and procedures regarding prevention and detection of check kiting have met industry standards. We also have developed and implemented additional procedures to detect check kiting that we believe will reduce the risk of future check kiting losses.

We currently do not pay dividends and may not resume the payment of dividends.

We currently do not pay dividends and do not expect to resume the payment of dividends after the offering. On December 1, 2006, we suspended our dividend program and agreed with the Office of Thrift Supervision that we will not issue a dividend to stockholders going forward without Office of Thrift Supervision consent. We have also made an additional commitment to the Office of Thrift Supervision not to pay a dividend to stockholders without the prior written approval of the Office of Thrift Supervision. Following the conversion, we anticipate that we will retain between $15.5 million and $21.2 million at BCSB Bancorp. Besides the Office of Thrift Supervision limitations to which we are subject, our ability to pay dividends will depend on a number of factors, including capital requirements, our financial condition and results of operations, including our ability to generate sufficient

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earnings to warrant the payment of dividends, tax considerations, statutory and regulatory limitations and general economic conditions. In addition, our ability to pay dividends may depend, in part, on our receipt of dividends from Baltimore County Savings Bank because BCSB Bancorp initially will have no source of income other than earnings from the investment of the net proceeds from the offering that it retains. We have made a commitment to the Office of Thrift Supervision that Baltimore County Savings Bank will not pay any dividend to BCSB Bankcorp or to Baltimore County Savings Bank, M.H.C. without the prior written approval of the Office of Thrift Supervision. In addition to the specific commitment we made, Office of Thrift Supervision regulations limit distributions from Baltimore County Savings Bank to BCSB Bancorp. For further information, see “Our Dividend Policy” and “Regulation and Supervision – Dividend Restrictions.”

A downturn in the local economy or a decline in real estate values could hurt our profits.

Nearly all of our real estate loans are secured by real estate in Baltimore, Harford and Howard Counties and Baltimore City in Maryland. As a result, a downturn in the local economy, and, particularly, a downturn in the residential construction industry, could cause significant increases in non-performing loans, which would adversely affect our profits. Additionally, a decrease in asset quality could require additions to our allowance for loan losses through increased provisions for loan losses, which would negatively affect our profits. A decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss. For a discussion of our market area, see “Our Business—Market Area.”

Strong competition within Baltimore County Savings Bank’s market area could adversely affect profits and slow growth.

We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and at times has forced us to offer higher deposit rates. Price competition for loans and deposits might result in our earning less on loans and paying more on deposits, which would reduce net interest income. Competition also makes it more difficult for us to grow loans and deposits and to hire and retain experienced employees. Competition also makes it more difficult to hire and retain experienced employees. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our primary federal regulator, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Baltimore County Savings Bank rather than holders of BCSB Bankcorp’s common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on operations, the classification of our assets and determination of the level of allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Risks Related to the Offering and the Share Exchange

The Market Value of BCSB Bancorp Common Stock Received in the Share Exchange May Be Less than the Market Value of BCSB Bankcorp Common Stock Exchanged.

The number of shares of BCSB Bancorp common stock you receive will be based on an exchange ratio which will be determined as of the date of completion of the conversion and offering. The exchange ratio will be based on the percentage of BCSB Bankcorp common stock held by the public prior to the conversion, the final independent appraisal of BCSB Bancorp common stock prepared by Feldman Financial and the number of shares of common stock sold in the offering. The exchange ratio will ensure that existing public stockholders of BCSB

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Bankcorp common stock will own approximately the same percentage of BCSB Bancorp common stock after the conversion and offering as they owned of BCSB Bankcorp common stock immediately prior to completion of the conversion and offering, exclusive of the effect of their purchase of additional shares in the offering and the receipt of cash in lieu of fractional shares. The exchange ratio will not depend on the market price of BCSB Bankcorp common stock.

The exchange ratio ranges from a minimum of 1.0632 to a maximum of 1.4384 shares of BCSB Bancorp common stock per share of BCSB Bankcorp common stock. Under certain circumstances, the pro forma market value can be adjusted upward to reflect changes in market conditions, and, at the adjusted maximum, the exchange ratio would be 1.6542 shares of BCSB Bancorp common stock per share of BCSB Bankcorp common stock. Shares of BCSB Bancorp common stock issued in the share exchange will have an initial value of $10.00 per share. Depending on the exchange ratio and the market value of BCSB Bankcorp common stock at the time of the exchange, the initial market value of the BCSB Bancorp common stock that you receive in the share exchange could be less than the market value of the BCSB Bankcorp common stock that you currently own. If the conversion is completed at the midpoint of the offering range, each share of BCSB Bankcorp would be converted into 1.2508 shares of BCSB Bancorp common stock with an initial value of $12.51 based on the $10.00 offering price in the conversion. This compares to the closing sale price of $_____ per share price for the BCSB Bankcorp common stock on __________, 2007, as reported on the Nasdaq Global Market. The decline in the initial value of the BCSB Bancorp common stock received in exchange for BCSB Bankcorp common stock could be even greater if the market price for BCSB Bankcorp common stock increases prior to the completion of the conversion. See “The Conversion—Effect of the Conversion on Stockholders of BCSB Bankcorp—Effect on Book Value, Earnings Per Share and Per Share Price.”

Our stock price may decline when trading commences.

If you purchase shares in the offering, or receive BCSB Bancorp shares in exchange for your BCSB Bankcorp shares, you may not be able to sell them at or above the $10.00 per share purchase price. The shares of several recent offerings in connection with second-step conversions have traded below the initial offering price after completion of the offering. After the shares of our common stock begin trading, the trading price of the common stock will fluctuate and will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analysts reports and general industry, geopolitical and economic conditions.

Additional expenses following the conversion from the compensation and benefit expenses associated with the implementation of the new stock-based benefit plans will adversely affect our profitability.

Following the conversion, our noninterest expenses are likely to increase as we will incur additional annual employee compensation and benefit expenses stemming from the shares granted to employees and executives under our new benefit plans. We cannot predict the actual amount of these new stock-related compensation and benefit expenses because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. However, we expect these expenses to be material. We would incur expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and would incur expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. These expenses in the first year following the conversion have been estimated to be approximately $908,000, after-tax, at the maximum of the offering range, as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price is the fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Our Management—Benefit Plans.”

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Our low return on equity after the conversion may negatively impact the value of our common stock.

Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular financial institution holding company with other similar companies. For the six months ended March 31, 2007, our annualized return on average equity was (9.23)%, while our pro forma return on equity for the same period is estimated to be (7.44)%, assuming the sale of shares at the maximum of the offering range at the beginning of that period. Our peers used in the valuation of BCSB Bancorp had a median return on average equity of 4.70% for the 12 months ended March 31, 2007, while all publicly traded fully converted thrifts had a median return on average equity of 5.97% for the most recent 12-month period. Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share by supporting increased assets and liabilities, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly held companies. This goal could take a number of years to achieve, and it is possible that we will not attain this goal. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering.

We have broad discretion in allocating the proceeds of the offering. Our failure to utilize effectively such proceeds would reduce our profitability.

BCSB Bancorp intends to contribute approximately 50% of the net proceeds of the offering to Baltimore County Savings Bank. BCSB Bancorp expects to use a portion of the net proceeds to fund the purchase by our employee stock ownership plan of shares in the offering. BCSB Bancorp may use the remaining net proceeds to repurchase common stock, purchase investment securities, finance the acquisition of other financial institutions or other businesses that are related to banking, or for other general corporate purposes. In addition, BCSB Bancorp may use $12.5 million of the net proceeds that it retains to redeem outstanding trust preferred securities issued by a trust wholly owned by BCSB Bankcorp. Baltimore County Savings Bank may use the proceeds it receives to fund new loans, purchase investment securities, establish or acquire new branches, acquire financial institutions or other businesses that are related to banking, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs will dilute your ownership interest.

We intend to adopt an equity incentive plan following the conversion. If stockholders approve the new equity incentive plan, we intend to issue shares to our officers and directors through this plan. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest could be diluted by up to approximately 2.40%, assuming we make awards of common stock under the plan equal to 4.0% of the shares that will be outstanding following the conversion, less the 91,464 shares, to be adjusted for the exchange ratio, of restricted stock that were available for award under our historical restricted stock plan. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 5.58%, assuming we grant stock options under the plan equal to 10.0% of the shares that will be outstanding following the conversion, less the 228,660 shares, to be adjusted for the exchange ratio, under the historical option plan we adopted. See “Pro Forma Data” and “Our Management—Benefit Plans.” In addition, funding option exercises under our 1999 Stock Option Plan with newly issued shares would cause dilution to stock holders of up to 3.51%. The total maximum dilution that stockholders of BCSB Bancorp could experience if newly issued shares are used to fund our future equity incentive plan, assuming the equity incentive plan is implemented within one year after the conversion, and option exercises under our 1999 stock option plan, assuming all options are granted under that plan, is 9.09%. Our existing management recognition plan will be funded with shares already purchased in the open market and held in trust.

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Stockholders of BCSB Bankcorp who receive BCSB Bancorp common stock in exchange for their stock in the conversion will receive lesser rights as stockholders than they currently have.

As a result of the conversion, existing stockholders of BCSB Bankcorp will become stockholders of BCSB Bancorp. The rights of stockholders of BCSB Bancorp will be less than the rights BCSB Bankcorp stockholders currently have. The decrease in stockholder rights results from differences between the articles of incorporation and bylaws of BCSB Bancorp and the charter and bylaws of BCSB Bankcorp and from distinctions between Maryland and federal law. The differences in stockholder rights under the articles of incorporation and bylaws of BCSB Bancorp are not mandated by Maryland law but have been chosen by management as being in the best interests of the corporation and all of its stockholders. However, the provisions in BCSB Bancorp’s articles of incorporation and bylaws may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the Board of Directors or management, or the appointment of new directors, more difficult. The differences in stockholder rights include the following:

•	approval by at least 80% of outstanding shares required to remove a director for cause;

•	a majority of stockholders required to call special meetings of stockholders;

•	only the directors being able to amend the bylaws;

•	greater lead time required for stockholders to submit business proposals or director nominations;

•	director qualifications;

•	approval by at least 80% of the outstanding shares required to amend certain provisions of the articles of incorporation; and

•	approval by at least 80% of the outstanding shares required to approve business combinations involving an interested shareholder.

Office of Thrift Supervision regulations and anti-takeover provisions in our articles of incorporation restrict the accumulation of our common stock, which may adversely affect our stock price.

Office of Thrift Supervision regulations provide that, for a period of three years following the date of completion of the conversion, no person, acting alone, together with associates or in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. In addition, BCSB Bancorp’s articles of incorporation provide that in the event a person acquires directly or indirectly the beneficial ownership of more than 10% of any class of any equity security of BCSB Bancorp, all shares beneficially owned by such person in excess of 10% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the stockholders for a vote. These factors may make it more difficult and less attractive for stockholders to acquire a significant amount of our common stock, which may adversely affect our stock price.

There may be a limited market for our common stock, which may lower our stock price.

Although BCSB Bancorp’s stock will be listed on the Nasdaq Global Market, this does not ensure that the shares of BCSB Bancorp will be actively traded. If an active trading market for our common stock does not develop, the sale of a large number of shares at one time could depress the market price. There also may be a wide spread between the bid and ask price for our common stock. When there is a wide spread between the bid and ask price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

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A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations to Baltimore County Savings Bank;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board; and

•	our ability to implement successfully our branch expansion strategy.

Any of the forward-looking statements made in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or because of other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

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SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at September 30, 2006 and 2005 and for the years ended September 30, 2006, 2005 and 2004 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at September 30, 2003 and 2002 and for the years then ended is derived in part from audited consolidated financial statements that do not appear in this prospectus. The operating data at March 31, 2007 and for the six months ended March 31, 2007 and 2006 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the six months ended March 31, 2007 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At March 31,	At September 30,
	2007	2006	2005	2004	2003	2002
	(In thousands)
Financial Condition Data:
Total assets	$726,426	$785,857	$812,745	$773,618	$668,198	$587,065
Loans receivable, net	455,415	463,776	454,347	386,136	365,055	396,617
Investment securities:
Available for sale	6,443	143,068	151,386	158,948	121,290	45,083
Held to maturity	—	4,496	1,995	2,497	2,500	4,496
Mortgage-backed securities:
Available for sale	57,548	86,801	112,120	144,260	116,204	60,411
Held to maturity	—	28,675	26,470	26,631	18,394	33,691
Federal Home Loan Bank stock	3,620	6,972	8,060	6,105	3,305	3,940
Deposits	591,699	604,845	597,669	580,622	551,929	498,785
FHLB advances	50,000	118,473	144,796	120,920	32,268	26,968
Trust Preferred Securities	—	—	—	—	22,500	12,500
Junior Subordinated Debentures	23,197	23,197	23,197	23,197	—	—
Stockholders’ equity	34,435	33,421	42,040	44,129	44,768	45,306

	For the Six Months Ended March 31,			For the Years Ended September 30,
	2007	2006		2006	2005	2004	2003	2002
	(In thousands, except per share data)
Operating Data:
Interest income	$20,205		$19,477	$39,995	$36,223	$32,234	$33,166	$28,480
Interest expense	14,016		12,105	25,776	20,384	16,362	16,107	14,946
Net interest income	6,189		7,372	14,219	15,839	15,872	17,059	13,534
(Reversal) provision for loan Losses	—		(109)	(109)	168	487	1,359	509
Net interest income after (reversal) provision for loan Losses	6,189		7,481	14,328	15,671	15,385	15,700	13,025
Other income	(6,758)		521	1,198	1,855	1,379	1,588	1,053
Noninterest expenses	4,417		8,168	26,968	16,814	15,735	15,336	11,363
Income (loss) income before income taxes	(4,986)		(163)	(11,442)	712	1,029	1,952	2,715
Income tax (benefit) provision	(1,772)		(158)	(4,049)	111	144	655	984
Net (loss) income	$(3,214)		$(5)	$(7,393)	$601	$885	$1,297	$1,731
Net income (loss) per share of Common Stock:
Basic	$(.55)	.$	.00	$(1.26)	$0.10	$0.15	$0.23	$0.31
Diluted	$(.55)		$.00	$(1.26)	$0.10	$0.15	$0.22	$0.30
Cash dividend declared per share	$—		$.25	$0.50	$0.50	$0.50	$0.50	$0.50

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Key Operating Ratios:

	At or for the Six Months Ended March 31,		At or for the Year Ended September 30,
	2007	2006	2006	2005	2004	2003	2002
Performance Ratios (1):
Return on average assets (net (loss) income divided by average total assets)	(0.84)%	(0.00)%	(0.92)%	0.08%	0.12%	0.21%	0.37%
Return on average equity (net (loss) income divided by average equity)	(19.00)	(.01)	(19.86)	1.40	2.03	2.94	4.01
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	1.69	2.02	1.96	2.16	2.43	2.81	2.94
Net interest margin (net interest income divided by average interest-earning assets) (3)	1.71	1.97	1.89	2.15	2.41	2.90	3.15
Ratio of average interest-earning assets to average interest-bearing liabilities	100.42	98.16	98.30	99.68	99.48	103.38	105.92
Ratio of non-interest expense to average total assets	1.16	2.01	3.35	2.12	2.20	2.46	2.46
Efficiency ratio (4)	776.27	103.44	173.69	95.94	93.86	88.71	80.71
Dividend payout ratio (dividend declared per share divided by net income per share) (5)	—	N.M.	N.M.	500.00	333.33	217.39	161.29
Asset Quality Ratios:
Nonperforming assets to total assets at end of period	0.37	0.04	0.32	0.09	0.11	0.09	0.28
Nonperforming loans to gross loans at end of period	0.49	0.06	0.51	0.15	0.21	0.08	0.33
Allowance for loan losses to gross loans at end of period	0.60	0.58	0.56	0.57	0.63	0.70	0.55
Allowance for loan losses to nonperforming loans at end of period	106.53	954.80	109.30	372.09	296.67	899.33	158.09
(Reversal) provision for loan losses to gross loans	(0.02)	(0.01)	(0.02)	0.03	0.12	0.12	0.12
Net charge-offs to average loans outstanding	—	—	—	—	0.16	0.22	0.09
Capital Ratios:
Equity to total assets at end of period	4.74	4.92	4.25	5.17	5.70	6.70	7.72
Average equity to average assets	4.46	5.00	4.63	5.42	6.08	7.09	8.61
Other Data:
Number of full-service offices	18	17	18	17	15	16	16

(1)	Performance ratios for the six months ended March 31, 2007 and 2006 are annualized.

(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities. No tax equivalent adjustments were made.

(3)	Represents net interest income as a percent of average interest-earning assets. No tax equivalent adjustments were made.

(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

(5)	Represents dividends paid to minority shareholders only as a percent of net earnings. Does not include dividends waived by Baltimore County Savings Bank, M.H.C.

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INFORMATION ABOUT THE SPECIAL MEETING

To Be Held on ___________ __, 2007

General

This proxy statement/prospectus is being furnished to you in connection with the solicitation by the board of directors of BCSB Bankcorp of proxies to be voted at the special meeting of shareholders to be held at Baltimore County Savings Bank’s branch offce located at 4208 Ebenezer Road, Baltimore, Maryland on _________, 2007 at __:00 __.m., local time, and any adjournment or postponement thereof.

The purpose of the special meeting is to consider and vote upon the Plan of Conversion and Reorganization of Baltimore County Savings Bank, M.H.C., BCSB Bankcorp and Baltimore County Savings Bank (the “plan of conversion”). In addition, stockholders will vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion. Stockholders will vote on the following informational proposals with respect to the articles of incorporation of BCSB Bancorp:

•	Approval of an increase in the authorized shares of capital stock;

•	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit the ability of stockholders to remove directors;

•	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit business combinations with interested stockholders;

•	Approval of a provision in BCSB Bancorp’s articles of incorporation requiring a super-majority vote to approve certain amendments to BCSB Bancorp’s articles of incorporation; and

•	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of BCSB Bancorp’s outstanding voting stock.

The plan of conversion provides for a series of transactions, referred to as the conversion and offering, which will result in the elimination of the mutual holding company. The plan of conversion will also result in the creation of a new stock form holding company which will own all of the outstanding shares of Baltimore County Savings Bank, the exchange of shares of common stock of BCSB Bankcorp by stockholders other than Baltimore County Savings Bank, M.H.C., who are referred to as the “public shareholders,” for shares of the new stock form holding company, BCSB Bancorp, the issuance and the sale of additional shares to depositors of Baltimore County Savings Bank and others in an offering. The conversion and offering will be accomplished through a series of substantially simultaneous and interdependent transactions as follows:

•	BCSB Bankcorp will convert into an interim federal stock savings association and simultaneously merge with and into Baltimore County Savings Bank, pursuant to which BCSB Bankcorp will cease to exist;

•

Baltimore County Savings Bank, M.H.C. will convert from mutual form to a federal interim stock savings association and simultaneously merge with and into Baltimore County Savings Bank, pursuant to which Baltimore County Savings Bank, M.H.C. will cease to exist and the shares of BCSB Bankcorp common stock held by Baltimore County Savings Bank, M.H.C. will be canceled; and

•	Baltimore County Interim Federal Savings and Loan Association III will be formed as a wholly owned subsidiary of BCSB Bancorp, and then will merge with and into Baltimore County Savings Bank.

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As a result of the merger of Baltimore County Interim Federal Savings and Loan Association III with and into Baltimore County Savings Bank, Baltimore County Savings Bank will become a wholly owned subsidiary of BCSB Bancorp and the outstanding shares of BCSB Bankcorp common stock held by persons other than Baltimore County Savings Bank, M.H.C. will be converted into a number of shares of BCSB Bankcorp common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of BCSB Bancorp common stock to be outstanding upon the completion of the conversion (i.e., the common stock and the exchange shares) as the percentage of BCSB Bankcorp common stock owned by them in the aggregate immediately before consummation of the conversion before giving effect to (1) the payment of cash in lieu of issuing fractional exchange shares, (2) any shares of common stock purchased by existing public stockholders of BCSB Bankcorp in the offering.

Pursuant to Office of Thrift Supervision regulations, consummation of the conversion (including the offering of common stock in the offering, as described below) is conditioned upon the approval of the plan of conversion and reorganization by (1) the Office of Thrift Supervision, (2) at least a majority of the total number of votes eligible to be cast by members of Baltimore County Savings Bank, M.H.C. at the special meeting of members, (3) holders of at least two-thirds of the shares of the outstanding BCSB Bankcorp common stock at the special meeting of stockholders, and (4) the holders of at least a majority of the shares of outstanding common stock of BCSB Bankcorp, excluding shares held by Baltimore County Savings Bank, M.H.C., at the special meeting of stockholders.

This proxy statement/prospectus, together with the accompanying proxy card(s), is first being mailed or delivered to shareholders of BCSB Bankcorp on or about __________ __, 2007.

Voting in favor of or against the Plan of Conversion includes a vote for or against the conversion of Baltimore County Savings Bank, M.H.C. to a stock form holding company as contemplated by the Plan of Conversion. Voting in favor of the Plan of Conversion will not obligate you to purchase any common stock in the offering and will not affect the balance, interest rate or federal deposit insurance of any deposits at Baltimore County Savings Bank.

Who Can Vote at the Meeting

You are entitled to vote your BCSB Bankcorp common stock if our records show that you held your shares as of the close of business on ________, 2007. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote.

As of the close of business on _________, 2007, there were _________ shares of BCSB Bankcorp common stock outstanding. Each share of common stock has one vote.

Attending the Meeting

If you are a stockholder as of the close of business on ________, 2007, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of BCSB Bankcorp common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

The special meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, is present at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

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Proposal 1. Approval of the Plan of Conversion. To be approved, the plan of conversion and reorganization requires the affirmative vote of two-thirds of the outstanding shares of BCSB Bankcorp common stock, including the shares held by Baltimore County Savings Bank, M.H.C., and the affirmative vote of a majority of votes eligible to be cast at the meeting, excluding shares of Baltimore County Savings Bank, M.H.C. Abstentions and broker non-votes will have the same effect as a vote against the plan of conversion and reorganization.

Proposal 2: Approval of the adjournment of the special meeting. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of BCSB Bankcorp common stock to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion.

Informational Proposals 3a through 3e: Approval of certain provisions in BCSB Bancorp’s articles of incorporation. The provisions of BCSB Bancorp’s articles of incorporation which are summarized as informational proposals were approved as part of the process in which the board of directors of BCSB Bankcorp approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of BCSB Bancorp’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of BCSB Bancorp, if such attempts are not approved by the Board of Directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Other Matters. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of common stock of BCSB Bankcorp.

Shares Held by Baltimore County Savings Bank, M.H.C. and Our Officers and Directors

As of __________, 2007, Baltimore County Savings Bank, M.H.C. beneficially owned 3,754,960 shares of BCSB Bankcorp common stock. This equals 63.5% of our outstanding shares. Baltimore County Savings Bank, M.H.C. intends to vote all of its shares in favor of Proposal 1, approval of the plan of conversion and reorganization, Proposal 2, approval of the adjournment of the special meeting, and Informational Proposals 3a through 3e.

As of __________, 2007, our officers and directors beneficially owned 196,859 shares of BCSB Bankcorp common stock, not including shares that they may acquire upon the exercise of outstanding stock options. This equals _____% of our outstanding shares and _____% of shares held by persons other than Baltimore County Savings Bank, M.H.C.

Voting by Proxy

Our Board of Directors is sending you this proxy statement to request that you allow your shares of BCSB Bankcorp common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of BCSB Bankcorp common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our Board of Directors. Our Board of Directors recommends that you vote “FOR” approval of the plan of conversion and reorganization, “FOR” Proposal 2, approval of the adjournment of the special meeting, and “FOR” each of the Informational Proposals 3a through 3e.

If any matters not described in this proxy statement are properly presented at the special meeting, the Board of Directors will use their judgment to determine how to vote your shares. We do not know of any other matters to be presented at the special meeting.

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You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of BCSB Bankcorp in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

If your BCSB Bankcorp common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.

Solicitation of Proxies

This proxy statement/prospectus and the accompanying proxy card are being furnished to you in connection with the solicitation of proxies for the special meeting by the Board of Directors. BCSB Bankcorp will pay the costs of soliciting proxies from its shareholders. To the extent necessary to permit approval of the Plan of Conversion and the other proposals being considered, directors, officers or employees of BCSB Bankcorp and Baltimore County Savings Bank may solicit proxies by mail, telephone and other forms of communication. We will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with such solicitation.

We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

The Board of Directors recommends that you promptly sign, date and mark the enclosed proxy card in favor of the adoption of the Plan of Conversion and promptly return it in the enclosed self-addressed, postage-prepaid proxy reply envelope. Returning the proxy card will not prevent you from voting in person at the special meeting.

Your prompt vote is very important. Failure to vote will have the same effect as voting against the Plan of Conversion.

PROPOSAL 1 — APPROVAL OF THE PLAN OF CONVERSION AND REORGANIZATION

General

On February 14, 2007, the respective Boards of Directors of BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C. unanimously adopted the plan of conversion and reorganization. Under the plan of conversion and reorganization, Baltimore County Savings Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of BCSB Bancorp, a newly formed Maryland corporation. Current stockholders of BCSB Bankcorp, other than Baltimore County Savings Bank, M.H.C., will receive shares of BCSB Bancorp common stock in exchange for their shares of BCSB Bankcorp common stock. Following the conversion, Baltimore County Savings Bank, M.H.C. will no longer exist.

The conversion to a stock holding company structure also includes the offering by BCSB Bancorp of its common stock to qualifying depositors and borrowers of Baltimore County Savings Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the appraisal of BCSB Bancorp and Baltimore County Savings Bank as converted, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by BCSB Bancorp from the sale of the common stock. If the conversion is terminated, we would be required to charge all conversion expenses against current income.

The Office of Thrift Supervision has approved our plan of conversion and reorganization, subject to, among other things, approval of the plan of conversion and reorganization by Baltimore County Savings Bank, M.H.C.’s

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members and BCSB Bankcorp’s stockholders. The special meetings of Baltimore County Savings Bank, M.H.C.’s members and BCSB Bankcorp’s stockholders have been called for this purpose on _____________________.

The following is a brief summary of the pertinent aspects of the conversion. A copy of the plan of conversion and reorganization is available from Baltimore County Savings Bank upon request and is available for inspection at the offices of Baltimore County Savings Bank and at the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to the registration statement, which BCSB Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information” in this proxy statement/prospectus.

Request for a Copy of the Plan of Conversion and Reorganization

A copy of the plan of conversion and reorganization and the articles of incorporation and bylaws of BCSB Bancorp are available upon written request to BCSB Bankcorp at the address on the front of this proxy statement. To receive timely delivery of the documents in advance of the special meeting of stockholders, you should make your request no later than __________________, 2007.

Description of the Conversion

BCSB Bancorp has been incorporated under Maryland law as a first-tier wholly owned subsidiary of Baltimore County Savings Bank. To effect the conversion, the following will occur:

•	BCSB Bankcorp will convert into an interim federal stock savings association and simultaneously merge with and into Baltimore County Savings Bank, pursuant to which BCSB Bankcorp will cease to exist;

•

Baltimore County Savings Bank, M.H.C. will convert from mutual form to a federal interim stock savings association and simultaneously merge with and into Baltimore County Savings Bank, pursuant to which Baltimore County Savings Bank, M.H.C. will cease to exist and the shares of BCSB Bankcorp common stock held by Baltimore County Savings Bank, M.H.C. will be canceled; and

•	Baltimore County Interim Federal Savings and Loan Association III will be formed as a wholly owned subsidiary of BCSB Bancorp, and then will merge with and into Baltimore County Savings Bank.

As a result of the merger of Baltimore County Interim Federal Savings and Loan Association III with and into Baltimore County Savings Bank, Baltimore County Savings Bank will become a wholly owned subsidiary of BCSB Bancorp and the outstanding shares of BCSB Bankcorp common stock held by persons other than Baltimore County Savings Bank, M.H.C. will be converted into a number of shares of BCSB Bankcorp common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of BCSB Bancorp common stock to be outstanding upon the completion of the conversion (i.e., the common stock and the exchange shares) as the percentage of BCSB Bankcorp common stock owned by them in the aggregate immediately before consummation of the conversion before giving effect to (1) the payment of cash in lieu of issuing fractional exchange shares, (2) any shares of common stock purchased by existing public stockholders of BCSB Bankcorp in the offering.

Pursuant to Office of Thrift Supervision regulations, consummation of the conversion (including the offering of common stock in the offering, as described below) is conditioned upon the approval of the plan of conversion and reorganization by (1) the Office of Thrift Supervision, (2) at least a majority of the total number of votes eligible to be cast by members of Baltimore County Savings Bank, M.H.C. at the special meeting of members, (3) holders of at least two-thirds of the shares of the outstanding BCSB Bankcorp common stock at the special meeting of stockholders, and (4) the holders of at least a majority of the shares of outstanding common stock of BCSB Bankcorp, excluding shares held by Baltimore County Savings Bank, M.H.C., at the special meeting of stockholders.

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Reasons for the Conversion

After considering the advantages and disadvantages of the conversion, the Boards of Directors of BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C. unanimously approved the conversion as being in the best interests of BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C. and their respective stockholders and members. The Board of Directors concluded that the conversion offers a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the conversion.

The conversion will result in the raising of additional capital for BCSB Bancorp and Baltimore County Savings Bank, which will support Baltimore County Savings Bank’s future lending and operational growth and may also support future branching activities or the acquisition of other financial institutions or financial service companies or their assets. As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer our common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two.

After completion of the conversion, the unissued common and preferred stock authorized by BCSB Bancorp’s articles of incorporation will permit us to raise additional capital through further sales of securities. Although BCSB Bankcorp currently has the ability to raise additional capital through the sale of additional shares of BCSB Bankcorp common stock, that ability is limited by the mutual holding company structure, which, among other things, requires that Baltimore County Savings Bank, M.H.C. hold a majority of the outstanding shares of BCSB Bankcorp common stock.

Although no assurances can be given, we expect the conversion to result in a more active and liquid market for BCSB Bancorp common stock, which we have applied to have listed on the Nasdaq Global Market, than currently exists for BCSB Bankcorp common stock.

The conversion will afford our officers and employees the opportunity to increase their stock ownership, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The conversion also will provide our customers and local community members with an opportunity to acquire our stock.

If Baltimore County Savings Bank had undertaken a standard conversion in 1998, applicable Office of Thrift Supervision regulations would have required a greater amount of BCSB Bankcorp common stock to be sold than the amount that was sold in connection with the formation of Baltimore County Savings Bank, M.H.C. and BCSB Bankcorp. If a standard conversion had been conducted in 1998, management of Baltimore County Savings Bank believed that it would have been difficult to prudently invest the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the formation of Baltimore County Savings Bank, M.H.C. In addition, a standard conversion in 1998 would have immediately eliminated all aspects of the mutual form of organization.

The primary disadvantage of the conversion considered by Baltimore County Savings Bank’s Board of Directors is the fact that operating in the stock holding company form of organization could subject Baltimore County Savings Bank to contests for corporate control. The Board of Directors determined that the advantages of the conversion outweighed the disadvantages.

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Effect of the Conversion on Stockholders of BCSB Bankcorp

Effect on Stockholders’ Rights. As a result of the conversion, current holders of BCSB Bankcorp common stock will become stockholders of BCSB Bancorp. There are certain differences in stockholder rights arising from distinctions between the federal stock charter and bylaws of BCSB Bankcorp and the articles of incorporation and bylaws of BCSB Bancorp and from distinctions between laws with respect to federally chartered savings and loan holding companies and Maryland law. For additional information, see “Comparison of Stockholder Rights.”

Effect on Book Value, Earnings Per Share and Price Per Share. As adjusted for the exchange ratio, the conversion will increase the stockholders’ equity (book value) per share and earnings per share of the current stockholders of BCSB Bankcorp. The following table compares historical information for BCSB Bankcorp with similar information on a pro forma and per equivalent BCSB Bankcorp share basis. The information listed as “per equivalent BCSB Bankcorp share” was obtained by multiplying the pro forma amounts by the exchange ratio indicated in the table.

Dividend information is not included on the table as we suspended the BCSB Bankcorp dividend program and agreed with the Office of Thrift Supervision that we will not pay cash dividends to stockholders of BCSB Bankcorp going forward without Office of Thrift Supervision consent, and after the conversion we initially do not intend to pay cash dividends.

	BCSB Bankcorp Historical	Pro Forma	Exchange Ratio	Per Equivalent BCSB Bankcorp Share
Book value per share at March 31, 2007:
Sale of 3,995,000 shares	$5.82	$10.70	1.0632	$11.37
Sale of 4,700,000 shares	5.82	9.89	1.2508	12.37
Sale of 5,405,000 shares	5.82	9.30	1.4384	13.38
Sale of 6,215,750 shares	5.82	8.78	1.6542	14.53
Earnings per share for six months ended March 31, 2007:
Sale of 3,995,000 shares	(0.55)	(0.50)	1.0632	(0.54)
Sale of 4,700,000 shares	(0.55)	(0.42)	1.2508	(0.53)
Sale of 5,405,000 shares	(0.55)	(0.36)	1.4384	(0.52)
Sale of 6,215,750 shares	(0.55)	(0.31)	1.6542	(0.51)
Price per share (1):
Sale of 3,995,000 shares	14.35	10.00	1.0632	10.63
Sale of 4,700,000 shares	14.35	10.00	1.2508	12.51
Sale of 5,405,000 shares	14.35	10.00	1.4384	14.38
Sale of 6,215,750 shares	14.35	10.00	1.6542	16.54

(1)	At February 13, 2007, which was the day of the last trade before announcement of the adoption of the plan of conversion.

Dissenters’ Rights. Under Office of Thrift Supervision regulations, the public shareholders of BCSB Bankcorp common stock will not have dissenters’ rights as a result of the exchange of shares of BCSB Bancorp common stock for shares of BCSB Bankcorp common stock as part of the conversion.

Share Exchange Ratio

Office of Thrift Supervision regulations provide that in a conversion from mutual holding company to stock holding company form, the public stockholders will be entitled to exchange their shares for common stock of the stock holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of

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Thrift Supervision that the basis for the exchange is fair and reasonable. Under the plan of conversion and reorganization, each publicly held share of BCSB Bankcorp common stock will, on the effective date of the conversion, be converted automatically into and become the right to receive a number of new shares of BCSB Bancorp common stock. The number of new shares of common stock will be determined pursuant to an exchange ratio that ensures that the public stockholders of BCSB Bankcorp common stock will own approximately the same percentage of new common stock in BCSB Bancorp after the conversion as they held in BCSB Bankcorp immediately before the conversion, before giving effect to (1) the receipt of cash in lieu of fractional shares and (2) their purchase of additional shares in the offering. At March 31, 2007, there were 5,915,243 shares of BCSB Bankcorp common stock outstanding, of which 2,160,283 were publicly held. The exchange ratio is not dependent on the market value of BCSB Bankcorp common stock. It is calculated based on the percentage of BCSB Bankcorp common stock held by the public, the independent appraisal of BCSB Bankcorp prepared by Feldman Financial Advisors, Inc. and the number of shares sold in the offering.

The following table shows how the exchange ratio will adjust, based on the number of shares sold in the offering. The table also shows how many shares an owner of 100 shares of BCSB Bankcorp common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to Be Sold in This Offering		Shares to be Exchanged for Shares of BCSB Bancorp (1)		Total Shares of Common Stock to be Outstanding	ExchangeRatio	Shares to be Received for 100 Existing Shares of BCSB Bankcorp (1)
	Amount	Percent	Amount	Percent
Minimum	3,995,000	63.5%	2,296,786	36.5%	6,291,786	1.0632	106
Midpoint	4,700,000	63.5	2,702,101	36.5	7,402,101	1.2508	125
Maximum	5,405,000	63.5	3,107,416	36.5	8,512,416	1.4384	144
15% Above Maximum	6,215,750	63.5	3,573,528	36.5	9,789,278	1.6542	165

(1)	Cash will be paid instead of issuing any fractional shares.

Outstanding options to purchase shares of BCSB Bankcorp common stock will be converted into and become options to purchase BCSB Bancorp common stock. The number of shares of common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected. At March 31, 2007, there were 132,000 outstanding options to purchase BCSB Bankcorp common stock, 112,000 of which were vested.

Conditions to Completing the Conversion

We are conducting the conversion under the terms of our plan of conversion and reorganization. We cannot complete the conversion and related offering unless:

•

the plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of Baltimore County Savings Bank, M.H.C. (depositors and certain borrowers of Baltimore County Savings Bank);

•	the plan of conversion and reorganization is approved by at least two-thirds of the outstanding shares of BCSB Bankcorp, including shares held by Baltimore County Savings Bank, M.H.C.;

•	the plan of conversion and reorganization is approved by at least a majority of the outstanding shares of BCSB Bankcorp common stock held by persons other than Baltimore County Savings Bank, M.H.C.;

•	we sell at least the minimum number of shares offered; and

•	we receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

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Future Equity Incentive Plan

Following the conversion, BCSB Bancorp plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. Shares of restricted stock may be awarded at no cost to the recipient, in an amount up to 4% of the number of shares of BCSB Bancorp common stock that will be outstanding following the conversion, less the 91,464 shares, to be adjusted for the exchange ratio, of restricted stock authorized for awards under our existing management recognition plan. Stock options may be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date, in an amount equal to 10% of the BCSB Bancorp shares that will be outstanding following the conversion, less the 228,660 shares, to be adjusted for the exchange ratio, authorized for option awards under our 1999 stock option plan.

BCSB Bancorp may fund the equity incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of BCSB Bancorp common stock. The acquisition of additional authorized, but unissued, shares by the equity incentive plan after the conversion would dilute the interests of existing stockholders. See “Pro Forma Data.”

Restricted stock awards and stock options generally vest ratably over a five-year period, but BCSB Bancorp may also make vesting contingent upon the satisfaction of performance goals established by the Board of Directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of BCSB Bancorp.

The equity incentive plan will comply with all Office of Thrift Supervision regulations. No earlier than six months after the conversion, BCSB Bancorp will submit the equity incentive plan to stockholders for their approval, at which time BCSB Bancorp will provide stockholders with detailed information about the plan. Under Office of Thrift Supervision regulations, this plan must be approved by a majority of the total votes eligible to be cast by our stockholders. See “Our Management —Benefit Plans— Future Equity Incentive Plan” in this proxy statement/prospectus.

Amendment or Termination of the Plan of Conversion

All interpretations of the plan of conversion by the Boards of Directors of Baltimore County Savings Bank, BCSB Bankcorp, Baltimore County Savings Bank, M.H.C. and BCSB Bancorp will be final, subject to the authority of the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable by the Boards of Directors of Baltimore County Savings Bank, BCSB Bankcorp, Baltimore County Savings Bank, M.H.C. and BCSB Bancorp, the plan of conversion may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time before the solicitation of proxies from members of Baltimore County Savings Bank, M.H.C. and BCSB Bankcorp, Inc.’s stockholders to vote on the plan of conversion and at any time thereafter with the concurrence of the Office of Thrift Supervision. Any amendment to the plan of conversion made after approval by Baltimore County Savings Bank, M.H.C.’s members and BCSB Bankcorp, Inc.’s stockholders with the concurrence of the Office of Thrift Supervision shall not necessitate further approval by the members and BCSB Bankcorp, Inc.’s stockholders unless otherwise required by the Office of Thrift Supervision. The plan of conversion shall terminate if the sale of all shares of BCSB Bancorp common stock is not completed within 24 months from the earlier of the date of the special meeting of BCSB Bankcorp’s stockholders and the special meeting of Baltimore County Savings Bank, M.H.C.’s members. Before the earlier of the two special meetings, the plan of conversion may be terminated by the Board of Directors of Baltimore County Savings Bank, BCSB Bankcorp, Baltimore County Savings Bank, M.H.C. and BCSB Bancorp without approval of the Office of Thrift Supervision. After the special meetings, the Board of Directors may terminate the plan of conversion only with the concurrence of the Office of Thrift Supervision.

Interest of Management and Directors in Matters to be Acted Upon

Management and directors of BCSB Bankcorp have an interest in the matters that will be acted upon because BCSB Bancorp intends to acquire additional stock for its employee stock ownership plan, to consider the implementation of an equity incentive plan. See “Our Management —Benefit Plans—Future Equity Incentive Plan.”

The Board of Directors recommends that you vote “FOR” the adoption of the plan of conversion. See “The Conversion – Reasons For The Conversion” in this proxy statement/prospectus.

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PROPOSAL 2 - ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to approve the plan of conversion at the time of the special meeting, the plan of conversion may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by BCSB Bankcorp at the time of the special meeting to be voted for an adjournment, if necessary, BCSB Bankcorp has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The Board of Directors of BCSB Bankcorp recommends that stockholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to stockholders (unless the adjournment is for more than 120 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

The Board of Directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion.

PROPOSALS 3a THROUGH 3e - INFORMATIONAL PROPOSALS RELATED TO THE

ARTICLES OF INCORPORATION OF BCSB BANCORP

By their approval of the plan of conversion as set forth in Proposal 1, the board of directors of BCSB Bankcorp has approved each of the informational proposals numbered 3a through 3e, all of which relate to provisions included in the articles of incorporation of BCSB Bancorp. Each of these informational proposals is discussed in more detail below.

As a result of the conversion, the public shareholders of BCSB Bankcorp, whose rights are presently governed by the charter and bylaws of BCSB Bankcorp, will become shareholders of BCSB Bancorp, whose rights will be governed by the articles of incorporation and bylaws of BCSB Bancorp. The following informational proposals address the material differences between the governing documents of the two companies. This discussion is qualified in its entirety by reference to the articles of incorporation of BCSB Bankcorp and the articles of incorporation of BCSB Bancorp. See “Where You Can Find Additional Information” for procedures for obtaining a copy of those documents.

The provisions of BCSB Bancorp’s articles of incorporation which are summarized as informational proposals 3a through 3e were approved as part of the process in which the board of directors of BCSB Bankcorp approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. BCSB Bankcorp’s stockholders are not being asked to approve these informational proposals at the special meeting. While we are asking you to vote with respect to each of the informational proposals set forth below, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of BCSB Bancorp’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of BCSB Bancorp, if such attempts are not approved by the Board of Directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Informational Proposal 3a – Approval of an Increase of Authorized Shares of Capital Stock. The authorized capital stock of BCSB Bancorp consists of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. The current authorized capital stock of BCSB Bankcorp consists of 13,500,000 shares of common stock, par value $0.01 per share, and 1,500,000 shares of preferred stock, par value $0.01 per share.

At May 7, 2007, there were 5,915,243 issued and outstanding shares of common stock of BCSB Bankcorp and no outstanding shares of preferred stock. At the maximum of the offering range, we expect to issue an aggregate of 8,512,416 shares of BCSB Bancorp common stock in the offering and as exchange shares, almost double the existing number of outstanding shares of BCSB Bankcorp. At the maximum of the offering range, an

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additional 256,266 shares of BCSB Bancorp common stock will be reserved for issuance pursuant to the existing 1999 stock option plan and another 20,661 shares will be reserved for issuance pursuant to the existing management recognition plan. In addition, 731,272 shares would be reserved under the future equity incentive plan which is contemplated. Given the increased number of shares of common stock to be issued and outstanding and reserved for issuance, an increase in the number of authorized shares of capital stock is believed to be appropriate.

BCSB Bancorp’s Board of Directors currently has no plans for the issuance of additional shares of common stock, other than the issuance of shares of pursuant to the terms of the existing 1999 stock option plan and management recognition plan and the proposed new equity incentive plan.

All authorized and unissued shares of BCSB Bancorp’s common stock and preferred stock following the conversion and offering will be available for issuance without further action of the shareholders, unless such action is required by applicable law or the listing standards of The Nasdaq Stock Market or the listing standards of any other stock exchange on which BCSB Bancorp’s securities may then be listed.

An increase in the number of authorized shares of capital stock may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of BCSB Bancorp, if such attempts are not approved by the Board of Directors. In the event that a tender offer or other takeover attempt is threatened, the Board of Directors could issue shares of stock from authorized and unissued shares in order to dilute the stock ownership of persons seeking to take control of BCSB Bancorp.

The Board of Directors recommends that you vote “FOR” the proposal to increase the authorized shares of capital stock.

Informational Proposal 3b – Approval of a Provision in BCSB Bancorp’s Articles of Incorporation to Limit the Ability of Stockholders to Remove Directors. The articles of incorporation of BCSB Bancorp provide that any director may be removed by stockholders only for cause upon the affirmative vote of the holders of not less than 80% of the shares entitled to vote in the election of directors.

BCSB Bankcorp’s Bylaws provides that any director may be removed only for cause by vote of the holders of a majority of the outstanding voting shares at a meeting of stockholders called for such purpose. This has provided an adequate degree of protection under the mutual holding company structure, in which the mutual holding company owns a majority of all voting shares and can prevent a third party from seeking removal of one or more directors in order to promote an agenda that may not be in the best interests of all other stockholders.

The 80% voting requirement of the Articles of Incorporation of BCSB Bancorp is intended to prevent sudden and fundamental changes to the composition of the Board of Directors except in the case of director misconduct. This provision does not prevent the replacement of one or more directors at an annual meeting of stockholders, and will not prevent replacement of the entire Board over the course of three years. This provision is intended to reduce the ability of anyone to coerce members of the Board of Directors by threatening them with removal from office, in cases where the directors are acting in good faith to discharge their duties to the corporation and to all stockholders as a group. This provision will not prevent a stockholder from conducting a proxy contest with respect to the election of directors at an annual meeting of stockholders.

The higher vote threshold may make it more difficult to bring about a change in control of BCSB Bancorp. One method for a hostile stockholder to take control of a company is to acquire a majority of the outstanding shares of the company through a tender offer or open market purchases and then use its voting power to remove the existing directors.

The Board of Directors believes that it is desirable to adopt this provision so that a director’s continued service will be conditioned on his or her ability to serve and discharge his or her duties to the corporation and the stockholders in good faith, rather than his or her position relative to a dominant stockholder.

The Board of Directors recommends that you vote “FOR” the approval of a provision in BCSB Bancorp’s articles of incorporation to limit the ability of stockholders to remove directors.

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Informational Proposal 1c – Approval of a Provision In BCSB Bancorp’s Articles Of Incorporation to Limit Business Combinations with Interested Stockholders. The articles of incorporation of BCSB Bancorp require the approval of the holders of at least 80% of BCSB Bancorp’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested stockholder.” This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of disinterested directors or where various fair price and procedural conditions have been met.

Under BCSB Bancorp’s articles of incorporation, the term “interested stockholder” means any person who or which is:

•	the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then outstanding voting stock of BCSB Bancorp;

•

an affiliate of BCSB Bancorp and at any time in the two-year period before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the BCSB Bancorp; or

•

an assignee of or has otherwise succeeded to any shares of voting stock that were at any time within the two-year period immediately before the date in question beneficially owned by any interested stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

A “business combination” includes, but is not limited to:

•

any merger or consolidation of BCSB Bancorp or of its subsidiaries with (a) any interested stockholder; or (b) any other corporation, which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

•

any sale, lease, exchange , mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested stockholder, or any affiliate of any interested stockholder, of any assets of BCSB Bancorp or any of its subsidiaries having an aggregate fair market value equaling or exceeding 25% or more of the combined assets of the BCSB Bancorp and its subsidiaries;

•

the issuance or transfer by BCSB Bancorp or any of its subsidiaries (in one transaction or a series of transactions) of any securities of BCSB Bancorp or any of its subsidiaries to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the outstanding common stock of BCSB Bancorp, except for any issuance or transfer pursuant to an employee benefit plan of BCSB Bancorp or any of its subsidiaries;

•	the adoption of any plan for the liquidation or dissolution of BCSB Bancorp proposed by or on behalf of any interested stockholder or any affiliate or associate of such interested stockholder; or

•

any reclassification of securities (including any reverse stock split), or recapitalization of BCSB Bancorp, or any merger or consolidation of BCSB Bancorp with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of BCSB Bancorp or any of its subsidiaries, which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

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Neither the charter or bylaws of BCSB Bankcorp nor the federal laws and regulations applicable to BCSB Bankcorp contain a provision that restricts business combinations between BCSB Bankcorp and any interested stockholder in the manner set forth above.

This provision is intended to limit the ability of any person who acquires a significant number of shares of BCSB Bancorp common stock to effect a transaction that may not be in the best interests of BCSB Bancorp and its stockholders generally. This will not prevent a significant stockholder from seeking approval of a business combination, but it will make it more difficult for such a stockholder to influence the outcome of a stockholder vote simply by acquiring a large number of shares of common stock but without persuading other stockholders of the merits of its proposed course of action.

BCSB Bankcorp’s charter does not contain similar provisions regarding business combinations involving interested stockholders. This has not been necessary under the mutual holding company structure, in which the mutual holding company owns a majority of all voting shares and can prevent a third party from effecting a transaction that may be in its own self-interest but which may not be in the best interests of all other stockholders.

The Board of Directors recommends that you vote “FOR” the approval of a provision in BCSB Bancorp’s articles of incorporation to limit business combinations with interested stockholders.

Informational Proposal 1d. - Approval of a Provision in BCSB Bancorp’s Articles of Incorporation Requiring a Super-Majority Vote to Approve Certain Amendments to BCSB Bancorp’s Articles of Incorporation. No amendment of the charter of BCSB Bankcorp may be made unless it is first proposed by the Board of Directors, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of BCSB Bancorp generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C of Article Fifth (Limitation of Voting Common Stock), Sections A and C of Article Seventh (Removal of Directors), Sections F, J and L of Article Eighth (Amendment of Governing Instruments) and Article Ninth (Approval of Business Combinations), must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, except that the Board of Directors may amend the articles of incorporation without any action by the stockholders to increase or decrease the aggregate number of shares of capital stock.

These limitations on amendments to specified provisions of BCSB Bancorp’s articles of incorporation are intended to ensure that the referenced provisions are not limited or changed upon a simple majority vote. While this limits the ability of shareholders to amend those provisions, Baltimore County Savings Bank, M.H.C., as a 63.5% shareholder, currently can effectively block any shareholder proposed change to the charter.

This provision in BCSB Bancorp’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where to ability to make fundamental changes through amendments to the articles of incorporation is an important element of the takeover strategy of the potential acquiror. The board of directors believes that the provisions limiting certain amendments to the articles of incorporation will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of BCSB Bancorp and the fundamental rights of its shareholders, and to preserve the ability of all shareholders to have an effective voice in the outcome of such matters.

The Board of Directors recommends that you vote “FOR” the approval of a provision in BCSB Bancorp’s articles of incorporation requiring a super-majority vote to approve certain amendments to BCSB Bancorp’s articles of incorporation.

Informational Proposal 1e. – Approval of a Provision in BCSB Bancorp’s Articles of Incorporation to Limit the Voting Rights of Shares Beneficially Owned in Excess of 10% of BCSB Bancorp’s Outstanding Voting Stock. The articles of incorporation of BCSB Bancorp provide that in no event shall any person, who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of stockholders entitled or permitted to vote on any matter (the “10% limit”), be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. This 10% limit restriction does not apply if the beneficial owner’s ownership of shares in excess of the 10% limit was approved by a majority of unaffiliated directors before the beneficial owner of such shares acquired beneficial ownership of the shares in

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excess of the 10% limit. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options and (2) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, and that are not otherwise beneficially, or deemed by BCSB Bancorp to be beneficially, owned by such person and his or her affiliates).

The foregoing restriction does not apply to:

•	any director or officer acting solely in their capacities as directors and officers; or

•	any employee benefit plans of BCSB Bancorp or any subsidiary or a trustee of a plan.

The charter of BCSB Bankcorp provides that, for a period of five years from the effective date of Baltimore County Savings Bank’s mutual holding company reorganization, no person, other than Baltimore County Savings Bank, M.H.C., shall directly or indirectly offer to acquire or acquire more than 10% of the then-outstanding shares of common stock. The foregoing restriction does not apply to:

•	the purchase of shares by underwriters in connection with a public offering; or

•	the purchase of shares by any employee benefit plans of BCSB Bankcorp or any subsidiary.

This provision is intended to limit the ability of any person to acquire a significant number of shares of BCSB Bancorp common stock and thereby gain sufficient voting control so as to cause BCSB Bancorp to effect a transaction that may not be in the best interests of BCSB Bancorp and its stockholders generally. This provision will not prevent a stockholder from seeking to acquire a controlling interest in BCSB Bancorp, but it will prevent a stockholder from voting more than 10% of the outstanding shares of common stock unless that stockholder has first persuaded the Board of Directors of the merits of the course of action proposed by the stockholder. The board of directors of BCSB Bancorp believes that fundamental transactions generally should be first considered and approved by the board of directors as the board generally believes that it is in the best position to make an initial assessment of the merits of any such transactions and that the Board of Directors’ ability to make the initial assessment could be impeded if a single stockholder could acquire a sufficiently large voting interest so as to control a stockholder vote on any given proposal. This provision in BCSB Bancorp’s articles of incorporation makes an acquisition, merger or other similar corporate transaction less likely to occur, even if such transaction is supported by most shareholders, because it can prevent a holder of shares in excess of the 10% limit from voting the excess shares in favor of the transaction. Thus, it may be deemed to have an anti-takeover effect.

The Board of Directors recommends that you vote “FOR” the approval of a provision in BCSB Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of BCSB Bancorp’s outstanding voting stock.

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THE CONVERSION

The Boards of Directors of BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C. have approved the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the members of Baltimore County Savings Bank, M.H.C. and the stockholders of BCSB Bankcorp. A special meeting of members and a special meeting of stockholders have been called for this purpose. The Office of Thrift Supervision also has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization.

General

On February 14, 2007, the respective Boards of Directors of BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C. unanimously adopted the plan of conversion and reorganization. Under the plan of conversion and reorganization, Baltimore County Savings Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of BCSB Bancorp, a newly formed Maryland corporation. Current stockholders of BCSB Bankcorp, other than Baltimore County Savings Bank, M.H.C., will receive shares of BCSB Bancorp common stock in exchange for their shares of BCSB Bankcorp common stock. Following the conversion, Baltimore County Savings Bank, M.H.C. will no longer exist.

The conversion to a stock holding company structure also includes the offering by BCSB Bancorp of its common stock to qualifying depositors and borrowers of Baltimore County Savings Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the appraisal of BCSB Bancorp and Baltimore County Savings Bank as converted, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by BCSB Bancorp from the sale of the common stock. If the conversion is terminated, we would be required to charge all conversion expenses against current income.

The Office of Thrift Supervision has approved our plan of conversion and reorganization, subject to, among other things, approval of the plan of conversion and reorganization by Baltimore County Savings Bank, M.H.C.’s members and BCSB Bankcorp’s stockholders. The special meetings of Baltimore County Savings Bank, M.H.C.’s members and BCSB Bankcorp’s stockholders have been called for this purpose on [MEETING DATE].

The following is a brief summary of the pertinent aspects of the conversion. A copy of the plan of conversion and reorganization is available from Baltimore County Savings Bank upon request and is available for inspection at the offices of Baltimore County Savings Bank and at the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to the registration statement, of which this proxy statement/prospectus forms a part that BCSB Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Conversion

After considering the advantages and disadvantages of the conversion, the Boards of Directors of BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C. unanimously approved the conversion as being in the best interests of BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C. and their respective stockholders and members. The Board of Directors concluded that the conversion offers a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the conversion.

The conversion will result in the raising of additional capital for BCSB Bancorp and Baltimore County Savings Bank, which will support Baltimore County Savings Bank’s future lending and operational growth and may also support future branching activities or the acquisition of other financial institutions or financial service companies or their assets. As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer our common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two.

After completion of the conversion, the unissued common and preferred stock authorized by BCSB Bancorp’s articles of incorporation will permit us to raise additional capital through further sales of securities. Although BCSB Bankcorp currently has the ability to raise additional capital through the sale of additional shares of BCSB Bankcorp common stock, that ability is limited by the mutual holding company structure, which, among other things, requires that Baltimore County Savings Bank, M.H.C. hold a majority of the outstanding shares of BCSB Bankcorp common stock.

Although no assurances can be given, we expect the conversion to result in a more active and liquid market for BCSB Bancorp common stock, which we have applied to have listed on the Nasdaq Global Market, than currently exists for BCSB Bankcorp common stock.

The conversion will afford our officers and employees the opportunity to increase their stock ownership, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The conversion also will provide our customers and local community members with an opportunity to acquire our stock.

If Baltimore County Savings Bank had undertaken a standard conversion in 1998, applicable Office of Thrift Supervision regulations would have required a greater amount of BCSB Bankcorp common stock to be sold than the amount that was sold in connection with the formation of Baltimore County Savings Bank, M.H.C. and BCSB Bankcorp. If a standard conversion had been conducted in 1998, management of Baltimore County Savings Bank believed that it would have been difficult to prudently invest the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the formation of Baltimore County Savings Bank, M.H.C. In addition, a standard conversion in 1998 would have immediately eliminated all aspects of the mutual form of organization.

The primary disadvantage of the conversion considered by Baltimore County Savings Bank’s Board of Directors is the fact that operating in the stock holding company form of organization could subject Baltimore County Savings Bank to contests for corporate control. The Board of Directors determined that the advantages of the conversion outweighed the disadvantages.

Description of the Conversion

BCSB Bancorp has been incorporated under Maryland law as a first-tier wholly owned subsidiary of Baltimore County Savings Bank. To effect the conversion, the following will occur:

•	BCSB Bankcorp will convert into an interim federal stock savings association and simultaneously merge with and into Baltimore County Savings Bank, pursuant to which BCSB Bankcorp will cease to exist;

•

Baltimore County Savings Bank, M.H.C. will convert from mutual form to a federal interim stock savings association and simultaneously merge with and into Baltimore County Savings Bank, pursuant to which Baltimore County Savings Bank, M.H.C. will cease to exist and the shares of BCSB Bankcorp common stock held by Baltimore County Savings Bank, M.H.C. will be canceled; and

•	Baltimore County Interim Federal Savings and Loan Association III will be formed as a wholly owned subsidiary of BCSB Bancorp, and then will merge with and into Baltimore County Savings Bank.

As a result of the merger of Baltimore County Interim Federal Savings and Loan Association III with and into Baltimore County Savings Bank, Baltimore County Savings Bank will become a wholly owned subsidiary of BCSB Bancorp and the outstanding shares of BCSB Bankcorp common stock held by persons other than Baltimore County Savings Bank, M.H.C. will be converted into a number of shares of BCSB Bancorp common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of BCSB Bancorp common stock to be outstanding upon the completion of the conversion (i.e., the common stock and the exchange shares) as the percentage of BCSB Bankcorp common stock owned by them in the aggregate immediately before consummation of the conversion before giving effect to (1) the payment of cash in lieu of issuing fractional exchange shares, (2) any shares of common stock purchased by existing public stockholders of BCSB Bankcorp in the offering.

Pursuant to Office of Thrift Supervision regulations, consummation of the conversion (including the offering of common stock in the offering, as described below) is conditioned upon the approval of the plan of conversion and reorganization by (1) the Office of Thrift Supervision, (2) at least a majority of the total number of votes eligible to be cast by members of Baltimore County Savings Bank, M.H.C. at the special meeting of members, (3) holders of at least two-thirds of the shares of the outstanding BCSB Bankcorp common stock at the special meeting of stockholders, and (4) the holders of at least a majority of the shares of outstanding common stock of BCSB Bankcorp, excluding shares held by Baltimore County Savings Bank, M.H.C., at the special meeting of stockholders.

Effects of Conversion on Depositors, Borrowers and Members

General. Each depositor in Baltimore County Savings Bank currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of Baltimore County Savings Bank, M.H.C. based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that Baltimore County Savings Bank, M.H.C. is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Baltimore County Savings Bank, M.H.C. after other claims are paid. Any depositor who opens a deposit account at Baltimore County Savings Bank obtains a pro rata ownership interest in the net worth of Baltimore County Savings Bank, M.H.C. without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of Baltimore County Savings Bank, M.H.C., which is lost to the extent that the balance in the account is reduced. When a mutual holding company converts to stock holding company form, depositors lose all rights to the net worth of the mutual holding company, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion.

Continuity. While the conversion is being accomplished, the normal business of Baltimore County Savings Bank will continue without interruption, including being regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the conversion, Baltimore County Savings Bank will continue to provide services for depositors and borrowers under current Baltimore County Savings Bank policies by its present management and staff.

The directors of Baltimore County Savings Bank at the time of conversion will serve as directors of Baltimore County Savings Bank after the conversion. The Board of Directors of BCSB Bancorp is composed of the individuals who currently serve on the Board of Directors of BCSB Bankcorp. All officers of Baltimore County Savings Bank at the time of conversion will retain their positions after the conversion.

Deposit Accounts and Loans. The conversion will not affect any deposit accounts or borrower relationships with Baltimore County Savings Bank. All deposit accounts in Baltimore County Savings Bank after the conversion will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the conversion. The conversion will not change the interest rate or the maturity of deposits at Baltimore County Savings Bank.

After the conversion, all loans of Baltimore County Savings Bank will retain the same status that they had before the conversion. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion.

Effect on Voting Rights of Members. Voting rights in Baltimore County Savings Bank, M.H.C., as a mutual holding company, belong to its depositor and borrower members. After the conversion, depositors and borrowers will no longer be members and will no longer have voting rights in Baltimore County Savings Bank, M.H.C., which will cease to exist. The holders of the common stock of BCSB Bancorp will possess all voting rights in BCSB Bancorp, and BCSB Bancorp, as the sole stockholder of Baltimore County Savings Bank, will possess all voting rights in Baltimore County Savings Bank. Depositors and borrowers of Baltimore County Savings Bank will not have any voting rights after the conversion except to the extent that they become stockholders of BCSB Bancorp by purchasing common stock.

Effect on Liquidation Rights. If Baltimore County Savings Bank, M.H.C. were to liquidate, all claims of Baltimore County Savings Bank, M.H.C.’s creditors would be paid first. Thereafter, if there were any assets remaining, members of Baltimore County Savings Bank, M.H.C. would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Baltimore County Savings Bank immediately before liquidation. In the unlikely event that Baltimore County Savings Bank were to liquidate after the conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “—Liquidation Rights” below), with any assets remaining thereafter distributed to BCSB Bancorp as the holder of Baltimore County Savings Bank’s capital stock.

Benefits of the Conversion to Management

We intend to implement the following benefit plans and employment and change in control agreements in connection with the conversion:

•

Employee Stock Ownership Plan. Our employee stock ownership plan intends to purchase in the offering a number of shares equal to 8% of the shares that will be outstanding following the conversion, less the 182,930 shares, to be adjusted for the exchange ratio, that our employee stock ownership plan purchased historically. The purchase will be funded with the proceeds of a loan from BCSB Bancorp. We expect the loan to have a 15-year term. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of participants. Allocations will be based on a participant’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The employee stock ownership plan will comply with all applicable Office of Thrift Supervision regulations.

•

Equity Incentive Plan. We intend to implement an equity incentive plan no earlier than six months after the conversion. The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. Under Office of Thrift Supervision regulations, if we implement the plan within one year following the conversion, the plan must be approved by the stockholders of BCSB Bancorp by a majority of the votes eligible to be cast. Under this plan, we may award to our employees and directors a number of stock options equal to 10% of the shares of BCSB Bancorp common stock that will be outstanding following the conversion, less the 228,660 shares, to be adjusted for the exchange ratio, that were authorized for option awards under our 1999 stock option plan. In addition, we may award to our employees and directors a number of shares of restricted stock equal to 4.0% of the shares of BCSB Bancorp common stock that will be outstanding following the conversion, less the 91,464 shares, to be adjusted for the exchange ratio, of restricted stock authorized for award under our existing management recognition plan. In no event will the number of options available for grant under our future equity incentive plan, combined with options granted under our 1999 option plan, exceed 10% of the shares of BCSB Bancorp common stock that will be outstanding following the conversion. In no event will the number of shares available for awards of restricted stock under our future equity incentive plan, combined with shares of restricted stock awarded under our management recognition plan, exceed 4% of the shares of BCSB Bancorp common stock that will be outstanding following the conversion. We intend to file a registration statement with the Securities and Exchange Commission concurrently with the completion of the conversion to register shares that may be awarded under our management recognition plan or that are subject to outstanding options or options that may in the future be granted under our 1999 stock option plan. Unless earlier terminated by our board of directors, our 1999 stock option plan will terminate on July 15, 2009, and our management recognition plan will terminate upon the distribution of all assets held by the trust established in accordance with the plan. Once a plan terminates, we may not make any further awards under that plan. After these plans terminate, should there continue to be unawarded shares remaining in the plans, those shares will expire and may not be added to our future equity incentive plan. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense if we adopt this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•

Employment and Change in Control Agreements. Baltimore County Savings Bank has entered into a three-year employment agreement with Joseph J. Bouffard, our President and Chief Executive Officer. Baltimore County Savings Bank also entered into three-year severance agreements with each of William M. Loughran, our Executive Vice President, David M. Meadows, our Executive Vice President, General Counsel and Secretary, and Bonnie M. Klein, our Senior Vice President and Treasurer, and with two other officers who are not considered executive officers. These agreements provide for severance benefits if the executive is terminated following a change in control of BCSB Bankcorp or Baltimore County Savings Bank. The conversion does not constitute a change in control under these agreements. We also intend to enter amendments to the agreements to reflect the new holding company structure and to have the holding company guarantee payments due under the agreement, if those payments are not made by Baltimore County Savings Bank. Under the agreements, if a change in control of BCSB Bancorp or Baltimore County Savings Bank occurred on January 1, 2007 and Messrs. Bouffard, Loughran and Meadows and Ms. Klein’s employment were terminated, the total cash payments due (excluding certain continuing benefit obligations) would equal approximately $1.8 million.

The following table presents the total value of all shares to be available for restricted stock awards under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors.

	Value of
Share Price	154,426 Shares Awarded at Minimum of Range	181,681 Shares Awarded at Midpoint of Range	208,935 Shares Awarded at Maximum of Range	240,271 Shares Awarded at 15% Above Maximum of Range
(In thousands, except per share amounts)
$8.00	$1,235	$1,453	$1,671	$1,922
10.00	1,544	1,817	2,089	2,403
12.00	1,853	2,180	2,507	2,883
14.00	2,162	2,544	2,925	3,364

The following table presents the total value of all stock options available for grant under the equity incentive plan, based on a range of exercise prices from $8.00 per share to $14.00 per share. In preparing this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Ultimately, financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

		Value of
Exercise Price	Option Value Per Share	386,068 Options Granted at Minimum of Range	454,202 Options Granted at Midpoint of Range	522,337 Options Granted at Maximum of Range	600,679 Options Granted at 15% Above Maximum of Range
(In thousands, except per share amounts)
$8.00	$3.43	$1,324	$1,558	$1,792	$2,060
10.00	4.29	1,656	1,949	2,241	2,577
12.00	5.14	1,984	2,335	2,685	3,087
14.00	6.00	2,316	2,725	3,134	3,604

The following table summarizes, at the minimum and maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the equity incentive plan.

	Number of Shares to be Granted or Purchased			Total Estimated Value Of Grants
	At Minimum of Offering Range	At Maximum of Offering Range	As a % of Common Stock to Be Issued in the Offering	At Minimum of Offering Range	At Maximum of Offering Range
				(Dollars in thousands)
Employee stock ownership plan (1)	308,852	417,866	7.73%	$3,089	$4,179
Restricted stock awards (1)	154,426	208,935	3.87	1,544	2,089
Stock options (2)	386,068	522,337	9.66	1,656	2,241
Total	849,346	1,149,138	21.26%	$6,289	$8,509

(1)	Assumes the value of BCSB Bancorp’s common stock is $10.00 per share for purposes of determining the total estimated value of the grants.

(2)	Assumes the value of a stock option is $4.29, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

We may fund our future equity incentive plan through open market purchases, as opposed to new issuances of stock. Should we issue new shares to fund our plans other than our existing management recognition plan, stockholders would experience dilution of 2.40% from restricted stock awards and 5.58% from option awards. Our existing management recognition plan will be funded with shares already purchased in the open market and held in trust. If any options previously granted or that in the future may be granted under BCSB Bankcorp’s 1999 Stock Option Plan are exercised during the first year following completion of the stock offering, they will be funded with newly issued shares as the Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this stock offering except to fund the restricted stock plan or under extraordinary circumstances. We have been advised by the staff of the Office of Thrift Supervision that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance in applying this test. Funding option exercises under our 1999 Stock Option Plan with newly issued shares would cause dilution to stock holders of up to 3.51%. The total maximum dilution that stockholders of BCSB Bancorp could experience if newly issued shares are used to fund our future equity incentive plan, assuming the equity incentive plan is implemented within one year after the conversion, and option exercises under our 1999 stock option plan, assuming all options are granted under that plan, is 9.09%.

The following table presents information regarding our existing employee stock ownership plan, options and restricted stock previously awarded under our 1999 Stock Option Plan, our Management Recognition Plan, our new employee stock ownership plan and our proposed equity incentive plan. The table below assumes that 8,512,416 shares are outstanding after the stock offering, which includes the sale of 5,405,000 shares in the offering at the maximum of the offering range and the issuance of 3,107,416 shares in exchange for shares of BCSB Bankcorp common stock using an exchange ratio of 1.4384. It is also assumed that the value of the stock is $10.00 per share and that the exchange of existing shares is in accordance with the exchange ratio at the maximum of the offering range.

Existing and New Stock Benefit Plans	Participants	Shares (1)		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion
Employee Stock Ownership Plan:	Employees
Shares purchased in 1998 mutual holding company reorganization		263,127	(2)	$2,631,270		3.09%
Shares to be purchased in the offering		417,866		4,178,660		4.91

Total employee stock ownership plan		680,993		6,809,930		8.00
Restricted Stock Awards:	Directors and officers
Management recognition plan:
Previously awarded		110,901	(3)	1,109,006	(4)	1.31
Available for future awards		20,661		206,612.24

Total		131,562		1,315,618		1.55
New shares of restricted stock		208,935		2,089,350	(4)	2.45

Total shares of restricted stock		340,497		3,404,970		4.00
Stock Options:	Directors and officers
1999 stock option plan:
Previously granted		262,508	(5)	772,370	(6)	3.08
Available for future grants		66,397		284,843	(6)	.78

Total		328,905		1,057,213		3.86
New stock options		522,337		2,240,826	(6)	6.14

Total stock options		851,242		3,298,039		10.00

Total stock benefit plans		1,872,732		$13,512,939		22.00%

(1)	Shares purchased or awarded and options granted prior to the conversion have been adjusted for the 1.4384 exchange ratio at the maximum of the offering range.

(2)	Of these shares, 243,392, adjusted for the 1.4384 exchange ratio at the maximum of the offering range, have been allocated to the accounts of participants.

(3)	Consists of previously awarded shares of restricted stock, all of which have vested, and the shares of BCSB Bankcorp common stock subject to these awards have been distributed.

(4)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.

(5)	Consists of options that have been exercised or that remain outstanding. Of this amount, options for 72,639 shares, as adjusted for the 1.4384 exchange ratio at the maximum of the offering range, have been exercised to date, and the remaining options for 189,869 shares, as adjusted for the 1.4384 exchange ratio at the maximum of the offering range, remain outstanding.

(6)

The weighted-average fair value of the 132,000 options, 189,869 shares as adjusted for the 1.4384 exchange ratio at the maximum of the offering range, granted and that remain unexercised and outstanding under the 1999 Stock Option Plan, prior to adjustment for the 1.4384 exchange ratio at the maximum of the offering range, has been estimated using the Black-Scholes option pricing model. Prior to the adjustment for the exchange ratio, there were 37,250 options that remain exercisable granted in July 1999 valued at $4.48 per option, 74,750 options that remain exercisable granted in July 2002 valued at $6.04 per option and 20,000 options that remain exercisable granted in November 2006 valued at $7.70 per option. The assumptions used for the options granted in July 1999, July 2002 and November 2006 were the following: exercise price, $8.00, $11.375 and $14.97, respectively; dividend yield, 6.25%, 4.08% and 0%, respectively; expected life, 10.0 years, 10.0 years and 10.0 years, respectively; expected volatility, 31.55%, 32.63% and 29.95%, respectively; and risk-free interest rate, 5.72%, 4.49% and 4.65%, respectively. The fair value of stock options to be granted under the new equity incentive plan and options that may be granted under the 1999 stock option plan has been estimated at $4.29 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 19.67%; and risk-free interest rate, 4.50%. No value is provided for options that have been exercised to date, as the Black-Scholes option pricing model is not applicable.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of conversion and reorganization and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers. Completion of the conversion is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Maryland tax laws, that no gain or loss will be recognized by Baltimore County Savings Bank, BCSB Bankcorp, BCSB Bancorp, or Baltimore County Savings Bank, M.H.C. as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Baltimore County Savings Bank, BCSB Bankcorp, BCSB Bancorp and Baltimore County Savings Bank, M.H.C. and persons receiving subscription rights.

Muldoon Murphy & Aguggia LLP has issued an opinion to BCSB Bankcorp, Baltimore County Savings Bank, Baltimore County Savings Bank, M.H.C. and BCSB Bancorp that, for federal income tax purposes:

1.	the conversion of Baltimore County Savings Bank, M.H.C. from mutual form to a federal interim stock savings association to be named Baltimore County Interim Federal Savings and Loan Association I will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by Baltimore County Interim Federal Savings and Loan Association I or Baltimore County Savings Bank, M.H.C. by reason of such conversion;

2.	the merger of Baltimore County Interim Federal Savings and Loan Association I into Baltimore County Savings Bank will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by Baltimore County Interim Federal Savings and Loan Association I, Baltimore County Savings Bank, M.H.C. or Baltimore County Savings Bank by reason of such merger;

3.	the conversion of BCSB Bankcorp from mutual form to Baltimore County Interim Federal Savings and Loan Association II will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by Baltimore County Interim Federal Savings and Loan Association II or BCSB Bankcorp by reason of such conversion;

4.	the merger of Baltimore County Interim Federal Savings and Loan Association II into Baltimore County Savings Bank will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by Baltimore County Interim Federal Savings and Loan Association II, BCSB Bankcorp or Baltimore County Savings Bank by reason of such merger;

5.	the merger of Baltimore County Interim Federal Savings and Loan Association III with and into Baltimore County Savings Bank (“bank merger”) will qualify either as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code or as an exchange under Section 351 of the Internal Revenue Code, and no gain or loss will be recognized by Baltimore County Interim Federal Savings and Loan Association III, Baltimore County Savings Bank or BCSB Bancorp by reason of the bank merger;

6.	no gain or loss will be recognized by the current stockholders of BCSB Bankcorp upon the receipt of shares of common stock of BCSB Bancorp pursuant to the conversion except to the extent of any cash received in lieu of a fractional share interest in BCSB Bancorp;

7.	the aggregate tax basis of the shares of the BCSB Bancorp common stock to be received by the current stockholders of BCSB Bankcorp will be the same as the aggregate tax basis of the BCSB Bankcorp common stock surrendered in exchange therefore reduced by any amount allocable to a fractional share interest in BCSB Bankcorp for which cash is received;

8.	the holding period of the shares of BCSB Bancorp common stock to be received by the current stockholders of BCSB Bankcorp will include the holding period of the shares of BCSB Bankcorp common stock, provided that BCSB Bankcorp common stock was held as a capital asset on the date of the bank merger;

9.	a holder of shares of BCSB Bankcorp common stock who receives cash in lieu of a fractional share of BCSB Bancorp common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder’s tax basis of the shares of BCSB Bankcorp allocable to the fractional share; such gain or loss will be capital gain or loss if such shares were held as a capital asset as of the date of the bank merger, and will be long-term capital gain or loss if such holder’s holding period in the shares of BCSB Bankcorp common stock is more than one year on the date of the bank merger;

10.	no gain or loss will be recognized by BCSB Bancorp upon the sale of shares of common stock in the offering;

11.	no gain or loss will be recognized by members of Baltimore County Savings Bank, M.H.C. upon the issuance to them of interests in the liquidation account in Baltimore County Savings Bank pursuant to the merger of Baltimore County Savings Bank, M.H.C. into Baltimore County Savings Bank;

12.	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of BCSB Bancorp to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be recognized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

13.	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the offerings pursuant to the exercise of the subscription rights will be the amount paid therefore, and that the holding period for such shares of common stock will begin on the date of completion of the offering; and

14.	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

The opinions set forth in paragraphs 12 and 13 above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase BCSB Bancorp common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. Counsel believes that it is more likely than not (i.e., that there is more than a 50% likelihood) that the subscription rights have no market value for federal income tax purposes. If the subscription rights are found to have market value greater than zero, income may be recognized by various recipients of the subscription rights (whether or not the rights are exercised) and we may be taxed on the distribution of the subscription rights. Participants are encouraged to consult with their own tax advisor as to the tax consequences in the event that the subscription rights are deemed to have an ascertainable value.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

Baltimore County Savings Bank has also received an opinion from Stegman & Company, Baltimore, Maryland, that, assuming the conversion does not result in any federal income tax liability to Baltimore County Savings Bank, its account holders, Baltimore County Savings Bank, M.H.C., BCSB Bankcorp, or BCSB Bancorp, implementation of the plan of conversion and reorganization will not result in any Maryland income tax liability to those entities or persons.

The opinions of Muldoon Murphy & Aguggia LLP and Stegman & Company, are filed as exhibits to the registration statement that BCSB Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Liquidation Rights

In the unlikely event of a complete liquidation of Baltimore County Savings Bank, M.H.C. before the conversion, each depositor in Baltimore County Savings Bank would receive a pro rata share of any assets of Baltimore County Savings Bank, M.H.C. remaining after payment of claims of all creditors. Each depositor’s pro rata share of the remaining assets would be in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in Baltimore County Savings Bank at the time of liquidation. In the event of a complete liquidation of Baltimore County Savings Bank after the conversion, each depositor would have a claim as a creditor of the same general priority as the claim of all other general creditors of Baltimore County Savings Bank. However, except as described below, his or her claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. He or she would not have an interest in the value of the assets or Baltimore County Savings Bank or BCSB Bancorp above that amount.

The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to 63.5% of BCSB Bankcorp’s total stockholders’ equity as reflected in its latest statement of financial condition contained in the final prospectus utilized in the offerings. As of the date of this prospectus, the initial balance of the liquidation account would be approximately $______ million. Each eligible account holder and supplemental eligible account holder, if he or she were to continue to maintain his or her deposit account at Baltimore County Savings Bank, would be entitled, upon a complete liquidation of Baltimore County Savings Bank after the conversion, to an interest in the liquidation account before any payment to BCSB Bancorp as the sole stockholder of Baltimore County Savings Bank. Each eligible account holder and supplemental eligible account holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in Baltimore County Savings Bank at the close of business on December 31, 2005 or [SUPPLEMENTAL ERD], as the case may be. Each eligible account holder and supplemental eligible account holder will have a pro rata interest in the total liquidation account for each of his or her deposit accounts based on the proportion that the balance of each such deposit account on the December 31, 2005 eligibility record date (or the [SUPPLEMENTAL ERD] supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in Baltimore County Savings Bank on such date.

If, however, on any September 30 annual closing date of Baltimore County Savings Bank, commencing September 30, 2007, the amount in any deposit account is less than the amount in such deposit account on December 31, 2005 or [SUPPLEMENTAL ERD], as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to BCSB Bancorp as the sole stockholder of Baltimore County Savings Bank.

No merger, consolidation, bulk purchase of assets with assumptions of statement accounts and other liabilities or similar transactions with another federally insured institution in which Baltimore County Savings Bank is not the surviving institution will be considered to be a complete liquidation. In any of these transactions, the liquidation account will be assumed by the surviving institution.

Plan of Distribution and Marketing Arrangements

We have engaged Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with the conversion and the offering of our common stock. In all states where we are required to conduct all offers and sales through a registered broker-dealer, all such transactions will be conducted by Sandler O’Neill. In addition, in its role as financial and marketing advisor, Sandler O’Neill will assist us in the offering as follows:

•	consulting as to the securities market implications of any aspect of the plan of conversion and reorganization;

•

reviewing with our Board of Directors the financial impact of the offerings on BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C., based upon the independent appraiser’s appraisal of the common stock;

•	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offerings;

•	as necessary, assisting us in scheduling and preparing for meetings with potential investors and/or broker-dealers in connection with the offerings; and

•	providing such other general advice and assistance as may be requested to promote the successful completion of the reorganization.

For these services, Sandler O’Neill will receive a fee of 1.0% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan and to our officers, employees and directors and their immediate families. We have made an advance payment of $25,000 to Sandler O’Neill for fees and expenses. Any unused portion of this advance will be refunded if the offering is not consummated. If there is a syndicated community offering, Sandler O’Neill will receive a management fee of 1% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees paid to Sandler O’Neill and other NASD member firms in the syndicated community offering will not exceed 6.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We also will reimburse Sandler O’Neill for its legal fees and expenses associated with its marketing effort, up to a maximum of $75,000. If the plan of conversion and reorganization is terminated or if Sandler O’Neill terminates its agreement with us in accordance with the provisions of the agreement, Sandler O’Neill will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O’Neill against liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

We have also engaged Sandler O’Neill to act as our records management agent in connection with the offering. In its role as records management agent, Sandler O’Neill will assist us in the offering as follows: (1) consolidation of accounts and member vote calculation; (2) design and preparation of member proxy, stock order and/or request forms; (3) organization and supervision of the conversion center; (4) member proxy solicitation and special meeting services; and (5) subscription services. For these services, Sandler O’Neill will receive a fee of $30,000 and reimbursement for its reasonable out-of-pocket expenses up to a maximum of $20,000. We have made an advance payment of $10,000 to Sandler O’Neill for these services.

Sandler O’Neill has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold. Sandler O’Neill expresses no opinion as to the prices at which common stock to be issued may trade.

Our directors and executive officers may participate in the offering. However, such participation will be limited to answering questions about BCSB Bancorp. In addition, trained employees may provide ministerial services, such as providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Questions by prospective purchasers regarding the offering process will be directed to registered representatives of Sandler O’Neill. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, so as to permit officers, directors and employees to participate in the sale of the common stock. No officer, director or employee will be compensated for his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the conversion be based upon an estimated pro forma value of BCSB Bancorp and Baltimore County Savings Bank as converted (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an independent appraisal. We have retained Feldman Financial Advisors, Inc., which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. Feldman Financial Advisors, Inc. will receive fees totaling $55,000 for its initial and final appraisal, plus reasonable travel and out-of-pocket expenses, including legal fees, arising out of, related to, or based upon the conversion, and, if necessary, $5,000 for any appraisal updates. Neither we nor our affiliates have paid any other fees to Feldman Financial Advisors, Inc. during the past two years. We have agreed to indemnify Feldman Financial Advisors, Inc. under certain circumstances against losses, claims, damages and liabilities arising out of or in any way relating to the appraisal services provided by Feldman Financial Advisors, Inc., except to the extent arising out of or attributable to the bad faith or willful misconduct of Feldman Financial Advisors, Inc. or its directors, officers, agents or employees. Other than the evaluation and appraisal for this conversion, Baltimore County Savings Bank has not had any other material relationship with Feldman Financial Advisors, Inc. within the previous two years.

Feldman Financial Advisors, Inc. prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, Feldman Financial Advisors, Inc. undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, Feldman Financial Advisors, Inc. reviewed Baltimore County Savings Bank, M.H.C.’s conversion application as filed with the Office of Thrift Supervision and BCSB Bancorp’s registration statement as filed with the Securities and Exchange Commission. Furthermore, Feldman Financial Advisors, Inc. had discussions with our management regarding the offering, financial condition and results from operations. Feldman Financial Advisors, Inc. did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on Feldman Financial Advisors, Inc. in connection with its appraisal.

In connection with its appraisal, Feldman Financial Advisors, Inc. reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded institutions that Feldman Financial Advisors, Inc. deemed comparable to us;

•	the specific terms of the offering of BCSB Bancorp’s common stock;

•	the pro forma impact of the additional capital raised in the conversion;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

Consistent with Office of Thrift Supervision appraisal guidelines, Feldman Financial Advisors, Inc.’s analysis utilized four selected valuation procedures, the price/book method, the price/tangible book method, the price/core earnings method and the price/assets method, all of which are described in its report. Feldman Financial Advisors, Inc.’s appraisal report is filed as an exhibit to the registration statement that BCSB Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” Feldman Financial Advisors, Inc. placed the greatest emphasis on the price/book and price/tangible book methods in estimating pro forma market value, as BCSB is currently in a negative earnings position. Feldman Financial Advisors, Inc. compared the pro forma price/book and price/tangible book ratios for BCSB Bancorp to the same ratios for a peer group of comparable companies. The peer group consisted of 10 fully converted, publicly traded thrift holding companies in the Eastern United States with total assets of between $500 million and $1.0 billion, five of which were based in the Mid-Atlantic region of the United States. The peer group included companies with the following median characteristics:

•	assets size of $749.6 million;

•	non-performing assets of 0.30% of total assets;

•	loans of 80.2% of total assets;

•	tangible equity of 6.84% of total tangible assets; and

•	net income of 0.41% of average assets

Feldman Financial Advisors, Inc. did not consider the historical price/tangible book ratios indicated by BCSB Bankcorp’s stock trading history in determining its valuation because the price/tangible book ratio of BCSB Bankcorp in the mutual holding company structure is not comparable to the price/tangible book ratios of fully converted companies. Although the shares held by Baltimore County Savings Bank, M.H.C. are outstanding for purposes of calculating tangible book value per share, there has been no capital raised from the issuance of shares to Baltimore County Savings Bank, M.H.C. As a result, BCSB Bankcorp has a lower tangible book value per share and a higher price/tangible book value per share in the mutual holding company structure compared to what it would have as a fully converted company. In addition, BCSB Bankcorp’s earnings in the mutual holding company structure are lower than what they would be as a fully converted company because BCSB Bankcorp did not generate any investable proceeds from the issuance of shares to Baltimore County Savings Bank, M.H.C. Because historical price/tangible book ratios and price/core earnings multiples for BCSB Bankcorp are not comparable to similar measurements for fully converted companies, they have not been included in the presentation above nor utilized by Feldman Financial Advisors, Inc.

On the basis of the analysis in its report, Feldman Financial Advisors, Inc. has advised us that, in its opinion, as of June 1, 2007, the estimated pro forma market value of BCSB Bancorp and Baltimore County Savings Bank, as converted, was within the valuation range of $62.9 million and $85.1 million with a midpoint of $74.0 million. The public stockholders of BCSB Bankcorp common stock will own approximately the same percentage of new common stock in BCSB Bancorp after the conversion as they held in BCSB Bankcorp immediately before the conversion, before giving effect to (1) the receipt of cash in lieu of fractional shares, (2) their purchase of additional shares in the offering, and (3) an adjustment to reflect the existing capital of Baltimore County Savings Bank, M.H.C. As a result, we established the offering range of $39,950,000 to $54,050,000, with a midpoint of $47,000,000, to give effect to Baltimore County Savings Bank, M.H.C.’s 63.5% interest in BCSB Bankcorp. Our Board of Directors reviewed Feldman Financial Advisors, Inc.’s appraisal report, including the methodology and the assumptions used by Feldman Financial Advisors, Inc., and determined that the offering range was reasonable and adequate. Assuming that the shares are sold at $10.00 per share in the offering, the estimated number of shares issued in the offering would be between 3,995,000 and 5,405,000, with a midpoint of 4,700,000. The purchase price of $10.00 was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the conversion.

The following table presents a summary of selected pricing ratios for the peer group companies and the pricing ratios for us as presented in “Pro Forma Data” beginning on page ________.

	Pro Forma Price to Earnings Multiple	Pro Forma Price to Book Value Ratio	Pro Forma Price to Tangible Book Value Ratio
BCSB Bankcorp(1):
Minimum	N.M.	93.46	97.09
Midpoint	N.M.	101.11	104.71
Maximum	N.M.	107.53	110.99
Maximum, as adjusted	N.M.	113.90	117.23
Valuation of peer group companies as of June 1, 2007(2):
Average	28.3	116.40	126.58
Median	23.2	114.27	125.77

__________

(1)	Based on BCSB Bankcorp’s financial data as of and for the 12 months ended March 31, 2007.

(2)	Reflects earnings for the most recent 12-month period for which data was publicly available.

BCSB Bankcorp reported negative core earnings for the most recent twelve month period ended March 31, 2007. Thus, comparisons to peer group ratios related to core earnings are not meaningful. Compared to the median pricing ratios of the peer group, at the maximum of the offering range our stock would be priced at a discount of 5.9% to the peer group on a price-to-book basis and a discount of 11.8% to the peer group on a price-to-tangible-book basis. This means that, at the maximum of the offering range, a share of our common stock would be less expensive than the peer group based on a book value per share basis.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible to determine the exact number of shares that will be issued by BCSB Bancorp at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, Feldman Financial Advisors, Inc., after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or change in market conditions, Feldman Financial Advisors, Inc. determines that our pro forma market value has increased, we may sell up to 6,215,750 shares without any further notice to you.

No shares will be sold unless Feldman Financial Advisors, Inc. confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the offering may be canceled, a new offering range and price per share set and new subscription, community and syndicated community offerings held. Under those circumstances, all funds will be promptly returned and all subscribers would be given the opportunity to place a new order. If the offering is terminated, all subscriptions will be cancelled and subscription funds will be returned promptly, in full and with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If

Feldman Financial Advisors, Inc. establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, Feldman Financial Advisors, Inc. relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. Feldman Financial Advisors, Inc. also considered financial and other information from regulatory agencies, other financial institutions and other public sources, as appropriate. While Feldman Financial Advisors, Inc. believes this information to be reliable, Feldman Financial Advisors, Inc. does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the plan of conversion and reorganization or of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the conversion will be able to sell shares after the conversion at prices at or above the purchase price.

Copies of the appraisal report of Feldman Financial Advisors, Inc., including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Baltimore County Savings Bank and the other locations specified under “Where You Can Find More Information.”

Exchange of Certificates

After completion of the conversion, each holder of a certificate(s) evidencing shares of BCSB Bankcorp common stock (other than Baltimore County Savings Bank, M.H.C.), upon surrender of the certificate to our transfer agent, which is anticipated to serve as the exchange agent for the conversion, will receive a certificate(s) representing the number of full shares of BCSB Bancorp common stock into which the holder’s shares have been converted based on the exchange ratio. Promptly following the consummation of the conversion, the exchange agent will mail to each such holder of record of an outstanding certificate evidencing shares of BCSB Bankcorp common stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the exchange agent) advising such holder of the terms of the exchange and of the procedure for surrendering to the exchange agent such certificate in exchange for a certificate(s) evidencing BCSB Bancorp common stock. BCSB Bankcorp stockholders should not forward their certificates to Baltimore County Savings Bank or the exchange agent until they have received the transmittal letter. If you hold shares of BCSB Bankcorp common stock in street name, your account should automatically be credited with shares of BCSB Bancorp common stock following consummation of the conversion. No transmittal forms will be mailed relating to shares held in street name.

You may sell your shares of BCSB Bankcorp common stock at any time prior to completion of the conversion. However, if you do not hold shares of BCSB Bankcorp common stock on the date we complete the conversion, you will not participate in the exchange of shares of BCSB Bancorp common stock for shares of BCSB Bankcorp common stock. If, after the date of this proxy statement/prospectus, you purchase shares of BCSB Bankcorp common stock and continue to hold the shares when we complete the conversion, your shares will be exchanged for shares of BCSB Bancorp common stock in the manner described in the preceding paragraph. Shares of BCSB Bankcorp common stock purchased after [Record Date] will not be entitled to vote on the plan of conversion or the other proposals described in this proxy statement/prospectus.

The exchange will occur as soon as practicable following completion of the conversion, and we will complete the conversion as soon as practicable following the termination of the offering. Office of Thrift Supervision regulations require that we complete the conversion within 45 days after the close of the subscription offering. The subscription offering is expected to terminate at __:______.m., Eastern time, on [EXPIRATION DATE]. We may extend this termination date without notice to you until [EXTENSION DATE], unless the Office of Thrift Supervision approves a later date, which will not be beyond [EXPIRATION DATE]. We cannot complete the conversion unless the plan of conversion is approved by the stockholders of BCSB Bankcorp and the members of Baltimore County Savings Bank, M.H.C. Special meetings of the stockholders of BCSB Bankcorp and the members of Baltimore County Savings Bank, M.H.C. will be held on ____________, 2007.

We will not issue any fractional shares of BCSB Bancorp common stock. For each fractional share that would otherwise be issued as a result of the exchange of BCSB Bancorp common stock for BCSB Bankcorp common stock, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the former BCSB Bankcorp shareholder would otherwise be entitled by $10.00. Payment for fractional shares will be made as soon as practicable after receipt by the exchange agent of surrendered BCSB Bankcorp stock certificates. If you hold shares of BCSB Bankcorp common stock in street name, your account should automatically be credited with cash in lieu of fractional shares.

No holder of a certificate representing shares of BCSB Bankcorp common stock will be entitled to receive any dividends on BCSB Bancorp common stock until the certificate representing such holder’s shares of BCSB Bankcorp common stock is surrendered in exchange for certificates representing shares of BCSB Bancorp common stock. If we declare dividends after the conversion but before surrender of certificates representing shares of BCSB Bankcorp common stock, dividends payable on shares of BCSB Bancorp common stock not then issued will accrue without interest. Any such dividends will be paid without interest upon surrender of the certificates representing shares of BCSB Bankcorp common stock. We will be entitled, after the completion of the conversion, to treat certificates representing shares of BCSB Bankcorp common stock as evidencing ownership of the number of full shares of BCSB Bancorp common stock into which the shares of BCSB Bankcorp common stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

We will not be obligated to deliver a certificate(s) representing shares of BCSB Bancorp common stock to which a holder of BCSB Bankcorp common stock would otherwise be entitled as a result of the conversion until such holder surrenders the certificate(s) representing the shares of BCSB Bankcorp common stock for exchange as provided above, or provides an appropriate affidavit of loss and indemnity agreement and/or a bond. If any certificate evidencing shares of BCSB Bancorp common stock is to be issued in a name other than that in which the certificate evidencing BCSB Bankcorp common stock surrendered in exchange therefore is registered, it shall be a condition of the issuance that the certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange pay to the exchange agent any transfer or other tax required by reason of the issuance of a certificate for shares of common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, we may not, for a period of one year from the date of the completion of the conversion, repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the conversion. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Baltimore County Savings Bank’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Conversion Applicable to Officers and Directors

Common stock purchased in the conversion or issued in the share exchange will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased in the offering by our directors and executive officers and their associates may not be sold for a period of one year following the conversion, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the conversion will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with Baltimore County Savings Bank as account holders. While this aspect of the conversion makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers and their associates for a period of one year following the conversion.

Purchases of outstanding shares of BCSB Bancorp common stock by directors, officers, or any person who becomes an executive officer or director of Baltimore County Savings Bank after adoption of the plan of conversion and reorganization, and their associates, during the three-year period following the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of BCSB Bancorp’s outstanding common stock or to the purchase of stock under stock benefit plans.

BCSB Bancorp has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of the common stock to be issued in the conversion. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of BCSB Bancorp may be resold without registration. Shares purchased by an affiliate of BCSB Bancorp will have resale restrictions under Rule 144 of the Securities Act. If BCSB Bancorp meets the current public information requirements of Rule 144, each affiliate of BCSB Bancorp who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of BCSB Bancorp or the average weekly volume of trading in the shares during the preceding four calendar weeks. Provision may be made in the future by BCSB Bancorp to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of conversion and reorganization will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of conversion and reorganization provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion and reorganization as a result of comments from regulatory authorities or otherwise, without the further approval of Baltimore County Savings Bank, M.H.C.’s members or BCSB Bankcorp stockholders.

Completion of the conversion requires the sale of all shares of the common stock within 90 days following approval of the plan of conversion and reorganization by the Office of Thrift Supervision, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of conversion and reorganization will be terminated and Baltimore County Savings Bank will continue its business in the mutual holding company form of organization. We may terminate the plan of conversion and reorganization at any time.

COMPARISON OF STOCKHOLDERS’ RIGHTS

As a result of the conversion, current holders of BCSB Bankcorp common stock will become stockholders of BCSB Bancorp. There are certain differences in stockholder rights arising from distinctions between the federal stock charter and bylaws of BCSB Bankcorp and the articles of incorporation and bylaws of BCSB Bancorp and from distinctions between laws with respect to federally chartered savings and loan holding companies and Maryland law.

In some instances, the rights of stockholders of BCSB Bancorp will be less than the rights stockholders of BCSB Bankcorp currently have. The decrease in stockholder rights under the Maryland articles of incorporation and bylaws are not mandated by Maryland law but have been chosen by management as being in the best interests of

BCSB Bancorp. In some instances, the differences in stockholder rights may increase management rights. In other instances, these provisions in BCSB Bancorp’s articles of incorporation and bylaws described below may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult. We believe that the provisions described below are prudent and will enhance our ability to remain an independent financial institution and reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors. These provisions also will assist us in the orderly deployment of the conversion proceeds into productive assets and allow us to implement our business plan during the initial period after the conversion. We believe these provisions are in the best interests of BCSB Bancorp and its stockholders.

The following discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the articles of incorporation and bylaws of BCSB Bancorp and Maryland law.

Authorized Capital Stock. The authorized capital stock of BCSB Bancorp consists of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. The current authorized capital stock of BCSB Bankcorp consists of 13,500,000 shares of common stock, par value $0.01 per share, and 1,500,000 shares of preferred stock, par value $0.01 per share.

BCSB Bankcorp’s charter and BCSB Bancorp’ articles of incorporation both authorize the Board of Directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates and liquidation preferences. Although neither Board of Directors has any intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt.

Issuance of Capital Stock. Currently, pursuant to applicable laws and regulations, Baltimore County Savings Bank, M.H.C. is required to own not less than a majority of the outstanding common stock of BCSB Bankcorp. There will be no such restriction applicable to BCSB Bancorp following consummation of the conversion, as Baltimore County Savings Bank, M.H.C. will cease to exist.

BCSB Bancorp’s articles of incorporation does not contain restrictions on the issuance of shares of capital stock to the directors, officers or controlling persons of BCSB Bancorp, whereas the current federal stock charter of BCSB Bankcorp restricts such issuance to general public offerings, or if qualifying shares, to directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. Thus, BCSB Bancorp could adopt stock-related compensation plans such as stock option plans without stockholder approval and shares of the capital stock of BCSB Bancorp could be issued directly to directors or officers without stockholder approval. The rules of the NASD, however, generally require corporations with securities that are quoted on the Nasdaq Stock Market, like BCSB Bancorp will be, to obtain stockholder approval of most compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, stockholder approval of stock-related compensation plans may be sought in certain instances to qualify such plans for favorable treatment under current federal income tax laws and regulations. We plan to submit the stock compensation plans discussed in this prospectus to stockholders for their approval.

Neither the federal stock charter and bylaws of BCSB Bankcorp nor the articles of incorporation and bylaws of BCSB Bancorp provide for preemptive rights to stockholders in connection with the issuance of capital stock.

Voting Rights. Neither the federal stock charter of BCSB Bankcorp or the articles of incorporation of BCSB Bancorp permits cumulative voting in the election of directors. Cumulative voting entitles you to as many votes as equal to the number of shares you hold, multiplied by the number of directors to be elected. Cumulative voting allows you to cast all your votes for a single nominee or apportion your votes among any two or more nominees. For example, when three directors are to be elected, cumulative voting allows a holder of 100 shares to cast 300 votes for a single nominee, apportion 100 votes for each nominee, or apportion 300 votes in any other manner.

Payment of Dividends. The ability of Baltimore County Savings Bank to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by tax considerations related to savings associations. Baltimore County Savings Bank will continue to be subject to these restrictions after the conversion, and such restrictions will indirectly affect BCSB Bancorp because dividends from Baltimore County Savings Bank will be a primary source of funds for the payment of dividends to the stockholders of BCSB Bancorp.

Maryland law generally provides that, unless otherwise restricted in a corporation’s charter, a corporation’s board of directors may authorize and a corporation may pay dividends to stockholders. However, a distribution may not be made if, after giving effect thereto:

•	the corporation would not be able to pay its debts as they become due in the usual course of business; or

•

the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise provided in its charter) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

Board of Directors. The federal stock charter and bylaws of BCSB Bankcorp and the articles of incorporation and bylaws of BCSB Bancorp each require the Board of Directors to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Under both the bylaws of BCSB Bankcorp and the bylaws of BCSB Bancorp, any vacancy occurring in the Board of Directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present, and any director so chosen shall hold office only until the next annual meeting of stockholders at which directors are elected.

The bylaws of BCSB Bancorp provide that to be eligible to serve on the Board of Directors a person must:

•	be no older than 72 years of age, except for those directors serving on the board of the Bank continuously since the Bank’s organization in 1955;

•	reside in either the Baltimore, Maryland Metropolitan Statistical Area or Cecil County, Maryland; and

•

not have been: (1) has been convicted or charged with the commission of a crime involving dishonesty or breach of trust that is punishable by a year or more in prison; (2) within the past ten years, subject to a supervisory action by a financial regulatory agency that resulted in a cease and desist order or an agreement or other written statement subject to public disclosure under 12 U.S.C. § 1818(u), or any successor provision;

•

not currently be a director or officer of another co-operative bank, credit union, savings bank, savings and loan association, trust company, bank holding company or banking association (whether chartered by state, the federal government or any other jurisdiction), other than Maryland Financial Bank, that engages in business activities in the same market area as BCSB Bancorp or any of its subsidiaries;

•

not be a nominee or representative of a company, as that term is defined in Section 10 of the Home Owners’ Loan Act or any successor provision, of which any director, partner, trustee or stockholder controlling more than 10% of any class of voting stock would not be eligible for election or appointment to the Board of Directors under BCSB Bancorp’s bylaws; and

•

not be the nominee or representative of a person or group, or of a group acting in concert (as defined in 12 C.F.R. Section 574.4(d)), that includes a person who is ineligible for election to the Board of Directors under BCSB Bancorp’s bylaws.

These provisions may prevent stockholders from nominating themselves or persons of their choosing for election to the Board of Directors. The bylaws of BCSB Bankcorp do not contain similar qualification requirements, except that the bylaws do contain the age requirement.

Under the bylaws of BCSB Bankcorp, any director may be removed only for cause by vote of the holders of a majority of the outstanding voting shares at a meeting of stockholders called for such purpose. The articles of incorporation of BCSB Bancorp provides that any director may be removed by stockholders only for cause upon the affirmative vote of the holders of not less than 80% of the shares entitled to vote in the election of directors. The higher vote threshold will make it more difficult for stockholders to remove directors and replace them with their own nominees.

Limitations on Liability. The articles of incorporation of BCSB Bancorp provides that, to the fullest extent permitted under Maryland law, directors and officers of BCSB Bancorp will not be personally liable to BCSB Bancorp or its stockholders for monetary damages. This provision would absolve directors and officers of personal liability for monetary damages for negligence in the performance of their duties, including gross negligence, and it would not affect the availability of injunctive or other equitable relief as a remedy.

Currently, federal law does not permit federally chartered savings and loan holding companies like BCSB Bankcorp to limit the personal liability of directors in the manner provided by Maryland law and the laws of many other states.

Indemnification of Directors, Officers, Employees and Agents. Federal regulations provide that BCSB Bankcorp must indemnify its directors, officers and employees for any costs incurred in connection with any action involving any such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of BCSB Bankcorp or its stockholders. BCSB Bankcorp also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, BCSB Bankcorp is required to notify the Office of Thrift Supervision of its intention and such payment cannot be made if the Office of Thrift Supervision objects thereto.

The articles of incorporation of BCSB Bancorp provides that it will indemnify its directors and officers, whether serving it or at its request any other entity, to the fullest extent required or permitted under Maryland law. Such indemnification includes the advancement of expenses. The articles of incorporation of BCSB Bancorp also provide that it will indemnify it employees and agents to such extent as shall be authorized by the board of directors of the bylaws and be permitted by law.

Special Meetings of Stockholders. The bylaws of BCSB Bankcorp provide that special meetings of the stockholders of BCSB Bankcorp may be called by the Chairman, President, a majority of the Board of Directors or the holders of not less than ten percent of the outstanding capital stock of BCSB Bankcorp entitled to vote at the meeting. The bylaws of BCSB Bancorp provide that special meetings of stockholders may be called by the Chairman, the President or by two-thirds of the total number of directors which BCSB Bancorp would have if there were no vacancies on the Board of Directors. In addition, the Secretary of BCSB Bancorp shall call a special meeting upon the written request of not less than a majority of all shares outstanding and entitled to vote at the meeting.

Stockholder Nominations and Proposals. The bylaws of BCSB Bankcorp provide BCSB an advance notice procedure for stockholders to nominate directors or bring other business before an annual or special meeting of stockholders of BCSB Bankcorp. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the BCSB Bankcorp Board of Directors or by a stockholder who has given appropriate notice to BCSB Bankcorp before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given BCSB Bankcorp appropriate notice of its intention to bring that business before the meeting. BCSB Bankcorp’s secretary must receive notice of the nomination or proposal not less than 30 days before the annual meeting; provided, however, that if less than 40 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide certain information to BCSB Bankcorp concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide BCSB Bankcorp with certain information concerning the nominee and the proposing stockholder.

BCSB Bancorp’s bylaws establish a similar advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders of BCSB Bancorp. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the BCSB Bancorp Board of Directors or by a stockholder who has given appropriate notice to BCSB Bancorp before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given BCSB Bancorp appropriate notice of its intention to bring that business before the meeting. BCSB Bancorp’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide certain information to BCSB Bancorp concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide BCSB Bancorp with certain information concerning the nominee and the proposing stockholder.

Advance notice of nominations or proposed business by stockholders gives BCSB Bancorp’s Board of Directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about those matters.

Stockholder Action Without a Meeting. The bylaws of BCSB Bancorp do not provide for action to be taken by stockholders without a meeting. Under Maryland law, action may be taken by stockholders without a meeting if all stockholders entitled to vote on the action consent to taking such action without a meeting.

Stockholder’s Right to Examine Books and Records. A federal regulation, which is currently applicable to BCSB Bankcorp provides that stockholders, holding of record at least $100,000 of stock or at least 1% of the total outstanding voting shares, may inspect and make extracts from specified books and records of a federally chartered savings and loan associations after proper written notice for a proper purpose. Maryland law provides that a stockholder holding less than five percent of the outstanding capital stock may inspect specified books and records. Additionally, stockholders who have for at least six months beneficially owned more than five percent of the outstanding capital stock may, upon written request, inspect and copy the corporation’s books of account and stock ledger.

Limitations on Voting Rights. The articles of incorporation of BCSB Bancorp provide that in no event shall any person, who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of stockholders entitled or permitted to vote on any matter (the “10% limit”), be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. This 10% limit restriction can be if, before the beneficial owner of such shares acquired beneficial ownership of the shares in excess of the 10% limit, the beneficial owner’s ownership of shares in excess of the 10% limit was approved by a majority of unaffiliated directors. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options and (2) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, and that are not otherwise beneficially, or deemed by BCSB Bancorp to be beneficially, owned by such person and his or her affiliates).

The foregoing restriction does not apply to:

•	any director or officer acting solely in their capacities as directors and officers; or

•	any employee benefit plans of BCSB Bancorp or any subsidiary or a trustee of a plan.

The charter of BCSB Bankcorp provides that, for a period of five years from the effective date of Baltimore County Savings Bank’s mutual holding company reorganization, no person, other than Baltimore County Savings Bank, M.H.C., shall directly or indirectly offer to acquire or acquire more than 10% of the then-outstanding shares of common stock. The foregoing restriction does not apply to:

•	the purchase of shares by underwriters in connection with a public offering; or

•	the purchase of shares by any employee benefit plans of BCSB Bankcorp or any subsidiary.

Mergers, Consolidations and Sales of Assets. Federal regulations currently require the approval of two-thirds of the Board of Directors of BCSB Bankcorp and the holders of two-thirds of the outstanding stock of BCSB Bankcorp entitled to vote thereon for mergers, consolidations and sales of all or substantially all of its assets. Such regulation permits BCSB Bankcorp to merge with another corporation without obtaining the approval of its stockholders if:

•	it does not involve an interim savings institution;

•	the charter of BCSB Bankcorp is not changed;

•

each share of BCSB Bankcorp stock outstanding immediately before the effective date of the transaction is to be an identical outstanding share or a treasury share of BCSB Bankcorp after such effective date; and

•

either: (a) no shares of voting stock of BCSB Bankcorp and no securities convertible into such stock are to be issued or delivered under the plan of combination or (b) the authorized unissued shares or the treasury shares of voting stock of BCSB Bankcorp to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of BCSB Bankcorp outstanding immediately before the effective date of the transaction.

BCSB Bancorp’s articles of incorporation require the approval of the affirmative vote of a majority of the votes entitled to be cast by all stockholders entitled to vote thereon. However, Maryland law provides that:

•

a merger of a 90% of more owned subsidiary with and into its parent may be approved without stockholder approval; provided, however that (1) the charter of the successor is not amended in the merger other than to change its name, the name or other designation or the par value of any class or series of its stock or the aggregate par value of its stock and (2) the contractual rights of any stock of the successor issued in the merger in exchange for stock of the other corporation participating in the merger are identical to the contract rights of the stock for which the stock of the successor was exchanged;

•	a share exchange need not be approved by the stockholders of the successor;

•	a transfer of assets need not be approved by the stockholders of the transferee; and

•

a merger need not be approved by the stockholders of a Maryland successor corporation provided that the merger does not reclassify or change the terms of any class or series of its stock that is outstanding immediately before the merger becomes effective or otherwise amend its charter and the number of shares of stock of such class or series outstanding immediately after the effective time of the merger does not increase by more than 20% of the number of shares of the class or series of stock that is outstanding immediately before the merger becomes effective.

Business Combinations with Interested Stockholders. The articles of incorporation of BCSB Bancorp require the approval of the holders of at least 80% of BCSB Bancorp’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested stockholder.” This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of disinterested directors or where various fair price and procedural conditions have been met.

Under BCSB Bancorp’s articles of incorporation, the term “interested stockholder” means any person who or which is:

•	the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then outstanding voting stock of BCSB Bancorp;

•

an affiliate of BCSB Bancorp and at any time in the two-year period before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the BCSB Bancorp; or

•

an assignee of or has otherwise succeeded to any shares of voting stock that were at any time within the two-year period immediately before the date in question beneficially owned by any interested stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

A “business combination” includes, but is not limited to:

•

any merger or consolidation of BCSB Bancorp or of its subsidiaries with (a) any interested stockholder; or (b) any other corporation, which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

•

any sale, lease, exchange , mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested stockholder, or any affiliate of any interested stockholder, of any assets of BCSB Bancorp or any of its subsidiaries having an aggregate fair market value equaling or exceeding 25% or more of the combined assets of the BCSB Bancorp and its subsidiaries;

•

the issuance or transfer by BCSB Bancorp or any of its subsidiaries (in one transaction or a series of transactions) of any securities of BCSB Bancorp or any of its subsidiaries to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the outstanding common stock of BCSB Bancorp, except for any issuance or transfer pursuant to an employee benefit plan of BCSB Bancorp or any of its subsidiaries;

•	the adoption of any plan for the liquidation or dissolution of BCSB Bancorp proposed by or on behalf of any interested stockholder or any affiliate or associate of such interested stockholder; or

•

any reclassification of securities (including any reverse stock split), or recapitalization of BCSB Bancorp, or any merger or consolidation of BCSB Bancorp with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of BCSB Bancorp or any of its subsidiaries, which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

Neither the charter or bylaws of BCSB Bankcorp nor the federal laws and regulations applicable to BCSB Bankcorp contain a provision that restricts business combinations between BCSB Bankcorp and any interested stockholder in the manner set forth above.

Dissenters’ Rights of Appraisal. A federal regulation that is applicable to BCSB Bankcorp generally provides that a stockholder of a federally chartered savings and loan association that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. This regulation also provides, however, that the stockholders of a federally chartered savings and loan association that is listed on a national securities exchange or quoted on the Nasdaq Stock Market are not entitled to dissenters’ rights in connection with a merger if the stockholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq Stock Market or any combination of such shares of stock and cash.

After the conversion, the rights of appraisal of the dissenting stockholders of BCSB Bancorp will be governed by Maryland law. Pursuant to the Maryland law, a stockholder of a Maryland corporation generally has the right to dissent from any merger involving the corporation, share exchange, sale of all or substantially all of the corporation’s assets or an amendment of the charter that materially adversely affects stockholder rights, and to obtain fair value for his or her shares, subject to specified procedural requirements. However, no such appraisal rights are generally available for shares which are listed on a national securities exchange.

Evaluation of Offers. The articles of incorporation of BCSB Bancorp provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of BCSB Bancorp (including a tender or exchange offer, merger or consolidation or sale of all or substantially all of the assets of BCSB Bancorp) may, in connection with the exercise of its judgment in determining what is in the best interest of BCSB Bancorp and its stockholders, give consideration to the following factors:

•	the economic effect, both immediate and long-term, upon BCSB Bancorp’s stockholders, including stockholders, if any, not to participate in the transaction;

•

the social and economic effect on the employees, depositors and customers of, and others dealing with, BCSB Bancorp and its subsidiaries and on the communities in which BCSB Bancorp and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical and current operating results or financial condition of BCSB Bancorp;

•	whether a more favorable price could be obtained for BCSB Bancorp’s stock or other securities in the future;

•	the reputation and business practices of the offeror and its management and affiliates as they would affect the employees;

•	the future value of the stock or any other securities of BCSB Bancorp; and

•	any antitrust or other legal and regulatory issues that are raised by the proposal.

By having these standards in the articles of incorporation of BCSB Bancorp, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of BCSB Bancorp, even if the price offered is significantly greater than the then market price of any equity security of BCSB Bancorp.

Amendment of Governing Instruments. No amendment of the charter of BCSB Bankcorp may be made unless it is first proposed by the Board of Directors, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of BCSB Bancorp generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C of Article Fifth (Limitation of Voting

Common Stock), Sections A and C of Article Seventh (Removal of Directors), Sections F, J and L of Article Eighth (Amendment of Governing Instruments) and Article Ninth (Approval of Business Combinations), must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, except that the Board of Directors may amend the articles of incorporation without any action by the stockholders to increase or decrease the aggregate number of shares of capital stock.

The bylaws of BCSB Bankcorp may be amended in a manner consistent with regulations of the Office of Thrift Supervision and shall be effective after (1) approval of the amendment by a majority vote of the authorized Board of Directors, or by a majority of the votes cast by the stockholders of BCSB Bankcorp at any legal meeting and (2) receipt of applicable regulatory approval. The bylaws of BCSB Bancorp may be amended by the affirmative vote of two-thirds of the Board of Directors.

Anti-Takeover Effects of BCSB Bancorp’s Articles of Incorporation and Bylaws and Management Remuneration Adopted in the Conversion

The provisions described above are intended to reduce BCSB Bancorp’s vulnerability to takeover attempts and other transactions that have not been negotiated with and approved by our Board of Directors. Provisions of the equity incentive plan will provide for accelerated benefits to participants if a change in control of BCSB Bancorp or Baltimore County Savings Bank occurs or a tender or exchange offer for our stock is made. We also maintain three change in control agreements with executive officers, which will provide such eligible officers and employees with additional payments and benefits on the individual’s termination in connection with a change in control of BCSB Bancorp or Baltimore County Savings Bank. The foregoing provisions and limitations may make it more difficult for companies or persons to acquire control of BCSB Bancorp. Additionally, the provisions could deter offers to acquire the outstanding shares of BCSB Bancorp that might be viewed by stockholders to be in their best interests.

Our Board of Directors believes that the provisions of the articles of incorporation and bylaws are in the best interest of BCSB Bancorp and its stockholders. An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. In the Board of Directors’ judgment, the Board of Directors is in the best position to determine the value of BCSB Bancorp and to negotiate more effectively for what may be in the best interest of all stockholders. Accordingly, the Board of Directors believes it is in the best interest of BCSB Bancorp and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the fair value of BCSB Bancorp. Despite the belief of our Board of Directors as to the benefit to stockholders of these provisions of BCSB Bancorp’s articles of incorporation and bylaws, these provisions may have the effect of discouraging a takeover attempt that would not be approved by our Board of Directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction might not have the opportunity to do so. Furthermore, these provisions may perpetuate incumbent management, even though some stockholders may deem existing management not to be acting in their best interests.

RESTRICTIONS ON ACQUISITION OF BCSB BANCORP

AND BALTIMORE COUNTY SAVINGS BANK

Maryland Corporate Law

Maryland law contains certain provisions, described below, which may be applicable to BCSB Bancorp upon consummation of the conversion.

Business Combinations with Interested Stockholders. The articles of incorporation require the approval of the holders of at least 80% of BCSB Bancorp’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested stockholder.” This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of BCSB Bancorp’s Board of Directors who are unaffiliated with the interested stockholder and who were directors before the time when the interested stockholder became an interested stockholder or if the proposed transaction meets certain conditions that are designed to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient.

The term “interested stockholder” includes any individual, group acting in concert, corporation, partnership, association or other entity (other than BCSB Bancorp or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of BCSB Bancorp.

A “business combination” includes:

•

any merger or consolidation of BCSB Bancorp or of its subsidiaries with (a) any interested stockholder; or (b) any other corporation, which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

•

any sale, lease, exchange , mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested stockholder, or any affiliate of any interested stockholder, of any assets of BCSB Bancorp or any of its subsidiaries having an aggregate fair market value equaling or exceeding 25% or more of the combined assets of the BCSB Bancorp and its subsidiaries;

•

the issuance or transfer by BCSB Bancorp or any of its subsidiaries (in one transaction or a series of transactions) of any securities of BCSB Bancorp or any of its subsidiaries to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the outstanding common stock of BCSB Bancorp, except for any issuance or transfer pursuant to an employee benefit plan of BCSB Bancorp or any of its subsidiaries;

•	the adoption of any plan for the liquidation or dissolution of BCSB Bancorp proposed by or on behalf of any interested stockholder or any affiliate or associate of such interested stockholder; or

•

any reclassification of securities (including any reverse stock split), or recapitalization of BCSB Bancorp, or any merger or consolidation of BCSB Bancorp with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of BCSB Bancorp or any of its subsidiaries, which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

Control Share Acquisitions. The Maryland general corporation law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by the corporation’s officers or directors who are employees of the corporation. Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	20% or more but less than 33 1/3%;

•	33 1/3% or more but less than a majority; or

•	a majority of all voting power.

Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

A person who has made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special stockholders’ meeting to consider the voting rights of the shares. The meeting must be held within 50 days of the demand. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved. This redemption of shares must be for fair value, determined without regard to the absence of voting rights as of the date of the last control share acquisition or of any stockholders’ meeting at which the voting rights of the shares are considered and not approved. If voting rights for “control shares” are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition. The limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a “control share acquisition.”

The control share acquisition statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisition previously approved or exempted by a provision in the articles of incorporation or bylaws of the corporation.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Regulations issued by the Office of Thrift Supervision provide that for a period of three years following the date of the completion of the conversion, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of BCSB Bancorp without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of any class of any equity security of BCSB Bancorp without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Change in Bank Control Act. The acquisition of 10% or more of the common stock outstanding may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association, including a converted savings and loan association such as Baltimore County Savings Bank, to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least 25% of any class of BCSB Bancorp’s voting stock or the power to direct the management or policies of BCSB Bancorp. However, under Office of Thrift Supervision regulations, “control” is presumed to exist where the acquiring party has voting control of at least 10% of any class of BCSB Bancorp’s voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

DESCRIPTION OF BCSB BANCORP CAPITAL STOCK

The common stock of BCSB Bancorp will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

BCSB Bancorp is authorized to issue 50,000,000 shares of common stock having a par value of $0.01 per share and 5,000,000 shares of preferred stock having a par value of $0.01 per share. Prior to the completion of the conversion, no shares of BCSB Bancorp’s common stock will be outstanding. Each share of BCSB Bancorp’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. BCSB Bancorp will not issue any shares of preferred stock in the conversion.

Common Stock

Dividends. BCSB Bancorp can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if BCSB Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of BCSB Bancorp will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of BCSB Bancorp out of funds legally available for dividends. If BCSB Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends. See “Our Dividend Policy” and “Regulation and Supervision.”

Voting Rights. After the conversion, the holders of common stock of BCSB Bancorp will possess exclusive voting rights in BCSB Bancorp. They will elect BCSB Bancorp’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Except as discussed in “Comparison of Stockholders’ Rights,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If BCSB Bancorp issues preferred stock, holders of BCSB Bancorp preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Baltimore County Savings Bank, BCSB Bancorp, as the sole holder of Baltimore County Savings Bank’s capital stock, would be entitled to receive all of Baltimore County Savings Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Baltimore County Savings Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of BCSB Bancorp, the holders of its common stock would be entitled to receive all of the assets of BCSB Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If BCSB Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of BCSB Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

BCSB Bancorp will not issue any preferred stock in the conversion and it has no current plans to issue any preferred stock after the conversion. Preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Board of Directors of BCSB Bankcorp does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters that fall within the purposes set forth in the Notice of Special Meeting, including the adjournment of the special meeting to a later date in order to permit further solicitation of proxies. In the event that there are not sufficient votes to constitute a quorum or to approve the Plan of Conversion at the time of the special meeting, the proposal under consideration may not be approved unless such shareholder meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. If it is necessary to adjourn the special meeting, no notice of the adjourned shareholder meeting is required to be given to BCSB Bankcorp’s shareholders, other than an announcement at the shareholder meeting of the hour, date and place to which the shareholder meeting is adjourned, unless the meeting is adjourned for 30 days or more. No proxy that is voted against the Plan of Conversion will be voted in favor of any adjournment or postponement of the special meeting.

MISCELLANEOUS

We will pay the cost of this proxy solicitation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of BCSB Bankcorp common stock. In addition to soliciting proxies by mail, our directors, officers and regular employees may solicit proxies personally or by telephone without receiving additional compensation.

Whether or not you plan to attend the special meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock will be American Stock and Transfer Company, Brooklyn, New York.

REGISTRATION REQUIREMENTS

BCSB Bancorp has registered its common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister its common stock for a period of at least three years following the conversion. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

LEGAL AND TAX OPINIONS

The legality of the common stock has been passed upon for us by Muldoon Murphy & Aguggia LLP, Washington, DC. The federal tax consequences of the conversion have been opined upon by Muldoon Murphy & Aguggia LLP and the state tax consequences of the conversion have been opined upon by Stegman & Company, Baltimore, Maryland. Muldoon Murphy & Aguggia LLP and Stegman & Company have consented to the references to their opinions in this proxy statement/prospectus. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

EXPERTS

The consolidated financial statements of BCSB Bankcorp as of September 30, 2006 and 2005 and for each of the two years in the period ended September 30, 2006 appearing in this proxy statement/prospectus and registration statement have been audited by Stegman & Company, Baltimore, Maryland, Independent Registered Public Accounting Firm, as set forth in its report appearing elsewhere herein and in the registration statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of BCSB Bankcorp for the year ended September 30, 2004 appearing in this proxy statement/prospectus and registration statement have been audited by Beard Miller Company LLP, Baltimore, Maryland, as set forth in its report appearing elsewhere herein and in the registration statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Feldman Financial Advisors, Inc. has consented to the summary in this proxy statement/prospectus of its report to BCSB Bankcorp setting forth its opinion as to the estimated pro forma market value of BCSB Bancorp and Baltimore County Savings Bank, as converted, and to the use of its name and statements with respect to it appearing in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the offering, including the shares to be issued in exchange for shares of BCSB Bankcorp common stock. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, NE, Washington, DC. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at “http://www.sec.gov.”

We have filed applications for approval of the conversion and the offering with the Office of Thrift Supervision, which includes proxy materials for BCSB Bankcorp’s special meeting of stockholders, proxy materials for Baltimore County Savings Bank, M.H.C.’s special meeting of members and certain other information. This prospectus omits certain information contained in the applications. The applications may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, DC 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Southeast Regional Office of the Office of Thrift Supervision, 1473 Peachtree Street, NE, Atlanta, Georgia 30309.

A copy of the plan of conversion and reorganization and BCSB Bancorp’s articles of incorporation and bylaws are available without charge from Baltimore County Savings Bank.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth our anticipated expenses of the offering:

SEC filing fee (1)	$3,198
OTS filing fee	12,000
NASD filing fee (1)	10,915
Stock Market substitution listing fee	7,500
EDGAR, printing, postage and mailing	220,000
Legal fees and expenses	440,000
Accounting fees and expenses	37,000
Appraiser’s fees and expenses	62,500
Securities marketing firm expenses (including legal fees)(1)(2)	75,000
Conversion agent fees and expenses	50,000
Business Plan fees and expenses	27,000
Transfer agent and registrar fees and expenses	15,000
Certificate printing	10,000
Miscellaneous	29,887

TOTAL	$1,000,000

(1)	Estimated expenses based on the registration of 10,414,126 shares at $10.00 per share.

(2)	In addition, Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.0% of the aggregate purchase price of shares sold in the subscription and community offering, excluding shares purchased by the employee stock ownership plan and by directors, officers and employees of BCSB Bankcorp, Inc. and members of their immediate families. In addition, Sandler O’Neill & Partners and other selected dealers will receive aggregate fees currently estimated to be 6.5% of the aggregate price of shares sold in the syndicated community offering, if any.

Item 14.	Indemnification of Directors and Officers.

Directors, officers and employees of BCSB Bancorp, Inc. (the “Company” or the “Registrant”) may be entitled to benefit from the indemnification provisions contained in the Maryland General Corporation Law (the “MGCL”) and the Registrant's Articles of Incorporation. The general effect of these provisions is summarized below.

Article EIGHTH, Section K of the Registrant’s Articles of Incorporation provide:

To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages. No amendment of the Articles of Incorporation of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

In addition, Article TENTH of the Registrant’s Articles of Incorporation provide:

The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advances of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

In accordance with Section 2-418 of the MGCL, directors, officers and employees of the Company generally shall be indemnified in the defense of a proceeding if they are successful, on the merits or otherwise, and in other circumstances unless (i) the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit, in money, property or services; or, (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Additionally, a director may not be indemnified with respect to any proceeding by or in the right of the Company in which the director shall have been adjudged to be liable to the Company. Directors and officers may be provided for judgments, penalties, fines, settlements and reasonable expenses, including attorney's fees, actually incurred in connection with any threatened, pending, or completed action, suit, or proceeding. This applies to any civil, criminal, investigative or administrative action provided that the director or officer involved acted in good faith, in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, in accordance with Office of Thrift Supervision (“OTS”) regulations, directors, officers and employees of Baltimore County Saving Bank (the “Bank”) generally shall be indemnified for: (i) any amount for which that person becomes liable under a judgment in any action brought or threatened because that person is or was a director, officer or employee of the Bank and (ii) reasonable costs and expenses, including attorneys’ fees, paid or incurred in defending or settling such action or in enforcing his or her rights to indemnification. Such indemnification shall be made where final judgment on the merits is in the person’s favor, or, in case of settlement, final judgment against the director, officer or employee or final judgment in his or her favor other than on the merits, if a majority of the disinterested directors of the Bank determines that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the Bank. Such indemnification may not be made if objected to by the OTS.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits filed as a part of this Registration Statement are as follows:

(a)	List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter by and among Baltimore County Savings Bank, M.H.C., BCSB Bankcorp, Inc., Baltimore County Savings Bank and Sandler O’Neill & Partners, L.P.*

1.2	Form of Agency Agreement*

2.0	Amended and Restated Plan of Conversion and Reorganization

3.1	Articles of Incorporation of BCSB Bancorp, Inc. (included in Exhibit 2.0)

3.2	Bylaws of BCSB Bancorp, Inc. (included in Exhibit 2.0)

4.0	Specimen Stock Certificate of BCSB Bancorp, Inc.*

5.0	Form of Opinion of Muldoon Murphy & Aguggia LLP re: Legality*

8.1	Form of Opinion of Muldoon Murphy & Aguggia LLP re: Federal Tax Matters*

8.2	Form of Opinion of Stegman & Company re: State Tax Matters*

10.1	Baltimore County Savings Bank, F.S.B. Employee Stock Ownership Plan, as amended*

10.2	Form of Baltimore County Savings Bank, F.S.B. Employee Stock Ownership Trust, as amended

10.3	Form of ESOP Loan Commitment Letter and ESOP Loan Documents*

10.4	Employment Agreement by and between Baltimore County Savings Bank, F.S.B. and Joseph J. Bouffard (1)

10.5	Form of Amended and Restated Employment Agreement by and Between Baltimore County Savings Bank, F.S.B. and Joseph J. Bouffard*

10.6	Change in Control Severance Agreement by and between Baltimore County Savings Bank, F.S.B. and Bonnie M. Klein*

10.7	Change in Control Severance Agreement by and between Baltimore County Savings Bank, F.S.B. and William M. Loughran*

10.8	Change in Control Severance Agreement by and Baltimore County Savings Bank, F.S.B. and David M. Meadows*

10.9	Form of Amended and Restated Change in Control Agreements for William M. Loughran, Bonnie M. Klein, David M. Meadows and other officers*

10.10	Baltimore County Savings Bank, F.S.B. Deferred Compensation Plan, as amended(2)

10.11	Baltimore County Savings Bank, F.S.B. Cash Deferred Compensation Plan(2)

10.12	BCSB Bankcorp, Inc. Management Recognition Plan and Trust (3)

10.13	Baltimore County Savings Bank, F.S.B. Form of Management Incentive Compensation Plan (4)

10.14	BCSB Bankcorp, Inc. 1999 Stock Option Plan (3)

23.1	Consent of Muldoon Murphy & Aguggia LLP (contained in Exhibits 5.0 and 8.1 hereto)

23.2	Consent of Stegman & Company

23.3	Consent of Beard Miller Company, LLP

23.4	Consent of Feldman Financial Advisors, Inc.

24.0	Powers of Attorney*

99.1	Appraisal Report of Feldman Financial Advisors, Inc. (P)

99.2	Draft of Marketing Materials*

99.3	Draft of Subscription Order Form and Instructions*

99.4	Form of Proxy for BCSB Bankcorp, Inc.’s Meeting of Stockholders

*	Previously filed.

(1)	Incorporated herein by reference from the exhibits to the Annual Report on Form 10-K for BCSB Bankcorp, Inc. for the year ended September 30, 2006 (File No. 0-24589).

(2)	Incorporated herein by reference from the exhibits to the Annual Report on Form 10-KSB for BCSB Bankcorp, Inc. for the year ended September 30, 2002 (File No. 0-24589).

(3)	Incorporated herein by reference from the exhibits to the Annual Report on Form 10-KSB for BCSB Bankcorp, Inc. for the year ended September 30, 1999. (File No. 0-24589).

(4)	Incorporated herein by reference to the BCSB Bankcorp, Inc.’s Registration Statement on Form SB-2 (File No. 333-44831).

(P)	The supporting exhibits and financial schedules are filed in paper format pursuant to Rule 202 and Rule 311 of Regulation S-T.

(b)	Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on June 13, 2007.

BCSB BANCORP, INC.

By:	/s/ Joseph J. Bouffard
Joseph J. Bouffard
President, Chief Executive Officer and Director
(duly authorized representative)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/ Joseph J. Bouffard Joseph J. Bouffard	President, Chief Executive Officer and Director (principal executive officer)	June 13, 2007

/s/ Bonnie M. Klein Bonnie M. Klein	Senior Vice President and Chief Financial Officer (principal accounting and financial officer)	June 13, 2007

* H. Adrian Cox	Director

* William M. Loughran	Director

** Earnest A. Moretti	Director

* P. Louis Rohe	Director

* John J. Panzer, Jr.	Director

* Henry V. Kahl	Director

* Michael J. Klein	Director

* William J. Kappauf, Jr.	Director

*	Pursuant to the Power of Attorney filed as Exhibit 24.1 to the Registration Statement on Form S-1 for BCSB Bancorp, Inc. on March 26, 2007.

**	Pursuant to the Power of Attorney filed as Exhibit 24.1 to the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 for BCSB Bancorp, Inc. on May 11, 2007.

/s/ Joseph J. Bouffard Joseph J. Bouffard	President, Chief Executive Officer and Director	June 13, 2007